As filed with the Securities and Exchange Commission on May 1, 2023
Registration
No. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM
F-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

NaaS Technology Inc.
(Exact name of Registrant as specified in its charter)

Not Applicable
(Translation of Registrant’s name into English)

Cayman Islands	5990	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
Newlink Center, Area G, Building 7, Huitong Times Square,
No.1 Yaojiayuan South Road, Chaoyang District,
Beijing, 100024, The People’s Republic of China
+86 (10) 8551-1066
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Cogency Global Inc.
122 East 42nd Street, 18th Floor
New York, NY 10168
(800)
221-0102
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Shu Du, Esq. Skadden, Arps, Slate, Meagher & Flom LLP c/o 42/F, Edinburgh Tower, The Landmark 15 Queen’s Road Central Hong Kong +852 3740-4700	Ching-Yang Lin, Esq. Sullivan & Cromwell (Hong Kong) LLP 20/F, Alexandra House 18 Chater Road, Central Hong Kong +852-2826-8688

Approximate date of commencement of proposed sale to the public: as soon as practicable after the effective date of this registration statement.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.
Emerging growth company  ☐
If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐
The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

†	The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS (Subject to Completion)

Dated                    , 2023

NaaS Technology Inc.

American Depositary Shares

Representing                    Class A Ordinary Shares

We are offering              American depositary shares of NaaS Technology Inc. (“ADSs”). Each ADS represents ten of our Class A ordinary shares, par value $0.01 per share.

Our ADSs are listed on the Nasdaq Capital Market, under the symbol “NAAS.” On April 28, 2023, the closing trading price for our ADSs, as reported on Nasdaq Capital Market, was US$8.83 per ADS.

Our issued and outstanding share capital consists of Class A ordinary shares, Class B ordinary shares and Class C ordinary shares. In respect of matters requiring the votes of our shareholders, holders of Class A ordinary shares, Class B ordinary shares and Class C ordinary shares vote together as one class; holders of Class A ordinary shares are entitled to one vote per share, holders of Class B ordinary shares are entitled to ten votes per share, and holders of Class C ordinary shares are entitled to two votes per share. Each Class B ordinary share and each Class C ordinary share is convertible into one Class A ordinary shares at any time by the holder thereof, while Class A ordinary shares are not convertible into Class B ordinary share or Class C ordinary shares under any circumstances. As of the date of this prospectus, Newlinks Technology Limited (“NewLink”) beneficially owns 248,888,073 Class B ordinary shares and 1,398,659,699 Class C ordinary shares, which account for an aggregate of 90.6% of the voting power represented by all our issued and outstanding shares. Our currently effective memorandum and articles of association prohibits any Class B ordinary shares held by NewLink from being disposed of or otherwise transferred to any person other than Mr. Zhen Dai and persons affiliated with him. Our currently effective memorandum and articles of association also requires any Class B ordinary shares or Class C ordinary shares to be automatically converted into Class A ordinary shares upon a transfer of such Class B ordinary shares or Class C ordinary shares to any person other than Mr. Zhen Dai and persons affiliated with him. See “Description of Share Capital.”

NaaS Technology Inc. is not an operating company but a Cayman Islands holding company. Our operations are primarily conducted through our PRC subsidiaries. Investors in our ADSs thus are purchasing equity interest in a Cayman Islands holding company and not in an operating entity. Historically, NaaS’ EV charging service business in China was a part of NewLink’s businesses and was primarily conducted through NewLink’s consolidated entities, including Kuaidian Power (Beijing) New Energy Technology Co., Ltd. (“Kuaidian Power Beijing”) and its subsidiaries. In 2022, NaaS completed a series of transactions to restructure its organization and its EV charging service business (the “Restructuring”). As part of the Restructuring, Dada Auto Inc. (“Dada Auto”), through a subsidiary, Zhejiang Anji Intelligent Electronics Holding Co., Ltd. (“Anji Zhidian”), entered into contractual arrangements (the “VIE Agreements”) with Kuaidian Power Beijing and its shareholders, as a result of which (i) Kuaidian Power Beijing initially became a VIE of Dada Auto, and (ii) Dada Auto became entitled to receive substantially all of the economic benefits generated by Kuaidian Power Beijing as primary beneficiary and was responsible for any and all economic losses Kuaidian Power Beijing incurred. During the process of the Restructuring, the VIE Agreements were terminated in April 2022, and Kuaidian Power Beijing ceased being a VIE of Dada Auto. Following the completion of the Restructuring, we do not have any VIE, and we conduct our operations in China through our subsidiaries. VIE structures involve unique risks to investors. For more details, see “Risk Factors—Risks Related to Doing Business in China—Our holding company structure involves unique risks to investors. If in the future we were to amend our operating structure to use any VIE again for our operations in China or if PRC regulatory authorities were to disallow our holding company structure, additional risks and uncertainties will be involved.” As used in this prospectus, “NaaS” means (i) prior to the completion of the Restructuring, subsidiaries and VIEs of NewLink that provided EV charging services in China, and (ii) upon and after the completion of the Restructuring, Dada Auto, its subsidiaries, and for the period during which Dada Auto maintained VIE arrangements with Kuaidian Power Beijing, the VIE Kuaidian Power (Beijing) New Energy Technology Co., Ltd.

On February 8, 2022, RISE Education Cayman Ltd (“RISE”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Dada Merger Sub Limited, an exempted company incorporated with limited liability under the laws of the Cayman Islands and a wholly-owned subsidiary of RISE (“Merger Sub”), Dada Merger Sub II Limited, an exempted company incorporated with limited liability under the laws of the Cayman Islands and a wholly-owned subsidiary of RISE (“Merger Sub II”) and Dada Auto, pursuant to the terms of which (i) Merger Sub merged with and into Dada Auto (the “Merger”), with Dada Auto being the surviving entity (the “Surviving Entity”) following the Merger, the separate corporate existence of Merger Sub ceasing, and Dada Auto continuing as a direct, wholly-owned subsidiary of RISE, and (ii) immediately after the Effective Time (as defined in the Merger Agreement), the Surviving Entity merged with and into Merger Sub II (the “Second Merger”, and together with the Merger, the “Mergers”), with Merger Sub II being the surviving entity (the “Surviving Company”) following the Second Merger, the separate corporate existence of the Surviving Entity ceasing, and the Surviving Company continuing as a direct, wholly-owned subsidiary of RISE. The Mergers were consummated on June 10, 2022 (the “Closing”), upon which we changed our name from “RISE Education Cayman Ltd” to “NaaS Technology Inc.” and our ticker from “REDU” to “NAAS” and assumed and began conducting the principal businesses of NaaS. The number of Class A ordinary shares represented by each ADS was also changed from two Class A ordinary shares per ADS to ten Class A ordinary shares per ADS. “We,” “us,” “our,” “our company,” or the “Company” means, upon and after consummation of the Mergers, NaaS Technology Inc. and its subsidiaries and, prior to the consummation of the Mergers, RISE Education Cayman Ltd and its consolidated subsidiaries. The historical results of operations and financial information presented in this prospectus for periods prior to June 10, 2022 are those of NaaS unless otherwise stated, and our consolidated financial statements from June 10, 2022 are a continuation of the financial statements of NaaS and include the results of operations of RISE and its consolidated subsidiaries.

We face various risks and uncertainties relating to doing business in China. Our business operations are primarily conducted in China, and we are subject to complex and evolving PRC laws and regulations. For example, we face risks associated with regulatory requirements on overseas offerings, anti-monopoly regulatory actions, and oversight on cybersecurity and data privacy, which may impact our ability to conduct certain businesses, accept foreign investments, or list and conduct offerings on a stock exchange in the United States or other foreign jurisdiction, and we are required to make a filing with the China Securities Regulatory Commission (the “CSRC”) for this offering. These risks could materially and adversely impact our operations and the value of our ADSs, significantly limit or completely hinder our ability to continue to offer securities to investors, or cause the value of such securities to significantly decline or become worthless.

Pursuant to the Holding Foreign Companies Accountable Act (“the HFCAA”), if the U.S. Securities and Exchange Commission (the “SEC”) determines that we have filed audit reports issued by a registered public accounting firm that has not been subject to inspections by the Public Company Accounting Oversight Board (the “PCAOB”) for two consecutive years, the SEC will prohibit our shares or ADSs from being traded on a national securities exchange or in the over-the-counter trading market in the United States. On December 16, 2021, the PCAOB issued a report to notify the SEC of its determination that the PCAOB was unable to inspect or investigate completely registered public accounting firms headquartered in mainland China and Hong Kong, including the auditors that issued the audit reports included in our annual report on Form 20-F for the fiscal years ended December 31, 2020, 2021 and 2022. In June 2022, the SEC conclusively listed RISE as a Commission-Identified Issuer under the HFCAA following the filing of our annual report on Form 20-F for the fiscal year ended December 31, 2021. On December 15, 2022, the PCAOB issued a report that vacated its December 16, 2021 determination and removed mainland China and Hong Kong from the list of jurisdictions where it is unable to inspect or investigate completely registered public accounting firms. For this reason, we do not expect to be identified as a Commission-Identified Issuer under the HFCAA after we file our annual report on Form 20-F for the fiscal year ended December 31, 2022. Each year, the PCAOB will determine whether it can inspect and investigate completely audit firms in mainland China and Hong Kong, among other jurisdictions. If the PCAOB determines in the future that it no longer has full access to inspect and investigate completely accounting firms in mainland China and Hong Kong and we continue to use an accounting firm headquartered in one of these jurisdictions to issue an audit report on our financial statements filed with the SEC, we would be identified as a Commission-Identified Issuer following the filing of the annual report on Form 20-F for the relevant fiscal year. There can be no assurance that we would not be identified as a Commission-Identified Issuer for any future fiscal year, and if we were so identified for two consecutive years, we would become subject to the prohibition on trading under the HFCAA. For more details, see “Risk Factors—Risks Related to Doing Business in China—The PRC government has significant oversight over business operations conducted in China, and may intervene or influence our operations at any time, which could result in a material adverse change in our operations and the value of our ADSs,” Risk Factors—Risks Related to Doing Business in China—Uncertainties with respect to the PRC legal system could adversely affect us,” “Risk Factors—Risks Related to Doing Business in China—The PCAOB had historically been unable to inspect the auditors that issued the audit reports included in our annual report on Form 20-F for the fiscal years ended December 31, 2021 and 2022 in relation to their audit work performed for such reports, and the inability of the PCAOB to conduct inspections of these auditors in the past has deprived our investors with the benefits of such inspections,” and “Risk Factors—Risks Related to Doing Business in China—Our ADSs may be prohibited from trading in the United States under the HFCAA in the future if the PCAOB is unable to inspect or investigate completely auditors located in China. The delisting of the ADSs, or the threat of their being delisted, may materially and adversely affect the value of your investment.”

NaaS Technology Inc.’s ability to pay dividends to the shareholders and to service any debt it may incur may depend upon dividends paid by our PRC subsidiaries. If any of our subsidiaries incurs debt on its own behalf in the future, the instruments governing such debt may restrict its ability to pay dividends to NaaS Technology Inc. Under PRC laws and regulations, our PRC subsidiaries are subject to certain restrictions with respect to payment of dividends or other transfers of any of their net assets to us. Our PRC subsidiaries are permitted to pay dividends only out of their retained earnings, if any, as determined in accordance with PRC accounting standards and regulations. PRC laws also require a foreign-invested enterprise to set aside at least 10% of its after-tax profits as the statutory common reserve fund until the cumulative amount of the statutory common reserve fund reaches 50% or more of such enterprise’s registered capital, if any, to fund its statutory common reserves, which are not available for distribution as cash dividends. Remittance of dividends by a wholly foreign-owned enterprise out of mainland China is also subject to examination by the banks designated by the PRC State Administration of Foreign Exchange (“SAFE”). These restrictions are benchmarked against the paid-up capital and the statutory reserve funds of our PRC subsidiaries. To the extent cash in our business is in China or in an entity in mainland China, the funds may not be available to fund operations or for other use outside of mainland China due to interventions in or the imposition of restrictions and limitations by the PRC government on our ability to transfer cash. As a result, our ability to grow, make investments or acquisitions that could be beneficial to our business, pay dividends, or otherwise fund and conduct our business may be materially and adversely affected. For a detailed description of how cash is transferred through our organization, see “Prospectus Summary—Cash and Asset Flows through Our Organization.”

See “Risk Factors” beginning on page 19 for factors you should consider before buying the ADSs.

PRICE US$             PER ADS

Neither the United States Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

	Per ADS	Total
Public offering price	US$	US$
Underwriting discount and commissions(1)	US$	US$
Proceeds, before expenses, to us	US$	US$

(1)	See “Underwriting” for additional information regarding compensation payable by us to the underwriters.

The underwriters have a 30-day option to purchase up to an additional                  ADSs from us at the public offering price less the underwriting discount.

The underwriters expect to deliver the ADSs to purchasers against payment on                     , 2023.

Credit Suisse	CICC

Prospectus dated                     , 2023.

We have not authorized anyone to provide any information other than that contained in this prospectus or in any free writing prospectus prepared by or on behalf of us or to which we may have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We and the underwriters have not authorized any other person to provide you with different or additional information. We are offering to sell, and seeking offers to buy the ADSs, only in jurisdictions where offers and sales are lawful. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of the ADSs.

This prospectus does not constitute an offer, or an invitation on our behalf or by the underwriters to subscribe for and purchase, any of the Class A ordinary shares and may not be used for or in connection with an offer or solicitation by anyone, in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation. Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to the offering of the ADSs and the distribution of the prospectus outside the United States.

i

PROSPECTUS SUMMARY

The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements appearing elsewhere in this prospectus. In addition to this summary, we urge you to read the entire prospectus carefully, especially the risks of investing in the ADSs discussed under “Risk Factors,” before deciding whether to invest in the ADSs. This prospectus contains information from an industry report dated April 26, 2023 commissioned by us and prepared by China Insights Industry Consultancy Limited (“CIC”), an independent research firm, regarding Naas Technology Inc.’s industry and market position in China. We refer to this report as the “CIC Report.”

Overview

We are the largest third-party charging network in China, and we have established and maintained the largest EV charging network in China in terms of the charging volume (as transacted through our charging network for third-party charging stations) according to CIC. Our vision is to power the world with carbon neutral energy. We believe we are capable of maintaining our leadership position in the booming China market, and we believe we are well positioned to capitalize on our first mover advantages and success in China to become a global leader in EV charging services.

We have adopted an asset-light business model that allows for accelerated expansion and growth. We offer one-stop EV charging solutions to charging stations and support them through every stage of the station lifecycle. Our solutions also benefit other stakeholders along the EV charging industry value chain such as charger manufacturers, EV OEMs, and end-users in the following ways:

•

Online EV Charging Solutions. We provide an integrated set of online solutions to charging stations that mainly includes mobility connectivity services. We offer effective mobility connectivity services through Kuaidian, our partnered platform that is operated by a third-party service provider, to boost the visibility of charging stations and chargers and to connect end-users with suitable chargers. We also provide other online solutions, including SaaS products that digitalize and upgrade key aspects of the operations and the management of charging stations.

•

Offline EV Charging Solutions. We offer a wide range of offline solutions to charging stations, ranging from site selection, hardware procurement, EPC (engineering, procurement, and construction), station maintenance, energy storage, to customer support and more.

•

Innovative and Other Solutions. We deliver electricity procurement services and plan to launch virtual power plant platform in mid-2023 to facilitate the construction of a modern energy system. We have also released a prototype of our autonomous charging robot for future unmanned driving scenarios and to realize an autonomous charging network.

As of December 31, 2020, 2021 and 2022 and as of March 31, 2023, our network had connected 17,000, 30,000, 50,000 and 55,000 charging stations and 131,000, 278,000, 515,000 and 575,000 chargers, respectively, notching up 48.9% and 40.3% of the market total as of March 31, 2023. We had penetrated more than 350 cities in China as of March 31, 2023. The total charging volume transacted through our network, including through Kuaidian, our partnered platform, full station operation and SaaS products, was 2,754 GWh in 2022 and 1,023 GWh in the first quarter of 2023, constituting 20.1% and 20.6% of all charging volume completed through public chargers in China during the same period, respectively, according to CIC. The total charging volume transacted through our network increased 116% from 1,276 GWh in 2021 to 2,754 GWh in 2022 and increased 112% from 482 GWh in the first quarter of 2022 to 1,023 GWh in the first quarter of 2023, respectively. The total number of orders increased 114% from 57.1 million in 2021 to 122.2 million in 2022 and increased 110% from 21.2 million in the first quarter of 2022 to 44.4 million in the first quarter of 2023, respectively. We have established and we are maintaining the largest charging network in China in terms of the charging volume (as transacted through our charging network for third-party charging stations).

We are committed to product and service innovations and have continued to expand our offerings throughout our history. Our mobility connectivity services were launched in 2019. In 2020, we introduced full station operation services, hardware procurement services, and electricity procurement services. SaaS products and services targeting EVs and station operation and maintenance were added to our portfolio of solutions in 2021. At present, we are implementing various disruptive initiatives, including autonomous charging robots and virtual power plant platform.

We are committed to decarbonization and the building of a green and sustainable future. We believe in clean energy and we are facilitating the adoption of EVs through the deployment and operation of EV charging infrastructure, allowing for the reduction of greenhouse gas emissions caused by traditional vehicles. As certified by SGS, an independent Swiss testing agency, we helped reduce carbon emissions by approximately 1,847,700 tons in 2022, representing a 106% increase from 2021. A total of 393 GWh renewable power was procured through our electricity procurement services, representing 89.5% of the total energy procured through us in 2022. By 2030, we target to reduce the annual road traffic emission which is expected to reach 919 million by 1.26%.

We will continue our efforts to reduce the carbon footprint of transportation by offering compelling EV charging solutions.

We have achieved remarkable growth since our inception. Our net revenues increased from RMB6.2 million in 2020 to RMB33.5 million in 2021 and further to RMB92.8 million (US$13.5 million) in 2022, representing a 442.9% increase from 2020 to 2021 and a 177.0% increase from 2021 to 2022.

Our Competitive Strengths

The following strengths have enabled us to become who we are today and will support our continued success:

•

Largest EV charging network and service provider with first-mover advantage. We are the largest third-party charging network in China and we have established and maintained the largest EV charging network in China in terms of the public charging volume (as transacted through our EV charging network for third-party charging stations) according to CIC. We facilitated 20.1% of the total public charging volume in China in 2022 and the public chargers connected to our network represented 40.2% of the market total as of the end of 2022 in China. We are also an early mover and the first listed EV charging service company in China. We have developed innovative technologies and advanced digitalized systems. We have also established an offline service network covering across China – composed of a team of personnel with outstanding execution capability – which provide operational support to charging stations on a daily basis to ensure that we remain at the forefront of this revolutionary industry and deliver the most effective and comprehensive set of solutions. As such, we hold significant competitive advantages over other players and new market entrants. Our scale, technologies, talent, resources and partnerships are our strongest moat and we are confident that we will be able to solidify our leadership in China and become a global leader in EV charging services.

•

Unique position to capture significant market opportunities. China is the largest EV and public charging market in the world and also one of the fastest growing, according to CIC. The EV public charging volume in China is expected to see the fastest growth, increasing from 13,687.7 GWh in 2022 to 337,823.3 GWh in 2030, representing a CAGR of 49.3% and the total addressable market of EV charging solutions as measured by sales is expected to increase from RMB44.6 billion in 2022 to RMB1,784.8 billion in 2030, representing a CAGR of 58.6%. As the industry leader and backed by one of the most comprehensive suites of EV charging solutions, leading technologies and digitalized systems, and unparalleled execution and operation capabilities, we believe we are well positioned to capture market opportunities associated with the anticipated expansion of the China EV charging market and ride the trend towards greater electrification.

•

One-stop solutions servicing the full life cycle of charging stations. As one of the few one-stop service providers in China, we provide integrated solutions to address a full spectrum of charging station requirements. At the initial building stage, we provide site selection, charging hardware procurement, software, and EPC services. At the operating stage, we provide mobility connectivity, operating, maintenance, non-charging and other services. At the upgrade and additional services stage, we offer energy storage upgrade and PV equipment upgrade and we are planning to launch virtual power plant platform to help improve energy efficiency. Our offline service network supports and guarantees the successful delivery of our one-stop solutions. We empower charging stations to increase traffic, optimize operation, explore new business opportunities and ultimately enhance their overall efficiency and profitability. The breadth of our one-stop solutions opens up multiple touchpoints for us to engage charging stations in respect of our other products and services. Our success is borne out by the recurring revenue we have been able to generate from sticky customers across multiple revenue streams. As more stations gravitate to our ecosystem, we also attract more end-users which then translates into greater potential for us to create more value for charging stations, thereby boosting our customer stickiness and creating a positive network effect.

•

Innovation driven by our proprietary technologies and industry insights. We have successfully developed innovative and market proven solutions based on our leading proprietary technologies and advanced digitalized systems. As one of the largest EV charging service providers in China, we have also gained deep insights from servicing the largest network of more than 55,000 charging stations as of March 31, 2023 and accumulated unparalleled firsthand knowledge of our industry which helps us enhance our technologies and digitalized systems and strengthen our digital analytics capabilities. Our solutions continue to evolve as we stand by the side of charging stations to help them respond to shifting market demands. As a testament to our unyielding commitment to innovation and the success we have achieved in this regard: our mobility connectivity services launched in 2019 facilitated 20.1% of the total public charging volume in China in 2022; we released a autonomous charging robot prototype in 2023 empowered by deep learning, 5G, Vehicle-to-everything (“V2X”), simultaneous localization and mapping (“SLAM”) and equipped with an independently developed mechanical arm capable of executing an unmanned operation throughout the entire process; and we are rolling out competitive energy storage solutions and virtual power plant platform. Our digitalized systems cover charging stations’ operational management, maintenance as well as analytics. We will continue to innovate and build on our industry insights to create unique value propositions for industry participants.

•

Visionary management team with proven execution capabilities. We have a visionary management team with a proven track record of entrepreneurial success. Our management combines deep knowledge across multiple sectors which are relevant to our industry, including mobility, technology, and energy. Mr. Zhen Dai, Founder and Chairman of our board of directors, has been an instrumental part of our corporate journey and contributed his unmatched industry experience to our growth. We were able to achieve our success with Ms. Yang Wang, Co-founder and Chief Executive Officer, at the helm, playing a key role in formulating and executing our strategies and fostering a culture of entrepreneurship. Mr. Alex Wu, our Co-founder, President and Chief Financial Officer, has extensive experience in corporate finance, technology and management matters and is an indispensable part of our achievement. Our management team, with their outstanding execution capabilities, has enabled us to maintain our leadership in the market and capture new and attractive growth opportunities.

•

The synergy within the NewLink ecosystem. We have and will continue to benefit immensely from our relationship with NewLink, our controlling shareholder and China’s largest digital mobility energy service provider according to CIC which provides a variety of energy technology solutions to corporate clients to help them systematically monitor, manage and optimize their energy consumption, while maintaining a high level of self-sufficiency. We expect to capture the massive number of users on the NewLink’s ecosystem who are adopting EV and we gain touchpoints for the more than 8,000 corporate clients of NewLink who are transforming their commercial fleet to electrification. In addition, a meaningful portion of the 25,500 traditional gas stations connected to the NewLink network are actively seeking opportunities to venture into the EV charging industry. All of them are our potential clients. The synergy within the NewLink ecosystem serves to enhance customer loyalty for all members therein.

Our Strategies

We pursue the following strategies for a better future:

•	Expand and refine our solutions.

•	Broaden our client base.

•	Continue to innovate.

•	Expand our global footprint.

Our Holding Company Structure

NaaS Technology Inc. is not an operating company but a Cayman Islands holding company. Our operations are primarily conducted through our PRC subsidiaries. Investors in our ADSs thus are purchasing equity interest in a Cayman Islands holding company and not in an operating entity. As a holding company, NaaS Technology Inc. may rely on dividends from its subsidiaries for cash requirements, including any payment of dividends to our shareholders. The ability of our subsidiaries to pay dividends to NaaS Technology Inc. may be restricted by laws and regulations applicable to them or the debt they incur on their own behalf or the instruments governing their debt. In addition, PRC regulatory authorities could disallow our holding company structure, which would likely result in a material change in our operations and could cause the value of our securities to significantly decline or become worthless. For more details, see “Risk Factors—Risks Related to Doing Business in China—Our holding company structure involves unique risks to investors. If in the future we were to amend our operating structure to use any VIE again for our operations in China or if PRC regulatory authorities were to disallow our holding company structure, additional risks and uncertainties will be involved.”

Historically, NaaS’ EV charging service business in China was a part of NewLink’s businesses and was primarily conducted through NewLink’s consolidated entities including Kuaidian Power (Beijing) New Energy Technology Co., Ltd. (“Kuaidian Power Beijing”) and its subsidiaries. In 2022, NaaS completed a series of transactions to restructure its organization and its EV charging service business (the “Restructuring”). As part of the Restructuring, Dada Auto, through a subsidiary, Zhejiang Anji Intelligent Electronics Holding Co., Ltd. (“Anji Zhidian”), entered into contractual arrangements with Kuaidian Power Beijing and its shareholders (the “VIE Agreements”), as a result of which (i) Kuaidian Power Beijing initially became a VIE of Dada Auto, and (ii) Dada Auto became entitled to receive substantially all of the economic benefits generated by Kuaidian Power Beijing as primary beneficiary and was responsible for any and all economic losses Kuaidian Power Beijing incurred. A summary of certain material terms of the VIE Agreements is as follows:

•

Exclusive Business Cooperation and Service Agreement. Under the Exclusive Business Cooperation and Service Agreement between Anji Zhidian and Kuaidian Power Beijing, Anji Zhidian had the exclusive right to provide, among other things, technical support and consulting services to Kuaidian Power Beijing. In addition, Kuaidian Power Beijing irrevocably granted Anji Zhidian an exclusive and irrevocable option to purchase any or all of the assets and business of Kuaidian Power Beijing at the lowest price permitted under PRC law.

•

Proxy Agreement and Power of Attorney. Under the proxy agreement and power of attorney among Anji Zhidian, Kuaidian Power Beijing, and each shareholder of Kuaidian Power Beijing, such shareholder irrevocably nominated, appointed and constituted Anji Zhidian and its successors as his or her attorney-in-fact to exercise any and all of his or her rights as a shareholder of Kuaidian Power Beijing.

•

Exclusive Option Agreement. Under the exclusive option agreement among Anji Zhidian, Kuaidian Power Beijing and each shareholder of Kuaidian Power Beijing, such shareholder irrevocably granted Anji Zhidian or its designated person(s) an exclusive option to purchase, at any time and to the extent permitted under PRC law, all or part of his or her equity interests in Kuaidian Power Beijing at a price of RMB1 or at the lowest price permitted under the PRC law.

•

Equity Interest Pledge Agreements. Under the equity interest pledge agreement among Anji Zhidian, Kuaidian Power Beijing and each shareholder of Kuaidian Power Beijing, such shareholder pledged all of his or her equity interests in Kuaidian Power Beijing to Anji Zhidian to secure the performance by Kuaidian Power Beijing and its shareholders of their respective obligations under the applicable VIE Agreements. If the pledger or Kuaidian Power Beijing breached his or her obligations under these contractual arrangements, Anji Zhidian, as the pledgee, would be entitled to certain rights and remedies including priority in receiving the proceeds from the auction or disposal of the pledged equity interests in Kuaidian Power Beijing. Anji Zhidian also had the right to receive dividends distributed on the pledged equity interests during the term of the pledge.

During the process of the Restructuring, the VIE Agreements were terminated in April 2022, and Kuaidian Power Beijing ceased being a VIE of Dada Auto. Following the completion of the Restructuring, we do not have any VIE and we conduct our operations in China through our subsidiaries. For more information on our corporate history and the Restructuring, see “Corporate History and Structure.”

If in the future we were to amend our operating structure to use any VIE again for our operations in China, we will have to rely on contractual arrangements with a VIE and its shareholders for the conduct of such operations. These contractual arrangements, however, may not be as effective as direct ownership in such VIE. For instance, if we were to have direct ownership of a VIE, we would be able to exercise our rights as a shareholder to effect changes in the board of directors of such VIE, which in turn could implement changes, subject to any applicable fiduciary obligations, at the management and operational level. On the other hand, under contractual arrangements, we will have to rely on the performance by a VIE and its shareholders of their contractual obligations in order to exercise control over such VIE. To the extent there will be any dispute relating to these contracts, we may have to incur substantial costs and expend additional resources to enforce such arrangements through the operations of PRC law and arbitration, litigation and other legal proceedings and therefore will be subject to uncertainties in the PRC legal system. Furthermore, there are substantial uncertainties regarding the interpretation and application of current and future PRC laws, regulations and rules relating to a VIE structure and it is uncertain whether any new PRC laws or regulations in this respect will be adopted or if adopted, what they would provide. Therefore, if we were to adopt a VIE again in the future, PRC regulatory authorities could disallow such structure, which, in turn, would likely result in a material change in our operations and in the value of our securities and could cause the value of our securities to significantly decline or become worthless.

For a detailed discussion of the unique risks to investors that may be involved if we were to adopt a VIE structure in the future, see “Risk Factors—Risks Related to Doing Business in China—Our holding company structure involves unique risks to investors. If in the future we were to amend our operating structure to use any VIE again for our operations in China or if PRC regulatory authorities were to disallow our holding company structure, additional risks and uncertainties will be involved.”

As used in this prospectus, “NaaS” means (i) prior to the completion of the Restructuring, subsidiaries and VIEs of NewLink that provided EV charging services in China, and (ii) upon and after the completion of the Restructuring, Dada Auto, its subsidiaries, and for the period during which Dada Auto maintained VIE arrangements with Kuaidian Power Beijing, the VIE Kuaidian Power (Beijing) New Energy Technology Co., Ltd.; “we,” “us,” “our,” or “our company” means, upon and after the Closing, NaaS Technology Inc., a Cayman Islands exempted company with limited liability, and its subsidiaries, and, prior to the Closing, RISE Education Cayman Ltd, a Cayman Islands exempted company with limited liability, and its consolidated subsidiaries.

The following diagram illustrates our corporate structure, including our principal subsidiaries as of the date of this prospectus:

Summary of Risk Factors

Investing in our ADSs involves significant risks. You should carefully consider all of the information in this prospectus before making an investment in our ADSs. Below please find a summary of the principal risks we face, organized under relevant headings. These risks are discussed more fully in the section titled “Risk Factors.”

Risks Related to Our Business and Industry

•	NaaS is an early-stage company with a history of losses, and we expect to incur significant expenses and continuing losses for the near term.

•

NaaS experienced rapid growth and we expect to invest in growth for the foreseeable future. If we fail to manage growth effectively, our business, operating results and financial condition could be adversely affected.

•

NaaS has a limited operating history. NaaS recently restructured certain aspects of its corporate organization and business operations, adopted a new and unproven business model and expanded into new business segments, and we are subject to significant risks in relation to such transition.

•	The EV charging industry and its technology are rapidly evolving and may be subject to unforeseen changes.

•	We face intense competition, including from a number of companies in China, and expect to face significant competition in the future as the public EV charging service industry develops.

•	NewLink exercises substantial influence over us. Our operation is dependent on our collaboration with NewLink.

•	Our results of operation and future profitability are and will remain highly dependent on the success of our online EV charging solutions.

•

Failure to effectively expand our sales and marketing capabilities could harm our ability to efficiently deliver our solutions, retain existing customers, increase our customer base, or achieve broader market acceptance of our solutions.

Risks Related to Doing Business in China

We face various risks and uncertainties relating to doing business in China. Our business operations are primarily conducted in China, and we are subject to complex and evolving PRC laws and regulations. For example, we face risks associated with regulatory requirements on overseas offerings, anti-monopoly regulatory actions, and oversight on cybersecurity and data privacy, which may impact our ability to conduct certain businesses, accept foreign investments, or list and conduct offerings on a stock exchange in the United States or other foreign country. These risks could result in a material adverse change in our operations and the value of our ADSs, significantly limit or completely hinder our ability to continue to offer securities to investors, or cause the value of such securities to significantly decline or become worthless.

•

The PRC government has significant oversight over business operations conducted in China and may intervene or influence our operations at any time, which could result in a material adverse change in our operations and the value of our ADSs. Also, the PRC government has recently indicated that it may exert more oversight and control over offerings that are conducted overseas by or foreign investment in China-based issuers. Therefore, investors of our ADSs face potential uncertainty from actions taken by the PRC government affecting our business and operations which could significantly limit or completely hinder our ability to offer or continue to offer securities and cause the value of such securities to significantly decline or be worthless. See “Risk Factors—Risks Related to Doing Business in China—The PRC government has significant oversight over business operations conducted in China and may intervene or influence our operations at any time, which could result in a material adverse change in our operations and the value of our ADSs.” PRC laws, regulations, and rules are rapidly evolving which may be preceded with short advance notice and could result in a material adverse change in our operations and the value of our ADSs. See “Risk Factors—Risks Related to Doing Business in China—We may be required to obtain additional licenses in relation to our ongoing business operations and may be subject to penalties for failing to obtain certain licenses with respect to our past operations.”

•

Changes in China’s economic, political or social conditions, or government policies could materially and adversely affect our business and operations. See “Risk Factors—Risks Related to Doing Business in China— Changes in China’s economic, political or social conditions, or government policies could materially and adversely affect our business and operations.”

•

Risks and uncertainties arising from the legal system in China, including risks and uncertainties regarding the enforcement of laws, could result in a material adverse change in our operations and the value of our ADSs. See “Risk Factors—Risks Related to Doing Business in China—Uncertainties with respect to the PRC legal system could adversely affect us.”

•

We are a holding company and we may rely on dividends and other distributions on equity paid by our PRC subsidiaries for our cash and financing requirements. The funds in mainland China or in our PRC subsidiaries may not be available to fund operations or for other use outside of mainland China due to interventions in or the imposition of restrictions and limitations on our and our subsidiaries’ ability by the PRC government to transfer cash. Any limitation on the ability of our PRC subsidiaries to pay dividends or make other distributions to us could materially and adversely limit our ability to grow, make investments or acquisitions that could be beneficial to our business, pay dividends, or otherwise fund and conduct our business. Although currently there are no equivalent or similar restrictions or limitations in Hong Kong on cash transfers in, or out of, Hong Kong or our Hong Kong subsidiaries, if certain restrictions or limitations in mainland China were to become applicable to cash transfers in and out of Hong Kong or our Hong Kong subsidiaries in the future, the funds in Hong Kong or in our Hong Kong subsidiaries, likewise, may not be available to fund operations or for other use outside of Hong Kong. Therefore, to the extent cash in our business is in mainland

China or Hong Kong or our mainland China subsidiaries or Hong Kong subsidiaries, the funds may not be available to fund operations or for other use outside of mainland China or Hong Kong due to interventions in or the imposition of restrictions and limitations by the PRC government on our ability to transfer cash. Cash transfers from our Hong Kong subsidiaries to NaaS Technology Inc. or our offshore subsidiaries are subject to tax obligations imposed by Hong Kong laws to the extent applicable. Uncertainties also exist as to our ability to provide prompt financial support to our PRC subsidiaries when needed and if we fail to complete such registrations or record-filings, our ability to use foreign currency, and to capitalize or otherwise fund our PRC operations may be negatively affected, which could materially and adversely affect our liquidity and our ability to fund and expand our business. See “Risk Factors—Risks Related to Doing Business in China—We may rely on dividends and other distributions on equity paid by our PRC subsidiaries to fund any cash and financing requirements we may have, and any limitation on the ability of our PRC subsidiaries to make payments to us could have a material and adverse effect on our ability to conduct our business” and “Risk Factors—Risks Related to Doing Business in China—PRC regulation of loans to and direct investment in PRC entities by offshore holding companies and governmental control of currency conversion may delay or prevent us from making loans to our PRC subsidiaries or making additional capital contributions to our wholly foreign-owned subsidiaries in China, which could materially and adversely affect our liquidity and our ability to fund and expand our business.”

•

The PCAOB had historically been unable to inspect the auditors that issued the audit reports included in this prospectus and in our annual report on Form 20-F for the fiscal year ended December 31, 2021 in relation to their audit work performed for such reports and the inability of the PCAOB to conduct inspections of these auditors in the past has deprived our investors with the benefits of such inspections.

•

Our ADSs may be prohibited from trading in the United States under the HFCAA in the future if the PCAOB is unable to inspect or investigate completely auditors located in China. The delisting of the ADSs, or the threat of their being delisted, may materially and adversely affect the value of your investment.

•

We are required to complete filing procedures with the CSRC in connection with this offering. In addition, the approval of and filing with the CSRC or other PRC government authorities may be required retrospectively in connection with the Mergers and the Transactions under PRC law, and, if required, it is uncertain whether such approval can be obtained or filing completed or how long it will take to obtain such approval or complete such filing.

Risks Related to Our ADSs and Trading Market

•

Our multi-class share structure with different voting rights will significantly limit your ability to influence corporate matters and could discourage others from pursuing any change of control transactions that holders of the Class A ordinary shares and the ADSs may view as beneficial.

•	The trading price of the ADSs is likely to be volatile, which could result in substantial losses to investors.

•

We are a “controlled company” within the meaning of the Nasdaq Stock Market Rules, and as a result, may rely on exemptions from certain corporate governance requirements that provide protection to shareholders of other companies.

Recent Development – Certain Key Operating Metrics as of and for the Three Months Ended March 31, 2023

•	Charging volume transacted through our network reached 1,023 GWh in the first quarter of 2023, representing an increase of 112% from 482 GWh in the first quarter of 2022.

•

Gross transaction value transacted through our network amounted to RMB990.5 million (US$143.6 million) in the first quarter of 2023, representing an increase of 106.6% from RMB479.4 million in the first quarter of 2022.

•	The total number of orders completed on our network increased 110% from 21.2 million in the first quarter of 2022 to 44.4 million in the first quarter of 2023.

•

More than 575,000 chargers in over 55,000 charging stations were connected to and accessible on our network as of March 31, 2023, up by 83.7% from 313,000 and 66.7% from 33,000 as of March 31, 2022, respectively.

The Holding Foreign Companies Accountable Act

Pursuant to the Holding Foreign Companies Accountable Act, or the HFCAA, if the SEC determines that we have filed audit reports issued by a registered public accounting firm that has not been subject to inspections by the PCAOB for two consecutive years, the SEC will prohibit our shares or ADSs from being traded on a national securities exchange or in the over-the-counter trading market in the United States. On December 16, 2021, the PCAOB issued a report to notify the SEC of its determination that the PCAOB was unable to inspect or investigate completely registered public accounting firms headquartered in mainland China and Hong Kong, including the auditors that issued the audit reports included in our annual report on Form 20-F for the fiscal year ended December 31, 2021. In June 2022, the SEC conclusively listed RISE as a Commission-Identified Issuer under the HFCAA following the filing of our annual report on Form 20-F for the fiscal year ended December 31, 2021. On December 15, 2022, the PCAOB issued a report that vacated its December 16, 2021 determination and removed mainland China and Hong Kong from the list of jurisdictions where it is unable to inspect or investigate completely registered public accounting firms. For this reason, we do not expect to be identified as a Commission-Identified Issuer under the HFCAA after we file our annual report on Form 20-F for the fiscal year ended December 31, 2022. Each year, the PCAOB will determine whether it can inspect and investigate completely audit firms in mainland China and Hong Kong, among other jurisdictions. If PCAOB determines in the future that it no longer has full access to inspect and investigate completely accounting firms in mainland China and Hong Kong and we continue to use an accounting firm headquartered in one of these jurisdictions to issue an audit report on our financial statements filed with the SEC, we would be identified as a Commission-Identified Issuer following the filing of the annual report on Form 20-F for the relevant fiscal year. There can be no assurance that we would not be identified as a Commission-Identified Issuer for any future fiscal year, and if we were so identified for two consecutive years, we would become subject to the prohibition on trading under the HFCAA. See “Risk Factors—Risks Related to Doing Business in China—The PCAOB had historically been unable to inspect the auditors that issued the audit reports included in our annual report on Form 20-F for the fiscal year ended December 31, 2021 in relation to their audit work performed for such reports and the inability of the PCAOB to conduct inspections of these auditors in the past has deprived our investors with the benefits of such inspections” and “Risk Factors—Risks Related to Doing Business in China—Our ADSs may be prohibited from trading in the United States under the HFCAA in the future if the PCAOB is unable to inspect or investigate completely auditors located in China. The delisting of the ADSs, or the threat of their being delisted, may materially and adversely affect the value of your investment.”

Permissions Required from the PRC Government Authorities

We conduct our business primarily through our PRC subsidiaries. Our operations in China are governed by PRC laws and regulations. As of the date of this prospectus, our PRC subsidiaries and we have obtained the business licenses issued by the Market Supervision Administration department of Qingdao Laoshan district, Beijing Tongzhou district, Beijing Chaoyang district, Zhuzhou Anji county, Xi’an high-tech zone, Zibo high-tech zone, and Qingdao Huangdao district, being all licenses, permits, and registrations from the PRC government authorities that are required for our business operations under current PRC laws, regulations and rules, and such licenses, permits, and registrations have not been denied by any PRC government authorities.

On December 28, 2021, the CAC, together with other relevant administrative departments, jointly promulgated the Cybersecurity Review Measures which became effective on February 15, 2022 (the “2022 Cybersecurity Review Measures”). According to the 2022 Cybersecurity Review Measures, an internet platform operator who possesses personal information of more than one million users shall apply for a cybersecurity review before listing in a foreign country, and the relevant governmental authorities may initiate a cybersecurity review if they consider that the relevant network products or services or data processing activities affect or may affect national security. The China Cybersecurity Review Technology and Certification Center (the “CCRC”), the institution designated by the CAC to receive application materials for cybersecurity review and conduct examinations of such applications, confirmed with NaaS that if NaaS did not possess more than one million individuals’ personal information, it would not be required to apply for a cybersecurity review in connection with the Mergers or the Transactions. Because NaaS had transferred the ownership of Kuaidian as well as the rights to access and use certain data generated by or in the possession of Kuaidian to a third-party service provider prior to the Mergers, it did not possess more than one million individuals’ personal information. Based on the foregoing, King & Wood Mallesons, our PRC special counsel in respect of data compliance of the Mergers and the Transactions is of the view that a cybersecurity review is not required in connection with the Mergers or the Transactions under current PRC laws, regulations and rules. We are also advised by Jingtian & Gongcheng, our PRC counsel that (i) we are not required to obtain permissions from the CSRC, and (ii) we have not been asked to obtain or denied such and other permissions by any PRC government authority, under current PRC laws, regulations and rules in connection with the Mergers and the Transactions.

On February 17, 2023, the CSRC published the Interim Administrative Measures on Overseas Securities Offering and Listing by Domestic Enterprises (CSRC Announcement [2022] No. 43) (the “Overseas Listing Measures”), which took effect on March 31, 2023. Under the Overseas Listing Measures, a filing-based regulatory system applies to “indirect overseas offerings and listings” of companies in mainland China, which refers to securities offerings and listings in an overseas market made under the name of an offshore entity but based on the underlying equity, assets, earnings or other similar rights of a company in mainland China that operates its main business in mainland China. The Overseas Listing Measures states that, any post-listing follow-on offering by an issuer in an overseas market, including issuance of shares, convertible notes and other similar securities, shall be subject to filing requirement within three business days after the completion of the offering. In connection with the Overseas Listing Measures, on February 17, 2023 the CSRC also published the Notice on the Administrative Arrangements for the Filing of Overseas Securities Offering and Listing by Domestic Enterprises (the “Notice on Overseas Listing Measures”). According to the Notice on Overseas Listing Measures, issuers that have already been listed in an overseas market by March 31, 2023, the date the Overseas Listing Measures became effective, are not required to make any immediate filing and are only required to comply with the filing requirements under the Overseas Listing Measures when it subsequently seeks to conduct a follow-on offering. Therefore, we are required to go through filing procedures with the CSRC after the completion of this offering and for our future offerings and listing of our securities in an overseas market under the Overseas Listing Measures.

Other than the CSRC filing procedure we are required to make after the completion of this offering, we and our PRC subsidiaries, as advised by Jingtian & Gongcheng, our PRC legal counsel, (i) are not required to obtain permissions from the CSRC, and (ii) have not been asked to obtain or denied such and other permissions by any PRC government authority, under current PRC laws, regulations and rules in connection with this offering and as of the date of this prospectus. As advised by Han Kun Law Offices, our PRC legal counsel in respect of data compliance, we are also not required to file an application for cybersecurity review by the CAC in connection with this offering. However, given (i) the uncertainties of interpretation and implementation of relevant laws and regulations and the enforcement practice by relevant government authorities, (ii) the PRC government’s ability to intervene or influence our operations at any time, and (iii) the rapid evolvement of PRC laws, regulations, and rules which may be preceded with short advance notice, we may be required to obtain additional licenses, permits, registrations, filings or approvals for our business operations, the Mergers, the Transactions, for this offering or offerings overseas in the future and our conclusion on the status of our licensing compliance may prove to be mistaken. If (i) we do not receive or maintain any permission or approval required of us, (ii) we inadvertently concluded that certain permissions or approvals have been acquired or are not required, or (iii) applicable laws, regulations, or interpretations thereof change and we become subject to the requirement of additional permissions or approvals in the future, we may have to expend significant time and costs to procure them. If we are unable to do so, on commercially reasonable terms, in a timely manner or otherwise, we may become subject to sanctions imposed by the PRC regulatory authorities, which could include fines, penalties, and proceedings against us, and other forms of sanctions, and our ability to conduct our business, invest into mainland China as foreign investments or accept foreign investments, or list on a U.S. or other overseas exchange may be restricted, and our business, reputation, financial condition, and results of operations may be materially and adversely affected. Specifically, if it is determined in the future that approval and filing from the CSRC, the CAC or other regulatory authorities or other procedures, including the cybersecurity review under the 2022 Cybersecurity Review Measures, are required for the Mergers or the Transactions, or for our overseas offerings in the past, on a retrospective basis, it is uncertain whether such approval can be obtained or filing procedures completed, or how long it will take to obtain such approval or complete such filing procedures. Any failure to obtain or delay in obtaining such approval or complete such filing procedures, or a rescission of any such approval if obtained, would subject us to sanctions by the CSRC, the CAC or other PRC regulatory authorities. These regulatory authorities may impose fines and penalties on our operations in China, limit our abilities to carry out business operations in China or pay dividends outside China, delay or restrict the repatriation of our offshore funds into China or take other actions that could materially and adversely affect our business, financial condition, results of operations, and prospects, as well as the trading price of the ADSs. The CSRC, the CAC, and other PRC regulatory authorities may also order us, or make it advisable for us, to unwind or reverse the Mergers and the Transactions. In addition, if the CSRC, the CAC or other regulatory authorities in China subsequently promulgate new rules or issue directives requiring that we obtain additional approvals or complete additional filing or other regulatory procedures for the Mergers, the Transactions or our prior offerings overseas, there is no assurance that we will be able to comply with these requirements and may not be able to obtain any waiver of such requirements, if and when procedures are established to obtain such a waiver. Any of the foregoing could materially and adversely affect our business, prospects, financial condition, reputation, and the trading price of our listed securities.

For more detailed information, see “Risk Factors—Risks Related to Doing Business in China—We may be required to obtain additional licenses in relation our ongoing business operations and may be subject to penalties for failing to obtain certain licenses with respect to our past operations,” “Risk Factors—Risks Related to Doing Business in China—The PRC government has significant oversight over business operations conducted in China, and may intervene or influence our operations at any time, which could result in a material adverse change in our operations and the value of our ADSs,” and “Risk Factors—Risks Related to Doing Business in China—We are required to complete filing procedures with the CSRC in connection with this offering. In addition, the approval of and filing with the CSRC or other PRC government authorities may be required retrospectively in connection with the Mergers and the Transactions under PRC law, and, if required, it is uncertain whether such approval can be obtained or filing completed or how long it will take to obtain such approval or complete such filing.”

Cash and Asset Flows through Our Organization

NaaS Technology Inc. is a holding company with no operations of its own. We conduct our operations in China primarily through our PRC subsidiaries. As a result, although other means are available for us to obtain financing at the holding company level, NaaS Technology Inc.’s ability to pay dividends to the shareholders and to service any debt it may incur may depend upon dividends paid by our PRC subsidiaries. If any of our subsidiaries incurs debt on its own behalf in the future, the instruments governing such debt may restrict its ability to pay dividends to NaaS Technology Inc. Under PRC laws and regulations, our PRC subsidiaries are subject to certain restrictions with respect to payment of dividends or other transfers of any of their net assets to us. Our PRC subsidiaries are permitted to pay dividends only out of their retained earnings, if any, as determined in accordance with PRC accounting standards and regulations. PRC laws also require a foreign-invested enterprise to set aside at least 10% of its after-tax profits as the statutory common reserve fund until the cumulative amount of the statutory common reserve fund reaches 50% or more of such enterprises’ registered capital, if any, to fund its statutory common reserves, which are not available for distribution as cash dividends. Remittance of dividends by a wholly foreign-owned enterprise out of mainland China is also subject to examination by the banks designated by the PRC State Administration of Foreign Exchange, or SAFE. These restrictions are benchmarked against the paid-up capital and the statutory reserve funds of our PRC subsidiaries. To the extent cash in our business is in China or in an entity in mainland China, the funds may not be available to fund operations or for other use outside of mainland China due to interventions in or the imposition of restrictions and limitations by the PRC government on our ability to transfer cash. As a result, our ability to grow, make investments or acquisitions that could be beneficial to our business, pay dividends, or otherwise fund and conduct our business may be materially and adversely affected.

For risks relating to the fund flows of our operations in China, see “Risk Factors—Risks Related to Doing Business in China—We may rely on dividends and other distributions on equity paid by our PRC subsidiaries to fund any cash and financing requirements we may have, and any limitation on the ability of our PRC subsidiaries to make payments to us could have a material and adverse effect on our ability to conduct our business.”

Prior to the Restructuring completed in early 2022, NaaS’ EV charging service business in China was a part of NewLink’s businesses and was primarily conducted through NewLink and its consolidated entities. See “Corporate History and Structure.”

In 2021 and 2022, (i) payments totaling RMB279.8 million and RMB1,677.4 million (US$243.2 million) were made among NewLink’s consolidated entities that conducted NaaS’ business; (ii) advances totaling RMB497.9 million and RMB1,675.7 million (US$242.9 million) were made among NewLink’s consolidated entities that conducted NaaS’ business; and (iii) no dividend or other distribution were made by any of the NewLink’s consolidated entities that conducted NaaS’ business.

NaaS Technology Inc. has established stringent controls and procedures for cash flows within its organization. Each transfer of cash between its Cayman Islands holding company and a subsidiary is subject to internal approval. The cash of the group is under the unified management of NaaS Technology Inc.’s finance department and is disbursed and applied to each operating entity based on the budget and operating conditions of the specific operating entity. Each cash requirement, after being raised by the relevant operating entity, is subject to three levels of review process by the finance department.

Under PRC law, NaaS Technology Inc. and our offshore subsidiaries may provide funding to our PRC subsidiaries only through capital contributions or loans, subject to satisfaction of applicable government registration and approval requirements, and our PRC subsidiaries are subject to certain restrictions with respect to paying dividends or transferring any of their net assets to NaaS Technology Inc. or our offshore subsidiaries. Although currently there are no equivalent or similar restrictions or limitations in Hong Kong on cash transfers in, or out of, Hong Kong or our Hong Kong subsidiaries, if certain restrictions or limitations in mainland China were to become applicable to cash transfers in and out of Hong Kong or our Hong Kong subsidiaries in the future, the funds in Hong Kong or our Hong Kong subsidiaries, likewise, may not be available to fund operations or for other use outside of Hong Kong. Therefore, to the extent cash in our business is in mainland China or Hong Kong or our mainland China subsidiaries or Hong Kong subsidiaries, the funds may not be available to fund operations or for other use outside of mainland China or Hong Kong due to interventions in or the imposition of restrictions and limitations by the PRC government on our ability to transfer cash.

Cash transfers from our Hong Kong subsidiaries to NaaS Technology Inc. or our offshore subsidiaries are subject to tax obligations imposed by Hong Kong laws to the extent applicable. Going forward, our subsidiaries intend to retain most, if not all, of their available funds and any future earnings. For PRC and United States federal income tax considerations of an investment in our ADSs and/or ordinary shares, see “Taxation.”

Implication of Being a Foreign Private Issuer

We are a foreign private issuer within the meaning of the rules under the Exchange Act, and as such we are exempt from certain provisions of the securities rules and regulations in the United States that are applicable to U.S. domestic issuers. Moreover, the information we are required to file with or furnish to the SEC will be less extensive and less timely compared to that required to be filed with the SEC by U.S. domestic issuers. In addition, as an exempted company incorporated in the Cayman Islands, we are permitted to adopt certain home country practices in relation to corporate governance matters that differ significantly from the Nasdaq Stock Market Rules. See “Risk Factors—Risks Related to Our ADSs and Trading Market—We are a foreign private issuer within the meaning of the rules under the Exchange Act, and as such we are exempt from certain provisions applicable to U.S. domestic public companies.”

Corporate Information

Our principal executive offices are located at Newlink Center, Area G, Building 7, Huitong Times Square, No.1 Yaojiayuan South Road, Chaoyang District, Beijing, China. Our telephone number at this address is +86 (10) 8551-1066. Our registered office in the Cayman Islands is PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

Investors should submit any inquiries to the address and telephone number of our principal executive offices. Our main website is www.enaas.com. The information contained on our website is not a part of this prospectus. Our agent for service of process in the United States is Cogency Global Inc., located at 122 East 42nd Street, 18th Floor, New York, NY 10168.

Conventions That Apply to This Prospectus

Unless otherwise indicated or the context otherwise requires, references in this prospectus to:

•

“ADS” means the American depositary share of NaaS Technology Inc., each representing ten Class A ordinary shares of NaaS Technology Inc., par value US$0.01 per share, as listed on Nasdaq Capital Market under the symbol “NAAS” upon and after the Closing, and the American depositary share of RISE Education Cayman Ltd prior to the Closing.

•	“CAC” means the Cyberspace Administration of China.

•	“car parc” means all registered vehicles within a given geographic region.

•	“China” or “PRC” means the People’s Republic of China.

•	“Class A ordinary share” means each Class A ordinary share of NaaS Technology Inc., par value $0.01 per share.

•	“Class B ordinary share” means each Class B ordinary share of NaaS Technology Inc., par value $0.01 per share.

•	“Class C ordinary share” means each Class C ordinary share of NaaS Technology Inc., par value $0.01 per share.

•	“Closing” means the consummation of the Mergers.

•	“Code” means the U.S. Internal Revenue Code of 1986, as amended.

•	“CSRC” means the Chinese Securities Regulatory Commission.

•	“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof.

•	“Dada Auto” is an exempted company incorporated with limited liability under the laws of the Cayman Islands.

•	“DCFC” means direct current fast charger with 30kW power output or more.

•

“dedicated charger” or “dedicated DCFC” means non-DCFC EV charger or DCFC, as applicable, that is dedicated to public utility vehicles or used exclusively by government agencies, corporations, or other specific groups of users.

•	“Effective Time” means the effective time of the Merger, which was on June 10, 2022.

•	“end-users” means EV drivers, being the end-users of our EV charging services.

•	“EV” means electric vehicle.

•	“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

•	“IFRS” means International Financial Reporting Standards as issued by the International Accounting Standards Board. “IRS” means the U.S. Internal Revenue Service.

•	“Kuaidian” means the Kuaidian mobile application, and Kuaidian Weixin mini-program, each of which connects EV drivers with charging stations and chargers.

•	“Merger” or “Mergers” has the meaning ascribed to it in “Corporate History and Structure.”

•	“Merger Agreement” has the meaning ascribed to it in “Corporate History and Structure.”

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“NaaS” means (i) prior to the completion of the Restructuring, subsidiaries and VIEs of NewLink that provided EV charging services in China, and (ii) upon and after the completion of the Restructuring, Dada Auto, its subsidiaries, and for the period during which Dada Auto maintained VIE arrangements with Kuaidian Power (Beijing) New Energy Technology Co., Ltd., the VIE Kuaidian Power (Beijing) New Energy Technology Co., Ltd.;

•	“Nasdaq” means The Nasdaq Stock Market LLC.

•	“NewLink” means Newlinks Technology Limited, an exempted company incorporated with limited liability under the laws of the Cayman Islands.

•

“ordinary share” means (i) each of our ordinary share, par value $0.01 per share, outstanding immediately prior to the Effective Time, and (ii) each of our Class A ordinary share, Class B ordinary share, and Class C ordinary share, par value $0.01 per share, outstanding upon and after the Effective Time.

•	“PCAOB” means the U.S. Public Company Accounting Oversight Board.

•	“PRC subsidiaries” means our subsidiaries in mainland China.

•	“PRC laws,” “PRC rules,” and “PRC regulations” mean the laws, rules and regulations of the PRC.

•

“public charger” or “public DCFC” means non-DCFC EV charger or DCFC, as applicable, that is installed in public area and accessible to the general public, and excludes, for the avoidance of doubt, dedicated charger.

•	“Renminbi” or “RMB” means the legal currency of the PRC, and “US$” or “U.S. dollars” means the legal currency of the United States.

•

“Restructuring” means the series of transactions that NaaS completed in 2022 to restructure its organization and its EV charging service business, as described in greater detail in “Corporate History and Structure.”

•

“RISE” means RISE Education Cayman Ltd, an exempted company incorporated with limited liability under the laws of the Cayman Islands, and, if applicable, its consolidated subsidiaries. Upon the Closing, RISE changed its name to “NaaS Technology Inc.”

•	“SEC” means the United States Securities and Exchange Commission.

•	“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

•	“Transactions” means the Mergers and all transactions contemplated by the Merger Agreement.

•	“VIE” means variable interest entity.

•

“we,” “us,” “our,” “our company,” or the “Company” means, upon and after the Closing, NaaS Technology Inc. and its subsidiaries and, prior to the Closing, RISE Education Cayman Ltd and its consolidated subsidiaries.

Unless the context indicates otherwise, all information in this prospectus assumes no exercise by the underwriters of their option to purchase additional ADSs. Unless otherwise noted, all translations from Renminbi to U.S. dollars and from U.S. dollars to Renminbi in this prospectus are made at a rate of RMB6.8972 to US$1.0000, the exchange rate in effect as of December 30, 2022 as set forth in the H.10 statistical release of The Board of Governors of the Federal Reserve System. We make no representation that any Renminbi or U.S. dollar amounts referred to in this prospectus could have been, or could be, converted to U.S. dollars or Renminbi, as the case may be, at any particular rate, or at all. The PRC government imposes control over its foreign currency reserves in part through direct regulation of the conversion of Renminbi into foreign exchange.

Any discrepancies in any table in this prospectus between the amounts identified as total amounts and the sum of the amounts listed therein are due to rounding.

THE OFFERING

Offering price	US$ per ADS.

ADSs offered by us	ADSs (or ADSs if the underwriters exercise their option to purchase additional ADSs in full).

ADSs outstanding immediately after this offering	ADSs (or ADSs if the underwriters exercise their option to purchase additional ADSs in full).

Ordinary shares outstanding immediately after this offering	Class A ordinary shares (or Class A ordinary shares if the underwriters exercise their option to purchase additional ADSs in full), Class B ordinary shares and Class C ordinary shares.

The ADSs	Each ADS represents ten Class A ordinary shares, par value US$0.01 per share.

The depositary will hold Class A ordinary shares underlying your ADSs. You will have rights as provided in the deposit agreement among us, the depositary and holders and beneficial owners of ADSs from time to time.

We do not expect to pay dividends in the foreseeable future. If, however, we declare dividends on our Class A ordinary shares, the depositary will pay you the cash dividends and other distributions it receives on our Class A ordinary shares after deducting its fees and expenses in accordance with the terms set forth in the deposit agreement.

You may surrender your ADSs to the depositary in exchange for Class A ordinary shares. The depositary will charge you fees for any exchange.

We may amend or terminate the deposit agreement without your consent. If you continue to hold your ADSs after an amendment to the deposit agreement, you agree to be bound by the deposit agreement as amended.

To better understand the terms of the ADSs, you should carefully read the “Description of American Depositary Shares” section of this prospectus. You should also read the deposit agreement, which is filed as an exhibit to the registration statement that includes this prospectus.

Option to purchase additional ADSs	We have granted to the underwriters an option, exercisable within 30 days from the date of this prospectus, to purchase up to an aggregate of additional ADSs.

Use of proceeds	We expect that we will receive net proceeds of approximately US$ million from this offering, assuming a public offering price of US$ per ADS, which is the closing trading price of our ADSs on , 2023, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

We intend to use the net proceeds from this offering to strengthen and further expand our network coverage in EV charging stations; investment in research and development; expand our presence in selected international markets; and for strategic investments and acquisitions complementary to our business. See “Use of Proceeds” for more information.

[Lock-up	[We and our director and executive officers] have agreed with the underwriters not to sell, transfer or dispose of any ADSs, Class B ordinary shares or similar securities for a period of [90] days after the date of this prospectus. See “Shares Eligible for Future Sale” and “Underwriting.”]

Nasdaq trading symbol	NAAS

Payment and settlement	The underwriters expect to deliver the ADSs against payment therefor through the facilities of the Depository Trust Company on , 2023.

Depositary	JPMorgan Chase Bank, N.A.

The number of ordinary shares that will be outstanding immediately after this offering:

•

is based on 2,196,978,133 ordinary shares issued and outstanding as of the date of this prospectus, comprising of 549,430,361 Class A ordinary shares, 248,888,073 Class B ordinary shares and 1,398,659,699 Class C ordinary shares;

•	includes ordinary shares in the form of ADSs that we and will sell in this offering, assuming the underwriters do not exercise their over-allotment option to purchase additional ADSs; and

•	excludes all ordinary shares issuable upon exercise of our outstanding options and ordinary shares reserved for future issuances under our share incentive plan.

SUMMARY CONSOLIDATED FINANCIAL DATA

The following summary consolidated statements of comprehensive loss data and summary consolidated cash flow data for the years ended December 31, 2020, 2021 and 2022 and summary consolidated balance sheets data as of December 31, 2021 and 2022 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. You should read this “Summary Consolidated Financial Data” section together with our consolidated financial statements and the related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus. Our consolidated financial statements are prepared and presented in accordance with the International Financial Reporting Standards. Our historical results are not necessarily indicative of results expected for future periods.

The following table presents our summary consolidated statements of comprehensive loss data for the years indicated.

	For the year ended December 31,
	2020	2021	2022
	RMB’000	RMB’000	RMB’000	USD’000
Net Revenues from Online EV Charging Solutions	5,455	17,985	50,151	7,271
Net Revenues from Offline EV Charging Solutions	565	14,611	40,554	5,880
Net Revenues from Innovative and Other Businesses	143	857	2,109	306

Net Revenues	6,163	33,453	92,814	13,457

Other gains/(losses), net	319	138	7,317	1,061

Operating costs and expenses
Cost of revenues	(6,547)	(29,587)	(86,647)	(12,563)
Selling and marketing expenses	(46,458)	(193,340)	(241,430)	(35,004)
Administrative expenses	(11,956)	(34,458)	(2,195,981)	(318,388)
Research and development expenses	(17,644)	(30,253)	(36,557)	(5,300)

Total operating costs and expenses	(82,605)	(287,638)	(2,560,615)	(371,255)

Operating loss	(76,123)	(254,047)	(2,460,484)	(356,737)
Fair value change loss	—	—	(3,156,745)	(457,685)
Finance costs	(300)	(1,097)	(10,275)	(1,490)

Loss before income tax	(76,423)	(255,144)	(5,627,504)	(815,912)

Income tax expenses	(1,474)	(5,318)	(9,861)	(1,430)

Net loss for the year	(77,897)	(260,462)	(5,637,365)	(817,342)

Net loss attributable to:

Equity holders of the Company	(77,897)	(260,462)	(5,637,365)	(817,342)

Loss per share for loss attributable to the ordinary shareholders of the Company (Expressed in RMB per share)
Basic loss per share	(0.05)	(0.16)	(2.92)	(0.42)
Diluted loss per share	(0.05)	(0.16)	(2.92)	(0.42)
Net loss for the year	(77,897)	(260,462)	(5,637,365)	(817,342)
Other comprehensive loss that will not be reclassified to profit or loss in subsequent periods:
— Fair value change on equity investment designated at fair value through other comprehensive loss, net of tax	—	—	(10,143)	(1,471)
— Currency translation differences	—	—	(25,058)	(3,633)
Other comprehensive loss for the year, net of tax	—	—	(35,201)	(5,104)
Total comprehensive loss for the year	(77,897)	(260,462)	(5,672,566)	(822,446)
Total comprehensive loss attributable to
Equity holders of the Company

	(77,897)	(260,462)	(5,672,566)	(822,446)

The following table presents our summary consolidated balance sheets data as of the dates indicated.

	As of December 31,
	2021	2022
	RMB’000	RMB’000	US’000
Cash and cash equivalents	8,489	513,351	74,429
Trade receivables	38,456	130,004	18,849
Prepayments, other receivables and other assets	105,833	287,435	41,674

Total assets	178,092	1,105,935	160,346

Other payables and accruals	112,148	98,049	14,218

Interest-bearing bank borrowings – non current	—	465,155	67,441
Total liabilities	148,653	667,061	96,717

Additional paid in capital	423,329	6,358,600	921,910
Accumulated losses	(393,890)	(6,031,255)	(874,450)

Total equity	29,439	438,874	63,629

Total equity and liabilities	178,092	1,105,935	160,346

The following table presents our summary consolidated cash flow data for the periods indicated.

	For the year ended December, 31
	2020	2021	2022
	RMB’000	RMB’000	RMB’000	US’000
Net cash used in operating activities	(56,940)	(219,114)	(580,696)	(84,193)
Net cash used in investing activities	—	(5,606)	(161,335)	(23,391)
Net cash generated from financing activities	58,481	229,544	1,246,893	180,782

Net increase in cash and cash equivalents	1,541	4,824	504,862	73,198
Cash and cash equivalents at the beginning of the year	2,124	3,665	8,489	1,231

Cash and cash equivalents at the end of the year	3,665	8,489	513,351	74,429

RISK FACTORS

An investment in our ADSs involves significant risks. You should consider carefully all of the information in this prospectus, including the risks and uncertainties described below, before making an investment in our ADSs. Any of the following risks could have a material and adverse effect on our business, financial condition and results of operations. In any such case, the market price of our ADSs could decline, and you may lose all or part of your investment.

Risks Related to Our Business and Industry

NaaS is an early-stage company with a history of losses, and we expect to incur significant expenses and continuing losses for the near term.

NaaS incurred net loss of RMB77.9 million, RMB260.5 million and RMB5,637.4 million (US$817.3 million) in 2020, 2021 and 2022, respectively, and adjusted net loss of RMB77.9 million, RMB249.7 million and RMB354.1 million (US$51.3 million) in 2020, 2021 and 2022, respectively. We expect to continue to incur significant operating expenses and net losses for the near term and expect that our net loss will increase in 2022 compared with 2021. There can be no assurance that we will be able to achieve profitability in the future. Our potential profitability is particularly dependent upon the continued adoption of EVs by consumers and fleet operators, the widespread adoption of electric passenger and other vehicles and other electric transportation modalities, which may not occur.

NaaS experienced rapid growth and we expect to invest in growth for the foreseeable future. If we fail to manage growth effectively, our business, operating results and financial condition could be adversely affected.

NaaS had serviced more than 17,000, 30,000 and 50,000 charging stations as of December 31, 2020, 2021 and 2022, respectively. The total number of chargers accessible through its network was over 131,000 in 2020, 278,000 in 2021 and reached 515,000 in 2022, representing a yearly increase of 598%, 112%, and 85% in 2020, 2021 and 2022, respectively.

The growth and expansion of NaaS’ business placed, and the continued growth and expansion of our business following the completion of the Mergers will continue to place, a significant strain on management, operations, financial infrastructure and corporate culture. We will need to continue to improve our operational, financial and management controls and reporting systems and procedures in order to manage growth in operations and personnel. Failure to manage growth effectively could result in loss of customers, difficulty in attracting new customers, declines in quality of products and services or in customer satisfaction, increases in costs, difficulties and delays in introducing new products and services or enhancing existing products and services, information security vulnerabilities or other operational difficulties, any of which could have adverse effect on our business, financial condition and results of operations.

NaaS has a limited operating history. NaaS recently restructured certain aspects of its corporate organization and business operations, adopted a new and unproven business model and expanded into new business segments, and we are subject to significant risks in relation to such transition.

NaaS launched its mobility connectivity services in 2019. Full station operation commenced in June 2020 and Innovative and Other Businesses were launched one month later. NaaS began to provide hardware procurement services in July 2020, and electricity procurement services in October 2020. NaaS further added SaaS products and services targeting EVs and station operation and maintenance to its portfolio of solutions in 2021. We released a autonomous charging robot prototype in 2023 and we are rolling out competitive virtual power plant platform.

Historically, NaaS’ EV charging service business in China was primarily carried out through NewLink and its consolidated entities. Kuaidian Power Beijing also operated Kuaidian, the mobile application and the Weixin mini-program that connect EV drivers with charging stations and chargers. In early 2022, NaaS entered into a series of transactions to restructure its organization and its EV charging service business, including transactions where (i) Dada Auto, through a subsidiary, entered into contractual arrangements with Kuaidian Power Beijing, as a result of which Kuaidian Power Beijing initially became a VIE of Dada Auto, but such arrangements were terminated in April 2022 and Kuaidian Power Beijing ceased being a VIE of Dada Auto, and (ii) the ownership of Kuaidian as well as the rights to access and use certain data generated by or in the possession of Kuaidian were transferred to a third-party service provider. For more information on our corporate history and the Restructuring, see “Corporate History and Structure” and “Risk Factors—Risks Related to Our Business and Industry—We rely on our collaborative arrangements with the operator of Kuaidian in delivering our EV charging solutions.”

As a result of the Restructuring, we do not have any VIE and we conduct our operations in China through our subsidiaries as of the date of this prospectus. We are subject to many risks associated with NaaS’ limited operating history and the Restructuring. As a result of the divestment of the rights of NaaS in the operation of Kuaidian and related data, NaaS has been and we currently are in the process of, adjusting the business operations and model with respect to EV charging services. There is no assurance that such adjustment will be successful or will result in growth, revenue or profit. We may further experience a loss of continuity, loss of accumulated knowledge or loss of efficiency during the transitional period. Additionally, it is difficult to forecast the full impact of the Restructuring and it is uncertain whether the Restructuring will eventually be beneficial to us. We are also faced with risks and challenges with respect to our ability to:

•	manage changes in our business operations following the Restructuring;

•	navigate an evolving and complex regulatory environment;

•	improve and maintain our operational efficiency;

•	establish, retain and expand our customer base;

•	successfully market our product and service offerings;

•	attract, retain, and motivate talented employees;

•	anticipate and adapt to changing market conditions and demands, including technological developments and changes in competitive landscape; and

•	build a well-recognized and respected brand as we cease to conduct our business through Kuaidian or under the “Kuaidian” brand.

In addition, because NaaS has a limited operating history and track record and operate in a rapidly evolving market, any predictions about our future revenues and expenses may not be as accurate as they would be if NaaS had had a longer operating history or operated in a more predictable market. NaaS encountered in the past, and we will continue to encounter in the future, risks and uncertainties frequently experienced by fast-growing companies with limited operating histories in rapidly changing industries. If our assumptions regarding these risks and uncertainties, which we use to plan and operate our business, are incorrect or outdated, or if we do not address these risks successfully, our results of operations could differ materially from expectations, and our business, financial condition and results of operations could be adversely affected.

The EV charging industry and its technology are rapidly evolving and may be subject to unforeseen changes.

The EV charging market is in its early stage and is constantly evolving. New demands and preferences continue to emerge from industry participants, especially from charging stations and owners and EV drivers. The EV charging market in China is unique in the sense that there is overall a very high demand for public charging infrastructure due to the scarcity of private or residential charging facilities. The trend towards the primacy of public charging is expected to continue in China and our product and service offerings are tailored in anticipation of this market development. There is however no assurance that public charging will be or will remain as the predominant mode of charging in China and the possibility of a transition to private charging or battery swap as the primary mode of charging, following a change in end-user preference, legislative initiatives or otherwise, cannot be gainsaid. We will be tested on our ability to forecast and meet shifts in the market and to make timely adaptation of our product and service offerings. If we fail to do so, our business, operating results, prospects and financial condition will be adversely affected.

The EV charging industry is also characterized by rapid technological change, which will require us to continue to innovate in our product and service offerings. Any delays in such development could adversely affect market acceptance of our solutions. Our future success will depend upon our ability to develop and introduce a variety of new capabilities and innovations to our product and service offerings, to address the changing needs of the EV charging market. As new products and services are introduced, gross margins tend to decline in the near term and improve as the product and services become more mature and gain traction in the market. As EV and EV charging technologies change, we may need to upgrade our technologies, software and other product and service offerings in order to serve vehicles that have the latest technology, which could involve substantial costs. Even if we are able to keep pace with changes in technology and develop new products and services, our research and development expenses could increase, our gross margins could be adversely affected in some periods and our prior products could become obsolete more quickly than expected. There is no guarantee that any new products or services will be released in a timely manner, or at all, or achieve market acceptance. Delays in this respect could damage our relationships with customers and lead them to seek alternative providers. If we are unable to devote adequate resources to innovate and meet customer requirements on a timely basis or to remain competitive with technological alternatives, our products and services could lose market share, our revenue will decline, our may experience higher operating losses and our business and prospects could be adversely affected.

We face intense competition, including from a number of companies in China, and expect to face significant competition in the future as the public EV charging service industry develops.

The public EV charging service market in China is relatively new and competition is still developing.

We primarily compete with other EV charging service providers. Some charging station customers in China require solutions not yet available and the continuous arrival of new players in this market heightens the need for us to develop and maintain our competitive edge. In addition, there are multiple competitors in China with limited funding or capabilities, which could cause poor experiences, hampering overall EV adoption or trust in that particular provider or the EV charging service market as a whole.

Because the public EV charging service market in China is relatively nascent, our charging station customers and we have been and are expected to continue exploring different business models and innovate our product and service offerings. Our station customers are launching products and services that compete with our offerings and may continue to do so in the future. In addition, charging stations will seek to acquire and connect with end-users directly and reduce their reliance on third-party EV charging service provider like us. They may also be able to drive out EV charging service providers like us from a certain geography by dominating or monopolizing EV charging services in that locale.

There are also other means for charging EVs in China, which could affect the level of demand for public charging capabilities at charging stations. For example, certain EV OEMs have built and will continue to build their own supercharger network across China for their EVs, which could reduce overall demand for EV charging services at other sites or eliminate the need for services from third-party EV charging service provider all together. Also, third-party contractors can provide basic electric charging capabilities to potential customers seeking to have on premise EV charging capability as well as for home charging. In addition, many charger manufacturers and EV OEMs are offering home charging equipment, which could reduce demand for public charging infrastructure if EV owners find charging at home to be sufficient.

Further, our current or potential competitors may be acquired by third-parties with greater available resources or gain access to the capital markets for additional funding. As a result, competitors may be able to respond more quickly and effectively than us to new or changing opportunities, technologies, standards or customer requirements and may have the ability to initiate or withstand substantial price competition. In addition, competitors may in the future establish cooperative relationships with vendors of complementary products, technologies or services to increase the availability of their solutions in the marketplace. This competition may also materialize in the form of costly intellectual property disputes or litigation.

New competitors or alliances may emerge in the future that have greater market share, more widely adopted proprietary technologies, greater marketing expertise and greater financial resources, which could put us at a competitive disadvantage. Future competitors could also be better positioned to serve certain segments of our current or future target markets, which could create price pressure. In light of these factors, such current or potential customers may accept competitive solutions. If we fail to adapt to changing market conditions or to continue to compete successfully with current charging service providers or new competitors, our growth will be limited which would adversely affect our business and results of operations.

NewLink exercises substantial influence over us. Our operation is dependent on our collaboration with NewLink.

As of the date of this prospectus, NewLink has the right to vote 90.6% of our ordinary shares and has substantial influence over our affairs. We also rely on certain services provided by and cooperative arrangements entered into with NewLink and we benefit significantly from the strong market position, industrial insights, brand recognition and extensive upstream and downstream resources of NewLink.

There is no assurance that we will continue to maintain the same collaborative arrangements with or receive the same level of support from NewLink. Any failure by NewLink to perform its obligations under these arrangements or any change to NewLink’s own business, including its future operational needs, results of operations and cash flow and capital expenditure requirements, could affect our arrangements with NewLink or the level of support that NewLink is able or willing to offer to us, which in turn could have a material adverse effect on our business, financial condition, results of operations and cash flows. Prior to the completion of the Transactions, NewLink bore certain expenses which were incurred for our benefits but there is no certainty that NewLink will continue to do so. If we were to settle such expenses on our own historically, our financial condition and results of operations could be adversely affected and could have differed from those presented in this prospectus. In addition, to our knowledge, NewLink intends to distribute some or all of the ordinary shares of ours that it owns to its shareholders, which could significantly reduce its shareholding. In the event that NewLink ceases to be a significant shareholder of ours as a result of such distribution, our collaborative relationship with NewLink may suffer, and NewLink may reduce the level of support it affords us or otherwise take actions that are not in our best interests or the best interests of our other shareholders, which could have a material adverse effect on our business, financial condition, results of operations and cash flows.

We rely on our collaborative arrangements with the operator of Kuaidian in delivering our EV charging solutions.

We benefit significantly from and we are expected to continue relying on Kuaidian’s existing user base and services for our mobility connectivity services, connecting end-users on Kuaidian with our charging station customers.

Historically, Kuaidian Power Beijing operated Kuaidian. As part of the Restructuring, the ownership of Kuaidian as well as the rights to access and use certain data generated by or in the possession of Kuaidian have been transferred to a third-party service provider as of the date of this prospectus.

A series of agreements, including a Business Cooperation Agreement, a Data Service Agreement and a Charging Business Cooperation Agreement, took effect in March 2022 between NaaS and the third-party service provider pursuant to which NaaS has and is expected to continue to receive certain services from such operator in relation to the delivery of EV charging solutions for an initial term of five years. There is however no assurance that we will continue to maintain the same collaborative arrangements with or receive the same level of services from the third-party service provider. If the arrangement between NaaS and the third-party service provider is terminated or expires without renewal, or if the third-party service provider fails to perform its obligations under this arrangement, becomes unable to provide its services timely and effectively, or at all, or decides to conduct its business or operate Kuaidian in a way that is detrimental to our business interests, our business may be severely interrupted and there would be a material adverse effect on our business, results of operations, financial condition, and prospects. Further, because the third-party service provider is the sole service provider through whom we are given access to Kuaidian’s existing user base and services, we also face risks resulting from our reliance on a single service provider for a key aspect of our business. For examples, if the third-party service provider terminates the business cooperation agreement with us or if the agreement expires without renewal, we may not be able to identify an alternative service provider that provides comparable services. Even if we find an alternate provider, we may not be able to enter into a similar agreement with such alternate provider in a timely manner or on terms that are acceptable to us or at all and there are also significant risks associated with any transitioning activities. This will cause significant disruption to our business, which could in turn materially and adversely impact our business, results of operations, financial condition, and prospects.

Our results of operation and future profitability are and will remain highly dependent on the success of our online EV charging solutions.

Our results of operation and future profitability are and will continue to substantially depend on the commercial success and market acceptance of our online EV charging solutions. As a result of such dependence, a significant decline in the demand for or pricing of our online EV charging solutions would have a material adverse effect on our business, operating results and financial condition. Any decline in the market demand for these solutions or any failure to timely improve our solutions or introduce new solutions could have a material adverse effect on our business, financial condition and results of operations. To the extent that our EV charging solutions do not meet customer expectations, in terms of quality, cost or otherwise, our future profitability may be materially and adversely affected. There can also be no assurance that we will be able to broaden our product and service portfolio or reduce our reliance on online EV charging solutions.

Failure to effectively expand our sales and marketing capabilities could harm our ability to efficiently deliver our solutions, retain existing customers, increase our customer base, or achieve broader market acceptance of our solutions.

Our ability to efficiently deliver our solutions, retain existing customers, grow our customer base, achieve broader market acceptance, grow revenue, and achieve and sustain profitability will depend, to a significant extent, on our ability to effectively expand our sales and marketing operations and activities. Sales and marketing expenses represent a significant percentage of our total revenue, and our operating results will suffer if sales and marketing expenditures do not contribute significantly to increasing revenue.

We are and we expect to be dependent on our in-house business development team to identify new charging station customers and explore near-term and long-term opportunities and convert them into our customers. We expect to continue expanding our direct business development force but we may not be able to recruit or retain a sufficient number of qualified personnel, which may adversely affect our ability to expand our business development capabilities. New hires require significant training and time before they achieve full productivity, particularly in new sales territories. Furthermore, hiring business development personnel in new regions can be costly, complex and time-consuming, and requires additional set up and upfront costs that may be disproportionate to the initial revenue expected from those countries. There is significant competition for qualified business development personnel with strong sales skills and technical knowledge. Our ability to achieve significant revenue growth in the future will depend, in large part, on our success in recruiting, training, incentivizing and retaining a sufficient number of qualified business development personnel and on such personnel attaining desired productivity levels within a reasonable amount of time.

We also seek to improve the efficiency of our mobility connectivity services and attract more charging stations and end-users to join our network through a variety of online and offline marketing and branding activities and promotions targeting end-users and other users of our EV charging network. This continues to require us to improve our marketing approaches and experiment with new marketing methods to keep pace with industry developments and end-user preferences. Failure to refine our existing marketing strategies or to introduce new marketing activities in a cost-effective manner could reduce our customer mindshare, lower the effectiveness of the EV charging solutions we provide to our station customers and negatively impact our revenues, and consequently affect our profitability.

Our business will be harmed if we fail to continue investing in our sales and marketing capabilities or if our continuing investment does not generate a proportionate increase in revenue.

We rely on marketing, branding and promotional activities to maintain, enhance and protect our reputation and brand recognition, expand our business and improve the efficiency of our solutions, which activities may be costly and may not be effective.

We believe that maintaining and enhancing our reputation and brand recognition is critical to our relationships with both our end-users and our station customers. We seek to improve the efficiency of our mobility connectivity services and attract more charging stations to join our network through a range of marketing, branding and promotional activities that target our end-users.

The promotion of our brand may require us to make substantial investments, including incentives offered to end users, and we anticipate that, as the market becomes increasingly competitive, these marketing initiatives may become increasingly difficult and expensive. Our marketing activities may not be successful or yield increased revenue, and to the extent that these activities yield increased revenue, the increased revenue may not offset the expenses we incur and our results of operations could be harmed. If we scale back our marketing activities or if our marketing efforts or the channels we use to promote our products and services become less effective, or if our competitors decide to devote more resources to marketing activities, we may fail to attract new end-users or charging stations or to retain our existing end-users or charging stations, in which case our business, operating results and financial condition, would be materially and adversely affected.

Our operations have been and may continue to be negatively affected by the COVID-19 pandemic.

Since late 2019, the outbreak of a novel strain of coronavirus named COVID-19 has materially and adversely affected the global economy. In response, governments around the world imposed widespread lockdowns, closure of work places and restrictions on mobility and travel to contain the spread of the virus. Our business has been affected by the COVID-19 pandemic in the past. For example, due to slowed economic activities, end-users have become more price-sensitive and we may be required to provide more incentives and expend more resources on marketing activities to help generate more charging transactions for our charging station customers. Disruptions in the manufacturing, delivery and overall supply chain of vehicle and charging equipment manufacturers and suppliers have resulted in additional costs and, to a lesser extent, component shortages, and have led to fluctuations in the growth of EV sales in markets around the world and had an impact on our procurement services.

Disruptions in the manufacturing, delivery and overall supply chain of vehicle manufacturers and suppliers, such as exacerbated port congestion and intermittent supplier shutdowns and delays, have resulted in additional costs and, to a lesser extent, component shortages, and have led to fluctuations in the growth of EV sales in markets around the world. Any sustained downturn in the demand for EVs would also harm our business. Increased demand for personal electronics has also created a shortfall of semiconductor chips, which has caused additional supply challenges both within and outside of the EV and EV charging industry.

The longer-term trajectory of COVID-19 and the effects of mutations in the virus, both in terms of scope and intensity of the pandemic, together with their impact on our industry and the broader economy are still difficult to assess or predict and pose significant uncertainties that will be difficult to quantify. If the situation takes a turn for the worse in China, or if there is not a material recovery in other markets where we operate, our business, results of operations and financial condition could be materially and adversely affected.

We currently have a concentrated station customer base with a limited number of key station customers. The loss of one or more of our key station customers, or a failure to renew our agreements with one or more of our key station customers, could adversely affect our results of operations and ability to market our products and services.

NaaS derived a substantial portion of its revenue from a limited number of key station customers. Although we plan to expand and diversify our station customer base, we still expect to be reliant on our major station customers. For the year ended December 31, 2022, NaaS’ top five station operator customers accounted for approximately 19.5% of its revenue. In addition, a substantial number of charging stations on our network are operated under a franchise business model offered by one of our customers. These stations are connected to our network via our key station customer and we have no direct business relationship with their operators.

We expect that a substantial portion of our revenue will continue to be derived from a relatively limited number of station customers. If we were to lose any of our key station customers, or if any of such customers experiences lower sales or lower charging volume, decides to conduct its business in a way that is not aligned with our business interests, or take other actions that are detrimental to our interests, there could be a material adverse effect on our results of operations, business, financial condition, and prospects. Key station customers may also seek, and on occasion receive, pricing, payment or other commercial terms that are less favorable to us and can hurt our competitive position.

Our future growth and success is highly correlated with and thus dependent upon the continuing rapid adoption of EVs for passenger and fleet applications.

Our future growth is highly dependent upon the adoption of EVs by businesses and consumers. The market for EVs is still rapidly evolving, characterized by rapidly changing technologies, competitive pricing and competitive factors, evolving government regulation and industry standards and changing consumer demands and behaviors, changing levels of concern related to environmental issues and governmental initiatives related to climate change and the environment generally. Although the demand for EVs has grown in recent years, there is no guarantee of continuing future demand. If the market for EVs develops more slowly than expected, or if the demand for EVs decreases, our business, prospects, financial condition and operating results would be harmed. The market for EVs could be affected by numerous factors, such as:

•	perceptions about EV features, quality, safety, performance and cost;

•	perceptions about the limited range over which EVs may be driven on a single battery charge;

•	competition, including from other types of alternative fuel vehicles, plug-in hybrid electric vehicles and high fuel-economy internal combustion engine vehicles;

•	volatility in the cost of oil and gasoline;

•	concerns regarding the stability of the electrical grid;

•	the decline of EV battery’s ability to hold a charge over time;

•	availability of service for EVs;

•	consumers’ perception about the convenience and cost of charging EVs;

•	increases in fuel efficiency;

•	government regulations and economic incentives, including adverse changes in, or expiration of, favorable tax incentives related to EVs, EV charging stations or decarbonization generally;

•	relaxation of government mandates or quotas regarding the sale of EVs; and

•	concerns about the future viability of EV manufacturers.

In addition, sales of vehicles in the automotive industry can be cyclical, which may affect growth in the acceptance of EVs. It is uncertain how macroeconomic factors will impact demand for EVs, particularly since they can be more expensive than traditional gasoline-powered vehicles, when the automotive industry globally has been experiencing a recent decline in sales. There have been fluctuations in terms of year-over-year growth in sales volume in China recently for passenger vehicles in general as well as for EVs. It cannot be predicted how the consumer demand for EVs and for passenger vehicles in general will develop in the future. COVID-19 also had a significant adverse impact on EV sales and automobile sales in general in China. Amid the market slowdown, certain automakers operating in China have suffered declining performance or financial difficulties. If the consumer demand for EVs in China abates, our business, financial condition and results of operations could be materially and adversely affected.

Demand for EVs may also be affected by factors directly impacting automobile prices or the cost of purchasing and operating automobiles, such as sales and financing incentives, prices of raw materials and parts and components, cost of fuel and governmental regulations, including tariffs, import regulation and other taxes. Volatility in demand may lead to lower vehicle unit sales, which may result in reduced demand for EV charging services and related solutions and therefore adversely affect our business, financial condition and operating results.

The EV market in China has benefited from the availability of rebates, tax credits and other financial incentives from governments, utilities and others to offset the purchase or operating cost of EVs and EV charging stations. Any reduction, modification, or elimination of such benefits could cause reduced demand for EVs and EV charging services, which would adversely affect our financial results.

Our growth benefits from PRC government policies at central and local levels that favor the adoption of EVs and expansion of EV charging stations.

The PRC government has been implementing strict vehicle emission standards for internal combustion engine vehicles. Certain municipal governments in China impose quotas and lottery or bidding systems to limit the number of license plates issued to internal combustion engine vehicles, but exempt qualified EVs from these restrictions to incentivize the development of the EV market.

The PRC government also provides incentives to end-users and purchasers of EVs and EV charging stations in the form of tax exemptions, subsidies, other financial incentives and preferential utility rates for charging facilities. The EV market relies on these governmental rebates, tax credits and other financial incentives to significantly lower the effective price of EVs and EV charging services to end-users. However, these incentives may expire on a particular date, end when the allocated funding is exhausted, or be reduced or terminated as a matter of regulatory or legislative policy. As an example, the PRC central government has recently implemented a phase-out schedule for the subsidies provided for purchasers of certain EVs. On December 31, 2021, the Ministry of Finance, the Ministry of Industry and Information Technology (the “MIIT”), the Ministry of Science and Technology and the National Development and Reform Commission jointly issued the Notice on the Promotion and Application of Financial Subsidy Policies for New Energy Vehicles in 2022. According to the notice, the level of subsidy for new energy vehicles was reduced by 30% in 2022 compared with 2021. The notice also stipulates that the subsidy for new energy vehicle purchases would terminate on December 31, 2022, and vehicles registered after December 31, 2022 will no longer be entitled to any government subsidy. The termination or scaling back of any governmental support or incentive could adversely affect our business, financial condition and operating results.

We are subject to risks related to the restatement of NaaS’ financial statements for the years ended December 31, 2020 and 2021 and the pro forma information for the year ended December 31, 2021.

We have amended and restated (i) the combined financial statements of NaaS as of and for the years ended December 31, 2020, and 2021, together with the notes thereto, and (ii) the pro forma condensed combined statement as of and for the year ended December 31, 2021, together with the notes thereto, each as included in the Shell Company Report on Form 20-F originally filed by the Company on June 16, 2022, to correct the presentation of revenues to be consistent with our recognition and measurement policy for each class of revenues and to reflect certain other adjustments that we found necessary (the “Restatement”).

We may receive additional inquiries from regulatory authorities regarding the Restatement. We and our current and former directors and officers may be subject to future claims, investigations or proceedings arising from the Restatement. Any future inquiries from the SEC or other regulatory authorities, or future claims or proceedings as a result of the Restatement will, regardless of the outcome, likely consume a significant amount of our internal resources and result in additional costs. In addition, we may be the subject of negative publicity focusing on the Restatement and adjustment of NaaS’ financial statements, and we may be adversely impacted by negative reactions from our customers or others with whom we do business, including negative perceptions of or concerns over our internal controls. Such adverse publicity and potential reactions from customers and other business partners could harm our business and have an adverse effect on our financial condition.

If we fail to implement and maintain an effective system of internal controls to remediate our material weaknesses over financial reporting, we may be unable to accurately report our results of operations, need to restate our financial statements for prior periods, meet our reporting obligations or prevent fraud, and investor confidence and the market price of our ADSs may be materially and adversely affected.

In connection with the audit of the restated combined financial statements of NaaS as of and for the years ended December 31, 2020 and 2021, one material weakness in NaaS’ internal controls over financial reporting has been identified. As defined in the standards established by the PCAOB, a “material weakness” is a deficiency, or combination of deficiencies, in internal controls over financial reporting, such that there is a reasonable possibility that a material misstatement of the annual or interim financial statements will not be prevented or detected on a timely basis.

The material weakness identified is that NaaS lacks sufficient financial reporting and accounting personnel with appropriate knowledge of IFRS and the SEC reporting requirements to properly address complex IFRS accounting issues and related disclosures in accordance with IFRS and financial reporting requirements set forth by the SEC. The material weakness has led to the restatement of combined financial statements of NaaS as of and for the years ended December 31, 2020 and 2021 and if not remediated timely, may lead to material misstatements in our consolidated financial statements in the future. Following the identification of the material weakness, we have taken measures and plan to continue to take measures to remediate this material weakness. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Internal Controls Over Financial Reporting.” However, the implementation of these measures did not fully address the material weakness in our internal controls over financial reporting and our management concluded that the material weakness continued to exist as of December 31, 2022.

Further, in connection with the audit of our consolidated financial statements as of and for the year ended December 31, 2022 included in this prospectus, we also identified deficiencies of ineffective information technology general controls in the areas of policies and procedures, program change and user access management over certain information technology systems that support financial reporting processes that in the aggregate constitute a material weakness.

Therefore, as of December 31, 2022, two material weaknesses in our internal control over financial reporting, as defined in the standards established by the PCAOB existed that arose from our (i) lack of sufficient financial reporting and accounting personnel with appropriate knowledge of IFRS and the SEC reporting requirements to properly address complex IFRS accounting issues and related disclosures in accordance with IFRS and financial reporting requirements set forth by the SEC, and (ii) ineffective information technology general controls in the areas of policies and procedures, program change and user access management over certain information technology systems that support financial reporting processes. Such material weaknesses, if not timely remediated, may lead to significant misstatements in our consolidated financial statements in the future.

Our independent registered public accounting firm did not undertake a comprehensive assessment of our internal control under the Sarbanes-Oxley Act for purpose of identifying and reporting any material weaknesses in our internal control over financial reporting. Had our independent registered public accounting firm been required to perform an audit of our internal control over financial reporting, additional deficiencies may have been identified.

Our failure to correct any material weakness or our failure to discover and address any other material weakness could result in inaccuracies in our financial statements, require us to restate our financial statements for prior periods and impair our ability to comply with applicable financial reporting requirements and related regulatory filings on a timely basis. Moreover, ineffective internal controls over financial reporting could significantly hinder our ability to prevent fraud.

Furthermore, our independent registered public accounting firm has not conducted an audit of our internal control over financial reporting. It is possible that, had our independent registered public accounting firm conducted an audit of our internal controls over financial reporting, it may have identified additional material weakness. We are subject to the Sarbanes-Oxley Act of 2002. Section 404(a) of the Sarbanes-Oxley Act, or Section 404, requires that we include a report from management on the effectiveness of our internal controls over financial reporting in our annual report on Form 20-F. Our management has concluded that our internal controls over financial reporting is not effective as of December 31, 2022. Moreover, even if our management concludes that our internal controls over financial reporting is effective, our independent registered public accounting firm, after conducting its own independent testing, may issue a report that is adverse if it is not satisfied with our internal controls or the level at which our controls are documented, designed, operated or reviewed, or if it interprets the relevant requirements differently from us. In addition, as we are now a public company, our reporting obligations have required additional attention from our management, operational and financial resources and systems. We may be unable to timely complete our evaluation and testing and any required remediation.

During the course of documenting and testing our internal control procedures, in order to satisfy the requirements of Section 404, we may identify other material weakness in our internal controls over financial reporting. In addition, if we fail to maintain the adequacy of our internal controls over financial reporting, as these standards are modified, supplemented or amended from time to time, we may not be able to conclude on an ongoing basis that we have effective internal controls over financial reporting in accordance with Section 404. If we fail to achieve and maintain an effective internal control environment, we could suffer material misstatements in our consolidated financial statements and fail to meet our reporting obligations, which would likely cause investors to lose confidence in our reported financial information. This could in turn limit our access to capital markets, harm our results of operations, and lead to a decline in the trading price of our ADSs. Additionally, ineffective internal control overs financial reporting could expose us to increased risk of fraud or misuse of corporate assets and subject us to potential delisting from the stock exchange on which we list, regulatory investigations and civil or criminal sanctions. We may also be required to restate our consolidated financial statements for prior periods.

Our business is subject to complex and evolving PRC laws and regulations regarding cybersecurity and data privacy.

Historically, our PRC subsidiary, Kuaidian Power Beijing, operated Kuaidian. As part of the Restructuring, the ownership of Kuaidian as well as the rights to access and use certain data generated by or in the possession of Kuaidian have been transferred to a third-party service provider as of the date of this prospectus. NaaS entered into a business cooperation agreement with the third-party service provider, pursuant to which NaaS will receive certain services from such operator in relation to the delivery of EV charging solutions.

We and the third-party service provider face challenges with respect to the complex and evolving laws and regulations regarding cybersecurity and data privacy in China, including without limitation, the PRC Criminal Law, PRC Civil Code, PRC Cybersecurity Law, PRC Data Security Law, and PRC Personal Information Protection Law. These laws and regulations mandate the protection of the confidentiality, integrity, availability, and authenticity of the information of end-users. While we believe the third-party service provider has adopted information security policies and deployed measures to implement the policies, there could be compromise or breach of its information system due to increased level of expertise of hackers or otherwise. If the third-party service provider is unable to protect its systems, and hence the information stored in its systems, from unauthorized access, use, disclosure, disruption, modification, or destruction, such problems or security breaches could cause the termination or suspension of the business of the third-party service provider or otherwise result in material adverse impact on its operations and thereby its collaborative arrangement with us. This could in turn have material adverse impact on our business, prospects, financial condition and operating results.

The PRC Criminal Law, as most recently amended on March 1, 2021, prohibits institutions, companies and their employees from selling or otherwise illegally disclosing a PRC citizen’s personal information obtained during the course of performing duties or providing services, or obtaining such information through theft or other illegal ways. On November 7, 2016, the Standing Committee of the National People’s Congress of the PRC issued the Cyber Security Law of the PRC (the “Cyber Security Law”), which became effective on June 1, 2017. Pursuant to the Cyber Security Law, network operators must not collect users’ personal information without their consent and may only collect users’ personal information necessary to the provision of services. Providers are also obligated to provide security maintenance for their products and services and to comply with provisions regarding the protection of personal information as stipulated under the relevant laws and regulations. On September 14, 2022, the CAC issued a proposed revision of the Cyber Security Law, purporting to increase fines for serious violations of up to RMB 50 million or 5% of annual revenues from the prior year. The Civil Code of the PRC (issued by the National People’s Congress of the PRC on May 28, 2020, and effective from January 1, 2021) provides the main legal basis for privacy and personal information infringement claims under Chinese civil law.

PRC regulators have been increasingly focused on regulation in areas of data security and data protection. The PRC regulatory requirements regarding cybersecurity are constantly evolving. For instance, various regulatory bodies in China, including the CAC, the MIIT, the Ministry of Public Security and the State Administration for Market Regulation, have enforced data privacy and protection laws and regulations with varying and evolving standards and interpretations. In addition, certain internet platforms in China have reportedly been subject to heightened regulatory scrutiny in relation to cybersecurity matters.

In April 2020 the Chinese government promulgated the Cybersecurity Review Measures (the “2020 Cybersecurity Review Measures”), which came into effect on June 1, 2020. On December 28, 2021, the Chinese government promulgated the amended Cybersecurity Review Measures (the “2022 Cybersecurity Review Measures”), which came into effect on February 15, 2022. According to the 2022 Cybersecurity Review Measures, (i) critical information infrastructure operators’ purchase of network products and services and internet platform operators’ data processing activities shall be subject to cybersecurity review in accordance with the 2022 Cybersecurity Review Measures if such activities affect or may affect national security; and (ii) internet platform operators holding personal information of more than one million users and seeking to have their securities listed on a stock exchange in a foreign country are required to file for cybersecurity review with the Cybersecurity Review Office. Under the Regulation on Protecting the Security of Critical Information Infrastructure promulgated by the State Council on July 30, 2021, effective September 1, 2021, “critical information infrastructure” is defined as important network facilities and information systems in important industries and fields, such as public telecommunication and information services, energy, transportation, water conservancy, finance, public services, e-government and national defense, science, technology and industry, as well as other important network facilities and information systems that, in case of destruction, loss of function or leak of data, may severely damage national security, the national economy and the people’s livelihood and public interests. As of the date of this prospectus, neither we nor the third-party service provider has been informed by any PRC governmental authority that we or it operates any “critical information infrastructure.”

The 2022 Cybersecurity Review Measures provides, among others, that: (i) internet platform operators who are engaged in data processing are also subject to the regulatory scope; (ii) the CSRC is included as one of the regulatory authorities for purposes of jointly establishing the state cybersecurity review mechanism; (iii) internet platform operators holding personal information of more than one million users and seeking to have their securities list on a stock exchange in a foreign country shall file for cybersecurity review with the Cybersecurity Review Office; (iv) the risks of core data, important data or large amounts of personal information being stolen, leaked, destroyed, damaged, illegally used or illegally transmitted to overseas parties and the risks of critical information infrastructure, core data, important data or large amounts of personal information being influenced, controlled or used maliciously by foreign governments and any cybersecurity risk associated with a company’s listing on a stock exchange shall be collectively taken into consideration during the cybersecurity review process; and (v) critical information infrastructure operators and internet platform operators covered by the 2022 Cybersecurity Review Measures shall take measures to prevent and mitigate cybersecurity risks in accordance with the requirements therein. On November 14, 2021, the CAC released the draft Administrative Regulation on Network Data Security for public comments through December 13, 2021 (the “Draft Administrative Regulation on Network Data Security”). Under the Draft Administrative Regulation on Network Data Security, (i) data processors, i.e., individuals and organizations who can decide on the purpose and method of their data processing activities at their own discretion, that process personal information of more than one million individuals shall apply for cybersecurity review before listing in a foreign country; (ii) overseas data processors shall carry out annual data security evaluation and submit the evaluation report to the municipal cyberspace administration authority; and (iii) where the data processor undergoes merger, reorganization or subdivision that involves important data and personal information of more than one million individuals, the transaction shall be reported to the authority in-charge at the municipal level (by data processor or data recipient).

As of the date of this prospectus, neither we nor the third-party service provider has been directed by any PRC governmental authority to apply for cybersecurity review, or received any inquiry, notice, warning, sanction in such respect or been denied permission from any Chinese authority with respect to the listing on a stock exchange in any foreign country, the Mergers or the Transactions. However, as the PRC government has the authority and discretion to interpret and implement these laws and regulations and there remains uncertainty in the interpretation and enforcement of relevant PRC cybersecurity laws and regulations, there is no assurance that we or the third-party service provider will not be deemed to be subject to PRC cybersecurity review requirements under the 2022 Cybersecurity Review Measures or the Draft Administrative Regulations on Network Data Security (if enacted) as a critical information infrastructure operator or an internet platform operator that is engaged in data processing activities that affect or may affect national security or holds personal information of more than one million users, nor can it be assured that we or the third-party service provider would be able to pass any cybersecurity review if required. In addition, we and the third-party service provider could become subject to enhanced cybersecurity review or investigations launched by PRC regulators in the future pursuant to any new laws, regulations or policies. Any failure or delay in the completion of the cybersecurity review or any other non-compliance with applicable laws and regulations may result in fines, suspension of business, prospects, website closure, revocation of business licenses or other penalties, as well as reputational damage or legal proceedings or actions against us or the third-party service provider, which may have a material adverse effect on our business, financial condition and results of operations.

On June 10, 2021, the Standing Committee of the National People’s Congress of the PRC, promulgated the PRC Data Security Law, which became effective in September 2021. The PRC Data Security Law imposes data security and privacy obligations on entities and individuals carrying out data activities, and introduces a data classification and hierarchical protection system based on the importance of data in economic and social development and the degree of harm it will cause to national security, public interests or the rights and interests of individuals or organizations when such data is tampered with, destroyed, leaked or illegally acquired or used. The PRC Data Security Law also provides for a national security review procedure for data activities that may affect national security and imposes export restrictions on certain data and information. On August 20, 2021, the Standing Committee of the National People’s Congress promulgated the Personal Information Protection Law, effective November 1, 2021. The Personal Information Protection Law clarifies the required procedures for personal information processing, the obligations of personal information processors, and individuals’ personal information rights and interests. The Personal Information Protection Law provides that, among other things, (i) the processing of personal information is only permissible under certain circumstances, such as prior consent from the subject individual, fulfillment of contractual and legal obligations, furtherance of public interests or other circumstances prescribed by laws and regulations; (ii) the processing of personal information should be conducted in a disciplined manner with as little impact on individuals’ rights and interests as possible, and (iii) excessive collection of personal information is prohibited. In particular, the Personal Information Protection Law provides that personal information processors should ensure the transparency and fairness of automated decision-making based on personal information, refrain from offering unreasonably differentiated transaction terms to different individuals and, when sending commercial promotions or information updates to individuals selected through automated decision-making, simultaneously offer such individuals an option not based on such individuals’ specific characteristics or a more convenient way for such individuals to turn off such promotions.

On July 7, 2022, the CAC promulgated the Measures on Security Assessment of Cross-border Data Transfer which became effective on September 1, 2022. Such data export measures requires that any data processor which processes or exports personal information exceeding certain volume threshold under such measures shall apply for security assessment by the CAC before transferring any personal information abroad, including the following circumstances: (i) important data will be provided overseas by any data processor; (ii) personal information will be provided overseas by any operator of critical information infrastructure or any data processor who processes the personal information of more than 1,000,000 individuals; (iii) personal information will be provided overseas by any data processor who has provided the personal information of more than 100,000 individuals in aggregate or has provided the sensitive personal information of more than 10,000 individuals in aggregate since January 1 of last year; and (iv) other circumstances where the security assessment is required as prescribed by the CAC. The security assessment requirement also applies to any transfer of important data outside of China.

The MIIT promulgated the Administrative Measures on Data Security in the Field of Industry and Information Technology (for Trial Implementation), effect on January 1, 2023. The Measures applies to the data processing activities in the field of industry and information technology carried out within the territory of China, and sets out a series of data security protection obligations for data processors in such field, such as establishing a full life-cycle data security management system, appointing data security management personnel, and conducting filings for the important data and core data processed by the data processors.

Pursuant to the 2022 Cybersecurity Review Measures, we conducted a self-assessment with respect to the status of our compliance with the Cyber Security Law, the Data Security Law, the Personal Information Protection Law, and the relevant implementing regulations and we implemented various measures to improve the overall compliance level. We are of the view that our existing practices are compliant with applicable requirements imposed under the foregoing laws, rules and regulations, including the regulations or policies that have been issued by the CAC to date, in all material respects. However, regulatory requirements on cybersecurity and data privacy are evolving and can be subject to varying interpretations or significant changes. While NaaS transferred the ownership of Kuaidian as well as the rights to access and use certain data generated by or in the possession of Kuaidian to the third-party service provider and despite our efforts to comply with laws and regulations relating to privacy, data protection and information security, there is no guarantee that the current security measures, practices and operations of ours and of the third-party service provider are and will remain compliant with applicable laws. In the event of non-compliance or any compromise of security that results in unauthorized access, use or release of personally identifiable information or other data, or the perception or allegation that any of the foregoing types of failure or compromise has occurred, our reputation could be harmed and we may be subject to investigations and penalties by PRC governmental authorities, including fines, suspension of business, and revocation of required licenses, as well as private claims and litigations, any of which could materially and adversely affect our business, prospects, financial condition and operating results and could result in a material impact on the value of our securities.

We rely on the service of our founders and certain members of our executive management team, and the loss of any of them may adversely affect our operations. Further, if we are unable to attract or retain key employees and hire qualified management, technical, engineering and sales personnel, our ability to compete and successfully grow our business would be harmed.

Our continued success is and will continue to depend to a significant extent on the efforts and abilities of Mr. Zhen Dai, Ms. Yang Wang and Mr. Alex Wu, serving as our chairman of board of directors, chief executive officer and chief financial officer, respectively, and each of whom is and will continue to be actively engaged in our management and determines our strategic direction. The departure of any of the foregoing key individuals from or their reduced attention to us could have a material adverse effect on our operations, financial condition and operating results. Mr. Dai and Ms. Wang also serve as chairman and president of NewLink, respectively, and may not be able to devote her full efforts to our affairs.

We are and will continue to be dependent upon the services of members of our executive management team. Our future performance will also depend on their continued services and continuing contributions to formulate and execute our business plan and to identify and pursue new opportunities and product innovations. The loss of services of any of these individuals, or the ineffective management of any leadership transitions could significantly delay or prevent the achievement of our development and strategic objectives, which could adversely affect our business, financial condition, and operating results.

Our success also depends, in part, on the continuing ability to identify, hire, attract, train and develop and retain highly qualified personnel. The inability to recruit and retain qualified personnel in the future, could have an adverse effect on our business and financial condition. Competition for employees can be intense and the ability to attract, hire and retain them will depend on our ability to provide competitive compensation. We may not be able to attract, assimilate, develop or retain qualified personnel in the future.

We may need to raise additional funds and these funds may not be available when needed, if at all.

We may need to raise additional capital in the future to further scale and expand our business. We may raise additional funds through the issuance of equity, equity-related or debt securities, or through obtaining credit from government or financial institutions. There is no certainty that additional funds will be available on favorable terms when required, or at all. If additional funds cannot be obtained when needed, our financial condition, results of operations, business and prospects could be materially and adversely affected. If we raise funds through the issuance of debt securities or through loan arrangements, the terms of which could require significant interest payments, contain covenants that restrict our business, or other unfavorable terms. In addition, to the extent we raise funds through the sale of additional equity securities, our shareholders would experience additional dilution.

We expect to incur research and development costs in and to devote significant resources to the development of new products and services, which could significantly reduce our profitability and may never result in revenue.

Our future growth depends on penetrating new markets, adapting existing products and services to new applications and customer requirements, and introducing new products and services that achieve market acceptance. NaaS’ research and development expenses were RMB17.6 million, RMB30.3 million and RMB36.6 million (US$5.3 million) in 2020, 2021 and 2022, respectively. We are expected to incur greater research and development expenses in the future as part of our efforts to design, develop and market new products and services and enhance existing products and services. Further, our research and development program may not produce successful results, and our new products may not achieve market acceptance, create additional revenue or become profitable.

We may not be able to adequately establish, maintain, protect and enforce our intellectual property and proprietary rights or prevent others from unauthorized use of our technology and intellectual property rights, which could harm our business and competitive position and also make us subject to ligations brought by third parties.

Our intellectual property is an essential asset of our business and such intellectual property forms an essential part of our asset. Failure to adequately protect such intellectual property rights could result in our competitors offering similar products and services, potentially resulting in the loss of our competitive advantage and a decrease in our revenue, which would adversely affect our business prospects, financial condition and operating results. Our success depends on the ability to protect our core technology and intellectual property. We expect to rely on a combination of intellectual property rights, such as patents, trademarks, copyrights and trade secrets (including know-how), in addition to employee and third-party nondisclosure agreements, intellectual property licenses and other contractual rights, to establish, maintain, protect and enforce our rights in our technology, proprietary information and processes. Intellectual property laws and our procedures and restrictions will provide only limited protection and any of our intellectual property rights may be challenged, invalidated, circumvented, infringed or misappropriated. If we fail to protect our intellectual property rights adequately, we may lose an important advantage in the markets in which we compete. While we are expected to take measures to protect our intellectual property, such efforts may be insufficient or ineffective, and any of our intellectual property rights may be challenged, which could result in them being narrowed in scope or declared invalid or unenforceable. Other parties may also independently develop technologies that are substantially similar or superior. We may also be forced to bring claims against third parties, or defend claims that they may bring against us, to determine the ownership of what we regard as our intellectual property. However, the measures we will take to protect our intellectual property from unauthorized use by others may not be effective and there can be no assurance that our intellectual property rights will be sufficient to protect against others offering products, services or technologies that are substantially similar or superior to those of ours and that compete with our business.

Litigation may be necessary in the future to enforce our intellectual property rights and to protect our trade secrets. Our efforts to enforce our intellectual property rights may be met with defenses, counterclaims and countersuits attacking the validity and enforceability of our intellectual property. Any litigation initiated concerning the violation by third parties of our intellectual property rights is likely to be expensive and time-consuming and could lead to the invalidation of, or render unenforceable, our intellectual property, or could otherwise have negative consequences for us. Furthermore, it could result in a court or governmental agency invalidating or rendering unenforceable our patents or other intellectual property rights upon which the suit is based. We will not be able to protect our intellectual property if we are unable to enforce our rights or if we fail to detect unauthorized use of our intellectual property. Our inability to protect our proprietary technology against unauthorized copying or use, as well as any costly litigation or diversion of our management’s attention and resources, could delay the introduction and implementation of new technologies. Moreover, policing unauthorized use of technologies, trade secrets and intellectual property may be difficult, expensive and time-consuming. If we fail to meaningfully establish, maintain, protect and enforce our intellectual property and proprietary rights, our business, operating results and financial condition could be adversely affected.

We may need to defend against intellectual property infringement or misappropriation claims, which may be time-consuming and expensive.

From time to time, the holders of intellectual property rights may assert their rights and urge us to take licenses, and/or may bring suits alleging infringement, misappropriation or other violation of such rights. There can be no assurance that we will be able to mitigate the risk of potential suits or other legal demands by competitors or other third-parties. Accordingly, we may consider entering into licensing agreements with respect to such rights, although no assurance can be given that such licenses can be obtained on acceptable terms or that litigation will not occur, and such licenses and associated litigation could significantly increase our operating expenses. In addition, if we are determined to have or believe there is a high likelihood that we have infringed upon, misappropriated or otherwise violated a third party’s intellectual property rights, we may be required to cease making, selling or incorporating certain key components or intellectual property into the products and services we offer, to pay substantial damages and/or royalties, to redesign our products and services, and/or to establish and maintain alternative branding. In addition, to the extent that our customers and business partners become the subject of any allegation or claim regarding the infringement, misappropriation or other violation of intellectual property rights related to our products and services, we may be required to indemnify such customers and business partners. If we were required to take one or more such actions, our business, prospects, operating results and financial condition could be materially and adversely affected. In addition, any litigation or claims, whether or not valid, could result in substantial costs, negative publicity and diversion of resources and management attention.

Unpatented proprietary technology, trade secrets, processes and know-how are relied on.

We rely on proprietary information (such as trade secrets, know-how and confidential information) to protect intellectual property that may not be patentable, or that we believe is best protected by means that do not require public disclosure. We expect to protect this proprietary information by entering into confidentiality agreements, or consulting, services or employment agreements that contain non-disclosure and non-use provisions with our employees, consultants, contractors, scientific advisors and third parties. However, there is no guarantee that we will enter into such agreements with each party that has or may have had access to our trade secrets or proprietary information and, even if entered into, these agreements may be breached or may otherwise fail to prevent disclosure, third-party infringement or misappropriation of our proprietary information, may be limited as to their term and may not provide an adequate remedy in the event of unauthorized disclosure or use of proprietary information. We will have limited control over the protection of trade secrets used by our third-party manufacturers and suppliers and could lose future trade secret protection if any unauthorized disclosure of such information occurs. In addition, our proprietary information may otherwise become known or be independently developed by our competitors or other third parties. To the extent that our employees, consultants, contractors and other third parties use intellectual property owned by others in their work for us, disputes may arise as to the rights in related or resulting know-how and inventions. Costly and time-consuming litigation could be necessary to enforce and determine the scope of our proprietary rights, and failure to obtain or maintain protection for our proprietary information could adversely affect our competitive business position. If any of our trade secrets were to be lawfully obtained or independently developed by a competitor or other third party, we would have no right to prevent them from using that trade secret. If any of our trade secrets were to be disclosed (whether lawfully or otherwise) to or independently developed by a competitor or other third party, our business, operating results, and financial condition will be materially and adversely affected.

We utilize open-source software, which may pose particular risks and could be harmful.

We utilize open-source software to develop our products and services. Some open-source software licenses require those who distribute open-source software as part of their own software products to publicly disclose all or part of the source code to such software product or to make available any modifications or derivative works of the open-source code on unfavorable terms or at no cost. This could result in our proprietary software being made available in the source code form and/or licensed to others under open-source licenses, which could allow our competitors or other third parties to use our proprietary software freely without spending the development effort, and which could lead to a loss of the competitive advantage of our proprietary technologies and, as a result, sales of our products and services. The terms of many open-source licenses have not been interpreted by courts, and there is a risk that open-source software licenses could be construed in a manner that imposes unanticipated conditions or restrictions on our ability to provide or distribute our products or services or retain ownership of our proprietary intellectual property. Additionally, we could face claims from third parties claiming ownership of, or demanding release of, the open-source software or derivative works that we developed using such software, which could include our proprietary source code, or otherwise seeking to enforce the terms of, or alleging breach of, the applicable open-source license. These claims could result in litigation and could require us to make our proprietary software source code freely available, purchase a costly license, or cease offering the implicated products or services unless and until our can re-engineer them to avoid breach of the applicable open-source software licenses or potential infringement. This re-engineering process could require us to expend significant additional research and development resources and may not be successful.

Additionally, the use of certain open-source software can lead to greater risks than use of third-party commercial software, as open-source licensors generally do not provide warranties or controls on the origin of software. There is typically no support available for open-source software, the authors of such open-source software may not implement or push updates to address security risks and may abandon further development and maintenance. Many of the risks associated with the use of open-source software, such as the lack of warranties or assurances of title, non-infringement or performance, cannot be eliminated, and could, if not properly addressed, negatively affect our business. Any of these risks could be difficult to eliminate or manage, and, if not addressed properly, could adversely affect our ownership of proprietary intellectual property, the quality and security of our services and products, or our business, results of operations and financial condition.

We depend on the information systems of our own and those of third parties for the effective delivery and performance of our products and services, and the overall effective and efficient functioning of our business. Failure to maintain or protect our information systems and data integrity effectively could harm our business, financial condition and results of operations.

We depend on our information systems for the effective and efficient functioning of our business, as well as for accounting, data storage, compliance, purchasing and inventory management. Our and our third-party collaborator’s information systems may be subject to computer viruses, ransomware or other malware, attacks by computer hackers, failures during the process of upgrading or replacing software, databases or components thereof, damage or interruption from fires or other natural disasters, hardware failures, telecommunication failures and user errors, among other malfunctions and other cyber-attacks. We and our third-party collaborators could be subject to an unintentional event that involves a third-party gaining unauthorized access to our systems, which could disrupt our operations, corrupt our data or result in release of confidential information. Any attempts by cyber attackers to disrupt our or our third-party collaborators’ services or systems, if successful, could harm our business, introduce liability to data subjects, result in the misappropriation of funds, be expensive to remedy, subject us to substantial fines, penalties, damages and other liabilities under applicable laws and regulations, lead to a loss of protection of our intellectual property or trade secrets and damage our reputation or brand. Additionally, theft of our intellectual property or proprietary business information could require substantial expenditures to remedy and even then may not be able to be remedied in full. We may have been and going forward will continue to be the target of events of this nature as cybersecurity threats have been rapidly evolving in sophistication and becoming more prevalent in the industry. Third parties upon whom we rely or with whom we have business relationships, including our customers, collaborators, suppliers, and others are subject to similar risks that could potentially have an adverse effect on our business.

To date, we have not experienced a system failure, cyber-attack or security breach that has resulted in a material interruption in our operations or material adverse effect on our financial condition. In the event we or our third-party collaborators experience significant disruptions, we may, despite having developed emergency plans for security incidents, be unable to repair such systems in an efficient and timely manner. Accordingly, such events may disrupt or reduce the efficiency of our entire operation and harm our business, financial condition and results of operations. Insurance may not be sufficient to cover significant expenses and losses related to cyber-attacks. Our information systems require an ongoing commitment of significant resources to maintain, protect and enhance. Efforts to prevent cyber attackers from entering computer systems are expensive to implement, and we may not be able to cause the implementation or enforcement of such preventions with respect to our third-party vendors. Though it is difficult to determine what, if any, harm may directly result from any specific interruption or attack, any failure to maintain performance, reliability, security and availability of systems and technical infrastructure may, in addition to other losses, harm our reputation, brand and ability to attract customers.

If our products or services are unavailable when our customers and end-users attempt to access them, they may seek other services, which could reduce demand for our solutions. Processes and procedures designed to enable quick recovery from a disaster or catastrophe and continued business operations and with tested capability under controlled circumstances, are in place. However, there are several factors ranging from human error to data corruption that could materially impact the efficacy of such processes and procedures, including by lengthening the time services are partially or fully unavailable to customers and users. It may be difficult or impossible to perform some or all recovery steps and continue normal business operations due to the nature of a particular disaster or catastrophe, especially during peak periods, which could cause additional reputational damages, or loss of revenue, any of which could adversely affect our business and financial results.

The obligation to disclose information publicly may put us at a disadvantage to our competitors that are private companies.

As a publicly listed company, we are required to file periodic reports with the SEC upon the occurrence of matters that are material to ourselves and our shareholders. In some cases, we may need to disclose material agreements or results of financial operations that we would not be required to disclose if we were a private company. Our competitors may have access to this information, which would otherwise be confidential. This may give such competitors advantages in competing with us. Similarly, as a U.S.-listed public company, we will be governed by U.S. laws which our non-publicly traded competitors are not required to follow. To the extent compliance with U.S. laws increases our expenses or decreases our competitiveness against such companies, it could affect our results of operations.

Our management team has limited experience managing a public company.

Most members of our management team have not previously served as management of a publicly traded company and may not have experience complying with the increasingly complex laws pertaining to public companies. Our management team may not successfully or efficiently manage a public company that is subject to significant regulatory oversight and reporting obligations under the federal securities laws as well as the continuous scrutiny of securities analysts and investors like us. These new obligations and constituents will require significant attention from our management and could divert their attention away from the day-to-day management of our business, which could adversely affect our business and financial performance.

We may face inventory risk.

In connection with our hardware procurement solutions, we may in the future maintain an inventory of hardware, such as chargers, and to directly undertake the procurement and sales activities. As a result, we may be exposed to significant inventory risks that may adversely affect our results of operations of due to seasonality, new product launches, rapid changes in product cycles and pricing, defective merchandise, changes in charging station demand and preference and charging station spending patterns, spoilage, and other factors. Demand for charging station hardware products may change between the time inventory or components are ordered and the date of sale. The acquisition of certain types of inventory or components may require significant lead-time and prepayment and they may not be returnable. Any one of the inventory risk factors set forth above may adversely affect our business, financial condition, and results of operations.

Heightened tensions in international relations, particularly between the United States and China, may adversely impact our business, financial condition, and results of operations.

Recently there have been heightened tensions in international relations, particularly between the United States and China, but also as a result of the war in Ukraine and sanctions on Russia. These tensions have affected both diplomatic and economic ties among countries. Heightened tensions could reduce levels of trade, investments, technological exchanges, and other economic activities between the major economies. The existing tensions and any further deterioration in the relationship between the United States and China may have a negative impact on the general, economic, political, and social conditions in both countries and, given our reliance on the Chinese market, adversely impact our business, financial condition, and results of operations.

Acquisitions or strategic investments could be difficult to identify and integrate, divert the attention of key management personnel, disrupt our business, dilute shareholder value and adversely affect our results of operations and financial condition.

As part of the business strategy, NaaS made investments in and we are expected to make acquisitions of, or investments in, businesses, services or technologies that are complementary to our EV charging services. The process of identifying and consummating acquisitions, investments, and the subsequent integration of new assets and businesses into our own business, requires attention from our management and could result in a diversion of resources from our existing business, which in turn could have an adverse effect on our operations. Acquired assets or businesses may not generate the expected financial results. Acquisitions or investments could also result in the use of cash, potentially dilutive issuances of equity securities, the occurrence of goodwill impairment charges, amortization expenses for other intangible assets and exposure to potential unknown liabilities of the acquired business or investment. We may also incur costs and management time on transactions that are ultimately not completed. In addition, our due diligence may fail to identify all of the problems, liabilities or other shortcomings or challenges of an acquired business, product, technology or investment, including issues related to intellectual property, product quality or product architecture, regulatory compliance practices, revenue recognition or other accounting practices or issues with employees or customers.

Our future acquisitions or investments may not ultimately strengthen our competitive position or achieve our goals and business strategy; we may be subject to claims or liabilities assumed from an acquired company, product, or technology; acquisitions or investments we complete could be viewed negatively by our customers, investors, and securities analysts; and we may incur costs and expenses necessary to address an acquired company’s failure to comply with laws and governmental rules and regulations. Additionally, we may be subject to litigation or other claims in connection with the acquired company, including claims from terminated employees, former shareholders or other third parties, which may differ from or be more significant than the risks its business faces. An acquired company may also need to implement or improve its controls, procedures and policies, and we may face associated risks if any of those controls, procedures or policies are insufficiently effective. We may also face retention or cultural challenges associated with integrating employees from the acquired company into our organization. If we are unsuccessful at integrating acquisitions or investments, in a timely manner, our revenue and operating results could be adversely affected. Any integration process may require significant time and resources, which may disrupt our ongoing business and divert management’s attention, and we may not be able to manage the integration process successfully or in a timely manner. We may not successfully evaluate or utilize the acquired technology or personnel, realize anticipated synergies from the acquisition or investment, or accurately forecast the financial impact of an acquisition or investment transaction or the related integration of such acquisition or investment, including accounting charges and any potential impairment of goodwill and intangible assets recognized in connection with such transaction. NaaS may have to pay cash, incur debt, or issue equity or equity-linked securities to pay for any acquisitions or investments, each of which could adversely affect our financial condition. Furthermore, the sale of equity or issuance of equity-linked debt to finance any such transaction could result in dilution to our shareholders. The occurrence of any of these risks could harm our business, operating results, and financial condition.

Our business is subject to risks associated with construction, cost overruns and delays, and other contingencies that may arise in the course of completing installations, and such risks may increase in the future as we expand the scope of such services with other parties.

We do not typically install charging stations at customer sites. These installations are typically performed by our partners or electrical contractors with an existing relationship with the customer and/or knowledge of the site. The installation of charging stations at a particular site is generally subject to oversight and regulation in accordance with PRC laws and regulations related to building codes, safety, environmental protection and related matters, and typically requires various local and other governmental approvals and permits. In addition, building codes, accessibility requirements or regulations may hinder EV charger installation because they end up costing the developer or installer more in order to meet the code requirements. Meaningful delays or cost overruns may impact our recognition of revenue in certain cases and/or impact customer relationships, either of which could impact our business and profitability.

Furthermore, we may in the future undertake to construct charging stations or install chargers at customer sites or manage contractors. Working with contractors may require us to obtain licenses or require us or our charging station customers to comply with additional rules, working conditions and other union requirements, which can add costs and complexity to a construction or installation project. In addition, if we or the contractors are unable to provide timely, thorough and quality construction or installation-related services, station customers could fall behind their construction schedules leading to liability to us or cause station customers to become dissatisfied with the solutions our offers and our overall reputation would be harmed.

Natural disasters, terrorist activities, political unrest, and other outbreaks could disrupt our production, delivery, and operations, which could materially and adversely affect our business, financial condition, and results of operations.

Global pandemics, epidemics in China or elsewhere in the world, or fear of spread of contagious diseases, such as COVID-19, Ebola virus disease, Middle East respiratory syndrome, severe acute respiratory syndrome, H1N1 flu, H7N9 flu, and avian flu, as well as hurricanes, earthquakes, tsunamis, or other natural disasters could disrupt our business operations, reduce or restrict our supply of materials and services, incur significant costs to protect our employees and facilities, or result in regional or global economic distress, which may materially and adversely affect our business, financial condition, and results of operations. Actual or threatened war, terrorist activities, political unrest, civil strife, and other geopolitical uncertainty could have a similar adverse effect on our business, financial condition, and results of operations. Any one or more of these events may impede our production and delivery efforts and adversely affect our sales results, or even for a prolonged period of time, which could materially and adversely affect our business, financial condition, and results of operations.

We are also vulnerable to natural disasters and other calamities. Although we have servers that are hosted in an offsite location, our backup system does not capture data on a real-time basis and we may be unable to recover certain data in the event of a server failure. We cannot assure you that any backup systems will be adequate to protect us from the effects of fire, floods, typhoons, earthquakes, power loss, telecommunications failures, break-ins, war, riots, terrorist attacks, or similar events. Any of the foregoing events may give rise to interruptions, damage to our property, delays in production, breakdowns, system failures, technology platform failures, or internet failures, which could cause the loss or corruption of data or malfunctions of software or hardware as well as adversely affect our business, financial condition, and results of operations.

Risks Related to Doing Business in China

The PRC government has significant oversight over business operations conducted in China, and may intervene or influence our operations at any time, which could result in a material adverse change in our operations and the value of our ADSs.

The PRC government has significant oversight over business operations conducted in mainland China, Hong Kong and Macau, and the PRC government may intervene and influence our operations at any time, which could result in a material adverse change in our operation and the value of the ADSs. Specifically, the operational risks associated with being based in and having operations in mainland China also apply to operations in Hong Kong and Macau. While entities and businesses in Hong Kong and Macau operate under different sets of laws from mainland China, the legal risks associated with being based in and having operations in mainland China could apply to operations in Hong Kong and Macau, if the laws applicable to mainland China become applicable to entities and businesses in Hong Kong and Macau in the future. As of the date of this prospectus, we have no material operations in Hong Kong and we are of the view that there is currently no laws or regulations in Hong Kong that has a material impact on us.

Also, the PRC government has recently indicated that it may exert more oversight and control over offerings that are conducted overseas by or foreign investment in China-based issuers which may significantly limit or completely hinder our ability to offer or continue to offer securities and cause the value of such securities to significantly decline or be worthless. For example, on July 6, 2021, the relevant PRC government authorities published the Opinions on Strictly Scrutinizing Illegal Securities Activities in Accordance with the Law. These opinions emphasized the need to strengthen the administration over illegal securities activities and the supervision on overseas listings by China-based companies and proposed to take effective measures, such as promoting the construction of relevant regulatory systems to deal with the risks and incidents faced by China-based overseas-listed companies. On November 14, 2021, the CAC released the Administrative Regulation on Network Data Security for public comments through December 13, 2021, or the Draft Administrative Regulation on Network Data Security, for public comments, which stipulates, among others, that a prior cybersecurity review is required for the overseas listing of data processors who process over one million users’ personal information, and the listing of data processors in Hong Kong which affects or may affect national security. On December 28, 2021, the Chinese government promulgated the 2022 Cybersecurity Review Measures, which came into effect on February 15, 2022. According to the 2022 Cybersecurity Review Measures, (i) critical information infrastructure operators that purchase network products and services and internet platform operators that conduct data processing activities shall be subject to cybersecurity review in accordance with the 2022 Cybersecurity Review Measures if such activities affect or may affect national security; and (ii) internet platform operators holding personal information of more than one million users and seeking to have their securities listed on a stock exchange in a foreign country are required to file for cybersecurity review with the Cybersecurity Review Office.

There is a general lack of official guidance with respect to the implementation and interpretation of the 2022 Cybersecurity Review Measures and the Opinions given the recency of their issuance. It is also uncertain when and in what form will the Draft Regulations be enacted and how they will be interpreted and implemented by the relevant PRC governmental authorities once in effect. As a result, we may be retrospectively required to obtain regulatory approvals from and complete additional procedures with the CSRC, CAC or other PRC governmental authorities for the Mergers and the Transactions. In addition, if the CSRC, CAC or other regulatory agencies subsequently promulgate new rules or regulations that require us to obtain additional approvals or complete additional procedures for the Mergers or the Transactions, or for our listing or offering overseas, such approvals may not be obtained and such procedures may not be completed in a timely manner or at all. Any such circumstance could significantly limit or completely hinder our ability to offer or continue to offer securities and cause the value of such securities to significantly decline or be worthless. In addition, implementation of industry-wide regulations directly targeting our operations could cause the value of the ADSs to significantly decline. Therefore, investors of the ADSs face potential uncertainty from actions taken by the PRC government affecting our business.

Changes in China’s economic, political or social conditions, or government policies could materially and adversely affect our business and operations.

Substantially all of our assets and operations are located in China. Accordingly, our business, financial condition, results of operations, and prospects may be influenced to a significant degree by political, economic, and social conditions in China generally and by continued yet slowing economic growth in China as a whole.

The Chinese economy differs from the economies of most developed countries in many respects, including the level of government involvement, level of development, growth rate, control of foreign exchange, and allocation of resources. Although the PRC government has implemented measures emphasizing the utilization of market forces for economic reform, the reduction of state ownership of productive assets, and the establishment of improved corporate governance in business enterprises, a substantial portion of productive assets in China is still owned by the government. In addition, the PRC government continues to play a significant role in regulating industry development by imposing industrial policies. The PRC government also exercises significant control over China’s economic growth through resource allocation, controlling payment of foreign currency-denominated obligations, setting monetary policy, and providing preferential treatment to particular industries or companies.

While the Chinese economy has experienced significant growth over the past decades, growth has been uneven, both geographically and among various sectors of the economy, and the rate of growth has been slowing down in recent years. Any adverse changes in economic conditions in China, in the policies of the PRC government or in the laws and regulations in China could have a material adverse effect on the overall economic growth of China. Such developments could lead to reduction in demand for our services and products and adversely affect our competitive position, and could adversely affect our business and operating results. The PRC government has implemented various measures to encourage economic growth and guide the allocation of resources. Some of these measures may benefit the overall Chinese economy, but may have a negative effect on us. For example, our financial condition and results of operations may be adversely affected by government control over capital investments or changes in tax regulations. In addition, in the past the PRC government has implemented certain measures, including interest rate adjustment, to control the pace of economic growth. These measures may cause decreased economic activity in China, which may adversely affect our business and operating results.

Uncertainties with respect to the PRC legal system could adversely affect us.

We conduct our business primarily through subsidiaries in China. Operations in China are governed by PRC laws and regulations. The PRC legal system is a civil law system based on written statutes. Unlike the common law system, prior court decisions under the civil law system may be cited for reference but have limited precedential value. The PRC legal system is evolving rapidly, and the interpretation and enforcement of many laws, regulations and rules may involve uncertainties.

From time to time, we may have to resort to administrative and court proceedings to enforce our legal rights. Any administrative and court proceedings in China may be protracted, resulting in substantial costs and diversion of resources and management attention. Since PRC administrative and court authorities have significant discretion in interpreting and implementing statutory and contractual terms, it may be difficult to evaluate the outcome of administrative and court proceedings and the level of legal protection we enjoy. These uncertainties may impede our ability to enforce the contracts we have entered into and could materially and adversely affect our business and results of operations. Furthermore, the PRC legal system is based, in part, on government policies and internal rules, some of which may have retroactive effect. As a result, we may not always be aware of any potential violation of these policies and rules. Such unpredictability towards our contractual, property and procedural rights could adversely affect our business and impede our ability to continue our operations.

The PRC government has significant oversight over the conduct of our business and it has recently indicated an intent to exert more oversight over offerings that are conducted overseas and/or foreign investment in China-based issuers. Any such action could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or be worthless.

The PCAOB had historically been unable to inspect the auditors that issued the audit reports included in our annual report on Form 20-F for the fiscal year ended December 31, 2021 in relation to their audit work performed for such reports and the inability of the PCAOB to conduct inspections of these auditors in the past has deprived our investors with the benefits of such inspections

The auditors that issued the audit reports included in our annual report on Form 20-F for the fiscal year ended December 31, 2021, each as an auditor of companies that are traded publicly in the United States and a firm registered with the PCAOB, is subject to laws in the United States pursuant to which the PCAOB conducts regular inspections to assess its compliance with the applicable professional standards. Each of these auditors is located in mainland China, a jurisdiction where the PCAOB was historically unable to conduct inspections and investigations completely before 2022. As a result, we and investors in the ADSs were deprived of the benefits of such PCAOB inspections. The inability of the PCAOB to conduct inspections of auditors in China in the past has made it more difficult to evaluate the effectiveness of these independent registered public accounting firms’ audit procedures or quality control procedures as compared to auditors outside of China that are subject to the PCAOB inspections. On December 15, 2022, the PCAOB issued a report that vacated its December 16, 2021 determination and removed mainland China and Hong Kong from the list of jurisdictions where it is unable to inspect or investigate completely registered public accounting firms. However, if the PCAOB determines in the future that it no longer has full access to inspect and investigate completely accounting firms in mainland China and Hong Kong, and we use an accounting firm headquartered in one of these jurisdictions to issue an audit report on our financial statements filed with the SEC, we and investors in our ADSs would be deprived of the benefits of such PCAOB inspections again, which could cause investors and potential investors in the ADSs to lose confidence in our audit procedures and reported financial information and the quality of our financial statements.

Our ADSs may be prohibited from trading in the United States under the HFCAA in the future if the PCAOB is unable to inspect or investigate completely auditors located in China. The delisting of the ADSs, or the threat of their being delisted, may materially and adversely affect the value of your investment.

Pursuant to the HFCAA, if the SEC determines that we have filed audit reports issued by a registered public accounting firm that has not been subject to inspections by the PCAOB for two consecutive years, the SEC will prohibit our shares or ADSs from being traded on a national securities exchange or in the over-the-counter trading market in the United States.

On December 16, 2021, the PCAOB issued a report to notify the SEC of its determination that the PCAOB was unable to inspect or investigate completely registered public accounting firms headquartered in mainland China and Hong Kong and each of the auditors that issued the audit reports included in in our annual report on Form 20-F for the fiscal year ended December 31, 2021 was subject to that determination. In May 2022, the SEC conclusively listed RISE as a Commission-Identified Issuer under the HFCAA following the filing of our annual report on Form 20-F for the fiscal year ended December 31, 2021. On December 15, 2022, the PCAOB removed mainland China and Hong Kong from the list of jurisdictions where it is unable to inspect or investigate completely registered public accounting firms. For this reason, we do not expect to be identified as a Commission-Identified Issuer under the HFCAA after we file the report on Form 20-F for the fiscal year ended December 31, 2022.

Each year, the PCAOB will determine whether it can inspect and investigate completely audit firms in mainland China and Hong Kong, among other jurisdictions. If the PCAOB determines in the future that it no longer has full access to inspect and investigate completely accounting firms in mainland China and Hong Kong and we use an accounting firm headquartered in one of these jurisdictions to issue an audit report on our financial statements filed with the SEC, we would be identified as a Commission-Identified Issuer following the filing of the annual report on Form 20-F for the relevant fiscal year. In accordance with the HFCAA, our securities would be prohibited from being traded on a national securities exchange or in the over-the-counter trading market in the United States if we are identified as a Commission-Identified Issuer for two consecutive years in the future. If our shares and ADSs are prohibited from trading in the United States, there is no certainty that we will be able to list on a non-U.S. exchange or that a market for our shares will develop outside of the United States. A prohibition of being able to trade in the United States would substantially impair your ability to sell or purchase our ADSs when you wish to do so, and the risk and uncertainty associated with delisting would have a negative impact on the price of our ADSs. Also, such a prohibition would significantly affect our ability to raise capital on terms acceptable to us, or at all, which would have a material adverse impact on our business, financial condition, and prospects.

We may be required to obtain additional licenses in relation to our ongoing business operations and may be subject to penalties for failing to obtain certain licenses with respect to our past operations.

We conducts our business in China through our PRC subsidiaries, each of which is required to obtain, and has obtained, a business license and, where applicable, certain additional operating licenses and permits in connection with their operations.

Considering (i) the uncertainties around the interpretation and implementation of PRC laws and regulations and the enforcement practice by relevant government authorities, (ii) the PRC government’s ability to intervene in or influence our operations at any time, and (iii) the rapid evolvement of PRC laws, regulations, and rules which may be preceded with little or no advance notice, we may be subject to additional licensing requirements, and our conclusion on the status of our licensing compliance may prove to be mistaken. If (i) we do not receive or maintain any permission or approval required of us, (ii) we inadvertently concluded that certain permissions or approvals have been acquired or are not required, or (iii) applicable laws, regulations, or interpretations thereof change and we become subject to the requirement of additional permissions or approvals in the future, we may have to expend significant time and costs to procure them. If we are unable to do so, on commercially reasonable terms, in a timely manner or otherwise, we may become subject to sanctions imposed by the PRC regulatory authorities, which could include fines and penalties, proceedings against us, and other forms of sanctions, and our ability to conduct our business, invest into Mainland China as foreign investments or accept foreign investments, or list on a U.S. or other overseas exchange may be restricted, and our business, reputation, financial condition, and results of operations may be materially and adversely affected.

As an example, the People’s Bank of China, or the PBOC, issued the Administrative Measures on Non-Financial Institution Payment Service in June 2010 pursuant to which a non-financial institution offering payment services must obtain a payment business license. The PBOC subsequently issued a notification in November 2017, or the PBOC Notice, relating to the investigation and administration of illegal offering of settlement services by financial institutions and third-party payment service providers to unlicensed entities. As part of NaaS’ business operation prior to the Restructuring, end-users were required to make prepayments through Kuaidian under certain circumstances, including to initiate certain services through Kuaidian. This could potentially have constituted issuance of prepaid cards by NaaS under then prevailing PRC laws and regulations and required a payment business license. In line of market practice, NaaS had previously engaged licensed entities such as third-party payment institutions and commercial bank to provide payment settlement services. However, because there were and remain to be uncertainties with respect to the implementation and interpretation of the applicable laws and as these laws continue to evolve, the PBOC and other governmental authorities may find NaaS’ settlement mechanisms to be in violation of the Administrative Measures on Non-Financial Institution Payment Service, the PBOC Notice or other related regulations. If such determination is made, we may be subject to penalties and our businesses and results of operations could be materially and adversely affected.

We are required to complete filing procedures with the CSRC in connection with this offering. In addition, the approval of and filing with the CSRC or other PRC government authorities may be required retrospectively in connection with the Mergers and the Transactions under PRC law, and, if required, it is uncertain whether such approval can be obtained or filing completed or how long it will take to obtain such approval or complete such filing.

Substantially all of our operations are based in China. We are and will be subject to PRC laws relating to, among others, restrictions over foreign investments and data security. The Chinese government has recently sought to exert more control and impose more restrictions on China-based companies raising capital offshore and such efforts may continue or intensify in the future. The Chinese government’s exertion of more control over overseas listing of, offerings conducted overseas by and/or foreign investment in China-based companies could retrospectively affect the Mergers and result in a material change in our operations, significantly limit or completely hinder our abilities to offer or continue to offer securities to foreign investors, and cause the value of ADSs to significantly decline or be worthless.

The Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or the M&A Rules, adopted by six PRC regulatory agencies in 2006 and amended in 2009, requires an overseas special purpose vehicle formed for listing purposes through acquisitions of PRC domestic companies and controlled by PRC persons or entities to obtain the approval of the CSRC prior to the listing and trading of such special purpose vehicle’s securities on an overseas stock exchange. The interpretation and application of the regulations remain unclear, and the Mergers and the Transactions may ultimately require approval of the CSRC. If it is determined that the CSRC approval is required retrospectively for the Mergers or the Transactions, it is uncertain whether we can or how long we will take to obtain the approval and, even if such CSRC approval is obtained, the approval could be rescinded. Any failure to obtain or delay in obtaining the CSRC approval for the Mergers and the Transactions, or a rescission of such approval if obtained, could subject us to sanctions imposed by the CSRC or other PRC regulatory authorities, which could include fines and penalties on our operations, restrictions or limitations on our abilities to pay dividends outside of China, and other forms of sanctions that may materially and adversely affect their business, financial condition, and results of operations.

On July 6, 2021, the relevant PRC government authorities issued Opinions on Strictly Cracking Down Illegal Securities Activities in Accordance with the Law. These opinions emphasized the need to strengthen the administration over illegal securities activities and the supervision on overseas listings by China-based companies and proposed to take effective measures, such as promoting the construction of relevant regulatory systems to deal with the risks and incidents faced by China-based overseas-listed companies.

On February 17, 2023, the CSRC published the Overseas Listing Measures which took effect on March 31, 2023. Under the Overseas Listing Measures, a filing-based regulatory system applies to “indirect overseas offerings and listings” of companies in mainland China, which refers to securities offerings and listings in an overseas market made under the name of an offshore entity but based on the underlying equity, assets, earnings or other similar rights of a company in mainland China that operates its main business in mainland China. The Overseas Listing Measures states that, any post-listing follow-on offering by an issuer in an overseas market, including issuance of shares, convertible notes and other similar securities, shall be subject to filing requirement within three business days after the completion of the offering. Therefore, we are required to complete filing procedures with the CSRC in connection with this offering and may be subject to the filing requirements under the Overseas Listing Measures for our future offering and listing of our securities in an overseas market. In connection with the Overseas Listing Measures, on February 17, 2023 the CSRC also published the Notice on Overseas Listing Measures. According to the Notice on Overseas Listing Measures, issuers that have already been listed in an overseas market by March 31, 2023, the date the Overseas Listing Measures became effective, are not required to make any immediate filing and are only required to comply with the filing requirements under the Overseas Listing Measures when it subsequently seeks to conduct a follow-on offering.

On December 27, 2021, the NDRC and the Ministry of Commerce (the “MOFCOM”), jointly issued the Special Administrative Measures (Negative List) for Foreign Investment Access (2021 Version), or the 2021 Negative List, which became effective on January 1, 2022. Pursuant to the 2021 Negative List, if a PRC domestic company, which engages in any prohibited business set out in the list, seeks an overseas offering or listing, it must first obtain the approval from the competent governmental authorities. In addition, the foreign investors in such company must not be involved in its operation or management, and their ownership interest should be subject to limitations imposed under regulations on investments in domestic securities by foreign investors. Because the 2021 Negative List is recently issued, there remain substantial uncertainties as to the interpretation and implementation of these new requirements, and it is unclear as to whether and to what extent we will be subject to these new requirements. If we are required to comply with these requirements but fail to do so on a timely basis if at all, our business operation, financial conditions and business prospect may be adversely and materially affected.

In addition, there is no assurance that new rules or regulations promulgated in the future will not impose additional requirements on us, including retrospectively with respect to the Mergers and the Transactions. If it is determined in the future that approval and filing from the CSRC or other regulatory authorities or other procedures, including the cybersecurity review under the 2022 Cybersecurity Review Measures and the Draft Administrative Regulations on Network Data Security, are required for the Mergers or Transactions, on a retrospective basis, it is uncertain whether such approval can be obtained or filing procedures completed, or how long it will take to obtain such approval or complete such filing procedures. Any failure to obtain such approval or complete such filing procedures or any delay in obtaining such approval or completing such filing procedures for the Mergers or Transactions, or a rescission of any such approval if obtained, would subject us to sanctions by the CSRC or other PRC regulatory authorities. These regulatory authorities may impose fines and penalties on our operations in China, limit our abilities to carry out business operations in China or pay dividends outside China, delay or restrict the repatriation of our offshore funds into China or take other actions that could materially and adversely affect our business, financial condition, results of operations, and prospects, as well as the trading price of the ADSs. The CSRC and other PRC regulatory authorities may also order us, or make it advisable for us, to unwind or reverse the Mergers and the Transactions. In addition, if the CSRC or other regulatory authorities in China subsequently promulgate new rules or issue directives requiring that we obtain additional approvals or complete additional filing or other regulatory procedures for our prior offerings overseas, there is no assurance that we will be able to comply with these requirements and may not be able to obtain any waiver of such requirements, if and when procedures are established to obtain such a waiver. Any of the foregoing could materially and adversely affect our business, prospects, financial condition, reputation, and the trading price of our listed securities.

We may rely on dividends and other distributions on equity paid by our PRC subsidiaries to fund any cash and financing requirements we may have, and any limitation on the ability of our PRC subsidiaries to make payments to us could have a material and adverse effect on our ability to conduct our business.

We are a holding company and we may rely on dividends and other distributions on equity paid by our PRC subsidiaries for our cash and financing requirements, including the funds necessary to pay dividends and other cash distributions to our shareholders and service any debt we may incur. If these subsidiaries incur debt on their own behalf in the future, the instruments governing the debt may restrict their ability to pay dividends or make other distributions to us.

Under PRC laws and regulations, our wholly foreign-owned subsidiaries in China may pay dividends only out of their respective accumulated profits as determined in accordance with PRC accounting standards and regulations. In addition, a PRC enterprise is required to set aside at least 10% of its accumulated after-tax profits each year, if any, to fund certain statutory reserve fund, until the aggregate amount of such fund reaches 50% of its registered capital.

Any limitation on the ability of our PRC subsidiaries to pay dividends or make other distributions to us could materially and adversely limit our ability to grow, make investments or acquisitions that could be beneficial to our business, pay dividends, or otherwise fund and conduct our business. The funds in mainland China or in our PRC subsidiaries may not be available to fund operations or for other use outside of mainland China due to interventions in or the imposition of restrictions and limitations by the PRC government on our or our subsidiaries’ ability to transfer cash. Although currently there are no equivalent or similar restrictions or limitations in Hong Kong on cash transfers in, or out of, Hong Kong or our Hong Kong subsidiaries, if certain restrictions or limitations in mainland China were to become applicable to cash transfers in and out of Hong Kong or our Hong Kong subsidiaries in the future, the funds in Hong Kong or our Hong Kong subsidiaries, likewise, may not be available to fund operations or for other use outside of Hong Kong. Therefore, to the extent cash in our business is in mainland China or Hong Kong or our mainland China subsidiaries or Hong Kong subsidiaries, the funds may not be available to fund operations or for other use outside of mainland China or Hong Kong due to interventions in or the imposition of restrictions and limitations by the PRC government on our ability to transfer cash. Cash transfers from our Hong Kong subsidiaries to NaaS Technology Inc. or our offshore subsidiaries are subject to tax obligations imposed by Hong Kong laws to the extent applicable.

Our holding company structure involves unique risks to investors. If in the future we were to amend our operating structure to use any VIE again for our operations in China or if PRC regulatory authorities were to disallow our holding company structure, additional risks and uncertainties will be involved.

NaaS Technology Inc. is not an operating company but a Cayman Islands holding company and our operations are primarily conducted through our PRC subsidiaries. PRC regulatory authorities could disallow this holding company structure.

We do not have any VIE and we conduct our operations in China through our subsidiaries following the completion of the Restructuring. If in the future we were to amend our operating structure to use any VIE again for our operations in China, the PRC government could disallow this structure or find the contractual arrangement that we may adopt to establish a VIE structure to be non-compliant with PRC regulations relating to the relevant industries and as a result we could be subject to severe penalties.

There are substantial uncertainties regarding the interpretation and application of current and future PRC laws, regulations and rules relating to a VIE structure and it is uncertain whether any new PRC laws or regulations in this respect will be adopted or if adopted, what they would provide. Meanwhile, there are very few precedents and little formal guidance as to how contractual arrangements in the context of a consolidated variable interest entity should be interpreted or enforced under PRC law.

If our current holding company structure is disallowed by PRC regulatory authorities or if we were to adopt a VIE structure in the future and if we or any VIE that we may establish were to be found in violation of any existing or future PRC laws or regulations, or fail to obtain or maintain any of the required permits or approvals, the relevant PRC governmental authorities would have broad discretion to take action in dealing with such violations or failures, including:

•	revoking the business licenses and/or operating licenses of the relevant entities;

•	imposing fines on the relevant entities;

•	confiscating the income of the relevant entities that is deemed to be obtained through illegal operations;

•	discontinuing or placing restrictions or onerous conditions on the operations of the relevant entities;

•	placing restrictions on the right to collect revenues of the relevant entities;

•	shutting down the servers or blocking the app/websites of the relevant entities; or

•	requiring the relevant entity to restructure its ownership structure or operations.

Any of these actions could cause significant disruption to our business operations, severely damage our reputation, and have a material adverse effect on our financial condition and results of operations, which, in turn, would likely result in a material change in our operations and in the value of our securities and could cause the value of our securities to significantly decline or become worthless.

In addition, if we were to adopt a VIE structure for our operations in China in the future, we will have to rely on contractual arrangements with the VIE and its shareholders for the conduct of such operations. These contractual arrangements, however, may not be as effective as direct ownership in the VIE. If we were to have direct ownership of the VIE, we would be able to exercise our rights as a shareholder to effect changes in the board of directors of the VIE, which in turn could implement changes, subject to any applicable fiduciary obligations, at the management and operational level. On the other hand, under contractual arrangements, we will have to rely on the performance by the VIE and its shareholders of their contractual obligations in order to exercise control over the VIE. The VIE and its shareholders could breach their contractual arrangements with us by, among other things, failing to conduct the operations of the VIE in an acceptable manner or taking other actions that are detrimental to our interests. To the extent there will be any dispute relating to these contracts, we may have to incur substantial costs and expend additional resources to enforce such arrangements through the operations of PRC law and arbitration, litigation and other legal proceedings and therefore will be subject to uncertainties in the PRC legal system. We may also have to rely on legal remedies under PRC law, including seeking specific performance or injunctive relief, and contractual remedies, which we cannot assure you will be sufficient or effective under PRC law.

PRC regulation of loans to and direct investment in PRC entities by offshore holding companies and governmental control of currency conversion may delay or prevent us from making loans to our PRC subsidiaries or making additional capital contributions to our wholly foreign-owned subsidiaries in China, which could materially and adversely affect our liquidity and our ability to fund and expand our business.

We are an offshore holding company conducting our operations in China through our PRC subsidiaries. We may make loans to our PRC subsidiaries subject to the approval from governmental authorities and limitation of amount, or we may make additional capital contributions to our wholly foreign-owned subsidiaries in China.

Any loans to our wholly foreign-owned subsidiaries in China, which are treated as foreign-invested enterprises under PRC law, are subject to PRC regulations and foreign exchange loan registrations. For example, loans by us to any of our wholly foreign-owned subsidiaries in China to finance its activities cannot exceed statutory limits, i.e., the difference between its total amount of investment and its registered capital, or certain amount calculated based on elements including capital or net assets, the cross-border financing leverage ratio and the macro prudential coefficient (“Macro-prudential Management Mode”) under relevant PRC laws and the loans must be registered with the local counterpart of the State Administration of Foreign Exchange, or SAFE, or filed with SAFE in its information system. According to the Circular of the People’s Bank of China and the State Administration of Foreign Exchange on Adjusting the Macro-prudent Adjustment Parameter for Cross-border Financing issued on January 7, 2021, the limit for the total amount of foreign debt under the Macro-prudential Management Mode is adjusted to two times of our subsidiary’s net assets.

Moreover, any medium or long-term loan to be provided by us to our PRC subsidiaries must also be registered with the NDRC.

We may also decide to finance our wholly foreign-owned subsidiaries in China by means of capital contributions. These capital contributions shall go through record-filing procedures from competent administration for market regulation. SAFE issued the Circular on the Management Concerning the Reform of the Payment and Settlement of Foreign Currency Capital of Foreign-Invested Enterprises, or SAFE Circular 19, which took effect on June 1, 2015. SAFE Circular 19 allows for the use of RMB converted from the foreign currency-denominated capital for equity investments in the PRC provided that such usage shall fall into the scope of business of the foreign-invested enterprise, which will be regarded as the reinvestment of foreign-invested enterprise. In addition, SAFE promulgated the Circular Regarding Further Promotion of the Facilitation of Cross-Border Trade and Investment on October 23, 2019, or SAFE Circular 28, pursuant to which all foreign-invested enterprises can make equity investments in China with their capital funds in accordance with the law. The Circular Regarding Further Optimizing the Cross-border RMB Policy to Support the Stabilization of Foreign Trade and Foreign Investment jointly promulgated by the People’s Bank of China, NDRC, MOFCOM, the State-owned Assets Supervision and Administration Commission of the State Council, the China Banking and Insurance Regulatory Commission and SAFE on December 31, 2020 and effective on February 4, 2021 allows the non-investment foreign-invested enterprises to make domestic reinvestment with RMB capital in accordance with the law on the premise that they comply with prevailing regulations and the invested projects in China are authentic and compliant. In addition, if a foreign-invested enterprise uses RMB income under capital accounts to conduct domestic reinvestment, the invested enterprise is not required to open a special deposit account for RMB capital.

In light of the various requirements imposed by PRC regulations on loans to and direct investment in PRC entities by offshore holding companies, we cannot assure you that we will be able to complete the necessary government registrations or record-filings on a timely basis, or at all, with respect to future loans or future capital contributions to our PRC subsidiaries. As a result, uncertainties exist as to our ability to provide prompt financial support to our PRC subsidiaries when needed. If we fail to complete such registrations or record-filings, our ability to use foreign currency, and to capitalize or otherwise fund our PRC operations may be negatively affected, which could materially and adversely affect our liquidity and our ability to fund and expand our business.

There are uncertainties with respect to indirect transfers of equity interests in PRC resident enterprises by our non-PRC holding companies.

Pursuant to the Circular on Strengthening Administration of Enterprise Income Tax for Share Transfers by Non-PRC Resident Enterprises, or SAT Circular 698, issued by the SAT in 2009 with retroactive effect from January 1, 2008, where a non-resident enterprise transfers the equity interests of a PRC resident enterprise indirectly by disposition of the equity interests of an overseas holding company, or an Indirect Transfer, and such overseas holding company is located in a tax jurisdiction that: (a) has an effective tax rate less than 12.5% or (b) does not tax foreign income of its residents, the non-resident enterprise, being the transferor, must report the Indirect Transfer to the competent tax authority of the PRC resident enterprise.

On February 3, 2015, the SAT issued a Public Notice Regarding Certain Corporate Income Tax Matters on Indirect Transfer of Properties by Non- Resident Enterprises, or SAT Public Notice 7. SAT Public Notice 7 supersedes certain rules with respect to the Indirect Transfer under SAT Circular 698 but does not touch upon the other provisions of SAT Circular 698, which remain in force. SAT Public Notice 7 has introduced a new tax regime that is significantly different from the previous one contemplated under SAT Circular 698. SAT Public Notice 7 extends its tax jurisdiction to not only Indirect Transfers set forth under SAT Circular 698 but also transactions involving transfer of other taxable assets through the offshore transfer of a foreign intermediate holding company. In addition, SAT Public Notice 7 provides clearer criteria than SAT Circular 698 for assessment of reasonable commercial purposes and has introduced safe harbors for internal restructurings of group companies and the purchase and sale of equity through a public securities market. SAT Public Notice 7 also brings challenges to both foreign transferors and transferees (or other person who is obligated to pay for the transfer) of taxable assets. Where a non-resident enterprise transfers taxable assets indirectly by disposing of the equity interests of an overseas holding company, which will be deemed as an Indirect Transfer, the non-resident enterprise as either transferor or transferee, or the PRC entity that directly owns the taxable assets, may report such Indirect Transfer to the relevant tax authority. Using a “substance over form” principle, the PRC tax authority may disregard the existence of the overseas holding company if it lacks a reasonable commercial purpose and was established for the purpose of reducing, avoiding or deferring PRC tax. As a result, gains derived from the relevant Indirect Transfer may be subject to PRC enterprise income tax, and the transferor will be subject to the obligation to withhold applicable taxes, currently at a rate of 10%.

On October 17, 2017, SAT issued the Announcement of the State Administration of Taxation on Issues Concerning the Withholding of Non- resident Enterprise Income Tax at Source, or SAT Bulletin 37, which became effective on December 1, 2017 and abolished SAT Circular 698 as well as certain provisions in SAT Circular 7. The SAT Bulletin 37 further clarifies the practice and procedure for the withholding of non-resident enterprise income tax. Pursuant to SAT Bulletin 37, where the party responsible to withhold such income tax did not or was unable to withhold, and the non- resident enterprise receiving such income failed to declare and pay the taxes that should have been withheld to the relevant tax authority, both parties may be subject to penalties.

We face uncertainties as to the reporting and other implications of certain past and future transactions where PRC taxable assets are involved, including the Mergers and the Transactions. We may be subject to filing obligations or taxed or subject to withholding obligations with respect to such transactions, under SAT Public Notice 7 and SAT Bulletin 37. For transfers of shares in us by investors that are non-PRC resident enterprises, our PRC subsidiaries may be requested to assist in the filing under SAT Public Notice 7 and SAT Bulletin 37. As a result, we may be required to expend valuable resources to comply with SAT Public Notice 7 and SAT Bulletin 37 or to request the relevant transferors from whom our purchase taxable assets to comply with these circulars, or to establish that our should not be taxed under these circulars, which may have a material adverse effect on our financial condition and results of operations.

It is unclear whether we will be considered a PRC “resident enterprise” under the PRC Enterprise Income Tax Law and, depending on the determination of our PRC “resident enterprise” status, our global income may be subject to the 25% PRC enterprise income tax, which could materially and adversely affect our results of operations.

Under the PRC Enterprise Income Tax Law, which became effective in January 2008 and was amended on February 24, 2017 and December 29, 2018, and its implementation rules, an enterprise established outside of the PRC with a “de facto management body” within China is considered a PRC resident enterprise and will be subject to enterprise income tax at the rate of 25% on its global income. The implementation rules of the PRC Enterprise Income Tax Law define the term “de facto management bodies” as “establishments that carry out substantial and overall management and control over the manufacturing and business operations, personnel, accounting, properties, etc., of an enterprise.” On April 22, 2009, STA issued the Notice Regarding the Determination of Chinese-Controlled Offshore Incorporated Enterprises as PRC Tax Resident Enterprises on the Basis of De Facto Management Bodies, or STA Circular 82, which was partially amended by Announcement on Issues concerning the Determination of Resident Enterprises Based on the Standards of Actual Management Institutions issued by STA on January 29, 2014, and further partially amended by Decision on Issuing the Lists of Invalid and Abolished Tax Departmental Rules and Taxation Normative Documents issued by STA on December 29, 2017. STA Circular 82, as amended, provides certain specific criteria for determining whether the “de facto management body” of a Chinese-controlled offshore-incorporated enterprise is located in China. Further, STA Circular 82 states that certain Chinese-controlled enterprises will be classified as “resident enterprises” if the following are located or resident in China: senior management personnel and departments that are responsible for daily production, operation and management; financial and personnel decision making bodies; key properties, accounting books, company seal, and minutes of board meetings and shareholders’ meetings; and half or more of the senior management or directors having voting rights. In addition, STA issued the Bulletin on Promulgation of the Administrative Measures for Income Tax of Chinese-Controlled Offshore-Incorporated Resident Enterprises (Trial Implementation) on July 27, 2011, effective from September 1, 2011 and partially amended on April 17, 2015, June 28, 2016, and June 15, 2018, or STA Bulletin 45, providing more guidance on the implementation of STA Circular 82. STA Bulletin 45 clarifies matters including resident status determination, post-determination administration and competent tax authorities. See “Regulation—Regulations Related to Tax—Enterprise Income Tax.” Although both STA Circular 82 and STA Bulletin 45 only apply to offshore enterprises controlled by PRC enterprises or PRC enterprise groups, not those controlled by PRC individuals or foreigners, the determining criteria set forth in STA Circular 82 and STA Bulletin 45 may reflect STA’s general position on how the “de facto management body” test should be applied in determining the tax resident status of all offshore enterprises, regardless of whether they are controlled by PRC enterprises or individuals. In addition to the uncertainty regarding how the new resident enterprise classification may apply, it is also possible that the rules may change in the future, possibly with retroactive effect. Although we do not believe that our legal entities organized outside of the PRC constitute PRC resident enterprises, it is possible that the PRC tax authorities could reach a different conclusion. In such case, we may be considered a PRC resident enterprise and may therefore be subject to enterprise income tax at 25% on our global income as well as PRC enterprise income tax reporting obligations. If we are considered a PRC resident enterprise and earn income other than dividends from our PRC subsidiaries, a 25% enterprise income tax on our global income could significantly increase our tax burden and materially and adversely affect our cash flow and profitability.

Certain transactions completed as part of the Restructuring may not have received the necessary approval.

According to the M&A Rules, where a domestic company, enterprise or natural person intends to acquire its or his/her related domestic company in the name of an offshore company which it or he/she lawfully established or controls, the acquisition should be subject to the examination and approval of the MOFCOM. Historically, NaaS’ acquisition of several PRC entities could have fallen within the ambit of the M&A Rules and required the prior approval of the MOFCOM. No such approval had been applied for or obtained and the acquisition could be deemed invalid.

Failure to make adequate contributions to various employee benefit plans as required by PRC regulations may subject us to penalties.

Companies operating in China are required to participate in various government sponsored employee benefit plans, including certain social insurance, housing funds and other welfare-oriented payment obligations, and contribute to these plans based on the salaries, including bonuses and allowances, of the relevant employees subject to any maximum amount of contribution specified by local authorities from time to time. This has however not been implemented consistently by local authorities. Certain of our subsidiaries in China have not made adequate employee benefit payments, and as a result, we may be required to make up for the contributions due and to pay late fees and fines.

It may be difficult for overseas regulators to conduct investigation or collect evidence within China.

Shareholder claims or regulatory investigation that are common in the United States generally are difficult to pursue as a matter of law or practicality in China. For example, in China, there are significant legal and other obstacles to providing information needed for regulatory investigations or litigation initiated outside China. Although PRC government authorities may establish a regulatory cooperation mechanism with the securities regulatory authorities of another country or region to implement cross-border supervision and administration, such cooperation with the securities regulatory authorities in the Unities States may not be efficient in the absence of mutual and practical cooperation mechanism. Furthermore, according to Article 177 of the PRC Securities Law, or Article 177, which became effective in March 2020, no overseas securities regulator is allowed to directly conduct investigation or evidence collection activities within the territory of the PRC. While detailed interpretation of or implementation rules under Article 177 have yet to be promulgated, the inability for an overseas securities regulator to directly conduct investigation or evidence collection activities within China may further increase difficulties faced by you in protecting your interests.

Any failure to comply with PRC regulations regarding the registration requirements for employee stock incentive plans may subject the relevant PRC plan participants or us to fines and other legal and administrative sanctions.

Pursuant to the Notice on Issues Concerning the Foreign Exchange Administration for Domestic Individuals Participating in Stock Incentive Plan of Overseas Publicly Listed Company, issued by SAFE in February 2012, employees, directors, supervisors and other senior management participating in any stock incentive plan of an overseas publicly listed company who are PRC citizens or who are non-PRC citizens residing in China for a continuous period of not less than one year, subject to exceptions, are required to register with SAFE through a domestic qualified agent, which could be a PRC subsidiary of such overseas listed company, and complete certain other procedures. We and our directors, executive officers and other employees who are PRC citizens or who reside in the PRC for a continuous period of not less than one year and who have been granted restricted shares, restricted share units or options are subject to these regulations. Failure to complete the SAFE registrations may result in fines and legal sanctions and may also limit our ability to contribute additional capital into our subsidiaries in China and limit these subsidiaries’ ability to distribute dividends to us. We also face regulatory uncertainties that could restrict our ability to adopt additional incentive plans for our directors and employees under PRC law.

Risks Related to Our ADSs and Trading Market

Our multi-class share structure with different voting rights will significantly limit your ability to influence corporate matters and could discourage others from pursuing any change of control transactions that holders of the Class A ordinary shares and the ADSs may view as beneficial.

Our authorized and issued ordinary shares are divided into Class A ordinary shares, Class B ordinary shares and Class C ordinary shares. In respect of matters requiring the votes of our shareholders, holders of Class A ordinary shares, Class B ordinary shares and Class C ordinary shares vote together as one class, and holders of Class A ordinary shares are entitled to one vote per share while holders of Class B ordinary shares and Class C ordinary shares are entitled to ten votes per share and two votes per share, respectively. Each Class B ordinary share and each Class C ordinary share is convertible into one Class A ordinary shares at any time by the holder thereof, while Class A ordinary shares are not convertible into Class B ordinary share or Class C ordinary shares under any circumstances. Our currently effective memorandum and articles of association prohibits any Class B ordinary shares held by NewLink from being disposed of or otherwise transferred to any person other than to Mr. Zhen Dai and persons affiliated with him. Our currently effective memorandum and articles of association also requires any Class B ordinary shares or Class C ordinary shares to be automatically converted into Class A ordinary shares upon a transfer of such Class B ordinary shares or Class C ordinary shares to any person other than to Mr. Zhen Dai and persons affiliated with him.

As of the date of this prospectus, NewLink beneficially owns 248,888,073 Class B ordinary shares and 1,398,659,699 Class C ordinary shares, which account for an aggregate of 90.6% of the voting power represented by all our issued and outstanding shares. As a result, NewLink will have the power to control all matters submitted to our shareholders for approval, including the election of directors, amendments of our organizational documents and any merger, consolidation, sale of all or substantially all of our assets and all other major corporate transactions. Mr. Zhen Dai, as the chairman of the board of directors and chief executive officer of NewLink, is expected to be able to exercise, through NewLink, significant influence and vote power over matters submitted to our shareholders for approval. In addition, NewLink may choose to distribute all or any of our ordinary shares to NewLink’s shareholders. By way of example, a distribution of 100% of our ordinary shares owned by NewLink to its shareholders will result in all issued and outstanding Class C ordinary shares being converted into Class A ordinary shares and all issued and outstanding Class B ordinary shares being held by Mr. Zhen Dai or his affiliates, and those Class B ordinary shares are expected to account for approximately 56.6% of the voting power represented by all our issued and outstanding shares, giving Mr. Zhen Dai the direct power to control all matters submitted to our shareholders for approval.

Each of NewLink and Mr. Zhen Dai may have interests that differ from the interests of our other shareholders and may vote its Class B ordinary shares and/or Class C ordinary shares in ways with which other shareholders may disagree or which may be adverse to such other shareholders’ interests. The concentrated control over us will likely exist regardless of whether and to what extent NewLink distributes to its shareholders any ordinary shares, and will have the effect of delaying, preventing or deterring a change in control of us, could deprive our shareholders of an opportunity to receive a premium for their shares as part of a sale of us, and could have a negative effect on the market price of our ordinary shares or the ADSs.

The trading price of the ADSs is likely to be volatile, which could result in substantial losses to investors.

The trading price of the ADSs has fluctuated significantly and will continue to be volatile and could fluctuate widely. Many factors that are beyond our control may materially adversely affect the market price and marketability of the ADSs and our ability to raise capital through equity financings. These factors include the following:

•	regulatory developments affecting us or our industry;

•	variations in our revenues, earnings, cash flow and data related to our operations;

•	changes in market condition, market potential and competitive landscape;

•	announcements of new investments, acquisitions, strategic partnerships or joint ventures by us or our competitors;

•	fluctuations in global and Chinese economies;

•	changes in financial estimates by securities analysts;

•	adverse publicity about us or our industry;

•	additions or departures of key personnel and senior management;

•	release of lock-up or other transfer restrictions on our outstanding equity securities or sales of additional equity securities; and

•	potential litigation or regulatory investigations.

In the past, shareholders of public companies have often brought securities class action suits against those companies following periods of instability in the market price of their securities. If we were involved in a class action suit, it could divert a significant amount of our management’s attention and other resources from our business and operations and require us to incur significant expenses to defend the suit, which could harm our results of operations. Any such class action suit, whether or not successful, could harm our reputation and restrict our ability to raise capital in the future. In addition, if a claim is successfully made against us, it may be required to pay significant damages, which could have a material adverse effect on our financial condition and results of operations.

We are a “controlled company” within the meaning of the Nasdaq Stock Market Rules, and as a result, may rely on exemptions from certain corporate governance requirements that provide protection to shareholders of other companies.

NewLink has the right to vote 90.6% of our ordinary shares. As a result, we are considered a “controlled company” as defined under the Nasdaq Stock Market Rules as set forth in Listing Rule 5605(b), because NewLink owns more than 50% of our total voting power. For so long as we remain a controlled company, we will be permitted to elect to rely, and may rely, on certain exemptions from corporate governance rules, including an exemption from the rule that a majority of our board of directors must be independent directors or that we have to establish a nominating committee and a compensation committee composed entirely of independent directors. As a result, you will not have the same protection afforded to shareholders of companies that are subject to these corporate governance requirements.

We will not pay dividends for the foreseeable future, you must rely on price appreciation of the ADSs for return on your investment.

We intend to retain any future earnings to finance the operation and expansion of our business, and we do not expect to declare or pay any dividends in the foreseeable future. As a result, you may only receive a return on your investment in the ADSs if the market price of the ADSs increases.

Substantial future sales or perceived sales of the ordinary shares or ADSs in the public market could cause the price of the ADSs to decline.

Sales of the ordinary shares or ADSs, either in the public market or through private placement, or the perception that these sales could occur, could cause the market price of the ADSs to decline. It cannot be predicted what effect, if any, market sales of securities held by our significant shareholders or any other shareholder or the availability of these securities for future sale will have on the market price of the ADSs.

Your right to participate in any future rights offerings may be limited, which may cause dilution to your holdings, and you may not receive cash dividends if it is impractical to make them available to you.

We may from time to time distribute rights to our shareholders, including rights to acquire our securities. However, we cannot make rights available to you in the United States unless we register both the rights and the securities to which the rights relate under the Securities Act or an exemption from the registration requirements is available. Under the deposit agreement, the depositary will not make rights available to you unless both the rights and the underlying securities to be distributed to ADS holders are either registered under the Securities Act or exempt from registration under the Securities Act. We are under no obligation to file a registration statement with respect to any such rights or securities or to endeavor to cause a registration statement, if filed, to be declared effective. There might not be an exemption from registration under the Securities Act available to us for our rights offering. Accordingly, you may be unable to participate in our rights offerings and may experience dilution in your holdings.

The depositary of our ADSs has agreed to pay to you the cash dividends or other distributions it or the custodian receives on our ordinary shares or other deposited securities after deducting its fees and expenses. You will receive these distributions in proportion to the number of ordinary shares your ADSs represent. However, the depositary may, at its discretion, decide that it is inequitable or impractical to make a distribution available to any holders of ADSs. For example, the depositary may determine that it is not practicable to distribute certain property through the mail, or that the value of certain distributions may be less than the cost of mailing them. In these cases, the depositary may decide not to distribute such property to you.

You may be subject to limitations on transfer of your ADSs.

Your ADSs are transferable on the books of the depositary. However, the depositary may close its transfer books at any time or from time to time when it deems expedient in connection with the performance of its duties. In addition, the depositary may refuse to deliver, transfer or register transfers of ADSs generally when our books or the books of the depositary are closed, or at any time if we or the depositary deems it advisable to do so because of any requirement of law or of any government or government body, or under any provision of the deposit agreement, or for any other reason.

You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited, because we are incorporated under Cayman Islands law.

We are an exempted company incorporated under the laws of the Cayman Islands with limited liability. Our corporate affairs are governed by our memorandum and articles of association as may be amended form time to time, the Companies Act (As Revised) of the Cayman Islands and the common law of the Cayman Islands. The rights of shareholders to take action against us and our directors, actions by minority shareholders and the fiduciary duties of our directors under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from the English common law, which are generally of persuasive authority, but are not binding, on a court in the Cayman Islands. The rights of our shareholders and the fiduciary duties of our directors under Cayman Islands law are not as clearly established as they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands has a different body of securities laws than the United States, and provide significantly less protection to investors. In addition, Cayman Islands companies may not have the standing to initiate a shareholder derivative action in a federal court of the United States. There is no statutory recognition in the Cayman Islands of judgments obtained in the United States, although the courts of the Cayman Islands will in certain circumstances, recognize and enforce a non-penal judgment of a foreign court of competent jurisdiction without retrial on the merits.

Shareholders of Cayman Islands exempted companies like us have no general rights under Cayman Islands law to inspect corporate records (other than our memorandum and articles of association, the register of mortgages and charges, and copies of any special resolutions passed by our shareholders) or to obtain copies of lists of shareholders of these companies. Our directors have discretion under our currently effective memorandum and articles of association, to determine whether or not, and under what conditions, our corporate records may be inspected by our shareholders, but are not obliged to make them available to our shareholders. This may make it more difficult for you to obtain the information needed to establish any facts necessary for a shareholder resolution or to solicit proxies from other shareholders in connection with a proxy contest.

Certain corporate governance practices in the Cayman Islands differ significantly from requirements for companies incorporated in other jurisdictions such as the U.S. If we choose to follow our home country practice in the future, our shareholders may be afforded less protection than they otherwise would under rules and regulations applicable to U.S. domestic issuers.

As a result of all of the above, public shareholders may have greater difficulty in protecting their interests in the face of actions taken by our management, members of the board of directors or controlling shareholders than they would as public shareholders of a company incorporated in the United States.

Our corporate structure, together with applicable law, may impede our shareholders from asserting claims against us and our principals.

Most of our operations and records, and most of our senior management are located in China. Shareholders of companies such as us have limited ability to assert and collect on claims in litigation against our PRC subsidiaries and their principals. In addition, China has very restrictive secrecy laws that prohibit the delivery of many of the financial records maintained by a business located in China to third parties absent PRC government’s approval. Since discovery is an important part of proving a claim in litigation, and since most if not all of our records will be in China, PRC secrecy laws could frustrate efforts to prove a claim against us or our management. In addition, in order to commence litigation in the United States against an individual such as an officer or director, that individual must be served. Generally, service requires the cooperation of the country in which a defendant resides. China has a history of failing to cooperate in efforts to affect such service upon PRC citizens in China.

If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, the market price for the ADS and trading volume could decline.

The trading market for the ADSs will depend in part on the research and reports that securities or industry analysts publish about us or our business. If research analysts do not establish and maintain adequate research coverage or if one or more of the analysts who cover us downgrade the ADSs or publish inaccurate or unfavorable research about our business, the market price for the ADSs would likely decline. If one or more of these analysts cease coverage of us or fail to publish reports on us regularly, we could lose visibility in the financial markets, which, in turn, could cause the market price or trading volume for our ordinary shares to decline.

As a company incorporated in the Cayman Islands, we are permitted to adopt certain home country practices in relation to corporate governance matters that differ significantly from the Nasdaq Stock Market listing standards.

As a Cayman Islands company listed on the Nasdaq Stock Market, we are subject to the Nasdaq Stock Market listing standards, which requires listed companies to have, among other things, a majority of their board members to be independent and independent director oversight of executive compensation and nomination of directors. However, Nasdaq Stock Market rules permit a foreign private issuer like us to follow the corporate governance practices of its home country. Certain corporate governance practices in the Cayman Islands, which is our home country, may differ significantly from the Nasdaq Stock Market listing standards.

We are permitted to elect to rely on home country practice to be exempted from the corporate governance requirements. If we choose to follow home country practice in the future, our shareholders may be afforded less protection than they would otherwise enjoy if we complied fully with the Nasdaq Stock Market listing standards.

We are a foreign private issuer within the meaning of the rules under the Exchange Act, and as such we are exempt from certain provisions applicable to U.S. domestic public companies.

We qualify as a foreign private issuer under the Exchange Act, and exempt from certain provisions of the securities rules and regulations in the United States that are applicable to U.S. domestic issuers, including:

•	the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q or current reports on Form 8-K;

•	the sections of the Exchange Act regulating the solicitation of proxies, consents, or authorizations in respect of a security registered under the Exchange Act;

•

the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and

•	the selective disclosure rules by issuers of material nonpublic information under Regulation FD promulgated by SEC.

We are required to file an annual report on Form 20-F within four months of the end of each fiscal year. However, the information we are required to file with or furnish to the SEC are less extensive and less timely compared to that required to be filed with the SEC by U.S. domestic issuers. As a result, you may not be afforded the same protections or information that would be made available to you were you investing in a U.S. domestic issuer.

There can be no assurance that we will not be classified as a passive foreign investment company, or PFIC, for U.S. federal income tax purposes for any taxable year, which could result in adverse U.S. federal income tax consequences to U.S. Holders of our ADSs or Class A ordinary shares.

A non-U.S. corporation, such as our company, will be classified as a passive foreign investment company, or PFIC, for any taxable year if either (i) at least 75% of its gross income for such year consists of certain types of “passive” income (the “income test”); or (ii) at least 50% of the value of its assets (generally determined on the basis of a quarterly average) during such year is attributable to assets that produce passive income or are held for the production of passive income (the “asset test”). Based on the current and anticipated value of our assets and composition of our income and assets, we do not expect to be a PFIC for the taxable year ended December 31, 2022 or the foreseeable future.

While we do not expect to be or become a PFIC for the taxable year ended December 31, 2022, no assurance can be given in this regard because the determination of whether we are or will become a PFIC for any taxable year is a fact-intensive inquiry made on an annual basis that depends, in part, upon the composition and classification of our income and assets. Fluctuations in the market prices of our ADSs and Class A ordinary shares may cause us to be or become a PFIC for the current or subsequent taxable years because the value of our assets for the purpose of the asset test, including the value of our goodwill and other unbooked intangibles, may be determined by reference to the market price of our ADSs from time to time (which may be volatile). The composition of our income and assets may also be affected by how, and how quickly, we use our liquid assets.

If we were to be or become a PFIC for any taxable year during which a U.S. Holder (as defined in “Taxation—United States Federal Income Tax Considerations”) holds our ADSs or Class A ordinary shares, certain adverse U.S. federal income tax consequences could apply to such U.S. Holder. See “Taxation—United States Federal Income Tax Considerations—Passive Foreign Investment Company Rules.”

Our multi-class voting structure may render the ADSs representing our Class A ordinary shares ineligible for inclusion in certain stock market indices, and thus adversely affect the trading price and liquidity of the ADSs.

We cannot predict whether our multi-class share structure with different voting rights will result in a lower or more volatile market price of the ADSs, adverse publicity, or other adverse consequences. Certain index providers have announced restrictions on including companies with multi-class share structures in certain of their indices. For example, S&P Dow Jones and FTSE Russell have changed their eligibility criteria for inclusion of shares of public companies on certain indices, including the S&P 500, to exclude companies with multiple classes of shares and companies whose public shareholders hold no more than 5% of total voting power from being added to such indices. As a result, our multi-class voting structure may prevent the inclusion of the ADSs representing our Class A ordinary shares in such indices, which could adversely affect the trading price and liquidity of the ADSs representing our Class A ordinary shares. In addition, several shareholder advisory firms have announced their opposition to the use of multiple class structure and our multi-class structure may cause shareholder advisory firms to publish negative commentary about our corporate governance, in which case the market price and liquidity of the ADSs could be adversely affected.

Our memorandum and articles of association contain anti-takeover provisions that could have a material adverse effect on the rights of holders of our Class A ordinary shares and ADSs.

Our currently effective memorandum and articles of association contain provisions to limit the ability of others to acquire control of our company or cause us to engage in change-of-control transactions. These provisions could have the effect of depriving our shareholders of an opportunity to sell their shares at a premium over prevailing market prices by discouraging third parties from seeking to obtain control of our company in a tender offer or similar transaction. Our board of directors has the authority, without further action by our shareholders, to issue preferred shares in one or more series and to fix their designations, powers, preferences, privileges and relative participating, optional or special rights and the qualifications, limitations or restrictions, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights associated with our ordinary shares, including ordinary shares represented by ADSs. Preferred shares could be issued quickly with terms calculated to delay or prevent a change in control of our company or make removal of management more difficult. If our board of directors decides to issue preferred shares, the price of the ADSs may fall and the voting and other rights of the holders of our ordinary shares and the ADSs may be materially and adversely affected.

ADS holders may not be entitled to a jury trial with respect to claims arising under the deposit agreement, which could result in less favorable outcomes to the plaintiff(s) in any such action.

The deposit agreement governing the ADSs representing our ordinary shares provides that, subject to the depositary’s right to require a claim to be submitted to arbitration, the federal or state courts in the City of New York have exclusive jurisdiction to hear and determine claims arising under the deposit agreement and in that regard, to the fullest extent permitted by law, ADS holders waive the right to a jury trial of any claim they may have against us or the depositary arising out of or relating to our shares, the ADSs or the deposit agreement, including any claim under the U.S. federal securities laws.

If we or the depositary opposed a jury trial demand based on the waiver, the court would determine whether the waiver was enforceable based on the facts and circumstances of that case in accordance with the applicable state and federal law. To our knowledge, the enforceability of a contractual pre-dispute jury trial waiver in connection with claims arising under the federal securities laws has not been finally adjudicated by the U.S. Supreme Court. However, we believe that a pre-dispute contractual waiver of jury trial is generally enforceable, including under the laws of the State of New York, which govern the deposit agreement, by the United States District Court for the Southern District of New York or a state court in New York County, New York. In determining whether to enforce a pre-dispute contractual waiver of jury trial, courts will generally consider whether a party knowingly, intelligently and voluntarily waived the right to a jury trial. We believe that this is the case with respect to the deposit agreement and the ADSs. It is advisable that you consult legal counsel regarding the jury waiver provision before entering into the deposit agreement.

If you or any other holders or beneficial owners of ADSs bring a claim against us or the depositary in connection with matters arising under the deposit agreement or the ADSs, including claims under federal securities laws, you or such other holder or beneficial owner may not be entitled to a jury trial with respect to such claims, which may have the effect of limiting and discouraging lawsuits against us and the depositary. If a lawsuit is brought against either or both of us and the depositary under the deposit agreement, it may be heard only by a judge or justice of the applicable trial court, which would be conducted according to different civil procedures and may result in different outcomes than a trial by jury would have, including results that could be less favorable to the plaintiffs in any such action.

Nevertheless, if this jury trial waiver provision is not enforced, to the extent a court action proceeds, it would proceed under the terms of the deposit agreement with a jury trial. No condition, stipulation or provision of the deposit agreement or ADSs shall relieve us or the depositary from our respective obligations to comply with the Securities Act and the Exchange Act.

The voting rights of holders of ADSs are limited by the terms of the deposit agreement, and you may not be able to exercise your right to direct the voting of the underlying ordinary shares represented by your ADSs.

Our ADS holders do not have the same rights as our registered shareholders. As a holder of our ADSs, you will only be able to exercise the voting rights with respect to the underlying ordinary shares in accordance with the provisions of the deposit agreement. Under the deposit agreement, you must vote by giving voting instructions to the depositary. Upon receipt of your voting instructions, the depositary will try, as far as is practicable, to vote the underlying ordinary shares represented by your ADSs in accordance with your instructions. You will not be able to directly exercise your right to vote with respect to the underlying shares unless you withdraw the shares and become the registered holder of such shares prior to the record date for the general meeting. When a general meeting is convened, you may not receive sufficient advance notice to withdraw the shares underlying your ADSs and become the registered holder of such shares to allow you to attend the general meeting and vote with respect to any specific matter or resolution to be considered and voted upon at the general meeting. In addition, under our currently effective memorandum and articles of association, for the purposes of determining those shareholders who are entitled to attend and vote at any general meeting, our directors may close our register of members and/or fix in advance a record date for such meeting, and such closure of our register of members or the setting of such a record date may prevent you from withdrawing the ordinary shares underlying your ADSs and becoming the registered holder of such shares prior to the record date, so that you would not be able to attend the general meeting or to vote directly. If we ask for your instructions, the depositary will notify you of the upcoming vote and will arrange to deliver our voting materials to you. We cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote your shares. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for their manner of carrying out your voting instructions. This means that you may not be able to exercise your right to vote and you may have no legal remedy if the shares underlying your ADSs are not voted as you requested.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that reflect our current expectations and views of future events. The forward-looking statements are contained principally in the sections entitled “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business.” Known and unknown risks, uncertainties and other factors, including those listed under “Risk Factors,” may cause our actual results, performance or achievements to be materially different from those expressed or implied by the forward-looking statements.

You can identify these forward-looking statements by terminology such as “may,” “might,” “will,” “would,” “expect,” “anticipate,” “aim,” “estimate,” “intend,” “plan,” “believe,” “is/are likely to,” “potential,” “continue,” or other similar expressions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements may include statements relating to, among other things:

•	our goals and strategies;

•	our future business development, financial conditions and results of operations;

•	our ability to continuously develop new technology, services and products and keep up with changes in the industries in which we operate;

•	the expected growth of China’s EV charging industry and EV charging service industry and our future business development;

•	our expectations regarding demand for and market acceptance of our products and services;

•	our ability to protect and enforce our intellectual property rights;

•	our ability to attract and retain qualified executives and personnel;

•	the COVID-19 pandemic and the effects of government and other measures seeking to contain its spread;

•	U.S.-China trade war and its effect on our operation, fluctuations of the RMB exchange rate, and our ability to obtain adequate financing for our planned capital expenditure requirements;

•	our expectations regarding our relationships with end-users, customers, suppliers and other business partners;

•	our ability to achieve anticipated benefits of the Mergers;

•	competition in our industry;

•	relevant government policies and regulations related to our industry; and

•	fluctuations in general economic and business conditions in China and globally.

These forward-looking statements involve various risks and uncertainties. Although we believe that our expectations expressed in these forward-looking statements are reasonable, our expectations may later be found to be incorrect. Our actual results could be materially different from our expectations. Important risks and factors that could cause our actual results to be materially different from our expectations are generally set forth in “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business,” “Regulation” and other sections in this prospectus. You should read thoroughly this prospectus and the documents that we refer to with the understanding that our actual future results may be materially different from and worse than what we expect. We qualify all of our forward-looking statements by these cautionary statements.

This prospectus contains certain data and information that we obtained from various government and private publications. Statistical data in these publications also include projections based on a number of assumptions. Our industry may not grow at the rate projected by market data, or at all. Failure of this market to grow at the projected rate may have a material and adverse effect on our business and the market price of the ADSs. In addition, the rapidly evolving nature of this industry results in significant uncertainties for any projections or estimates relating to the growth prospects or future condition of our market. Furthermore, if any one or more of the assumptions underlying the market data are later found to be incorrect, actual results may differ from the projections based on these assumptions. You should not place undue reliance on these forward-looking statements.

The forward-looking statements made in this prospectus relate only to events or information as of the date on which the statements are made in this prospectus. Except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events. You should read this prospectus and the documents that we refer to in this prospectus and have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect.

USE OF PROCEEDS

We estimate that we will receive net proceeds from this offering of approximately US$            , or approximately US$             if the underwriters exercise their option to purchase additional ADSs in full, after deducting underwriting discounts and commissions and the estimated offering expenses payable by us. These estimates are based upon an assumed offering price of US$             per ADS, which is the closing trading price of our ADSs on    , 2023. A US$1.00 increase (decrease) in the assumed offering price of US$             per ADS would increase (decrease) the net proceeds to us from this offering by US$            , assuming the number of ADSs offered by us, as set forth on the front cover of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions and estimated expenses payable by us.

We plan to use the net proceeds of this offering in the following manner:

•	approximately 40% to strengthen and further expand our network coverage in EV charging stations;

•

approximately 20% to investment in research and development. In particular, we plan to upgrade our IT infrastructure and expand our research and development team, to enhance our technology capabilities, deliver better services to customers and improve operational efficiency;

•	approximately 15% to expand our presence in selected international markets;

•	approximately 15% for strategic investments and acquisitions complementary to our business, although we have not identified any specific investment or acquisition targets at this time; and

•	approximately 10% for working capital and general corporate purposes.

The foregoing represents our current intentions based upon our present plans and business conditions to use and allocate the net proceeds of this offering. Our management, however, will have significant flexibility and discretion to apply the net proceeds of this offering. If an unforeseen event occurs or business conditions change, we may use the proceeds of this offering differently than as described in this prospectus.

Pending any use described above, we plan to invest the net proceeds in short-term, interest-bearing, debt instruments or demand deposits.

DIVIDEND POLICY

Our board of directors has discretion on whether to distribute dividends, subject to certain requirements of Cayman Islands law. In addition, our shareholders may by ordinary resolution declare a dividend, but no dividend may exceed the amount recommended by our board of directors. In either case, all dividends are subject to certain restrictions under Cayman Islands law, namely that our company may only pay dividends out of profits or share premium account, and provided always that in no circumstances may a dividend be paid if this would result in our company being unable to pay its debts as they fall due in the ordinary course of business. Even if we decide to pay dividends, the form, frequency and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that the board of directors may deem relevant.

We do not have any present plan to pay any cash dividends on our ordinary shares in the foreseeable future after this offering. We currently intend to retain most, if not all, of our available funds and any future earnings to operate and expand our business.

We are a holding company incorporated in the Cayman Islands. We may rely on dividends from our subsidiary in China for our cash requirements, including any payment of dividends to our shareholders. PRC regulations may restrict the ability of our PRC subsidiary to pay dividends to us. See “Regulation—Regulations Related to Dividend Distributions.”

If we pay any dividends on our ordinary shares, we will pay those dividends which are payable in respect of the ordinary shares underlying the ADSs to the depositary, as the registered holder of such ordinary shares, and the depositary then will pay such amounts to the ADS holders in proportion to the ordinary shares underlying the ADSs held by such ADS holders, subject to the terms of the deposit agreement, including the fees and expenses payable thereunder. See “Description of American Depositary Shares.” Cash dividends on our ordinary shares, if any, will be paid in U.S. dollars.

CAPITALIZATION

The following table sets forth our capitalization as of December 31, 2022:

•	on an actual basis;

•

on a pro forma as adjusted basis to reflect the issuance and sale of                  Class A ordinary shares in the form of ADSs by us in this offering at an assumed offering price of US$             per ADS, the closing trading price of our ADSs on            , 2023, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us, assuming the underwriters do not exercise the option to purchase additional ADSs.

You should read this table together with our consolidated financial statements and the related notes included elsewhere in this prospectus and the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	As of December 31, 2022
	Actual		As Adjusted
	RMB	US$	RMB	US$
	(in thousands)
Shareholders’ Equity:
Class A Ordinary Shares (US$0.01 par value 700,000,000 shares authorized, 549,430,353 shares issued and outstanding)	36,354	5,269

Class B Ordinary Shares (US$0.01 par value; 300,000,000 shares authorized, 248,888,073 shares issued and outstanding)	16,674	2,418

Class C Ordinary Shares (US$0.01 par value; 1,400,000,000 shares authorized, 1,398,659,699 shares issued and outstanding)	93,702	13,586
Treasury shares	—	—
Additional paid-in capital	6,358,600	921,910
Other reserves	(35,201)	(5,104)

Accumulated loss	(6,031,255)	(874,450)

Total shareholders’ equity	438,874	63,629

Notes:

(1)

The pro forma as adjusted information discussed above is illustrative only. Our additional paid-in capital, accumulative deficit, accumulative other comprehensive income, total shareholder’s deficit and total capitalization following the completion of this offering are subject to adjustment based on the actual public offering price and other terms of this offering determined at pricing.

(2)

A US$1.00 increase (decrease) in the assumed offering price of US$             per ADS would increase (decrease) each of additional paid-in capital, total shareholders’ equity, and total capitalization by US$             million.

DILUTION

If you purchase the ADSs in this offering, your interest will be diluted to the extent of the excess of the public offering price per ADS over our net tangible book value per ADS after this offering. Our net tangible book value as of December 31, 2022 was RMB438.0 million (US$63.5 million), or RMB0.20 (US$0.03) per ordinary share and RMB1.99 (US$0.29) per ADS. Net tangible book value represents the amount of our total consolidated tangible assets, less the amount of our total consolidated liabilities.

Without taking into account any other changes in such net tangible book value after December 31, 2022, other than to give effect to our issuance and sale of              ADSs in this offering, at an assumed public offering price of US$             per ADS, the closing trading price of our ADSs on             , 2023, and after deduction of underwriting discounts and commissions and estimated offering expenses payable by us (assuming the over-allotment option is not exercised), our as adjusted net tangible book value at December 31, 2022 would have been US$             per outstanding ordinary share, including Class A ordinary shares underlying our outstanding ADSs, or US$    per ADS. This represents an immediate increase in net tangible book value of US$             per ordinary share, or US$             per ADS, to existing shareholders and an immediate dilution in net tangible book value of US$             per ordinary share, or US$             per ADS, to purchasers of ADSs in this offering.

The following table illustrates the dilution on a per ordinary share basis assuming that the public offering price per ordinary share is US$    and all ADSs are exchanged for ordinary shares:

	Per Ordinary Share		Per ADS
Public offering price	US$		US$
Actual net tangible book value as of December 31, 2022	US$	0.03	US$	0.29
As adjusted net tangible book value as of December 31, 2022, adjusted to give effect to this offering	US$		US$
Amount of dilution in net tangible book value to new investors in this offering	US$		US$

The as adjusted information discussed above is illustrative only.

The following table summarizes, on an as adjusted basis as of December 31, 2022, the differences between the shareholders as of December 31, 2022 and the new investors with respect to the number of ordinary shares purchased from us in this offering, the total consideration paid and the average price per ordinary share paid at the public offering price of US$    per ADS before deducting estimated underwriting discounts and commissions and estimated offering expenses.

	Ordinary shares Purchased		Total Consideration		Average Price Per Ordinary Share	Average Price Per ADS
	Number	Percent	Amount (in thousands of US$)	Percent	US$	US$
Existing shareholders
New investors
Total

A US$1.00 change in the assumed public offering price of US$             per ADS would, in the case of an increase, increase and, in the case of a decrease, decrease total consideration paid by new investors, total consideration paid by all shareholders, average price per ordinary share and average price per ADS paid by all shareholders by US$             million, US$             million, US$             and US$            , respectively, assuming the sale of ADSs and before deducting underwriting discounts and commissions.

The discussion and tables above also assume no exercise of any share options outstanding as of the date of this prospectus. As of March 31, 2023, there are 80,376,230 Class A ordinary shares issuable upon exercise of outstanding share options. To the extent that any of these options are exercised, there will be further dilution to new investors.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of the Cayman Islands as an exempted company with limited liability. We are incorporated in the Cayman Islands to take advantage of certain benefits associated with being a Cayman Islands exempted company, such as:

•	political and economic stability;

•	an effective judicial system;

•	a favorable tax system;

•	the absence of exchange control or currency restrictions; and

•	the availability of professional and support services.

However, certain disadvantages accompany incorporation in the Cayman Islands. These disadvantages include but are not limited to:

•

the Cayman Islands has a less developed body of securities laws as compared to the United States and these securities laws provide significantly less protection to investors as compared to the United States; and

•	Cayman Islands companies may not have standing to sue before the federal courts of the United States.

Our constitutional documents do not contain provisions requiring that disputes, including those arising under the securities laws of the United States, between us, our officers, directors and shareholders, be arbitrated.

Substantially all of our operations are conducted in China, and substantially all of our assets are located in China. A majority of our directors and executive officers are nationals or residents of jurisdictions other than the United States and most of their assets are located outside the United States. As a result, it may be difficult for a shareholder to effect service of process within the United States upon these individuals, or to bring an action against us or these individuals in the United States, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

We have appointed Cogency Global Inc., located at 122 East 42nd Street, 18th Floor, New York, NY 10168, as our agent upon whom process may be served in any action brought against us under the securities laws of the United States.

We have been informed by Harney Westwood & Riegels, our counsel as to Cayman Islands law, that the United States and the Cayman Islands do not have a treaty providing for reciprocal recognition and enforcement of judgments of U.S. courts in civil and commercial matters and that there is uncertainty as to whether the courts of the Cayman Islands would (i) recognize or enforce judgments of U.S. courts obtained against us or our directors or officers, predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States, or (ii) entertain original actions brought in the Cayman Islands against us or our directors or officers, predicated upon the securities laws of the United States or any state in the United States. We have also been advised by Harney Westwood & Riegels that a judgment obtained in any federal or state court in the United States will be recognized and enforced in the courts of the Cayman Islands at common law, without any re-examination of the merits of the underlying dispute, by an action commenced on the foreign judgment debt in the Grand Court of the Cayman Islands, provided such judgment (i) is given by a foreign court of competent jurisdiction, (ii) imposes on the judgment debtor a liability to pay a liquidated sum for which the judgment has been given, (iii) is final, (iv) is not in respect of taxes, a fine or a penalty, and (v) was not obtained by fraud, and is not of a kind the enforcement of which is contrary to natural justice or the public policy of the Cayman Islands.

However, the Cayman Islands courts are unlikely to enforce a judgment obtained from the United States courts under the civil liability provisions of the securities laws if such judgment is determined by the courts of the Cayman Islands to give rise to obligations to make payments that are penal or punitive in nature.

Because the courts of the Cayman Islands have yet to rule on whether such judgments are penal or punitive in nature, it is uncertain whether such civil liability judgments from U.S. courts would be enforceable in the Cayman Islands.

Jingtian & Gongcheng, our counsel as to PRC law, has advised us that there is uncertainty as to whether the courts of China would:

•

recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; or

•	entertain original actions brought in each respective jurisdiction against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

Jingtian & Gongcheng has further advised us that the recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. Courts in China may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law and other applicable laws and regulations based either on treaties or similar arrangements between China and the jurisdiction where the judgment is made or on principles of reciprocity between jurisdictions. There are no treaties and only limited reciprocity arrangements between China and the United States or the Cayman Islands that govern the recognition and enforcement of foreign judgments as of the date of this prospectus. In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against us or our directors and officers if they decide that the judgment violates the basic principles of PRC law or national sovereignty, security or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States or in the Cayman Islands. Under the PRC Civil Procedures Law, foreign shareholders may originate actions based on PRC law against a company in China for disputes if they can establish sufficient nexus to the PRC for a PRC court to have jurisdiction, and meet other procedural requirements. It will be, however, difficult for U.S. shareholders to originate actions against us in the PRC in accordance with PRC laws because we are incorporated under the laws of the Cayman Islands and it will be difficult for U.S. shareholders, by virtue only of holding the ADSs or ordinary shares, to establish a connection to the PRC for a PRC court to have jurisdiction as required under the PRC Civil Procedures Law.

CORPORATE HISTORY AND STRUCTURE

Corporate History of RISE

In July 2013, Bain Capital Rise Education II Cayman Limited was incorporated as an exempted company under the laws of the Cayman Islands, and it was renamed as RISE Education Cayman Ltd in June 2017.

In July 2013, Rise IP (Cayman) Limited (“Rise IP”), was incorporated as an exempted company under the laws of the Cayman Islands. Subsequently, a number of RISE’s wholly owned subsidiaries were established to acquire Rise IP and certain operating assets and entered into a series of contractual arrangements with Beijing Step Ahead Education Technology Development Co., Ltd. (the “Rise VIE”), its schools and its shareholders. As a result, the RISE VIE and its subsidiaries and schools became RISE’s consolidated entities.

RISE listed the ADSs on the Nasdaq under the symbol “REDU” on October 20, 2017.

The Assets Sale

Prior to becoming a shell company, RISE Education Cayman Ltd was a holding company without substantive operations. RISE Education Cayman Ltd, primarily through its PRC subsidiary, Rise (Tianjin) Education Information Consulting Co., Ltd. (the “Rise WFOE”), and the Rise VIE, provided after-school English teaching and tutoring services to students aged three to 18 in China and was a leading service provider in the China market.

On December 1, 2021, Wuhan Xinsili Culture Development Co., Ltd. (the “Buyer SPV”), Rise WFOE, Rise VIE, RISE Education International Limited (“Rise HK”), Rise IP and RISE entered into a purchase agreement (the “WFOE Purchase Agreement”). Pursuant to the WFOE Purchase Agreement, RISE agreed to, through Rise HK, sell all of the equity interests in Rise WFOE to the Buyer SPV (the “WFOE Sale”), in consideration of the Buyer SPV (i) paying to Rise HK a consideration of RMB1, and (ii) assuming all liabilities of Rise WFOE and its subsidiaries. The Buyer SPV is a limited liability company controlled by a buyer consortium consisting of certain of RISE’s franchisees and an affiliate of RISE’s senior management, who are PRC nationals.

Also on December 1, 2021, Rise Education Cayman I Ltd, RISE’s wholly-owned indirect subsidiary (the “IP Seller”), Bain Capital Rise Education IV Cayman Limited, a major shareholder of RISE (the “Major Shareholder”), and RISE entered into a share purchase agreement (the “IP Holdco Purchase Agreement”, collectively with the WFOE Purchase Agreement, the “Purchase Agreements”). The IP Seller is also the borrower under the Facilities Agreement (defined below). Pursuant to the IP Holdco Purchase Agreement, the IP Seller and RISE agreed to sell all of the equity interests in Rise HK and Rise IP to the Major Shareholder in consideration of the Major Shareholder (i) paying US$2,500,000 to RISE, for the purposes of paying the Lenders in settlement of the Facilities Agreement, and (ii) causing Rise HK and Rise IP to grant Rise WFOE or entities designated by the Buyer SPV a royalty-free, perpetual, irrevocable and exclusive license over all intellectual property rights owned by or licensed to Rise HK and/or Rise IP (the “IP Sale”, and together with the WFOE Sale, the “Sale”).

In connection with the Sale, the IP Seller (being the borrower under the Facilities Agreement), WFOE, VIE and the Major Shareholder and certain other parties entered into a settlement agreement (the “Settlement Agreement”) with the Lenders on December 1, 2021. Under the Settlement Agreement, the Lenders agreed to (i) acknowledge and consent to the Sale, (ii) discharge and release all our liabilities and obligations and our subsidiaries under the Facilities Agreement in the amount of US$55,746,367.04; (iii) terminate, release and discharge all security interest, guarantee and indemnity created in connection with the Facilities Agreement; and (iv) waive, release and discharge all claims arising from or in connection with the Facilities Agreement, in exchange for (a) an aggregate amount of US$10,377,972.06, and (b) the transfer of all interest in certain business to a person nominated by the Lenders, amongst others (collectively, the “ “Settlement”).

In order for us to make the settlement payment under the Settlement Agreement, make an additional capital contribution to WFOE pursuant to the WFOE Purchase Agreement and pay for certain operating expenses, we entered into a convertible loan deed with the Major Shareholder on December 1, 2021 (the “Convertible Loan Deed”), pursuant to which the Major Shareholder agreed to provide an interest-free convertible loan of US$17 million to us. The loan was converted into 48,571,428 ordinary shares prior to the consummation of the Mergers.

The Sale was approved by a special resolution of shareholders of RISE at an extraordinary general meeting of shareholders held in Beijing on December 23, 2021. The Sale was consummated and the Settlement was entered into on December 30, 2021.

Corporate History of NaaS

NaaS launched its EV charging services in 2019 through Chezhubang (Beijing) Technology Co., Ltd. (“Chezhubang Technology”), and its subsidiaries Beijing Chezhubang New Energy Technology Co., Ltd. (“Beijing Chezhubang”) and Kuaidian Power (Beijing) New Energy Technology Co., Ltd. (“Kuaidian Power Beijing”), which were established by Chezhubang Technology in July 2018 and August 2019, respectively.

In July 2019, Dada Auto was incorporated in the Cayman Islands. Dada Auto later became the holding company of NaaS to facilitate NaaS’ offshore financing.

In September 2021, Beijing Chezhubang acquired 100% of the equity interests in Shaanxi Kuaidian Mobility Technology Co., Ltd. (“Shaanxi Kuaidian”). In September 2020, Kuaidian Power Beijing incorporated a wholly-owned subsidiary, Zhidian Youtong Technology Co., Ltd. (“Zhidian Youtong”).

In February 2021, Cosmo Light (Beijing) New Energy Technology Co., Ltd. (“Cosmo Light”) was incorporated. In April 2021, Qingdao Hill Matrix New Energy Technology Co., Ltd. (“QHM New Energy”) was incorporated. Ownership interests in each of Cosmo Light and QHM New Energy were held by NaaS through certain nominee arrangements. In September 2021, Beijing Chezhubang acquired 100% of the ownership interest in Shaanxi Kuaidian. In December 2021, Dada Auto incorporated Cosmo Light HK Limited and Hill Matrix HK Limited.

In early 2022, NaaS completed the Restructuring, as part of which:

•

Dada Auto, through Zhejiang Anji Intelligent Electronics Holding Co., Ltd. (“Anji Zhidian”), a subsidiary in China, entered into a series of contractual arrangements (“VIE Agreements”) with Kuaidian Power Beijing and shareholders of Kuaidian Power Beijing, as a result of which Kuaidian Power Beijing was treated as a VIE of NaaS;

•

Anji Zhidian acquired 100% of the ownership interest in Beijing Chezhubang from Chezhubang Technology, and Beijing Chezhubang in turn acquired 100% of the ownership interest in Zhidian Youtong, in conjunction with which (a) Anji Zhidian further acquired 100% of the equity interests in Cosmo Light in March 2022, and (b) Anji Zhidian acquired 100% of the equity interests in QHM New Energy in March 2022; and

•	In April 2022, all the VIE Agreements were terminated and Anji Zhidian acquired 100% of the equity interests in Kuaidian Power Beijing.

As a result of the Restructuring, NaaS ceased to have any VIE and has since conducted its operations in China through its subsidiaries through the date of this prospectus.

In April 2022, Cosmo Light HK Limited and Hill Matrix HK Limited incorporated Shandong Cosmo Light Co., Ltd and Zhejiang Huzhou Hill Matrix Limited in China, respectively. In May 2022, Shandong Cosmo Light Co., Ltd and Zhejiang Huzhou Hill Matrix Limited acquired 100% of the equity interests in Cosmo Light and in QHM New Energy from Anji Zhidian, respectively.

The Mergers

On February 8, 2022, RISE entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Dada Merger Sub Limited, an exempted company incorporated with limited liability under the laws of the Cayman Islands and a wholly-owned subsidiary of RISE (“Merger Sub”), Dada Merger Sub II Limited, an exempted company incorporated with limited liability under the laws of the Cayman Islands and a wholly-owned subsidiary of RISE (“Merger Sub II”) and Dada Auto, pursuant to the terms of which (i) Merger Sub merged with and into Dada Auto (the “Merger”), with Dada Auto being the surviving entity (the “Surviving Entity”) following the Merger, the separate corporate existence of Merger Sub ceasing, and Dada Auto continuing as a direct, wholly-owned subsidiary of RISE, and (ii) immediately after the Effective Time (as defined in the Merger Agreement), the Surviving Entity merged with and into Merger Sub II (the “Second Merger”, and together with the Merger, the “Mergers”), with Merger Sub II being the surviving entity (the “Surviving Company”) following the Second Merger, the separate corporate existence of the Surviving Entity ceasing, and the Surviving Company continuing as a direct, wholly-owned subsidiary of RISE.

The Mergers were consummated on June 10, 2022 (the “Closing”), upon which RISE changed its name from “RISE Education Cayman Ltd” to “NaaS Technology Inc.” and its ticker from “REDU” to “NAAS” and assumed and began conducting the principal businesses of NaaS. The number of shares represented by each ADS was also changed from two Class A ordinary shares per ADS to ten Class A ordinary shares per ADS.

At the Closing:

•

ordinary shares of NaaS that were issued and outstanding immediately prior to the Effective Time (as defined in the Merger Agreement) (other than any Excluded Shares (as defined below) or ordinary shares of NaaS held by NewLink) were cancelled in exchange for fully paid and non-assessable Class A ordinary shares;

•

ordinary shares of NaaS that were issued and outstanding immediately prior to the Effective Time (other than any Excluded Shares) and held by NewLink were cancelled in exchange for a total of 248,888,073 Class B ordinary shares and 1,398,659,699 Class C ordinary shares;

•	Series A preferred shares of NaaS that were issued and outstanding immediately prior to the Effective Time were cancelled in exchange for fully paid and non-assessable Class A ordinary shares;

•

shares of NaaS that were held in treasury or owned by RISE, Merger Sub or Merger Sub II or any other wholly-owned subsidiary of RISE, Merger Sub or Merger Sub II immediately prior to the Effective Time (each an “Excluded Share”), were cancelled and extinguished without any conversion thereof or payment therefor;

•	each of RISE ordinary share that was issued and outstanding immediately prior to the Effective Time was converted into and became one fully paid and non-assessable Class A ordinary share;

•

each ordinary share, par value $0.01 per share, of Merger Sub that was issued and outstanding immediately prior to the Effective Time was converted into and became one fully paid and non-assessable ordinary share, par value $0.01 per share, of the Surviving Entity; and

•

each ordinary share, par value $0.01 per share, of the Surviving Entity that was issued and outstanding immediately prior to the Second Effective Time (as defined in the Merger Agreement) was converted into and became one fully paid and non-assessable ordinary share, par value $0.01 per share, of the Surviving Company.

Post-Mergers Development

We issued and sold a total of 57,570,524 newly issued Class A ordinary shares of the Company to a certain institutional investor on December 12, 2022, at a price of US$0.5211 per ordinary share, based on the volume-weighted average traded price of our ADSs on Nasdaq for the 30 consecutive trading days immediately preceding the date of the relevant subscription agreement (adjusted to account for the 1:10 ADS-to-share ratio), for a total purchase price of US$30 million.

The following diagram illustrates our corporate structure as of the date of this prospectus:

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations in conjunction with our consolidated financial statements and related notes included elsewhere in this prospectus. Our actual results may differ materially from those we currently anticipate as a result of many factors, including those we describe under “Risk Factors” and elsewhere in this prospectus. See “Special Note Regarding Forward-Looking Statements.”

Overview

We are the largest third-party charging network in China and we have established and maintained the largest EV charging network in China in terms of the charging volume (as transacted through our charging network for third-party charging stations) according to CIC. For our online EV Charging Solutions, we provide an integrated set of online solutions to charging stations which mainly includes mobility connectivity services. We offer effective mobility connectivity services through Kuaidian, our partnered platform that is operated by a third-party service provider, to boost the visibility of charging stations and chargers and connect end-users with suitable chargers. We also provide other online solutions, including SaaS products that digitalize and upgrade key aspects of the operations and the management of charging stations. For our offline EV Charging Solutions, we offer a wide range of offline solutions to charging stations, ranging from site selection, hardware procurement, EPC (engineering, procurement, and construction), station maintenance, upgrades, and expansion, to customer support and more. For our innovative and Other Solutions, we have pioneered the introduction of non-charging services (such as food and beverage services) to charging stations to help them generate diversified revenue streams, and create a new charging experience for end-users. We deliver electricity procurement services and we plan to launch virtual power plant platform in mid-2023 to modernize the overall electricity demand and supply system for charging stations. We have also released a prototype of our autonomous charging robot through which EV charging is reimagined.

Key Factors Affecting Our Results of Operations

Our business and operating results are affected by the general factors that impact our total addressable market, including, among others, the overall economic growth in China and globally, the continuing impact of COVID-19, regulatory, tax and geopolitical environments, and the competitive landscape for EV charging services. Unfavorable changes in any of these general factors could materially and adversely affect the demand for our services and our results of operations.

While our business is influenced by these general factors, we believe our results of operations are more directly affected by specific factors that include the following.

Growth in EV Adoption

Our revenue growth is directly tied to the charging volume completed through its network and heavily dependent on the number of passenger and commercial EVs sold, which we believe drives the demand for charging infrastructure. The market for EVs is rapidly evolving in China. Although China is currently one of the world’s major automotive markets, there is no guarantee of such future demand and there have been fluctuations in terms of year-over-year growth in sales volume for passenger vehicles in general as well as for EVs. Factors impacting the adoption of EVs include but are not limited to: perceptions about EV features, quality, safety, performance and cost; perceptions about the limited range over which EVs may be driven on a single battery charge; competition, including from other types of alternative fuel vehicles, plug-in hybrid electric vehicles and high fuel-economy internal combustion engine vehicles such as in terms of their features and prices; volatility in the cost of oil and gasoline; concerns regarding the stability of the electrical grid; the decline of EV battery’s ability to hold a charge over time; availability of services for EVs and particularly of EV charging infrastructure; consumers’ perception about the convenience and cost of charging EVs; increases in fuel efficiency; and willingness and ability of end-users to spend on new EVs. In addition, macroeconomic factors, including broader economic condition and governmental mandates and incentives, could impact demand for EVs, particularly since they can be more expensive than traditional gasoline-powered vehicles, when the automotive industry globally has been experiencing a recent decline in sales. Further, the COVID-19 pandemic and geopolitical factors such as the conflict between Ukraine and Russia have impacted and may continue to impact the global automotive supply chain and reduce the manufacturing of automobiles, including EVs. If the market for EVs does not develop as expected or if there is any slow-down or delay in overall EV adoption or manufacturing rates, our financial condition and results of operations would be negatively impacted and such impact may be material.

Competition

The EV charging service industry is highly competitive, and the market is expected to become increasingly competitive. We compete on the comprehensiveness of the range of services and solutions offered to charging stations and end-users as well as on the quality, performance, features, and prices of the products and services. New demands and preferences continue to emerge from industry participants, and in particular from charging stations, owners and end-users. Existing competitors may expand their product offerings and sales strategies, and new competitors may enter the market. We will be tested on our ability to forecast and meet shifts in the market and our ability to adapt product and service offerings in a timely manner. If our market share decreases due to increased competition, our financial condition and results of operations in the future may be negatively impacted.

End Users’ Usage Pattern

Our revenues are driven by end-users’ driving and charging behaviors. The EV market is still developing and current behavioral patterns may not be representative of future behaviors. Key behavioral shifts may include but are not limited to: annual vehicle miles traveled, preferences for urban, suburban or exurban locations, preferences for public or private fast charging, preference for home or workplace charging, demand from rideshare or urban delivery services, and the emergence of autonomous vehicles, micro-mobility and mobility as-a-service platforms requiring EV charging services. All these shifts could change end-users’ driving and charging behaviors, which in turn could affect the demand for our services and our results of operations.

Impact of New Solution Releases and Investments in Growth

As we introduce new services and solutions, our cash flow and margin may be initially negatively impacted by launch costs and lower volumes and due to additional cash support required. In addition, we may accelerate our expenditures where we see growth opportunities, which may impact our cash flow and margin until initial cash support and upfront costs and inefficiencies are absorbed and normalized operations are achieved. We also continuously evaluate and may adjust our expenditures and cash requirements based on our launch plans for new services and solutions, as well as other factors including the pace and prioritization of current projects under development and the addition of new projects.

Technology

We rely on numerous internally developed and externally sourced hardware and software technologies to operate our network and generate earnings. We engage third-party vendors for non-proprietary hardware and software components. Our ability to continue to integrate our technology stack with technological advances in the wider EV ecosystem including EV model characteristics, charging standards, charging hardware, software and battery chemistries will affect our sustained competitiveness in offering charging services. With our continued investment in research and development as well as collaboration with third-party vendors, we believe that we are well-positioned to keep abreast of technological advances and allow our business to remain competitive regardless of long-term technological shifts in EVs, batteries or modes of charging.

Impact of COVID-19 on Our Operations and Financial Performance

Our business has been affected by the COVID-19 pandemic in the past. For example, due to slowed economic activities, end-users have become more price-sensitive and we may be required to provide more incentives and expend more resources on marketing activities to help generate more charging transactions for our charging station customers. Travel restrictions and quarantine requirements have led to reduced demand for EVs and lower transportation activities in general. Disruptions in the manufacturing, delivery and overall supply chain of vehicle and charging equipment manufacturers and suppliers have resulted in additional costs and, to a lesser extent, component shortages, and have led to fluctuations in the growth of EV sales in markets around the world and had an impact on our procurement services.

The effect of the COVID-19 pandemic on our business, prospects and results of operations will depend on the direction and duration of current global trends and their sustained impact and is difficult to assess or predict. Difficult macroeconomic conditions, such as decreases in per capita income and level of disposable income, increased and prolonged unemployment or a decline in consumer confidence as a result of the COVID-19 pandemic, as well as reduced level of transportation activities or lowered spending by businesses, could have a material adverse effect on the demand for our products and services. See “Risk Factors—Risks Related to Our Business and Industry—Our operations have been and may continue to be negatively affected by the COVID-19 pandemic.”

Key Components of Results of Operations

Revenues

Our revenues are generated across various revenue streams. The following table sets forth the components of net revenues, both in absolute amount and as a percentage of total revenues, for the periods presented:

	For the year ended December 31,
	2020		2021		2022
	RMB’000%		RMB’000%		RMB’000	US$’000%
Net Revenues from Online EV Charging Solutions	5,455	88.5	17,985	53.8	50,151	7,271	54.0
Net Revenues from Offline EV Charging Solutions	565	9.2	14,611	43.7	40,554	5,880	43.7
Net Revenues from Innovative and Other Businesses	143	2.3	857	2.5	2,109	306	2.3

Net Revenues	6,163	100.0	33,453	100.0	92,814	13,457	100.0

Online EV Charging Solutions. We primarily generate revenues from online EV charging solutions by charging commission fees and membership loyalty program for our mobility connectivity services. We offer discounts and promotions through platform to encourage use of the platform. We record such incentives to end-users as reduction of revenue, to the extent of the revenue collected from customers.

Offline EV Charging Solution. We also generate revenues from the sale of offline EV charging solutions to charging stations, including mainly the provision of (i) EPC services for a one-time fee, and (ii) hardware procurement services, station upgrade and maintenance services, and other offline solutions for commission fees. Revenue accrued under the full station operation model is also accounted for as revenue from offline EV charging solution.

Innovative and Other Businesses. Revenues from innovative and other businesses consist of fees received from service provided for electricity procurement and non-charging services such as food and beverage services and from online advertising services.

We expect revenues from online EV charging solutions to grow due to the expansion of our charging network and the increase in our market share. We expect revenues from offline EV charging solutions to increase as a result of the recent introduction and planned expansion of our full station operation and hardware procurement businesses. We expect revenues from innovative and other businesses to increase as we continue to scale up electricity procurement business and as we plan to commercialize our autonomous charging robot and launch our virtual power plant platform to modernize the overall electricity demand and supply system for charging stations.

Cost of Revenues

The following table sets forth the principal components of cost of revenues by absolute amount and as a percentage of total revenues for the years presented.

	For the year ended December 31,
	2020		2021		2022
	RMB’000%		RMB’000%		RMB’000	US$’000%
Cost of revenues:
Cost of Online EV Charging Solutions	6,376	103.5	15,264	45.6	49,612	7,193	53.5
Cost of Offline EV Charging Solutions	—	0.0	13,896	41.5	36,816	5,338	39.7
Cost of Innovative and Other Businesses	171	2.8	427	1.3	219	32	0.2

Total cost of revenues	6,547	106.2	29,587	88.4	86,647	12,563	93.4

Cost of Online EV Charging Solutions. Cost of online EV charging solutions primarily consists of payment processing costs and cloud server costs and employee benefit expenses.

Cost of Offline EV Charging Solutions. Cost of offline EV charging solutions primarily consists of the electricity cost, hardware procurement cost, depreciation of right-of-use assets, and daily operation costs.

Cost of Innovative and Other Businesses. Cost of innovative and other businesses mainly represents costs incurred for the renovation of charging stations lounge.

We expect our cost of revenues to increase in conjunction with the expected increase of revenues from our charging solutions and as a result of our business expansion and organic growth.

Operating Expenses

The following table sets forth the components of operating expenses, both in absolute amount and as a percentage of total revenues, for the periods presented.

	For the year ended December 31,
	2020		2021		2022
	RMB’000%		RMB’000%		RMB’000	US$’000%
Operating expenses:
Selling and marketing expenses	46,458	753.8	193,340	577.9	241,430	35,004	206.1
Administrative expenses	11,956	194.0	34,458	103.0	2,195,981	318,388	2,366.0
Research and development expenses	17,644	286.3	30,253	90.4	36,557	5,300	39.4

Total operating expenses	76,058	1,234.1	258,051	771.4	2,473,968	358,692	2,665.5

Selling and marketing expenses. Selling and marketing expenses primarily consist of online operation expenses, costs of related personnel, advertising expenses, and offline market promotion expenses. Online operation expenses represent incentives through platform (in the form of discounts and promotions) granted to end-users. The incentives granted to end-users include base incentives and excess incentives, with base incentives being the amount of incentives paid to end-users up to the amount of commission fees we earned from charging stations on a transaction basis, and excess incentives being the amount of payments made to end-users that exceed the amount of commission fees we earned from charging stations on a transaction basis. The excess incentives are included in selling and marketing expenses. We expect our selling and marketing expenses to stabilize and be optimized in the foreseeable future as we continue to scale and improve the efficiency of our selling and marketing efforts.

Administrative expenses. Administrative expenses mainly comprise staff costs for employees involved in general corporate functions, facility and office space rentals, professional service fees, as well as other general and administrative expenses. We expect our general and administrative expenses to increase in absolute amount in the foreseeable future as we continue to grow our business but to constitute a smaller percentage of our total revenues as we continue to achieve economies of scale and enhance operating efficiency.

Research and development expenses. Research and development expenses primarily consist of salaries and benefits for technology and product development personnel. We expect our research and development expenses to increase in the foreseeable future as we expand our technology and research and development team and continue to invest in our technology infrastructure.

Taxation

Cayman Islands

We are incorporated in the Cayman Islands. The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciation and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to us levied by the government of the Cayman Islands except for stamp duties, which may be applicable on instruments executed in, or brought within the jurisdiction of, the Cayman Islands. In addition, the Cayman Islands does not impose withholding tax on dividend payments.

Hong Kong

Our subsidiary in Hong Kong is subject to an income tax rate of 16.5% on any part of assessable profits over HKD2,000,000 and 8.25% for assessable profits below HKD2,000,000. Foreign-derived income is exempted from income tax. Additionally, payments of dividends by our subsidiary in Hong Kong to our company are not subject to any Hong Kong withholding tax.

Mainland China

Under the PRC Enterprise Income Tax Law effective from January 1, 2008, which was most recently amended on December 29, 2018, a statutory enterprise income tax rate of 25% is applicable to foreign investment enterprises and domestic companies, subject to preferential tax treatments available to qualified enterprises in certain encouraged sectors of the economy. Enterprises that qualify as “high and new technology enterprises” are entitled to a preferential rate of 15% subject to renewal every three years.

All of our mainland China subsidiaries were subject to enterprise income tax at a rate of 25% in 2022.

We are subject to value added tax, or VAT, at rates from 3% to 13% on the services we provide, less any deductible VAT we have already paid or borne. We are also subject to surcharges on VAT payments in accordance with PRC law.

Pursuant to the PRC Enterprise Income Tax Law, a 10% withholding tax is levied on dividends declared to foreign investors from mainland China effective from January 1, 2008, unless any such foreign investor’s jurisdiction of incorporation has a tax treaty or similar agreement with mainland China that provides for a different withholding arrangement. Dividends paid by our wholly foreign-owned subsidiary in mainland China to our intermediary holding company in Hong Kong will be subject to a withholding tax rate of 10%.

Notwithstanding the foregoing, if our holding company in the Cayman Islands or any of our subsidiaries outside of mainland China were deemed to be a “resident enterprise” under the PRC Enterprise Income Tax Law and its implementation rules, it would be subject to enterprise income tax on its worldwide income at a rate of 25%. See “Risk Factors — Risks Related to Doing Business in Mainland China — It is unclear whether we will be considered a PRC “resident enterprise” under the PRC Enterprise Income Tax Law and, depending on the determination of our PRC “resident enterprise” status, our global income may be subject to the 25% PRC enterprise income tax, which could materially and adversely affect our results of operations.”

Results of Operations

The following table sets forth the results of operations with line items in absolute amount and as a percentage of revenues for the periods indicated. The results of operations in any period are not necessarily indicative of our future trends.

	For the year ended December 31,
	2020		2021		2022
	RMB’000%		RMB’000%		RMB’000	US$’000%
Net Revenues from Online EV Charging Solutions	5,455	88.5	17,985	53.8	50,151	7,271	54.0
Net Revenues from Offline EV Charging Solutions	565	9.2	14,611	43.7	40,554	5,880	43.7
Net Revenues from Innovative and Other Businesses	143	2.3	857	2.6	2,109	306	2.3

Net Revenues	6,163	100.0	33,453	100.0	92,814	13,457	100.0

Other gains/(losses), net	319	5.2	138	0.4	7,317	1,061	7.9

Operating costs and expenses
Cost of revenues	(6,547)	(106.2)	(29,587)	(88.4)	(86,647)	(12,563)	(93.4)
Selling and marketing expenses	(46,458)	(753.8)	(193,340)	(577.9)	(241,430)	(35,004)	(260.1)
Administrative expenses	(11,956)	(194.0)	(34,458)	(103.0)	(2,195,981)	(318,388)	(2,366.0)
Research and development expenses	(17,644)	(286.3)	(30,253)	(90.4)	(36,557)	(5,300)	(39.4)

Total operating costs and expenses	(82,605)	(1,340.3)	(287,638)	(859.8)	(2,560,615)	(371,255)	(2,758.8)

Operating loss	(76,123)	(1,235.2)	(254,047)	(759.4)	(2,460,484)	(356,737)	(2,651.0)
Fair value change loss	—	—	—	—	(3,156,745)	(457,685)	(3,401.2)

Finance costs	(300)	(4.9)	(1,097)	(3.3)	(10,275)	(1,490)	(11.1)

Loss before income tax	(76,423)	(1,240.0)	(255,144)	(762.7)	(5,627,504)	(815,912)	(6,063.1)

Income tax expenses	(1,474)	(23.9)	(5,318)	(15.9)	(9,861)	(1,430)	(10.6)

Net loss for the year	(77,897)	(1,263.9)	(260,462)	(778.6)	(5,637,365)	(817,342)	(6,073.8)

Non-IFRS Financial Measures

We use adjusted net loss in evaluating our operating results and for financial and operational decision-making purposes. Non-IFRS net loss was arrived at after excluding equity-settled listing costs, share-based compensation expenses, fair value changes of convertible and redeemable preferred shares and fair value changes of financial asset at fair value through profit or loss.

We present these non-IFRS financial measures because they are used by our management to evaluate our operating performance and formulate business plans. We believe that adjusted net loss help identify underlying trends in our business that could otherwise be distorted by the effect of certain expenses that are included in net loss. We also believe that the use of the non-IFRS measures facilitates investors’ assessment of our operating performance. We believe that adjusted net loss provides useful information about our operating results, enhance the overall understanding of our past performance and future prospects and allow for greater visibility with respect to key metrics used by our management in its financial and operational decision making.

Adjusted net loss should not be considered in isolation or construed as alternatives to net loss or any other measures of performance or as indicators of our operating performance. Investors are encouraged to compare our historical adjusted net loss to the most directly comparable IFRS measure, net loss. Adjusted net loss presented here may not be comparable to similarly titled measures presented by other companies. Other companies may calculate similarly titled measures differently, limiting their usefulness as comparative measures to our data. We encourage investors and others to review our financial information in its entirety and not rely on a single financial measure.

The tables below set forth a reconciliation of our net loss to adjusted net loss for the periods indicated:

	For the year ended December 31,
	2020	2021	2022	2022
	RMB’000	RMB’000	RMB’000	USD’000
Net loss for the year	(77,897)	(260,462)	(5,637,365)	(817,342)

Add: Equity-settled listing costs	—	—	1,912,693	277,314
Share-based compensation expenses	—	10,788	213,832	31,003
Fair value changes of convertible and redeemable preferred shares	—	—	3,158,498	457,939
Fair value changes of financial asset at fair value through profit or loss	—	—	(1,753)	(254)

Adjusted net loss for the year	(77,897)	(249,674)	(354,095)	(51,340)

Year Ended December 31, 2022 Compared to Year Ended December 31, 2021

Revenues

Total revenues increased from RMB33.5 million in 2021 to RMB92.8 million (US$13.5 million) in 2022.

Online EV Charging Solutions. Online EV charging revenues increased from RMB18.0 million in 2021 to RMB50.2 million (US$7.3 million) in 2022. The increase was primarily attributable to an overall increase of charging volume completed through our network which was in turn driven by the expansion of our charging network. We offered incentives through platform (in the form of discounts and promotions) to end-users to boost the use of our network. The base incentives, being the amount of incentives paid to end-users up to the amount of commission fees we earned from charging stations on a transaction basis, were recorded as reduction to revenue and amounted to RMB212.3 million (US$30.8 million) and RMB139.6 million for the year ended December 31, 2022 and 2021, respectively.

Offline EV Charging Solutions. Offline EV charging revenues increased from RMB14.6 million in 2021 to RMB40.6 million (US$5.9 million) in 2022. The increase was primarily driven by the expansion of full station operation business and hardware procurement business in 2022. Operating revenue generated from full station operation and commission revenue generated from hardware procurement reached RMB32.4 million (US$4.7 million) and RMB8.1 million (US$1.2 million) in 2022, respectively.

Innovative and Other Businesses. Revenues derived from innovative and other businesses increased from RMB0.9 million in 2021 to RMB2.1 million (US$0.3 million) in 2022, primarily due to the growth of non-charging services and online advertisement business.

Cost of revenues

Cost of Online EV Charging Solutions. Cost of online EV charging solutions increased by 225% from RMB15.3 million in 2021 to RMB49.6 million (US$7.2 million) in 2022, primarily due to an increase of RMB28.5 million (US$4.2 million) of technical service fee payable to a third party which we engaged to provide data service since April 2022. The increase was partially offset by a decrease in tax and surcharges, cloud server costs and payment processing costs totaling RMB4.8 million (US$0.7 million).

Cost of Offline EV Charging Solutions. Cost of offline EV charging solutions increased from RMB13.9 million in 2021 to RMB36.8 million (US$5.3 million) in 2022, RMB8.5 million (US$1.2 million) of electricity cost and RMB14.3 million (US$2.1 million) of charging station leasing costs due to the expansion of offline EV charging service.

Cost of Innovative and Other Businesses. Cost of innovative and other businesses decreased from RMB0.4 million in 2021 to RMB0.2 million (US$32 thousand) in 2022.

Operating expenses

Operating expenses increased significantly from RMB258.1 million in 2021 to RMB2,474.0 million (US$358.7 million) in 2022. The significant increase was mainly due to the recording of RMB1,912.7 million (US$277.3 million) of equity-settled listing costs in connection with the Mergers and RMB213.8 million (US$31.0 million) of share-based compensation expenses in 2022.

Selling and marketing expenses. Selling and marketing expenses increased by 25% from RMB193.3 million in 2021 to RMB241.4 million (US$35.0 million) in 2022, primarily due to (i) an increase in user acquisition costs through short video platforms by RMB14.7 million (US$2.1 million), and (ii) an increase in share-based personnel costs of RMB23.9 million (US$3.5 million). The excess incentives, being the amount of payments made to end-users that exceed the amount of commission fees we earned from charging stations on a transaction basis, were included in selling and marketing expenses and amounted to RMB120.5 million (US$17.5 million) in 2022.

Administrative expenses. Administrative expenses increased from RMB34.5 million in 2021 to RMB2,196.0 million (US$318.4 million) in 2022. The significant increase was mainly due to the recording of RMB1,912.7 million (US$277.3 million) of equity-settled listing costs which in connection with the Mergers, and a total of RMB170.1 million (US$24.7 million) of share-based compensation expenses. Besides, the professional service fee also increased by RMB29.0 million (US$4.2 million) in connection with the Mergers.

Research and development expenses. Research and development expenses increased by 20.8% from RMB30.3 million in 2021 to RMB36.6 million (US$5.3 million) in 2022.

Finance costs

Finance costs were RMB10.3 million (US$1.5 million) in 2022 as compared with finance costs of RMB1.1 million in 2021. The increase of finance costs was primarily attributable to our spending on financing activities.

Income tax expenses

Income tax expenses increased from RMB5.3 million in 2021 to RMB9.9 million (US$1.4 million) in 2022, which was mainly consist with IFRIC 23 provisions on corporate income tax.

Net loss for the year

As a result of the foregoing, loss for the year of RMB5,637.4 million (US$817.3 million) was recorded in 2022, compared to loss of RMB260.5 million in 2021.

Year Ended December 31, 2021 Compared to Year Ended December 31, 2020

Revenues

Total revenues increased significantly from RMB6.2 million in 2020 to RMB33.5 million in 2021.

Online EV Charging Solutions. Online EV charging revenues increased significantly from RMB5.5 million in 2020 to RMB18.0 million in 2021. The increase was primarily attributable to an overall increase of charging volume completed through NaaS’ network which was in turn driven by the expansion of NaaS’ charging network. NaaS offers discounts and promotions through platform to encourage use of the platform. NaaS records such incentives to end-users as reduction of revenue, to the extent of the revenue collected from customers.

Offline EV Charging Solutions. Offline EV charging revenues increased significantly from RMB0.6 million in 2020 to RMB14.6 million in 2021. The increase was primarily driven by the introduction of hardware procurement business in late 2020, and full station operation business in 2021. Operating revenue generated from full station operation and commission revenue generated from hardware procurement reached RMB11.6 million and RMB3.0 million in 2021, respectively.

Innovative and Other Businesses. Revenues derived from innovative and other businesses increased from RMB0.1 million in 2020 to RMB0.8 million in 2021, primarily due to the growth of non-charging services and online advertisement business.

Cost of revenues

Cost of Online EV Charging Solutions. Cost of online EV charging solutions increased by 139.4% from RMB6.4 million in 2020 to RMB15.3 million in 2021, primarily due to the increase in payment processing costs and cloud server costs accompanying the increase in platform transactions.

Cost of Offline EV Charging Solutions. Cost of offline EV charging solutions increased from nil in 2020 to RMB13.9 million in 2021, primarily due to the introduction of full station operation business in 2021, and the resultant increase in both electricity costs and amortization of right-of-use assets.

Cost of Non-Charging Solutions. Cost of non-charging solutions increased from RMB0.2 million in 2020 to RMB0.4 million in 2021. The increase was primarily attributable to the increase of costs related to non-charging services such as renovation cost for charging station lounges.

Operating expenses

Operating expenses increased from RMB76.1 million in 2020 to RMB258.1 million in 2021.

Selling and marketing expenses. Selling and marketing expenses increased by 316.2% from RMB46.5 million in 2020 to RMB193.3 million in 2021, primarily due to the increase in platform order volumes by 226%. The excess incentives, being the amount of payments made to end-users that exceed the amount of commission fees earned by NaaS from operators on a transaction basis, were included in selling and marketing expenses and amounted to RMB105.8 million and RMB23.5 million for the year ended December 31, 2021 and 2020, respectively.

Administrative expenses. Administrative expenses increased by 188.2% from RMB12.0 million in 2020 to RMB34.5 million in 2021, primarily as a result of (i) the professional service fee incurred in connection with the Mergers totaling RMB8.8 million, and (ii) an increase of RMB10.3 million in labor cost and an increase of RMB0.8 million of and rental expenses as a result of the increase in the number of related personnel and in facility and office space rentals as NaaS continued to scale its business.

Research and development expenses. Research and development expenses increased by 71.5% from RMB17.6 million in 2020 to RMB30.3 million in 2021, primarily due to the increase in salaries and benefits for NaaS’ technology and product development personnel by RMB11.9 million.

Finance costs

Finance costs were RMB1.1 million in 2021 as compared with finance income of RMB0.3 million in 2020. The change was primarily attributable to the increase in interest on leasing liability of office building and charging stations.

Income tax expenses

NaaS’ income tax expenses increased from RMB1.5 million in 2020 to RMB5.3 million in 2021, which was mainly consist with IFRIC 23 provisions on corporate income tax.

Net loss for the year

As a result of the foregoing, NaaS recorded loss for the year of RMB260.5 million in 2021, compared to loss of RMB77.9 million in 2020.

Off Balance Sheet Arrangements

We have not entered into any off-balance sheet financial guarantees or other off-balance sheet commitments to guarantee the payment obligations of any third parties. We have not entered into any derivative contracts that are indexed to our shares and classified as shareholder’s equity or that are not reflected in our consolidated financial statements. Furthermore, we do not have any retained or contingent interest in assets transferred to an uncombined entity that serves as credit, liquidity or market risk support to such entity. We do not have any variable interest in any uncombined entity that provides financing, liquidity, market risk or credit support to us or engages in leasing, hedging or product development services with us.

Liquidity and Capital Resources

Cash Flows and Working Capital

The following table sets forth a summary of cash flows for the periods presented:

	For the year ended December 31,
	2020	2021	2022
	RMB’000	RMB’000	RMB’000	US$’000
Summary Consolidated Cash Flow Data:
Net cash used in operating activities	(56,940)	(219,114)	(580,696)	(84,193)
Net cash used in investing activities	—	(5,606)	(161,335)	(23,391)
Net cash generated from financing activities	58,481	229,544	1,246,893	180,782

Net increase in cash, cash equivalents, and restricted cash	1,541	4,824	504,862	73,198
Cash, cash equivalents, and restricted cash at beginning of the year	2,124	3,665	8,489	1,231
Cash, cash equivalents, and restricted cash at the end of the year	3,665	8,489	513,351	74,429

To date, we have financed our operating and investing activities mainly though cash generated from operating activities and historical equity financing activities. As of December 31, 2022, we had RMB513.4 million (US$74.4 million) in cash and cash equivalents, of which 53.5% were held in RMB. NaaS also completed its series A financing in January and December 2022, receiving a total cash consideration of US$87.3 million and US$30.0 million, respectively. We believe our cash on hand will be sufficient to meet its current and anticipated needs for general corporate purposes for at least the next 12 months.

Operating activities

Net cash used in operating activities was RMB580.7 million (US$84.2 million) in 2022, which was primarily attributable to a loss before income tax of RMB5,627.5 million (US$815.9 million), adjusted for certain non-cash items consisting primarily of (i) fair value change through profit or loss of RMB3,156.7 million (US$457.7 million), (ii) equity-settled listing cost of RMB1,912.7 million (US$277.3 million), (iii) share based payment for employee benefit of RMB213.8 million (US$31.0 million), (iv) interest expense of RMB10.2 million (US$1.5 million), and (v) depreciation of right of use asset of RMB9.2 million (US$ 1.3 million). The adjustment for changes in operating assets and liabilities primarily reflected an (i) increase in other receivables, prepayments and other assets of RMB182.4 million (US$26.4 million), (ii) increase in trade receivables of RMB111.3 million (US$16.1 million), and (iii) decrease in trade and other payables of RMB7.2 million (US$1.0 million).

Net cash used in operating activities was RMB219.1 million in 2021, which was primarily attributable to a loss before income tax of RMB255.1 million, adjusted for certain non-cash items consisting primarily of (i) the depreciation of right-of-use assets of RMB6.5 million, (ii) credit loss allowances on financial asset of RMB3.2 million, and (iii) non-cash employee benefit expense of share based payment scheme of RMB10.8 million. The adjustment for changes in operating assets and liabilities primarily reflected (i) an increase in other receivables, prepayments and other assets of RMB59.2 million, mainly due to the increase of balance of value-added-tax input receipts to be collected from charging stations and prepayments to charging stations etc., (ii) an increase in trade receivables of RMB33.6 million, mainly due to the increase in receivables for sales of chargers, partially offset by an increase in trade and other payables of RMB101.1 million.

Net cash used in operating activities was RMB56.9 million in 2020, which was primarily attributable to a loss before income tax of RMB76.4 million, adjusted for certain non-cash items consisting primarily of (i) the depreciation of right-of-use assets of RMB3.5 million. The adjustment for changes in operating assets and liabilities primarily reflected an increase in trade and other payables of RMB34.5 million due to the increase in tax payable and user accounts prepayment etc., partially offset by an increase in prepayments, other receivables and other assets of RMB14.4 million.

To supplement the discussion of operating cashflows above which is based on an indirect method, net cash used in operating activities was RMB580.7 million (US$84.2 million) for the year ended December 31, 2022, representing an increase of RMB361.6 million (US$52.4 million) from RMB219.1 million for the year ended December 31, 2021. The increase was mainly attributable to (i) an increase of cash payment in advance to asset owners, resulted from an overall increase of charging volume completed through NaaS’ network, (ii) an increase in net cash used in the hardware procurement business, and (iii) an increase in payment for professional service fee during the Restructuring. Net cash used in operating activities was RMB219.1 million for the year ended December 31, 2021, representing an increase of RMB162.2 million from RMB56.9 million for the year ended December 31, 2020. The increase was mainly attributable to (i) an increase of cash used for the provision of online EV charging solutions, resulted from an overall increase of charging volume completed through NaaS’ network, (ii) an increase in net cash used in the hardware procurement business, which began in late 2020, and (iii) an increase in payment for personnel-related expenses, including salary and benefit, as driven by the expansion of NaaS’ business.

Investing activities

Net cash used in investing activities was RMB161.3 million (US$23.4 million) in 2022, consisting primarily of RMB144.2 million (US$20.9 million) for the purchase of financial asset and RMB17.1 million (US$2.5 million) for the purchase of property, plant and equipment.

Net cash used in investing activities was RMB5.6 million in 2021, consisting of RMB5.0 million for the purchase of financial asset at fair value through profit or loss and RMB0.6 million for the purchase of property, plant and equipment.

Net cash used in investing activities was nil in 2020.

Financing activities

Net cash generated from financing activities in 2022 was RMB1,246.9 million (US$180.8 million), consisting primarily of RMB556.4 million (US$80.7 million) of issuance of convertible redeemable preferred shares, and RMB212.4 million (US$30.8 million) of issuance of ordinary shares, and RMB503.2 million (US$73.0 million) of borrowing from banks, and partially offset by the payment of interest in the amount of RMB9.5 million (US$1.4 million) and payment of lease liabilities in the amount of RMB6.8 million (US$1.0 million), and expense for issuance of preferred shares in the amount of RMB8.6 million (US$1.2 million).

Net cash generated from financing activities in 2021 was RMB229.5 million, consisting primarily of RMB231.6 million of contribution from a shareholder, partially offset by RMB1.9 million of payments of lease liabilities and RMB0.2 million of interests paid.

Net cash generated from financing activities in 2020 was RMB58.5 million, consisting primarily of contribution from a shareholder.

Capital expenditures

Our capital expenditures are primarily incurred for EPC turnkey projects, energy storage equipment and charging hardware, decoration of new workplace and software for research and development purpose. Our total capital expenditures were RMB0.6 million and RMB17.5million (US$2.5 million) for the years ended December 31, 2021, and 2022. We will continue to make capital expenditures in the foreseeable future as we expand our business and continue to invest in technological development.

Material Cash Requirements

Other than the ordinary cash requirements for our operations, our material cash requirements as of December 31, 2022 and any subsequent interim period primarily include our operating lease obligations and commitments relating to office buildings and charging stations. We intend to fund our existing and future material cash requirements with our existing cash balance and other financing alternatives. We will continue to make cash commitments to support the growth of its business.

The following table sets forth our contractual obligations as of December 31, 2022.

		Payment Due by Period
	Total	Less Than 1 year	1-2 Years	2-3 Years	3-5 Years	Over 5 Years
		(RMB in thousands)
Lease commitments	20,807	11,052	5,751	3,608	396	—

Other than as shown above, we did not have any significant capital and other commitments, long-term obligations, or guarantees as of December 31, 2022.

Holding Company Structure

NaaS Technology Inc. is a holding company with no operations of its own. We conduct our operations in China primarily through our PRC subsidiaries. As a result, although other means are available for us to obtain financing at the holding company level, NaaS Technology Inc.’s ability to pay dividends to the shareholders and to service any debt it may incur may depend upon dividends paid by our PRC subsidiaries. If any of our subsidiaries incurs debt on its own behalf in the future, the instruments governing such debt may restrict its ability to pay dividends to NaaS Technology Inc. Under PRC laws and regulations, our PRC subsidiaries are subject to certain restrictions with respect to payment of dividends or other transfers of any of their net assets to us. Our PRC subsidiaries are permitted to pay dividends only out of their retained earnings, if any, as determined in accordance with PRC accounting standards and regulations. PRC laws also require foreign-invested enterprises to set aside at least 10% of its after-tax profits as the statutory common reserve fund until the cumulative amount of the statutory common reserve fund reaches 50% or more of such enterprises’ registered capital, if any, to fund its statutory common reserves, which are not available for distribution as cash dividends. Remittance of dividends by a wholly foreign-owned enterprise out of mainland China is also subject to examination by the banks designated by the PRC State Administration of Foreign Exchange, or SAFE. These restrictions are benchmarked against the paid-up capital and the statutory reserve funds of our PRC subsidiaries. To the extent cash in our business is in China or in an entity in mainland China, the funds may not be available to fund operations or for other use outside of mainland China due to interventions in or the imposition of restrictions and limitations by the PRC government on our ability to transfer cash. As a result, our ability to grow, make investments or acquisitions that could be beneficial to our business, pay dividends, or otherwise fund and conduct our business may be materially and adversely affected.

For risks relating to the fund flows of our operations in China, see “Risk Factors—Risks Related to Doing Business in China—We may rely on dividends and other distributions on equity paid by our PRC subsidiaries to fund any cash and financing requirements we may have, and any limitation on the ability of our PRC subsidiaries to make payments to us could have a material and adverse effect on our ability to conduct our business.”

Critical Accounting Estimates

The preparation of financial statements requires the use of accounting estimates. We need to exercise judgement in applying our accounting policies. We continue to evaluate these estimates and assumptions based on historical experience and other factors, including expectations of future events that may have a financial impact on us and that are believed to be reasonable under the circumstances. Since the use of estimates is an integral component of the financial reporting process, actual results could differ from our expectations as a result of changes in our estimates.

Measurement of expected credit losses (“ECL”)

A number of significant judgements are required in applying the accounting requirements for measuring ECL, such as:

•	Determining the segmentation of debtor groups,

•	Selecting appropriate models and assumptions for the measurement of ECL, and

•	Establishing the relative probability weightings of forward-looking factors.

Impairment assessment under ECL for trade receivables

The Group uses a provision matrix to calculate ECL for trade receivables. The provision rates are based on aging for groupings of various customer segments with similar loss patterns. The calculation reflects the probability-weighted outcome and reasonable and supportable information that is available at the financial position date about past events, current conditions and forecasts of future economic conditions.

At every financial position date, the historical observed default rates are reassessed and changes in the forward-looking information are considered. In addition, trade receivable with significant balances and credit impairment are assessed for ECL individually.

The provision of ECL is sensitive to changes in estimates. The information about the ECL is disclosed in Note 4 of our audited consolidated financial statements included elsewhere herein.

Forward-looking information

In measuring ECL in accordance with IFRS 9, it should consider forward-looking information. The calculation of ECL incorporates forward-looking information through the use of publicly available economic data and forecasts based on assumptions and management judgement to reflect the forward-looking factors and through the use of probability weighted outcomes.

Quantitative and Qualitative Disclosures about Market Risk

Foreign Exchange Risk

Foreign currency risk arises from future commercial transactions and recognized assets and liabilities. We operate mainly in China and most of our transactions are settled in Renminbi. Therefore, we have limited exposure to foreign exchange risk.

The change in value of the Renminbi against the U.S. Dollar and other currencies is affected by various factors such as changes in political and economic conditions in China. On July 21, 2005, the PRC government changed its decade-old policy of pegging the value of the Renminbi to the U.S. Dollar, and the Renminbi appreciated more than 20% against the U.S. Dollar over the following three years. Between July 2008 and June 2010, this appreciation halted and the exchange rate between the Renminbi and the U.S. Dollar remained within a narrow band. Since June 2010, the Renminbi has fluctuated against the U.S. Dollar, at times significantly and unpredictably. It is difficult to predict how market forces or PRC or U.S. government policy may impact the exchange rate between the Renminbi and the U.S. Dollar in the future.

To the extent that we need to convert U.S. Dollars into Renminbi for our operations, appreciation of Renminbi against the U.S. Dollar would reduce the Renminbi amount we receive from the conversion. Conversely, if we decide to convert Renminbi into U.S. Dollars for the purpose of making payments for dividends on our ordinary shares or ADSs, servicing our outstanding debt, or for other business purposes, appreciation of the U.S. Dollar against the Renminbi would reduce the U.S. Dollar amounts available to us.

Credit Risk

We are exposed to credit risk from our financial assets, including deposits with banks and financial institutions, foreign exchange transactions and other financial instruments. Our objective is to seek continual revenue growth while minimizing losses incurred due to increased credit risk exposure. Financial instruments that potentially subject us to significant concentrations of credit risk consist primarily of cash and cash equivalents, trade receivables and other receivables.

Our cash and cash equivalents are mainly deposited with state-owned financial institutions in China, which we believe are of high credit quality and continually monitoring the credit worthiness of these financial institutions.

Interest Rate Risk

Our exposure to interest rate risk relates to the interest income generated by excess cash, which is mostly held in interest-bearing bank deposits. We are also subject to interest rate risk relating to our interest expense from lease liabilities. We have not used any derivative financial instruments to manage our interest risk exposure. We closely monitor the effects of changes in the interest rates on our interest rate risk exposures, but we currently do not take any measures to hedge interest rate risks.

Recently Issued Accounting Pronouncements

A list of recently issued accounting pronouncements that are relevant to us is included in Note 2 of our audited consolidated financial statements included elsewhere in this prospectus.

Internal Controls Over Financial Reporting

Our management is responsible for establishing and maintaining adequate internal control over financial reporting as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act. Internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of consolidated financial statements in accordance with IFRS and includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of a company’s assets, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of consolidated financial statements in accordance with IFRS, and that a company’s receipts and expenditures are being made only in accordance with authorizations of a company’s management and directors, and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of a company’s assets that could have a material effect on the consolidated financial statements.

Our management, with the participation of our chief executive officer and chief financial officer, conducted an evaluation of the effectiveness of our internal control over financial reporting as of December 31, 2022 based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO 2013 Framework). Based on this evaluation, we noted the following deficiencies that we believe to be material weaknesses: (i) lack of sufficient financial reporting and accounting personnel with appropriate knowledge of IFRS and the SEC reporting requirements to properly address complex IFRS accounting issues and related disclosures in accordance with IFRS and financial reporting requirements set forth by the SEC, and (ii) ineffective information technology general controls in the areas of policies and procedures, program change and user access management over certain information technology systems that support financial reporting processes.

As a result of the above material weaknesses, management has concluded that our internal control over financial reporting was ineffective as of December 31, 2022.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. In addition, projections of any evaluation of effectiveness of our internal control over financial reporting to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies and procedures may deteriorate. See “Risk Factors—Risks Relating to Our Business—If we fail to implement and maintain an effective system of internal controls to remediate our material weaknesses over financial reporting, we may be unable to accurately report our results of operations, meet our reporting obligations or prevent fraud, and investor confidence and the market price of our ADSs may be materially and adversely affected”.

Our management has been engaged in making necessary changes and improvements to the overall design of the Company’s control environment to address the material weaknesses in internal control over financial reporting and the ineffectiveness of our disclosure controls and procedures and of internal control over financial reporting described above.

To remediate the material weakness described above regarding the lack of sufficient financial reporting and accounting personnel with appropriate knowledge of IFRS and the SEC reporting requirements to properly address complex IFRS accounting issues and related disclosures in accordance with IFRS and financial reporting requirements set forth by the SEC, we plan to (i) enhance the effectiveness of our financial reporting process by hiring more qualified IFRS and SEC financial reporting and accounting personnel, conducting training and providing management oversight on the timeliness and quality of our detailed account analyses, and (ii) strengthen the level of our financial reporting disclosure controls by enhancing the execution of their formal process to ensure that all significant transactions will be thoroughly evaluated for disclosure during the financial reporting process.

Following the identification of the material weakness in connection with the audit of the restated combined financial statements of NaaS as of and for the years ended December 31, 2020 and 2021, we have been implementing the following measures to address the material weakness identified, including: (i) hiring additional accounting and financial reporting personnel with IFRS and SEC reporting experience, (ii) expanding the capabilities of existing accounting and financial reporting personnel through continuous training and education in the accounting and reporting requirements under IFRS and SEC rules and regulations, (iii) developing, communicating and implementing an accounting policy manual in accordance with IFRS for our accounting and financial reporting personnel for recurring transactions and period-end closing processes, (iv) establishing effective monitoring and oversight controls for non-recurring and complex transactions to ensure the accuracy and completeness of our company’s consolidated financial statements and related disclosures, and (v) engaging an external consulting firm to advise us on IFRS and SEC financial reporting and accounting requirements to remediate the material weakness in the foreseeable future. However, we need more time to fully implement these measures to remediate the material weakness, and our management concluded that the material weakness continued to exist as of December 31, 2022.

Further, in connection with the audit of our consolidated financial statements as of and for the year ended December 31, 2022 included in our annual report on Form 20-F for 2022, we also identified deficiencies of ineffective information technology general controls (“ITGC”) in the areas of policies and procedures, program change and user access management over certain information technology (“IT”) systems that support financial reporting processes that in the aggregate constitute a material weakness. We are in the process of implementing the following measures to address the material weakness identified by (i) updating IT policies and procedures to address critical areas of IT management, (ii) performing periodic testing to identify, assess and address change and access management risks, (iii) providing sufficient training of IT personnel on the importance of ITGC and (iv) engaging external consultants to advise on ITGC improvements to remediate the material weakness in the foreseeable future. Meanwhile, we started to implement remedial measures to address ITGC weakness in the third quarter of 2022. The implementation was suspended due to the COVID-19 pandemic and was resumed after the alleviation of the pandemic situation.

See “Risk Factors—Risks Related to Our Business and Industry—If we fail to implement and maintain an effective system of internal controls to remediate our material weaknesses over financial reporting, we may be unable to accurately report our results of operations, meet our reporting obligations or prevent fraud, and investor confidence and the market price of our ADSs may be materially and adversely affected”.

Change in Certifying Accountant

Engagement of BDO China Shu Lun Pan Certified Public Accountants LLP

On November 22, 2021, RISE announced that Ernst & Young Hua Ming LLP (“EY”) had resigned as its independent registered public accounting firm, effective November 19, 2021.

EY’s audit report on RISE’s consolidated financial statements as of and for the years ended December 31, 2020 and 2019 did not contain an adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

During the fiscal years ended December 31, 2020 and 2019, and the interim period through November 19, 2021, there has been no (i) “disagreements” as defined in Item 16F (a)(1)(iv) of Form 20-F and the related instructions, between RISE and EY on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of EY, would have caused EY to make reference to the subject matter of the disagreement thereto in its reports on the consolidated financial statements for such periods; or (ii) “reportable events” as that term is described in accordance with Item 16F(a)(1)(v) of Form 20-F, except as previously disclosed, there were outstanding matters that require further assessment with respect to regulatory requirements that severely impacted RISE’s operations and its ability to continue as a going concern: “Opinions on Further Alleviating the Burden of Homework and After-School Tutoring for Students in Compulsory Education Stage”(the “Opinion”), and the circular published by the Chinese Ministry of Education and two other government authorities on its website to implement the Opinion, which requires all academic after-school tutoring institutions to complete registration as a not-for-profit organization by the end of December 31, 2021. As of the date of EY’s resignation, RISE has not been able to provide information to EY to resolve the above-mentioned matters to their satisfaction. Accordingly, EY was unable to progress their audit or render its audit report on RISE’s consolidated financial statements for the year ended December 31, 2021. EY is authorized to discuss these matters with RISE’s new auditor without limitation.

RISE provided a copy of the foregoing disclosure to EY and requested that EY furnish a letter addressed to the SEC stating whether it agrees with the above statements, and if not, stating the respects in which it does not agree. A copy of the letter from EY addressed to the SEC, dated May 13, 2022, is incorporated by reference as Exhibit 99.6 to this prospectus.

On January 7, 2022, RISE announced that its board of directors has appointed BDO China Shu Lun Pan Certified Public Accountants LLP (“BDO”) as RISE’s new auditor, effective as of January 7, 2022. The appointment of BDO was considered and approved by the audit committee of the board of directors of RISE.

During the fiscal year ended December 31, 2021 and the subsequent period prior to RISE’s engagement of BDO, neither RISE nor anyone on its behalf consulted BDO with respect to (a) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on RISE’s consolidated financial statements, and neither a written report nor oral advice was provided to RISE that BDO concluded was an important factor considered by RISE in reaching a decision as to any accounting, auditing or financial reporting issue;

(b) any matter that was either the subject of a disagreement, as defined in Item 16F (a)(1)(iv) of the instructions to Form 20-F, or (c) any reportable event, as defined in Item 16F (a)(1)(v) of the instructions to Form 20-F.

Change in Connection with the Mergers

On June 10, 2022, the Mergers between RISE, our predecessor, and Dada was consummated. Upon the Closing, Dada became the wholly-owned subsidiary of RISE, and we assumed and began conducting the principal business of Dada. Rise is identified as the legal acquirer but accounting acquiree from accounting purpose (“accounting acquiree”) and Dada is identified as legal acquiree but accounting acquirer for accounting purposes (“accounting acquirer”). As a result, our auditor was changed from BDO China Shu Lun Pan Certified Public Accountants LLP (“BDO”), RISE’s auditor prior to the completion of the transaction, to Centurion ZD CPA & Co. (“Centurion”), Dada’s auditor at the time.

The reports of BDO on RISE’s consolidated financial statements for the fiscal year ended December 31, 2021 did not contain any adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principle. During the fiscal year ended December 31, 2021 and the subsequent interim period through June 10, 2022, there were no disagreements between RISE and BDO on any matter of accounting principles or practices, financial statement disclosure, or audit scope or procedure.

During the fiscal year ended December 31, 2021 and the subsequent interim period through June 10, 2022, there were no reportable events (as defined in Item 16F(a)(1)(v) of the instructions to Form 20-F), other than that a material weakness was identified in RISE’s internal control over financial reporting in the fiscal year ended December 31, 2021. The material weaknesses so identified related to RISE’s lack of sufficient competent financial reporting and accounting personnel with appropriate understanding of U.S. GAAP to design and implement formal period-end financial reporting controls and procedures to address U.S. GAAP technical accounting issues, and to prepare and review the consolidated financial statements and related disclosures in accordance with U.S. GAAP and financial reporting requirements set forth by the SEC.

We have provided BDO with a copy of this disclosure and requested from BDO a letter addressed to the SEC indicating whether it agrees with the above statements. A copy of the letter from BDO addressed to the SEC, dated May 1, 2023, is filed herein as Exhibit 99.8.

Prior to the date of this change from BDO to Centurion as a result of the Mergers, neither RISE nor anyone on its behalf consulted with Centurion regarding either (a) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on RISE’s consolidated financial statements, and neither a written report nor oral advice was provided to RISE that Centurion concluded was an important factor considered by RISE in reaching a decision as to any accounting, auditing, or financial reporting issue, or (b) any matter that was the subject of a disagreement (as defined in Item 16F(a)(1)(iv) of the instructions to Form 20-F and the related instructions therein) or a reportable event (as defined in Item 16F(a)(1)(v) of the instructions to Form 20-F).

Engagement of Ernst & Young Hua Ming LLP

On October 28, 2022, we engaged Ernst & Young Hua Ming LLP (“EY”) as our independent registered public accounting firm and dismissed Centurion. This change in independent registered public accounting firm was recommended by our audit committee of the board of directors and approved by our board of directors.

The reports of Centurion on Dada’s combined financial statements for the fiscal years ended December 31, 2020 and 2021 did not contain any adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principle. However, in December 2022, we concluded that Dada’s combined financial statements for the fiscal years ended December 31, 2020 and 2021 that were included in our shell company report on Form 20-F that was initially filed on June 16, 2022 (the “Shell Company Report”) could not be relied upon, due to the correction of the presentation of revenues to be consistent with the recognition and measurement policy for each class of revenues and reflects other adjustments that we found necessary or appropriate. Such financial statements were therefore restated and the restated financial statements were filed with the SEC on March 27, 2023 and on April 18, 2023 in Amendment No. 1 and Amendment No. 2 to the Shell Company Report, respectively. In addition, “reportable events” as defined in Form 20-F Item 16F(a)(1)(v) include the material weakness reported filed with the SEC on March 27, 2023 and on April 18, 2023 in Amendment No. 1 and Amendment No. 2 to the Shell Company Report, respectively.

Except as disclosed in this Item 16F, during the fiscal years ended December 31, 2020 and 2021 and the subsequent interim period through October 28, 2022, there were no (i) disagreements between us and Centurion on any matter of accounting principles or practices, financial statement disclosure, or audit scope or procedure, or (ii) reportable events (as defined in Item 16F(a)(1)(v) of the instructions to Form 20-F).

We have provided Centurion with a copy of this disclosure and requested from Centurion a letter addressed to the SEC indicating whether it agrees with the above statements. A copy of the letter from Centurion addressed to the SEC, dated May 1, 2023, is filed herein as Exhibit 99.7.

During the fiscal years ended December 31, 2020 and 2021, and the subsequent interim period prior to our engagement of EY on October 28, 2022, neither Dada nor NaaS consulted with EY regarding either (a) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our consolidated financial statements, and neither a written report nor oral advice was provided to us that EY concluded was an important factor considered by us in reaching a decision as to any accounting, auditing, or financial reporting issue, or (b) any matter that was the subject of a disagreement (as defined in Item 16F(a) (1)(iv) of the instructions to Form 20-F and the related instructions therein) or a reportable event (as defined in Item 16F(a)(1)(v) of the instructions to Form 20-F).

INDUSTRY

The information presented in this section has been derived from an industry report issued on April 26, 2023 commissioned by us and prepared by China Insights Consultancy (“CIC”), an independent research firm, to provide information regarding our industry and our market position in China. Neither we nor any other party involved in this offering has independently verified such information, and neither we nor any other party involved in this offering makes any representation as to the accuracy or completeness of such information.

Overview of the China EV and EV Charging Markets

China is the largest EV and public charging markets in the world, and is also one of the fastest growing.

China has been at the forefront of electric mobility as it embarks on a path to achieve carbon peak and carbon neutrality. Today, China is the largest EV market in the world and has witnessed continued growth in EV sales. China recorded a total EV car parc of 13.1 million as of December 31, 2022, accounting for 45.5% of the global total EV car parc. EV sales in China totaled 6.9 million units in 2022, representing 61.0% of the global EV market, and, according to the China Association of Automobile Manufacturers, is expected to reach 9.0 million in 2023. As China makes a nation-wide transition towards electrification, internal combustion engine (“ICE”) car parc is expected to reach its peak at 327.4 million units in 2025 and witness a decline afterwards, while EV sales are expected to continue to experience exponential growth and surpass the number of ICE vehicles in 2036. By 2050, the EV car parc in China is expected to reach 328.2 million, accounting for 77.3% of the total car parc.

With the rapid adoption of EVs, China’s charging network has seen a corresponding rate of growth and is expected to continue to expand as the nation shifts towards electrification. China has become the world’s largest EV public charging market, with a 70.7% market share of the global total transaction volume in 2022. The EV public charging volume in China is expected to see the fastest growth, increasing from 13,687.7 GWh in 2022 to 337,823.3 GWh in 2030, representing a CAGR of 49.3%. By 2050, the number of public EV chargers is expected to increase to 56.9 million, with an annual EV charging volume of 982.5 TWh.

As conventional energy resources give way to renewable energy, a novel infrastructure that streamlines the entire energy process from sourcing to storage and consumption will enter the stage. As a result, there is expected to be a significant increase in demand for energy storage, prompting extensive investments in the constructing, upgrading, and refurbishing energy storage facilities. The total addressable market of capital expenditure on energy storage facilities for mobility and electricity optimization is predicted to reach RMB873.5 billion by 2030 and EV charging service providers that cater to the needs of infrastructure upgrades present vast growth potential.

Unique Characteristics of the China EV Charging Market

Dominance of Public Charging

EV chargers in China are divided into (i) public chargers that are installed in public areas and available to everyone, (ii) dedicated chargers that are designated for public utility vehicles or specific groups, and (iii) private chargers that are deployed in private parking spaces for personal or family usage. In contrast to the United States and the EU where private chargers are the most widely used EV charging infrastructure, public chargers enjoy higher demand and greater growth potential in China due to the scarcity of private or residential charging facilities. The lack of home or private charging infrastructure and the prevalence of public charging facilities exist for several reasons:

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Scarcity of private parking spaces. China’s urban population density is high, especially for the relatively more developed regions of the country, which also tend to have higher EV adoption rates. Private parking spaces are limited, and a home garage is a rarity in these cities, making public charging stations the most viable form of charging available. In addition, less than 50% of end-users in China had the capacity to install private charging facilities at the end of 2022.

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Constraints in grid capacity and difficulty in upgrading charging infrastructure in residential areas. The adoption of private charging is also hobbled by grid limitations. There are also substantial challenges in upgrading the existing grid system of an existing residential area for EV charging.

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Community objections to the installation of private charging facilities. Installation of private charging facilities faces specific challenges in densely populated and residential areas. Communities may express reservations about having private charging infrastructure built in their residential neighborhoods, and the high urban density in China also heightens the safety concerns over the presence of private EV charging and electricity equipment around densely populated residential areas.

These factors make private residential charging less attractive and less achievable in China but in turn create an enormous market for public charging.

The following diagram illustrates the EV public charging volume in China for the periods indicated:

Source: China Insights Consultancy

The increasing dominance of public charging in China also has implications on consumer behavior and infrastructure requirements. As end-users cannot simply park their EVs and leave their EVs completely unattended, end-users in China will tend to wait at the charging station or in the vicinity during the charging session. As a result, there is a general preference towards faster charging so as to reduce the wait time for end-users. The increasing energy density and battery voltage on EVs and technology advancement on fast charging infrastructure are also expected to add to the popularity of fast-charging services. Currently, fast chargers are commonly designed with a power capacity of 60kw per charger, while the market has witnessed the launch of super-fast chargers with power capacity reaching 360kw per charger. This indicates a rapid growth potential of power capacity for fast charging infrastructures. The cumulative capital expenditure on fast charging infrastructure in China is expected to reach RMB1.5 trillion from 2023 to 2030.

Demand Side: Huge Underserved Demand for Efficient EV Charging

Fast growing EV car parc creating strong demand for EV charging services

China has become the world’s largest EV market with EV sales totaling 6.9 million units in 2022, representing 61.0% of the global EV market. EV sales volume in China is expected to continue to grow to 29.0 million units by 2030. The EV car parc in China is expected to increase from 13.1 million units in 2022 to 144.5 million units in 2030, accounting for 31.8% of the total car parc, leading to an expected rise in demand for EV charging facilities and services.

This growth is expected to drive further expansion of the EV charging services market in China.

Difficulty in locating suitable charging facilities for end-users

EV charging infrastructure in China can be difficult to find for end-users due to their low visibility and inconvenient location. End-users could also end up with malfunctioning or unavailable chargers when they arrive at a charge station or be deterred by the pricing. It is equally important that the charging station can match up to the need of the end-users for specific amenities and facilities. Adding to the complexity of the EV charging market, different EV brands and models in the Chinese market require different APPs to initiate charging sessions. As a result, different charging stations are typically accessible only through different APPs, requiring end-users to download and switch between multiple APPs to be able to access more charging options.

In light of the foregoing, there is a general call for effective mobility connectivity services and centralized source integrating information that can direct end-users to locate functional and available chargers, which are complemented by the right amenities and facilities and offer appropriately priced service and support multiple EV brands and models, and charging options. Effective mobility connectivity services which increase the visibility of charging stations and chargers to end-users and match them with suitable charging facilities are more likely to improve user satisfaction and are in high demand.

Supply side: Large but decentralized and localized, with a demand for one-stop services to improve efficiency

The supply side of China’s EV charging market presents significant potential for growth, but also faces several challenges.

The development of China’s EV charging infrastructure has been accelerating. The number of public EV chargers in China has surged from 0.3 million units in 2018 to 1.3 million units in 2022. In particular, the lack of private parking spaces, grid capacity constraints, and community objections to the installation of private charging facilities have limited the development of private chargers, leading to a higher market share and continuous growth potential of public chargers in China.

Despite the rapid growth, the supply side of China’s EV charging market faces several challenges. First and foremost, it is expected that the market will become increasingly scattered and localized. One contributing factor is the significant amount of investment involved. By 2030, it is predicted that there will be 26.3 million public chargers installed in China with a CAGR of 45.9% between 2022 and 2030. This equates to a market worth around RMB1.5 trillion in the next eight years and represents a massive capex requirement. In addition, the establishment of charging stations relies on various resources such as power capacity and land which are owned by a diverse group of local asset owners.

The future supply of EV charging stations in China is mainly expected to be contributed by three types of asset owners and the asset ownership market for charging stations is and will become more decentralized and localized. The characteristics of these asset owners and key challenges they face can be summarized as follows:

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Small and medium-sized asset owners. Small and medium-sized asset owners have the necessary land resources and local connections. However, these players may lack the know-how to build and operate a charging station.

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Commercial real estate developers. Commercial real estate developers own parking lots and are keen to catch up with the increasing demands for EV charging of its customers to enhance traffic acquisition and retention. These developers are short of expertise in the establishment and operations of charging stations and are in need of professional services that can assist them with these matters.

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Non-private entities. Non-private entities are rallied under the dual carbon goals and are keen to embrace the adoption of EVs and the charging industry. They have sufficient resources but rely on professional service providers to help them build and run charging stations.

By 2050, the total EV car parc is expected to exceed 300 million while the number of charging station is forecasted to exceed 3 million. To put this in context, the ICE car parc today is approximately 300 million and there are only 115 thousand oil stations. This further shows how decentralized and fragmented the EV charging market is expected to be.

The increasingly decentralized and localized EV charging market in China is witnessing the entry of a multitude of asset owners who are looking for professional service providers so as to be able to consolidate and transform the resources they have at hand into operational and profitable charging stations. One-stop EV charging solution providers that offer a full package of services, including site selection, equipment procurement, construction, operation, mobility connectivity, maintenance and station upgrade services, are particularly favored by the different types of asset owners who are keen to make a foray into the EV charging market to address the various challenges they face.

Increasing Demand for Effective EV Charging Solutions

The foregoing pain points challenging the demand and supply sides of the China’s EV charging industry represent significant opportunities for unlocking the potential of effective EV charging solutions. Effective EV charging solutions serve to match end-users with suitable chargers and improve end-user experience. They should also address the full spectrum of difficulties daunting prospective market entrants and enhance operational efficiency across the industry value chain.

On the demand side, as EV chargers are confined to fixed locations, end-users face difficulty directly locating them. End-users are also often troubled with malfunctioning or unavailable chargers when they arrive at the site or are otherwise dissatisfied with the pricing, amenities or facilities of the charging station. Hence, it is natural for EV charging services to shift to integrated online platforms, which connect end-users to suitable chargers and charging stations in their vicinity.

On the supply side, the tremendous growth potential in China’s EV charging market has attracted a large number of new market entrants and generated extensive demand for EV charging solutions that offer one-stop EV charging solutions from the construction and operation of EV charging stations to upgrading services and energy storage.

As a result, the total addressable market of EV charging solutions for EV public charging stations as measured by sales is expected to increase from RMB44.6 billion in 2022 to RMB1,784.8 billion in 2030, representing a CAGR of 58.6%. The following diagram illustrates the total addressable markets of EV charging solutions for public charging stations, in terms of sales, for the periods indicated.

It is worth noting that energy storage is particularly critical for the energy transition and meeting the decarbonization goal, through integrating renewable energy into the grid and other infrastructures. Energy storage systems in EV charging stations serve to ensure the stability of electricity system and enable the operators to gain financial benefits from the price gap between peak and valley periods. Public EV charging stations are increasingly being equipped with energy storage systems and charging point operators are enlarging the installed capacity of energy storage systems. The total addressable market of digital services on energy storage facilities for mobility and electricity optimization, in terms of revenue (including construction and operation services), is expected to rise from RMB15.3 billion in 2022 and reach RMB873.5 billion by 2030, illustrating a huge growth potential.

Source: China Insights Consultancy

Competitive Landscape of the Third-party EV Charging Network Service Market

The Company is the largest player in the third-party EV charging network service market, in which the participants engage a capital-light business model and play the role of a hub for the overall industry by connecting and covering end-users and charging stations in order to benefit from sustainable recurring revenue, sticky customer base, and scalable business size. The top three players accounting for 42.8% of the total public EV charging volume in 2022. The Company believes the market’s development has created significant barriers to entry, resulting in a limited number of players capable of serving the market effectively with scale effects.

The competitiveness of the market players depends on the following key factors:

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Variety and quality of EV charging solutions and effectiveness of offline service network. The EV charging industry in China is fragmented and is comprised of small and medium-sized asset owners that come with varied needs and requirements and demand effective assistance at every stage of the charging station lifecycle. As such, one-stop solution providers are preferred. The industry is also in an early stage of development and is constantly evolving, with new demands and preferences continuing to emerge. Market participants with a broader scope of offerings are favoured and players are tested on their ability to forecast and meet shifts in the market. It is equally important to have an effective offline service network to ensure the successful deployment of EV charging solutions and gather on-the-ground information in real time for continuous solution upgrade to catch up with market trends.

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Extensive charging network. An extensive charging network enables EV charging service providers to connect with end-users and charging stations across the industry value chain nationwide, creating a network that effectively matches demand and supply.

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Strong integration capabilities. The inherent digitalized nature of the EV charging market calls for the capability to integrate the full industry value chain as well as strong analytics to enable EV charging service providers to manage electricity in a more efficient way and proffer more compelling value proposition to charging stations.

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Advanced digital technologies and system. A service network supported by advanced technologies and system improves the efficiency of charging transactions, which further promotes the digitalization of operations, enhances user experience and improves operational efficiency and profitability for charging stations.

In terms of the public EV charging volume as of 2022, the Company ranked first in China’s third-party EV charging service market and accounted for a share of 20.1% in terms of public EV charging volume in 2022. The following table sets forth the charging volume and market share of the top three third-party EV charging service providers in China.

Ranking	Players	Business coverage	Public EV charging volume, 2022 (GWh)	Market share of public charging volume, 2022 (%)
1	The Company	• Online user traffic referral • Operation and maintenance • Charging pile procurement • Charging station EPC service • Charging station upgrade • Facilitation of non-charging business	2.8	20.1%
2	Company A	• Online user traffic referral • Facilitation of non-charging business	2.6	19.0%
3	Company B	• Online user traffic referral	Less than 0.5	Less than 3.7%
Sub-total			5.9	42.8%

Overseas Market Opportunities

The United States and Europe regions have also witnessed rapid development of EVs during the past several years. The car parc of EVs in the United States increased from 1.1 million in 2018 to 3.4 million in 2022, with a CAGR of 31.6%. Meanwhile the car parc of EVs in Europe grew from 1.3 million in 2018 to 8.3 million in 2022, representing a CAGR of 57.7%. The rapidly developing trend of the EV market in these countries is expected to continue, and will significantly promote the development of charging solutions for charging stations so as to improve their operational efficiency and user experience. As a result, the car parc of EV in the United States is expected to reach 31.2 million in 2030, with a CAGR of 32.1% from 2022 to 2030. Meanwhile, the car parc of EV in Europe is expected to reach 54.8 million in 2030, representing a CAGR of 26.6% during the forecast period. In accordance with the expansion of the EV market, the public charging volume in the United States is expected to reach 14.1 GWh in 2030, representing a CAGR of 41.3% from 2022 to 2030. Meanwhile, the public charging volume in Europe is expected to reach 36.4 GWh in 2030, representing a CAGR of 25.0% during the forecast period.

The tremendous growth potential in the US and Europe EV charging markets has generated extensive demand for EV charging solutions that offer one-stop EV charging solutions from the construction and operation of EV charging stations to upgrading services and energy storage services. As a result, the total addressable market of EV charging solutions for EV public charging stations in the US and Europe as measured by sales is expected to increase from US$9.2 billion in 2022 to US$95.2 billion in 2030, representing a CAGR of 34.0%. The following diagram illustrates the total addressable markets of EV charging solutions for public charging stations in the US and Europe, in terms of sales, for the periods indicated.

Source: China Insights Consultancy

Other developing regions, such as the Middle East and Southeast Asia, are entering the development stage of EV charging service market as the sales volume of EV started to increase rapidly in major countries such as the United Arab Emirates and Thailand. Along with the release of favorable policies in these developing countries and end-users’ increasing acceptance and preference for EVs, the EV market is expected to experience exponential growth in the coming years, bringing massive growth opportunities for charging services.

The car parc of EV in the Middle East is expected to reach 5.8 million in 2030, with a CAGR of 52.6% from 2022 to 2030. The public charging volume in the Middle East is expected to reach 4.8 GWh with 1.1 million public chargers in 2030.

The car parc of EV in the Southeast Asia is expected to reach 4.3 million in 2030, with a CAGR of 47.3% from 2022 to 2030. Meanwhile, the public charging volume in the Southeast Asia is expected to reach 3.5 GWh with 1.1 million public chargers in 2030.

BUSINESS

Overview

We are the largest third-party charging network in China, and we have established and maintained the largest EV charging network in China in terms of the charging volume (as transacted through our charging network for third-party charging stations) according to CIC. Our vision is to power the world with carbon neutral energy. We believe we are capable of maintaining our leadership position in the booming China market, and we believe we are well positioned to capitalize on our first mover advantages and success in China to become a global leader in EV charging services.

We have adopted an asset-light business model that allows for accelerated expansion and growth. We offer one-stop EV charging solutions to charging stations and support them through every stage of the station lifecycle. Our solutions also benefit other stakeholders along the EV charging industry value chain such as charger manufacturers, EV OEMs, and end-users in the following ways:

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Online EV Charging Solutions. We provide an integrated set of online solutions to charging stations that mainly includes mobility connectivity services. We offer effective mobility connectivity services through Kuaidian, our partnered platform that is operated by a third-party service provider, to boost the visibility of charging stations and chargers and to connect end-users with suitable chargers. We also provide other online solutions, including SaaS products that digitalize and upgrade key aspects of the operations and the management of charging stations.

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Offline EV Charging Solutions. We offer a wide range of offline solutions to charging stations, ranging from site selection, hardware procurement, EPC (engineering, procurement, and construction), station maintenance, energy storage, to customer support and more.

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Innovative and Other Solutions. We deliver electricity procurement services and plan to launch virtual power plant platform in mid-2023 to facilitate the construction of a modern energy system. We have also released a prototype of our autonomous charging robot for future unmanned driving scenarios and to realize an autonomous charging network.

As of December 31, 2020, 2021 and 2022 and as of March 31, 2023, our network had connected 17,000, 30,000, 50,000 and 55,000 charging stations and 131,000, 278,000, 515,000 and 575,000 chargers, respectively, notching up 48.9% and 40.3% of the market total as of March 31, 2023. We had penetrated more than 350 cities in China as of March 31, 2023. The total charging volume transacted through our network, including through Kuaidian, our partnered platform, full station operation and SaaS products, was 2,754 GWh in 2022 and 1,023 GWh in the first quarter of 2023, constituting 20.1% and 20.6% of all charging volume completed through public chargers in China during the same period, respectively, according to CIC. The total charging volume transacted through our network increased 116% from 1,276 GWh in 2021 to 2,754 GWh in 2022 and increased 112% from 482 GWh in the first quarter of 2022 to 1,023 GWh in the first quarter of 2023, respectively. The total number of orders increased 114% from 57.1 million in 2021 to 122.2 million in 2022 and increased 110% from 21.2 million in the first quarter of 2022 to 44.4 million in the first quarter of 2023, respectively. We have established and we are maintaining the largest charging network in China in terms of the charging volume (as transacted through our charging network for third-party charging stations).

We are committed to product and service innovations and have continued to expand our offerings throughout our history. Our mobility connectivity services were launched in 2019. In 2020, we introduced full station operation services, hardware procurement services, and electricity procurement services. SaaS products and services targeting EVs and station operation and maintenance were added to our portfolio of solutions in 2021. At present, we are implementing various disruptive initiatives, including autonomous charging robots and virtual power plant platform.

We are committed to decarbonization and the building of a green and sustainable future. We believe in clean energy and we are facilitating the adoption of EVs through the deployment and operation of EV charging infrastructure, allowing for the reduction of greenhouse gas emissions caused by traditional vehicles. As certified by SGS, an independent Swiss testing agency, we helped reduce carbon emissions by approximately 1,847,700 tons in 2022, representing a 106% increase from 2021. A total of 393 GWh renewable power was procured through our electricity procurement services, representing 89.5% of the total energy procured through us in 2022. By 2030, we target to reduce the annual road traffic emission which is expected to reach 919 million by 1.26%.

We will continue our efforts to reduce the carbon footprint of transportation by offering compelling EV charging solutions.

We have achieved remarkable growth since inception. Our net revenues increased from RMB6.2 million in 2020 to RMB33.5 million in 2021 and further to RMB92.8 million (US$13.5 million) in 2022, representing a 442.9% increase from 2020 to 2021 and a 177.0% increase from 2021 to 2022.

Our Competitive Strengths

The following strengths have enabled us to become who we are today and will support our continued success:

•

Largest EV charging network and service provider with first-mover advantage. We are the largest third-party charging network in China and we have established and maintained the largest EV charging network in China in terms of the public charging volume (as transacted through our EV charging network for third-party charging stations) according to CIC. We facilitated 20.1% of the total public charging volume in China in 2022 and the public chargers connected to our network represented 40.2% of the market total as of the end of 2022 in China. We are also an early mover and the first listed EV charging service company in China. We have developed innovative technologies and advanced digitalized systems. We have also established an offline service network covering across China – composed of a team of personnel with outstanding execution capability – which provide operational support to charging stations on a daily basis to ensure that we remain at the forefront of this revolutionary industry and deliver the most effective and comprehensive set of solutions. As such, we hold significant competitive advantages over other players and new market entrants. Our scale, technologies, talent, resources and partnerships are our strongest moat and we are confident that we will be able to solidify our leadership in China and become a global leader in EV charging services.

•

Unique position to capture significant market opportunities. China is the largest EV and public charging market in the world and also one of the fastest growing, according to CIC. The EV public charging volume in China is expected to see the fastest growth, increasing from 13,687.7 GWh in 2022 to 337,823.3 GWh in 2030, representing a CAGR of 49.3% and the total addressable market of EV charging solutions as measured by sales is expected to increase from RMB44.6 billion in 2022 to RMB1,784.8 billion in 2030, representing a CAGR of 58.6%. As the industry leader and backed by one of the most comprehensive suites of EV charging solutions, leading technologies and digitalized systems, and unparalleled execution and operation capabilities, we believe we are well positioned to capture market opportunities associated with the anticipated expansion of the China EV charging market and ride the trend towards greater electrification.

•

One-stop solutions servicing the full life cycle of charging stations. As one of the few one-stop service providers in China, we provide integrated solutions to address a full spectrum of charging station requirements. At the initial building stage, we provide site selection, charging hardware procurement, software, and EPC services. At the operating stage, we provide mobility connectivity, operating, maintenance, non-charging and other services. At the upgrade and additional services stage, we offer energy storage upgrade and PV equipment upgrade and we are planning to launch virtual power plant platform to help improve energy efficiency. Our offline service network supports and guarantees the successful delivery of our one-stop solutions. We empower charging stations to increase traffic, optimize operation, explore new business opportunities and ultimately enhance their overall efficiency and profitability. The breadth of our one-stop solutions opens up multiple touchpoints for us to engage charging stations in respect of our other products and services. Our success is borne out by the recurring revenue we have been able to generate from sticky customers across multiple revenue streams. As more stations gravitate to our ecosystem, we also attract more end-users which then translates into greater potential for us to create more value for charging stations, thereby boosting our customer stickiness and creating a positive network effect.

•

Innovation driven by our proprietary technologies and industry insights. We have successfully developed innovative and market proven solutions based on our leading proprietary technologies and advanced digitalized systems. As one of the largest EV charging service providers in China, we have also gained deep insights from servicing the largest network of more than 55,000 charging stations as of March 31, 2023 and accumulated unparalleled firsthand knowledge of our industry which helps us enhance our technologies and digitalized systems and strengthen our digital analytics capabilities. Our solutions continue to evolve as we stand by the side of charging stations to help them respond to shifting market demands. As a testament to our unyielding commitment to innovation and the success we have achieved in this regard: our mobility connectivity services launched in 2019 facilitated 20.1% of the total public charging volume in China in 2022; we released a autonomous charging robot prototype in 2023 empowered by deep learning, 5G, Vehicle-to-everything (“V2X”), simultaneous localization and mapping (“SLAM”) and equipped with an independently developed mechanical arm capable of executing an unmanned operation throughout the entire process; and we are rolling out competitive energy storage solutions and virtual power plant platform. Our digitalized systems cover charging stations operational management, maintenance as well as analytics. We will continue to innovate and build on our industry insights to create unique value propositions for industry participants.

•

Visionary management team with proven execution capabilities. We have a visionary management team with a proven track record of entrepreneurial success. Our management combines deep knowledge across multiple sectors which are relevant to our industry, including mobility, technology, and energy. Mr. Zhen Dai, Founder and Chairman of our board of directors, has been an instrumental part of our corporate journey and contributed his unmatched industry experience to our growth. We were able to achieve our success with Ms. Yang Wang, Co-founder and Chief Executive Officer, at the helm, playing a key role in formulating and executing our strategies and fostering a culture of entrepreneurship. Mr. Alex Wu, our Co-founder, President and Chief Financial Officer, has extensive experience in corporate finance, technology and management matters and is an indispensable part of our achievement. Our management team, with their outstanding execution capabilities, has enabled us to maintain our leadership in the market and capture new and attractive growth opportunities.

•

The synergy within the NewLink ecosystem. We have and will continue to benefit immensely from our relationship with NewLink, our controlling shareholder and China’s largest digital mobility energy service provider according to CIC which provides a variety of energy technology solutions to corporate clients to help them systematically monitor, manage and optimize their energy consumption, while maintaining a high level of self-sufficiency. We expect to capture the massive number of users on the NewLink’s ecosystem who are adopting EV and we gain touchpoint for the more than 8,000 corporate clients of NewLink who are transforming their commercial fleet to electrification. In addition, a meaningful portion of the 25,500 traditional gas stations connected to the NewLink network are actively seeking opportunities to venture into the EV charging industry. All of them are our potential clients. The synergy within the NewLink ecosystem serves to enhance customer loyalty for all members therein.

Our Strategies

We pursue the following strategies for a better future:

•

Expand and refine our solutions. We aim to continue developing our turn-key solutions to support and empower EV charging stations throughout their lifecycle, optimize their operational efficiency and profitability and enhance their retention on our platform. We will seek to broaden our offerings that will help charging stations further digitalize and upgrade key aspects of their operation and management. We will continue to make headway in respect of our energy storage solutions and our planned virtual power plant platform.

•

Broaden our client base. As we continue to develop the full suite of solutions and expand our charging station network, we will also focus on exploring opportunities to service a wider group of clients including corporate clients with a focus on commercial fleets that are undergoing electrification.

•

Continue to innovate. Innovation will remain at the top of our priority list. We will continue to invest significant resources and bring new offerings to market to address evolving industrial demand. We have recently unveiled our autonomous charging robot and we are devoted to the realization of an autonomous charging network in the near future.

•

Expand our global footprint. We intend to promote the development of EV charging services globally. Leveraging our success in China, we are expanding our presence internationally and delivering our compelling value propositions to stakeholders of the EV charging industry around the world, with a near-future focus on the European, Southeast Asian, the Middle Eastern and Japanese markets. We plan to tap into these new market opportunities by forming strategic alliances, including joint ventures, or making strategic investments and acquisitions.

Our EV Charging Solutions

We offer a comprehensive suite of charging solutions – including online and offline management and operational support as well as innovative and other solutions – that are tailored for the unique demands of the China market and capable of servicing the full lifecycle of EV charging stations. Our product and service offerings fall into three main categories:

•	online EV charging solutions;

•	offline EV charging solutions; and

•	innovative and other solutions.

We provide full life cycle services to charging stations throughout the initial building stage, operating stage and the upgrade and additional service stage. As part of our online EV charging solutions, our mobility connectivity services provide effective integrated solutions to charging stations and connect end-users with suitable chargers in their vicinity through Kuaidian which is operated by a third-party service provider. We also provide other operational solutions to service charging stations. As the largest EV charging service provider in China, we are backed by significant operational expertise, knowledge of industry best practices, and experience with standardized charging services. The integration of our online and offline service capabilities ensures that we are capable of providing hardware-integrated operation solutions that synthesizes IoT devices into management software to enable turn-key development for charging stations and automating business processes. We enable charging stations to intelligently deploy EV charging infrastructure at commercial, retail, and public locations as well as multi-unit residential buildings. Our insights enable asset owners to optimize their charging network density. In addition, we provide EPC services relating to charging stations, and also enable hardware and electricity procurement with competitive prices. Our services also extend to beyond the construction of the stations and include the full set of management and operational support for charging stations, including maintenance and customer support, as well as station upgrade. We have released a prototype of our autonomous charging robot and we plan to launch virtual power plant platform in mid-2023.

Online EV Charging Solutions

We offer a comprehensive set of online EV charging solutions. Our mobility connectivity services provide integrated online EV charging solutions for charging stations and enable a frictionless and hassle-free charging experience for end-users through Kuaidian. We are also pioneering digitalized operation and we provide SaaS products to support the management of key aspects of charging stations’ daily task. Our solutions improve customer acquisition, streamline operational processes and critical business tasks, helping charging stations to better control operating costs, create new business opportunities and ultimately enhance their overall efficiency and profitability.

Mobility Connectivity Services

Our mobility connectivity services increase the visibility of charging stations and chargers and provide channels for them to gain access to end-users through Kuaidian which is operated by a third-party service provider. At the same time, end-users benefit from the vast number of charging stations and chargers on our network which support multiple EV brands and models, and charging options.

We provide a centralized and single reliable source of charging station information, where numerous charging stations and chargers are networked and presented at the fingertip of end-users through Kuaidian. This improves user awareness of charging stations, generating additional station traffic and increase the utilization rate of charging facilities. Simultaneously this also enables an easier charging experience for end-users, which in turn improves EV user satisfaction rates and potentially increases sales for EV OEMs.

Chargers and charging stations can be difficult to locate given their low visibility and the tendency of chargers to be located in less visibly prominent areas. This difficulty is exacerbated when a driver seeks charging facilities in areas that he or she is less familiar with. Even when this first hurdle is overcome and a driver successfully locates a charger, often the charger located maybe malfunctioning or non-operational. Identifying a properly working charger with a compatible user interface and back-end software can be difficult, frustrating and time consuming, all of which creates a negative EV user experience. Another complexity in the EV charging market is that different EV brands and models in the China market require different APPs to initiate charging sessions. As a result, different charging stations are typically accessible only through different APPs, requiring end-users to download and switch between multiple APPs to be able to access more charging options.

As of March 31, 2023, we had 55,000 charging stations on our network covering 575,000 chargers. The total charging volume transacted through our network was 2,754 GWh in 2022 and 1,023 GWh in the first quarter of 2023. We charge service fees to asset owners based on the charging volume completed through our network.

As more charging stations join our charging network, we will be able to attract a growing number of end-users to our services. The access to more end-users then translates into greater potential for us to create more value for charging station, thereby magnetizing more charging facilities to our ecosystem. This creates a positive network effect and fosters a virtuous cycle for the betterment of our mobility connectivity services and for our growth.

Other Services

We also provide other online solutions, including SaaS products, that extend to traffic support and management, marketing, payment, chargers management, order management, load management, and membership management. We also provide phone support to both asset owners and end-users.

We also work with certain EV OEMs to provide functions and applications within the pre-installed software of their EVs, which is expected to further enhance and simplify the charging experience for end-users, helping to generate additional EV sales for partnering EV OEMs by enhancing the charging experience and addressing one of the major pain points of EV owners.

Offline EV Charging Solutions

Along with the rapid growth in EV parc and in the corresponding demand for public EV chargers in China, more small and medium-sized asset owners have entered the market. However, the technical complexity involved in, and the professional expertise required by, the setting up of an EV charging station, have daunted many of these new market entrants. It is equally challenging for them to identify a suitable site with sufficient and stable user traffic, to find the right constructors and charger manufacturers with the right set of products and services, or to obtain favorable discounts or crucial pre- or post-sales services from charger manufacturers due to lack of know-how or limited scale. During the operational stage, small and medium-sized asset owners are also confronted with various difficulties in offline operation and station upgrade in general.

We provide EPC services of charging stations, support hardware procurement and maintain a comprehensive suite of offline solutions that facilitate the daily operation of charging stations including the maintenance and upkeep of charging infrastructure. Our solutions improve the operational efficiency and increase profitability of charging stations. Our expertise in offline operation allows us to amass valuable industry insights into emerging and shifting demands of and practical challenges faced by industry participants.

Construction Services

Our established EV charging network and extensive industrial experience equip us with valuable insights into market demands and business conditions, which allow us to provide tailored one-stop construction services covering the identification of station location, station design and EPC services. We engage third-party contractors to complete the construction work.

Procurement

We fulfil the procurement requirements of charging stations.

We mainly procure suitable chargers at bulk purchase prices from our partner charger manufacturers and re-sell these chargers to charging stations. With the rapid increase in the number of EV parcs in China, the total number of public EV chargers is expected to grow to meet the corresponding increase in charging demand. As more small and medium-sized asset owners are expected to enter the market, there will be a growing need for the procurement of new chargers for new station construction or for the replacement of existing chargers. However, small and medium-sized asset owners are unable to secure favorable discounts or crucial pre- or post-sales services from charger manufacturers due to their limited scale. Our extensive charging station network allows us to integrate procurement demands for chargers from various operators to make bulk purchases at a lower price and to secure important pre- or post-sales services from charger manufacturers. It is also worth noting that there are a vast number of charger manufacturers in China of varying size and quality. These manufacturers also provide different levels of support and different services in connection with the sale of their chargers. The repertoire of products and services of a given charger manufacturer may be suitable for certain charging stations but not others, depending on the operator’s size, operational environment and other requirements. Specifically, many charger manufacturers do not have the capacity to cater to small and medium-sized asset owners that are expected to dominate the EV charging market in China. As a result, asset owners, particularly small and medium-sized asset owners, face difficulties in finding the right charger manufacturer with the right set of products and services that adequately meets their operational needs. On the other hand, charger manufacturers themselves are troubled with intense competition and may lack adequate sales and marketing channels to reach the right asset owners.

We have a close working relationship with over 35 charger manufacturers (most of them are leading charger manufacturers in China (in terms of revenue)), enabling us to better serve charging stations. Leveraging the EV charging ecosystem that we have built, and utilizing our deep understanding of both the needs of our charging station partners, on the one hand, and the capabilities of our charger manufacturer partners and the specifications, quality and pricing of their equipment, on the other hand, we have been able to select the right charging facilities for and effectively address procurement difficulties pestering charging stations.

In relation to our hardware procurement, we had historically limited our participation to the facilitation of sales transactions, generating revenues by charging a take rate on the procurement value. Since 2022, we have begun directly undertaking procurement and sales activities as a part of our offline EV charging solutions. With the overseas EV market grows up constantly, we also plan to extend our hardware procurement services outside of China to meet the increasing demand.

Station Upgrade and Other Offline Services

We also offer solutions to upgrade existing charging stations, including the integration of smart photovoltaics energy storage and power charging. To complement our EV charging services, we also provide 24/7 offline operational and management services. Depending on their varying needs, charging stations can opt for professional operational services from us, including outsourcing to us their daily operations, such as the regular maintenance and upkeep of their chargers and charging stations. They can also order onsite maintenance and repair services provided by specialized technicians in the event of any equipment failure or hardware downtime. We collect operation and maintenance fees that are based on the relevant operating parameters of a charging station, such as its size and the number of chargers.

Full Station Operation

In addition to providing EV charging solutions, we also independently and fully operate stations for station owners. Specifically, because of the comprehensiveness of our EV charging solutions, we have been uniquely able to take full control of the day-to-day operations of charging stations and to provide fully outsourced station operations and management to the station owners. Under this model, we obtain the operational rights to a charging station and take full responsibility for running the entire operation of that station. We retain all of the revenue, which is accounted for as revenue generated by offline EV charging solutions, after paying a fee fixed to the total transaction volume to the station owner. This model allows us to capture more revenues derived from our EV charging solutions and fully realize all the potential paths for monetization.

Innovative and Other Solutions

Electricity Procurement and Virtual Power Plant Platform

We provide electricity procurement services to charging stations. Leveraging the vast number of charging stations on our network, we are able to aggregate procurement requirements for electricity and negotiate for and secure electricity at favorable prices. This is particularly beneficial to small and medium-sized asset owners who often lack the ability to obtain lower prices due to a lack of scale.

We additionally plan to provide a cloud-based virtual power plant platform in mid-2023 to facilitate the establishment of a modern energy system for charging stations. This is a platform to maintain the stability of a power supply that integrates distributed power sources including conventional energy and renewable energy, including solar power, wind power and hydro power, and connects them with EVs and charging stations. It allows scattered energy sources to function as if they were one power plant. Our virtual power plant platform offers two types of services to charging stations: it effects trading transactions in the electricity market with the electricity it collects and stores to earn price differences; it also responds to government peak shaving and load-filling demands. The virtual power plant platform enhances power generation, adjusts power demand, promotes energy efficiency and optimization, trade power on the market and performs various supporting services such as peak shaving, valley filling and frequency modulation.

Autonomous Charging Robot

We recently unveiled our first self-developed autonomous charging robot with features including active vehicle locating, smart charging and automatic payment settlement to meet the rising demand for mobile charging of EVs. With the expected popularization of self-driving vehicles, compatible autonomous charging robots will become indispensable infrastructure. Intelligent and unmanned EV charging will create a whole new charging experience and open up a massive market for smart charging.

Empowered by deep learning, 5G, V2X, SLAM and other underlying technologies, our waterproof and shock-proof autonomous charging robot brings science fiction to life with one-click ordering, active vehicle locating, precise self-parking, automatic docking, charging and undocking via mechanical arms and automatic return and recharging functions. We have developed a set of advanced algorithms that enable the mechanical arm to identify different charging ports and accurately charge and undock. In case of insufficient battery power of EV vehicles, the autonomous charging robot will initiate an automatic vehicle search. On approaching the vehicle, the independently developed mechanical arm will accurately detect the position of the charging port and complete the automatic plugging and unplugging of the charging gun, executing an unmanned operation throughout the entire process.

We have developed autonomous charging robot to provide charging services for parking slots without charging facilities or to provide additional charging capacity. It is also designed for future unmanned driving scenarios and to realize an autonomous charging network through the technical empowerment of data interconnectivity between vehicle and robot, as well as the automatic operation of the mechanical arm. Automatic charging technology can be further integrated with chargers to provide unmanned charging services and allow end-users to enjoy non-charging services which we help charging stations launch to create more profit space.

Our autonomous charging robot is available in various charging power and battery capacity configurations and can connect with major EV OEMs seamlessly through an open API. In this way, it provides end-users with new charging experience and equip EV OEMs with smart and unmanned charging capabilities to improve their user experience.

Non-charging Services

We are able to boost charging station revenues by enabling the provision additional retail services as well as other amenities and ancillary services. The dominant position of public charging in the China market means that the vehicle parking time and the time spent by EV drivers at the charging station will correspond closely to the charging time. The waiting time offers tremendous potential to offer additional retail and ancillary services.

We are a pioneer in packaging non-charging retail and ancillary services into charging stations and have retail resources that are ready for deployment. We are also exploring the potential of other retail services. We help charging stations adopt scenario-specific furniture and fixture or infrastructure designs with a variety of amenities and non-charging services, such as vending machines, massage chairs and car wash tunnels. We are also assisting in station design and decoration, furniture and fixture procurement with discounted prices for non-charging businesses. We have amassed substantial experience and expertise in this area and we are continuing to explore different retail possibilities which will help improve the revenue streams of charging stations. We charge commission fees to suppliers based on the value of the facility and the merchandise supplied to charging stations.

In addition, passenger EVs are becoming the major EV models serviced by charging stations in China. As a result, end-users are now selecting their destination for charging based on a different and broader set of criteria. By enabling charging stations to provide non-charging services, we are able to label charging stations on our network based on the amenities and ancillary services they offer. We work with our business partners to realize the full potential of this information by efficiently matching end-users through Kuaidian with the right charging stations that offer the right non-charging services, thereby enhancing the end-user experience and increasing traffic for charging stations.

Our Environmental, Social and Governance (ESG) Initiatives

Environmental, social and corporate governance (ESG) is at the core of our business. Since the inception of our operations, we have made various ESG initiatives to improve our corporate governance and benefit our stakeholders and the society as a whole. We have been actively supporting and participating in socially responsible programs that reflect our core values. We also have a reputable shareholder base that echo our value and broadly support our ESG initiatives.

We are particularly committed to decarbonization and the building of a green and sustainable future. We believe in clean energy and we are facilitating the adoption of EVs through the deployment and operation of EV charging infrastructure, allowing for the reduction of greenhouse gas emissions caused by traditional vehicles. To further promote a low-carbon lifestyle, we introduced a carbon account function to allow EV owners to offset their charging costs by the amount of carbon reduction recognized and recorded in their account, which serves to further incentive them to reduce carbon emissions in their daily life. Our carbon reduction initiatives were listed in the Review Report on Development and Practices of China’s Carbon Inclusion, published by the Center for Environmental Education and Communications of Ministry of Ecology and Environment. Furthermore, we have established strategic cooperation with SGS, the China Quality Certification Center, the China National Institute of Standardization, the China Certification and Inspection Group, the China Beijing Green Exchange and other well-known and carbon-related domestic and foreign institutions and organizations to facilitate the global energy transition and achieve carbon neutrality. As certified by SGS, an independent Swiss testing agency, we helped reduce carbon emissions by approximately 1,847,700 tons in 2022, representing a 106% increase from 2021. A total of 393 GWh renewable power was procured through our electricity procurement services, representing 89.5% of the total energy procured through us in 2022. By 2030, we target to reduce the annual road traffic emission which is expected to reach 919 million by 1.26%.

We will continue our efforts to reduce the carbon footprint of transportation by offering compelling EV charging solutions.

Sales and Marketing

We grow our customer base through marketing activities, branding campaigns, as well as the efforts of our in-house business development teams. We also capitalize on the operating experience, resources and insights of NewLink to acquire new customers.

We adopt different expansion strategies for different asset owners. Leveraging the market leadership, industry experience and resources of NewLink and of ourselves, our business development team has often been able to identify new charging stations and chargers at the earliest possible times, which then gives us an advantage in initiating the first contact with the relevant asset owners for a potential partnership. Our business development team also constantly monitors and scouts for new charging infrastructure that can potentially partner with our business model, using methods including online searches and offline site visits. After the initial engagement with the asset owners, the team then continues to maintain regular contact and will continuously explore potential short-term and long-term opportunities with the asset owners through constant relationship building activities, lead generation and market conditioning work and regular marketing. In addition, we also enter into strategic cooperation with non-private entities in China, who are often large-scale asset owners. Once a charging station joins our network, our business development team will assign designated personnel to maintain liaison with the station and provide it with comprehensive support.

We also seek to expand our mobility connectivity services through a variety of online and offline activities, including marketing and branding activities and promotions targeting end-users and other users of our EV charging network. As an example, we offer a VIP membership program to registered users on Kuaidian. Memberships are offered on a one-month, three-month or twelve-month basis for a fixed non-refundable upfront membership fee payable. During the validity of the membership, members are able to enjoy benefits including exclusive discount on charging service fees and exclusive membership coupon which are issued on a monthly basis and expire after a 30-day period. As our mobility connectivity services gain greater traction among end-users, these initiatives would also result in more charging stations joining our network.

Competition

Competition in this industry is based primarily on the extensiveness of the charging network as determined by the number of charging stations and chargers, the variety and quality of EV charging services and products offered, the effectiveness of the offline service network, industry supply and value chain integration capabilities, and technology capabilities.

It is expected that the EV charging market in China will see an increasing penetration of DCFCs. This is because of the strong need to reduce charging time at public charging facilities, which will become the dominant form of charging in China. DCFC is able to boost charging efficiency and optimize user experiences in significant measure, which corresponds closely with the needs of end-users in China.

The success of our mobility connectivity services is largely dependent on the extensiveness of our charging network but also demands effective end-user acquisition and retention. Ongoing engagement with charging stations and the effectiveness of our marketing efforts are critically important to our efforts to gain market share in the China market. We also compete on the comprehensiveness of the range of products and services offered to charging stations, the quality, performance, features, and prices of the products and services, as well as the effectiveness of our offline service network. Our industry is generally in an early stage of development and is constantly evolving. New demands and preferences continue to emerge from various industry participants, and in particular from end-users and asset owners. We will be tested on our ability to forecast and meet shifts in the market and our ability to adapt our product and service offerings in a timely manner.

We believe that we can compete effectively with its competitors on the basis of the following factors:

•

the comprehensiveness of our EV charging solutions and strategic focus on DCFC infrastructure, and our ability to continuously upgrade and develop products and services to meet the changing needs, preferences and demands of our customers and end-users;

•	the first-mover advantage we have gained and the market leadership that we have fostered in terms of market share and coverage of charging stations and facilities;

•	our innovations, technologies and industry insights

•	the adoption of an asset-light business model that allows for accelerated expansion and growth;

•	the vision and proven execution capability of our management team;

•	the synergy within the NewLink ecosystem; and

•	the effectiveness of our sales and marketing strategies and of our offline service network.

Research and Development

As we advance, we will continue to invest in our core competencies, including algorithms, smart hardware, cloud platforms, and one-stop charging station solutions, to build new infrastructure adapted to the future autonomous driving era, thereby empowering electric mobility in globally. We have a research and development team consisting of specialized technicians and professionals primarily covering areas of charging software, mobile charging devices, integrated photovoltaics-storage charging station solutions, intelligent order management, real-time information management, and related technologies.

In the years ended December 31, 2020, 2021 and 2022, research and development expenses were RMB17.6 million, RMB30.3 million, RMB36.6 million (US$5.3 million). We intend to invest considerable time and expense in the future as part of our efforts to design, develop and market new products and services and enhance existing products and services with continued research and development activities.

Intellectual Property

We regard our patents, trademarks, copyrights, know-how, technologies, domain names and other intellectual property as critical to our success. As of December 31, 2022, we had nine issued patents and more than 100 pending patent applications globally. Our issued patents and patent applications primarily cover charging services, mobile charging devices, and integrated photovoltaics-storage charging station solutions. As of December 31, 2022, we owned five copyrights (including copyrights to software products), and six registered domain names that are material to our business.

Our ability to remain as the market leader depends largely on our ability to obtain, maintain, and protect our intellectual property and other proprietary rights relating to our technology and to successfully enforce these rights against third parties. To accomplish this, we rely on a combination of intellectual property rights, such as patents, trademarks, copyrights, and trade secrets (including know-how), in addition to internal policies, and employee and third-party nondisclosure agreements, intellectual property licenses and other contractual rights. Specifically, we enter into confidentiality and non-disclosure agreements with our employees, ecosystem partners (including suppliers) and other relevant parties to protect our proprietary rights. We also enact internal policies and procedures and employ encryptions and data security measures to provide additional safeguards. The foregoing notwithstanding, there can be no assurance that our efforts will be successful. Even if our efforts are successful, we may incur significant costs in defending our rights.

It is equally important for us to operate without infringing, misappropriating, or otherwise violating the intellectual property or proprietary rights of others. From time to time, third parties may initiate litigation against us alleging infringement of their proprietary rights.

A comprehensive discussion on risks relating to intellectual property is provided under the sections titled “Risk Factors—Risks Related to Our Business and Industry—We may not be able to adequately establish, maintain, protect and enforce our intellectual property and proprietary rights or prevent others from unauthorized use of our technology and intellectual property rights, which could harm our business and competitive position and also make us subject to ligations brought by third parties,” “Risk Factors—Risks Related to Our Business and Industry—We may need to defend against intellectual property infringement or misappropriation claims, which may be time-consuming and expensive” and “Risk Factors—Risks Related to Our Business and Industry—Unpatented proprietary technology, trade secrets, processes and know-how are relied on.”

Employees

As of December 31, 2022, we had 311 full-time employees and over 76 outsourced personnel recruited through third-party agencies. Details of our full-time employees are set out in the table below:

Function	Number of Employees	Percentage
Business Development	148	48%
Administration	84	27%
Research and development	44	14%
Operating & Marketing	35	11%

Total	311	100%

Our success depends on our ability to attract, motivate, train and retain qualified employees. We believe we offer our employees competitive compensation packages and an environment that encourages self-development and creativity. As a result, we have generally been successful in attracting and retaining qualified employees. We believe that we maintain a good working relationship with our employees, and we have not experienced any material labor disputes in the past. None of our employees are represented by labor unions.

As required by regulations in China, we participate in various employee social security plans that are organized by municipal and provincial governments for our PRC-based employees, including pension insurance, unemployment insurance, maternity insurance, work-related injury insurance, medical insurance and housing provident fund. We are required under PRC law to make contributions to employee benefit plans occasionally for our PRC-based employees at specified percentages of their salaries, bonuses and certain allowances of such employees, up to a maximum amount specified by local governments in China.

We enter into standard employment agreements with our employees. We also enter into standard confidentiality and non-compete agreements with our employees in accordance with common market practice.

Facilities

We leased all of our properties as of December 31, 2022. The table below contains a summary of our properties as of December 31, 2022:

Location	Space (square meters)	Use	Lease Term
Room 1507, Unit 1, 12th Floor, Building 99, Chaoyang North Road, Chaoyang District, Beijing	113m2	Office	1 year from April 1, 2021

3/F, Newlink Center, Area G, Building 7, Huitong Times Square, No.1 Yaojiayuan South Road, Chaoyang District, Beijing	1,800m2	Office	5 years from November 9, 2020

2/F, Newlink Center, Area G, Building 7, Huitong Times Square, No.1 Yaojiayuan South Road, Chaoyang District, Beijing	600m2	Office	5 years from November 9, 2020

4/F, NaaS Technology Inc. Headquarters Bamboo Expo Park Lingfeng Street, Anji, Huzhou, Zhejiang	2760m2	Office	3 years from April 16, 2022

We believe that our existing facilities are generally adequate to meet our current needs, but expect to seek additional space as needed to accommodate future growth.

Legal Proceedings

We are currently not a party to any material legal or administrative proceedings. From time to time, we may be subject to legal, regulatory and/or administrative proceedings relating to third-party and principal intellectual property infringement claims, contract disputes involving suppliers and customers, consumer protection claims, claims relating to data and privacy protection, employment related disputes, unfair competition and other matters in the ordinary course of our business.

REGULATION

This section summarizes certain laws and regulations that materially affect our business and operations and the key provisions of such laws and regulations.

Regulations Related to Foreign Investment

Investment activities in China by foreign investors are principally governed by the Catalog of Industries for Encouraging Foreign Investment (the “Encouraged Industries Catalog”) and the Special Management Measures (Negative List) for the Access of Foreign Investment (the “Negative List”), which were promulgated and are amended from time to time by the Ministry of Commerce (“MOFCOM”) and the National Development and Reform Commission (the “NDRC”), and together with the PRC Foreign Investment Law (the “FIL”), and their respective implementation rules and ancillary regulations. The Encouraged Industries Catalog and the Negative List lay out the basic framework for foreign investment in China, classifying businesses into three categories in terms of the level of participation permitted to foreign investment: “encouraged,” “restricted” and “prohibited.” Industries not listed in the Encouraged Industries Catalog are generally deemed as falling into a fourth category of “permitted” industries unless specifically restricted by other PRC laws.

On October 26, 2022, MOFCOM and the NDRC released the Encouraged Industries Catalogue (2022 Version), which became effective on January 1, 2023, to replace the then existing Encouraged Industries Catalog. On December 27, 2021, MOFCOM and the NDRC released Negative List (2021 Version), which became effective on January 1, 2022, to replace the then existing Negative List. The Negative List (2021 Version) sets forth the industries in which foreign investments are restricted or prohibited. Industries that are not listed in the Negative List (2021 Version) are generally permitted to foreign investment unless otherwise specifically restricted by other PRC rules and regulations.

On March 15, 2019, the National People’s Congress (the “NPC”) promulgated the FIL, which became effective on January 1, 2020 and replaced the main body of laws and regulations then governing foreign investment in China. Pursuant to the FIL, “foreign investments” refer to investment activities conducted by foreign investors directly or indirectly in China, which include any of the following circumstances: (1) foreign investors setting up foreign-invested enterprises in China solely or jointly with other investors, (2) foreign investors obtaining shares, equity interests, interests in property or other similar rights and interests of enterprises within China, (3) foreign investors investing in new projects in China solely or jointly with other investors, and (4) investment by other means as specified in laws, administrative regulations, or as stipulated by the State Council.

According to the FIL, foreign investment shall enjoy pre-entry national treatment, except for those foreign invested entities that operate in industries deemed to be either “restricted” or “prohibited” in the Negative List. The FIL provides that foreign invested entities operating in “restricted” or “prohibited” industries will require entry clearance and other approvals.

On December 26, 2019, the State Council promulgated the Implementing Rules of Foreign Investment Law, which became effective on January 1, 2020. The implementation rules further clarified that the state encourages and promotes foreign investment, protects the lawful rights and interests of foreign investors, regulates foreign investment administration, continues to optimize foreign investment environment, and advances a higher-level of openness.

On December 30, 2019, MOFCOM and the State Administration for Market Regulation (the “SAMR”) jointly promulgated the Measures for Information Reporting on Foreign Investment, which became effective on January 1, 2020. Pursuant to the Measures for Information Reporting on Foreign Investment, where a foreign investor carries out investment activities in China directly or indirectly, the foreign investor or the foreign-invested enterprise shall submit information relating to the investment to the competent commerce department.

Regulations Related to Value-Added Telecommunications Services

The Telecommunications Regulations of the PRC (the “Telecommunications Regulations”), which was promulgated by the State Council on September 25, 2000 and most recently amended on February 6, 2016, provides the regulatory framework for telecommunications service providers in China. The Telecommunications Regulations classifies telecommunications services into basic telecommunications services and value-added telecommunications services. Providers of value-added telecommunications services are required to obtain a license for value-added telecommunications services. According to the Catalog of Telecommunications Services, attached to the Telecommunications Regulations and most recently amended by the Ministry of Industry and Information Technology (“MIIT”) on June 6, 2019, information services provided via public communication network or the internet are value-added telecommunications services.

The value-added telecommunications services are regulated by the Administrative Measures on Internet Information Services (the “Internet Measures”), which was promulgated by the State Council on September 25, 2000 and most recently amended on January 8, 2011. “Internet information services” is defined as “services that provide information to online users through the internet.” The Internet Measures classifies internet information services into non-commercial internet information services and commercial internet information services. Commercial internet information service providers shall obtain a value-added telecommunications business operating license for internet information service (the “ICP License”) from appropriate telecommunications authorities. An ICP License has a term of five years and can be renewed 90 days prior to its expiration, according to the Administrative Measures for Telecommunications Businesses Operating Licensing, which was promulgated by MIIT on July 3, 2017 and became effective on September 1, 2017.

The Regulations for the Administration of Foreign-Invested Telecommunications Enterprises, promulgated by the State Council on December 11, 2001 and most recently amended on March 29, 2022, requires foreign-invested value-added telecommunications enterprises in China to be established as Sino-foreign joint ventures, and foreign investors shall not acquire more than 50% of the equity interest of such enterprises, unless the state stipulates otherwise.

According to the Negative List (2021 Version), the ratio of foreign investments in an entity that is engaged in value-added telecommunications business (except for e-commerce, domestic multi-party communications, storage-forwarding and call centers) shall not exceed 50%. NaaS historically conducted certain value-added telecommunications services through Kuaidian Power Beijing, which services had, as part of the Restructuring, been transferred and are currently carried out by a third-party service provider.

Regulations Related to Online Payment

On June 14, 2010, the PBOC issued the Administrative Measures on Non-Financial Institution Payment Service and its implementing rules, which was amended on April 29, 2020 and set forth the basic regulatory requirements for the provision of payment services by non-financial institutions. According to the Administrative Measures on Non-Financial Institution Payment Service, “non-financial institution payment service” means any of the following monetary asset transfer services provided by non-financial institutions as an intermediary between the payor and the payee: (i) online payment; (ii) pre-payment card issuance and receipt; (iii) bank card acceptance; and (iv) other payment services as specified by the PBOC. Pursuant to the Administrative Measures on Non-Financial Institution Payment Service, a non-financial institution that provides payment services shall obtain a payment business license to become a payment institution. No non-financial institution or individual shall engage in payment services, either directly or indirectly, without the PBOC’s approval.

In November 2017, the PBOC published the PBOC Notice, on the investigation and administration of illegal offering of settlement services by financial institutions and third-party payment service providers to unlicensed entities. The PBOC Notice is intended to prevent unlicensed entities from using licensed payment service providers as a conduit for conducting unlicensed payment settlement services, so as to safeguard fund security and information security.

As part of NaaS’ business operation prior to the Restructuring, end-users were required to make prepayments through Kuaidian under certain circumstances, including to initiate certain services through Kuaidian. This could potentially have constituted issuance of prepaid cards by NaaS under then prevailing PRC laws and regulations and required a payment business license. In line of market practice, NaaS had previously engaged licensed entities such as third-party payment institutions and commercial bank to provide payment settlement services. However, because there were and remain to be uncertainties with respect to the implementation and interpretation of the applicable laws and as the these laws continue to evolve, the PBOC and other governmental authorities may find NaaS’ settlement mechanisms to be in violation of the Administrative Measures on Non-Financial Institution Payment Service, the PBOC Notice or other related regulations.

Regulations Related to Mobile Internet Applications Information Services

In addition to the Telecommunications Regulations and other regulations discussed above, mobile internet applications (“Apps”) are specially regulated by the Administrative Provisions on Mobile Internet Applications Information Services (the “App Provisions”), which was promulgated by the Cyberspace Administration of China (“CAC”) on June 28, 2016 and amended on 2022 (with such amendment coming into effect on August 1, 2022). The App Provisions sets forth the relevant requirements applicable to App information service providers and App Store service providers. The CAC and its local branches shall be responsible for the supervision and administration of nationwide and local App information respectively.

App providers shall strictly discharge their responsibilities relating to information security management, and perform the following duties: (1) in accordance with the principles of “real name at background, any name at foreground,” verify identities of registered users through mobile numbers etc.; (2) establish and improve the mechanism for user information security protection, adhere to the principles of “legality, appropriateness and necessity” in the collection and use of personal information, expressly state the purposes and methods of information collection as well as the scope of information collected, and obtain users’ consent; (3) establish and improve the mechanism for the verification and management of information, adopt appropriate sanctions and measures such as warning, restricting functionality, suspending updates, and closing accounts, following any release of illegal information, and maintain records and reports for the submission to or inspection by the competent department; (4) protect and safeguard users’ “rights to know and rights to choose” during the installation or use of Apps in accordance with the law, refrain from collecting geographic locations, reading address books, or using cameras or recordings, without the express notifications to and consent of the users, refrain from turning on functions irrelevant to the services provided and refrain from bundling and installing irrelevant Apps; (5) respect and protect intellectual property rights and refrain from producing or releasing Apps that infringes upon intellectual property rights; and (6) maintain records of user log information for 60 days.

Historically, Kuaidian Power Beijing operated Kuaidian. As part of the Restructuring, the ownership of Kuaidian as well as the rights to access and use certain data generated by or in the possession of Kuaidian have been transferred to a third-party service provider as of the date of this prospectus. NaaS entered into a business cooperation agreement with the third-party service provider pursuant to which NaaS will receive certain services from such operator in relation to the delivery of EV charging solutions.

Regulations Related to Consumer Protection

According to Law of the PRC on the Protection of Consumer Rights and Interests, which was promulgated by the SCNPC on October 31, 1993 and most recently amended on October 25, 2013, in providing goods or services to consumers, business operators shall fulfill their obligations in accordance with this law and other applicable laws and regulations. Business operators shall fulfill their obligations as agreed with consumers, provided that the agreements with consumers are not in violation of any laws or regulations. In providing goods or services to consumers, business operators shall adhere to social morality, operate business in good faith, and protect the lawful rights and interests of consumers, and shall neither set unfair or unreasonable trading conditions nor force consumers into any transactions. Business operators shall provide consumers with true and complete information regarding the quality, performance, use, and service life or expiration date, among others, of goods and services provided, and shall not conduct any false or misleading promotion. Business operators shall provide true and definitive answers to questions from consumers regarding the quality and use instructions of the goods and services they provide. Business operators shall clearly indicate the price of the goods and services they provide.

Regulations Related to Advertising

On April 24, 2015, the SCNPC enacted the Advertising Law of the People’s Republic of China (the “New Advertising Law”), which became effective on September 1, 2015 and most recently amended on April 29, 2021. The New Advertising Law requires that advertisers, advertising operators and advertisement publishers shall abide by the laws and administrative regulations, and the principles of fairness and good faith while engaging in advertising activities.

The Interim Measures for the Administration of Internet Advertising (the “Internet Advertising Measures”), regulating the internet-based advertising activities were adopted by the SAIC on July 4, 2016 and became effective on September 1, 2016. According to the Internet Advertising Measures, internet advertisers are responsible for the authenticity of the advertisements content and all online advertisements must be marked “Advertisement” so that viewers can easily identify them as such. Publishing and circulating advertisements through the internet shall not affect the normal use of the internet by users. It is not allowed to induce users to click on the content of advertisements by any fraudulent means, or to attach advertisements or advertising links in emails without permission. In addition, the following internet advertising activities are prohibited: (i) providing or using any applications or hardware to intercept, filter, cover, fast forward or otherwise restrict any authorized advertisement of other persons, (ii) using network pathways, network equipment or applications to disrupt the normal data transmission of advertisements, alter or block authorized advertisements of other persons or load advertisements without authorization, or (iii) using fraudulent statistical data, transmission effect or matrices relating to online marketing performance to induce incorrect quotations, seek undue interests or harm the interests of others. NaaS is subject to the foregoing regulations on advertising to the extent it helps charging stations attract traffic including as part of its mobility connectivity services.

Regulations Related to Internet Information Security and Privacy And Protection

PRC government authorities have enacted laws and regulations with respect to internet information security and protection of personal information from any abuse or unauthorized disclosure. Internet information in China is regulated and restricted from a national security standpoint. The SCNPC enacted the Decisions on Maintaining Internet Security on December 28, 2000 as amended on August 27, 2009, which imposes criminal liabilities for any act taken to: (i) gain improper entry into a computer or system of strategic importance; (ii) disseminate politically disruptive information; (iii) leak state secrets; (iv) disseminate false commercial information; or (v) infringe on intellectual property rights. The Ministry of Public Security (“MPS”) has promulgated measures that prohibit the use of internet in ways which, among other things, result in a leakage of state secrets or a dissemination of socially destabilizing content. If an internet information service provider violates these measures, the MPS and its local branches may shut down its websites and suggest to the relevant authority to revoke its operating license if necessary.

Under the Several Provisions on Regulating the Market Order of Internet Information Services, issued by the MIIT on December 29, 2011 and taking effect on March 15, 2012, an internet information service provider must not collect any personal information from any of its users or provide any such information to third parties without the consent of such user, unless otherwise provided by laws or regulations. Internet information service providers must expressly inform the users of the method for and purpose of the collection and processing of such user’s personal information and the content of the personal information so collected and processed, and should only collect or use such information to the extent necessary for the provision of its services. An internet information service provider is also required to properly maintain users’ personal information, and in case of any leak or possible leak of such personal information, the Internet information service provider must take immediate remedial measures and, in severe circumstances, make an immediate report to the relevant telecommunications regulatory authority.

In addition, pursuant to the Decision on Strengthening the Protection of Online Information issued by the SCNPC on December 28, 2012 and the Order for the Protection of Telecommunication and Internet User Personal Information issued by the MIIT on July 16, 2013, any collection and use of a user’s personal information must be subject to the consent of the user, adhere to the principles of legality, rationality and necessity and be within the specified purposes, methods and scopes. An internet information service provider must also keep such information strictly confidential, and is further prohibited from divulging, tampering with or destroying any such information, or selling or providing such information to other parties. An internet information service provider is required to take technical and other measures to prevent the unauthorized disclosure, damage or loss of any personal information collected.

On November 7, 2016, the SCNPC issued the Cyber Security Law of the PRC (the “Cybersecurity Law”), which took effect on June 1, 2017. The Cybersecurity Law is formulated to maintain the network security, safeguard the cyberspace sovereignty, national security and public interests, and protect the lawful rights and interests of citizens, legal persons and other organizations. Pursuant to the Cybersecurity Law, a network operator, which includes, among others, internet information services providers, must take technical measures and other necessary measures in accordance with applicable laws and regulations as well as mandatory requirements of national and industrial standards to safeguard the safe and stable operation of networks, effectively respond to network security incidents, prevent illegal and criminal activities, and maintain the integrity, confidentiality and availability of network data. The Cybersecurity Law reaffirms the basic principles and requirements as specified in then existing laws and regulations related to personal information protections, such as the requirements on the collection, use, processing, storage and disclosure of personal information, and the requirements that internet service providers should take technical and other necessary measures to ensure the security the personal information they have collected and prevent such personal information from being divulged, damaged or lost. Any violation of the Cybersecurity Law could subject the internet service provider to warnings, fines, confiscation of illegal gains, revocation of licenses, shutdown of websites as well as criminal liabilities.

On January 23, 2019, the Office of the Central Cyberspace Affairs Commission, the MIIT, the MPS, and the SAMR jointly issued the Notice on Special Governance of Illegal Collection and Use of Personal Information via Apps, which restates the requirement of legal collection and use of personal information, encourages App operators to conduct security certifications, and encourages search engines and App stores to clearly mark and recommend those certified apps.

On November 28, 2019, the CAC, MIIT, the MPS and the SAMR jointly issued the Measures to Identify Illegal Collection and Usage of Personal Information by Apps, which describes six types of illegal collection and usage of personal information, including “the failure to publish rules relating to the collection and usage of personal information”, “the failure to provide privacy rules”, and “the collection or use of personal information without consent”.

On May 28, 2020, the NPC adopted the Civil Code of the PRC which became effective on January 1, 2021. According to the Civil Code, individuals have the right of privacy. No organization or individual shall process any individual’s private information or infringe on an individual’s right of privacy, unless otherwise prescribed by law or with the consent of such individual or such individual’s guardian. The Civil Code also offers protection to personal information and provides that the processing of personal information shall be subject to the principles of legitimacy, legality and necessity. An information processor must not divulge or falsify the personal information collected and stored by it, or provide the personal information of an individual to others without the consent of such individual. On March 12, 2021, the CAC, the MIIT, the MPS and the SAMR jointly issued the Rules on the Scope of Necessary Personal Information for Common Types of Mobile Internet Applications (the “Necessary Personal Information Rules”), which came into effect on May 1, 2021. According to the Necessary Personal Information Rules, mobile App operators shall not deny a user’ access to the basic functions and services of an App on the basis that such user refuses to provide his or her personal information which is not necessary for such use. The Necessary Personal Information Rules further stipulates the relevant scopes of necessary personal information for different types of mobile Apps.

On June 10, 2021, the SCNPC promulgated the Data Security Law, which took effect on September 1, 2021. The Data Security Law sets out a national data security review system, under which data processing activities that affect or may affect national security are subject to review. In addition, it clarifies the obligations to protect data security applicable to organizations and individuals who carry out data activities and discharges data security protection responsibilities. Data processors shall establish and improve a whole-process data security management system in accordance with the provisions of laws and regulations, organize and implement data security trainings as well as take appropriate technical measures and other necessary measures to protect data security. If the processing of any organization or personal data violate the Data Security Law, the responsible party shall bear the corresponding civil, administrative or criminal liabilities.

On July 30, 2021, the State Council promulgated the Regulation on Protecting the Security of Critical Information Infrastructure (“CII Regulations”), effective on September 1, 2021. According to the CII Regulations, “critical information infrastructure” has the meaning of an important network facility and information system in important industries such as, among others, public communications and information services, energy, transport, water conservation, finance, public services, e-government affairs and national defense science, as well as other important network facilities and information systems that may seriously endanger national security, the national economy, the people’s livelihood, or the public interests in the event of damage, loss of function, or data leakage. The competent governmental authorities as well as the supervisory and administrative authorities of the aforementioned important industries and sectors will be responsible for (i) organizing for the identification of critical information infrastructures in their respective industries in accordance with certain identification rules, and (ii) promptly notifying the operators so identified and the public security department of the State Council of the results of identification. As of the date of this prospectus, NaaS has not received any notification from any PRC governmental authority that it is operating any “critical information infrastructure.”

On August 20, 2021, the SCNPC promulgated the Personal Information Protection Law, effective on November 1, 2021. The Personal Information Protection Law requires, among others, that (i) the processing of personal information should have a clear and reasonable purpose which should be directly related to the purpose of the processing activity, in a method that has the least impact on personal rights and interests, and (ii) the collection of personal information should be limited to the minimum scope necessary to achieve the purpose of the processing activity to avoid the excessive collection of personal information. Different types of personal information and personal information processing will be subject to different rules on consent requirement, transfer, and security. Entities that process personal information shall bear responsibilities for the activities they conduct relating to such personal information, and shall adopt necessary measures to safeguard the security of the personal information that they process. Otherwise, such entities could be ordered to correct, suspend or terminate the provision of their services, and face confiscation of illegal income, fines or other penalties.

On November 14, 2021, the CAC published a discussion draft of the Data Security Regulations, which provides that the undertaking of the following activities shall be subject to a cybersecurity review: (i) the merger, reorganization or separation of network platform operators that have gathered and mastered a large number of data resources related to national security, economic development or public interests affects, which may affect national security; (ii) overseas listing of data processors processing the personal information of over one million users; (iii) the listing in Hong Kong of data processors processing conducting data processing activities which affect or may affect national security; (iv) other data processing activities that affect or may affect national security. The Draft Data Security Regulations also provides that operators of large internet platforms that set up headquarters, operation centers or research and development centers overseas shall report to the national cyberspace administration and other competent authorities. The Draft Data Security Regulations also states that data processors processing important data or listing overseas shall conduct an annual data security assessment by themselves or by engaging a data security service institution, and shall submit the assessment report of a given year to the relevant CAC municipal office before January 31, of the following year. In addition, the Draft Data Security Regulations also requires network platform operators to enact platform rules, privacy policies and algorithm strategies related to data, and to solicit public comments on their official websites for no less than 30 working days when they formulate such platform rules or privacy policies or makes any amendments that may have a significant impact on users’ rights and interests. Further, platform rules and privacy policies formulated by operators of large internet platforms with more than 100 million daily active users, or amendments thereto that may have significant impacts on users’ rights and interests shall be evaluated by a third-party organization designated by the CAC and submitted to relevant CAC provincial office for approval. As of the date of this prospectus, the Draft Administrative Regulation on Network Data Security has not come into effect yet.

On December 31, 2021, the CAC together with other regulatory authorities published the Administrative Provisions on Algorithm Recommendation for Internet Information Services, which took effect on March 1, 2022. The Administrative Provisions on Algorithm Recommendation for Internet Information Services provides, among others, that algorithm recommendation service providers shall (i) establish and improve the management systems and technical measures for algorithm mechanism and principle review, scientific and technological ethics review, user registration, information release review, data security and personal information protection, anti-telecommunications and internet fraud, security assessment and monitoring, and security incident emergency response, formulate and disclose the relevant rules for algorithm recommendation services, and employ appropriate professional staff and technical support considering the scale of the algorithm recommendation service provided; (ii) regularly review, evaluate and verify the principle, models, data and application results of algorithm mechanisms, (iii) strengthen information security management, establish and improve a feature database for the identification of illegal inappropriate information, and improve entry standards, rules and procedures; (iv) strengthen the management of user models and user labels, and improve the rules on points of interest recorded into user models and user label management, and refrain from recording illegal or harmful keywords information into the points of interest of users or use them as user labels to push information.

On December 28, 2021, twelve regulatory authorities jointly released the Cybersecurity Review Measures. The Cybersecurity Review Measures provides that: (i) network platform operators that are engaged in data processing activities which have or may have an implication on national security shall undergo a cybersecurity review; (ii) the CSRC is one of the regulatory authorities for purposes of jointly establishing the state cybersecurity review mechanism; (iii) network platform operators that possess personal information of more than one million users and seeking to be listed overseas shall file for a cybersecurity review with the Cybersecurity Review Office; and (iv) the risks of core data, material data or large amounts of personal information being stolen, leaked, destroyed, damaged, illegally used or transmitted to overseas parties, and the risks of critical information infrastructure, core data, material data or large amounts of personal information being influenced, controlled or used maliciously shall be collectively taken into consideration during the cybersecurity review process. The distinction made under the discussion draft of the Draft Data Security Regulations between “listing overseas” and “listing abroad” further clarifies that the obligations to proactively apply for cybersecurity review by an entity seeking listing in a foreign country.

Regulations Related to Dividend Distributions

The principal laws and regulations regulating the dividend distribution of dividends by foreign-invested enterprises in China include the PRC Company Law most recently amended in 2018 and the FIL. Under the current regulatory regime in China, foreign-invested enterprises in China may pay dividends only out of their accumulated profit, if any, determined in accordance with PRC accounting standards and regulations. A PRC company, including foreign-invested enterprise, is required to set aside as general reserves at least 10% of its after-tax profit, until the cumulative amount of such reserves reaches 50% of its registered capital unless the provisions of laws regarding foreign investment otherwise provided, and shall not distribute any profits until any losses from prior fiscal years have been offset. Profits retained from prior fiscal years may be distributed together with distributable profits from the current fiscal year.

Regulations Related to Intellectual Property

Patent

Patents in China are principally protected under the Patent Law of the PRC which was most recently amended on October 17, 2020 (which amendment came into effect on June 1, 2021). The duration of the invention patent right shall be 20 years, and the term shall be 10 years for utility models patent right and 15 years for designs patent right, all commencing from the application date thereof.

Copyright

Copyright in China, including copyrighted software, is principally protected under the Copyright Law of the PRC which was most recently amended on November 11, 2020 and came into effect on June 1, 2021 and related rules and regulations. Under the Copyright Law, the term of protection for copyrighted software is 50 years. The Regulation on the Protection of the Right to Communicate Works to the Public over Information Networks, which was most recently amended on January 30, 2013, provides specific rules on fair use, statutory license, and a safe harbor for use of copyrights and copyright management technology and specifies the liabilities of various entities for violations, including copyright holders, libraries and Internet service providers.

Trademark

Registered trademarks are protected under the Trademark Law of the PRC promulgated on August 23, 1982 and amended on April 23, 2019 and related rules and regulations. Trademarks are registered with the State Intellectual Property Office, formerly the Trademark Office of the SAIC. Where registration is sought for a trademark that is identical or similar to another trademark which has already been registered or given preliminary examination and approval for use in the same or similar category of commodities or services, the application for registration of this trademark may be rejected. Trademark registrations are effective for 10 years, unless otherwise revoked.

Domain Name

Domain names are protected under the Measures for the Administration of Internet Domain Names which was promulgated by the MIIT on August 24, 2017 and took effect on November 1, 2017. Domain name registrations are handled through domain name service agencies established under the relevant regulations, and applicants become domain name holders upon successful registration.

Regulations Related to Foreign Exchange

General Administration of Foreign Exchange

Under the PRC Foreign Currency Administration Rules promulgated by the State Council on January 29, 1996 and most recently amended on August 5, 2008 and various regulations issued by the State Administration for Foreign Exchange of China (“SAFE”) and other relevant PRC government authorities, Renminbi is convertible into other currencies for the purpose of current account items, such as trade related receipts and payments, payment of interest and dividends. The conversion of Renminbi into other currencies and remittance of the converted foreign currency outside China for the purpose of capital account items, such as direct equity investments, loans and repatriation of investment, require the prior approval from SAFE or its local branches. Payments for transactions that take place within China must be made in Renminbi. Unless otherwise provided by laws and regulations, PRC companies may repatriate foreign currency payments received from overseas or retain the same overseas. Foreign exchange proceeds under the current accounts may be either retained or sold to a financial institution engaging in the settlement and sale of foreign exchange pursuant to relevant rules and regulations in China.

In 2012, SAFE promulgated the Circular of Further Improving and Adjusting Foreign Exchange Administration Policies on Foreign Direct Investment, or Circular 59, on May 4, 2015 which substantially amends and simplifies the previous foreign exchange procedure. Pursuant to Circular 59, the opening and deposit of various special purpose foreign exchange accounts, such as pre-establishment expenses accounts, foreign exchange capital accounts and guarantee accounts, the reinvestment of RMB proceeds derived by foreign investors in China, and remittance of foreign exchange profits and dividends by a foreign-invested enterprise to its foreign shareholders no longer require the approval or verification of SAFE, and multiple capital accounts for the same entity may be opened in different provinces, which was not permitted previously.

On May 10, 2013, SAFE promulgated the Notice of State Administration of Foreign Exchange on Promulgation of the Provisions on Foreign Exchange Control on Direct Investments in China by Foreign Investors and Supporting Documents, which specified that the administration by SAFE or its local branches over direct investment by foreign investors in China must be conducted by way of registration and banks must process foreign exchange business relating to the direct investment in China based on the registration information provided by SAFE and its branches.

In February 13, 2015, SAFE promulgated the Notice on Further Simplifying and Improving the Administration of the Foreign Exchange Concerning Direct Investment, or SAFE Notice 13. Instead of applying for approvals regarding foreign exchange registrations of foreign direct investment and overseas direct investment from SAFE, entities and individuals may apply for such foreign exchange registrations from qualified banks. Qualified banks, under the supervision of SAFE, may directly review the applications, conduct the registration and perform statistical monitoring and reporting responsibilities.

In March 30, 2015, SAFE promulgated the Circular of the SAFE on Reforming the Management Approach regarding the Settlement of Foreign Capital of Foreign-invested Enterprise, or Circular 19, which expands a pilot reform of the administration of the settlement of the foreign exchange capitals of foreign-invested enterprises nationwide. Circular 19 allows all foreign-invested enterprises established in China to settle their foreign exchange capital on a discretionary basis according to the actual needs of their business operation, provides the procedures for foreign invested companies to use RMB converted from foreign currency-denominated capital for equity investments and removes certain other restrictions under previous rules and regulations. However, Circular 19 continues to prohibit foreign invested enterprises from, among other things, using RMB funds converted from their foreign exchange capital for expenditure beyond their business scope and providing entrusted loans or repaying loans between non-financial enterprises.

SAFE promulgated the Notice of the State Administration of Foreign Exchange on Reforming and Standardizing the Foreign Exchange Settlement Management Policy of Capital Account, or Circular 16, which took effect on June 9, 2016 and reiterates some of the rules set forth in Circular 19. Circular 16 provides that discretionary foreign exchange settlement applies to foreign exchange capital, foreign debt offering proceeds and remitted foreign listing proceeds, and the corresponding RMB capital converted from foreign exchange may be used to extend loans to related parties or repay inter-company loans (including advances by third parties). However, there are substantial uncertainties with respect to Circular 16’s interpretation and implementation in practice.

In January 26, 2017, SAFE promulgated the Circular on Further Improving Reform of Foreign Exchange Administration and Optimizing Genuineness and Compliance Verification, or Circular 3, which stipulates several capital control measures with respect to the outbound remittance of profits from domestic entities to offshore entities, including (i) where a bank handles outward remittance of profits for a domestic institution equivalent to more than US$50,000, the bank shall check whether the transaction is genuine by reviewing board resolutions regarding profit distribution, original copies of tax filing records, audited financial statements and stamp with the outward remittance sum and date on the original copies of tax filing records and (ii) domestic entities must retain income to account for previous years’ losses before remitting any profits. Moreover, pursuant to Circular 3, domestic entities must explain in detail the sources of capital and how the capital will be used, and provide board resolutions, contracts and other proof as a part of the registration procedure for outbound investment. Circular 3 also relaxes the policy restriction on foreign exchange inflow to further enhance trade and investment facilitation, including (i) expanding the scope of foreign exchange settlement for domestic foreign exchange loans; (ii) allowing the capital repatriation for offshore financing against domestic guarantee; (iii) facilitating the centralized management of foreign exchange funds of multinational companies; and (iv) allowing offshore institutions within pilot free trade zones to settle foreign exchange in domestic foreign exchange accounts.

Foreign Exchange Registration of Overseas Investment by PRC Residents

Pursuant to SAFE’s Notice on Relevant Issues Concerning Foreign Exchange Administration for PRC Residents to Engage in Financing and Inbound Investment via Overseas Special Purpose Vehicles (“SAFE Circular 75”), which became effective on November 1, 2005, domestic residents, including domestic individuals and domestic companies, must register with local branches of SAFE in connection with their direct or indirect offshore investment in an overseas special purpose vehicle (the “Overseas SPV”), for the purposes of overseas equity financing activities, and to update such registration in the event of any significant changes with respect to that offshore company.

On July 4, 2014, SAFE promulgated the Notice of the State Administration of Foreign Exchange on Issues Relating to Foreign Exchange Control for Overseas Investment and Financing and Round-tripping by Chinese Residents through Special Purpose Vehicles (“SAFE Circular 37”), which replaced SAFE Circular 75, for the purpose of simplifying the approval process and promoting cross-border investments. SAFE Circular 37 supersedes SAFE Circular 75 and revises and regulates matters involving foreign exchange registration for round-trip investment. Under SAFE Circular 37, a domestic resident must register with the local SAFE branch before he or she contributes assets or equity interests in an Overseas SPV that is directly established or indirectly controlled by the domestic resident for the purpose of conducting investment or financing. In addition, in the event of any change of basic information of the Overseas SPV such as the individual shareholder, name, operation term, etc., or if there is any capital increase, decrease, equity transfer or swap, merge, spin-off or other amendment of the material items, the domestic resident shall complete the change of foreign exchange registration procedures for offshore investment. According to the procedural guideline as attached to SAFE Circular 37, the principle of review has been changed to “the domestic individual resident shall only register the Overseas SPV directly established or controlled (first level).”

At the same time, SAFE has issued the Operation Guidance for the Issues Concerning Foreign Exchange Administration Over Round-trip Investment with respect to the procedures for SAFE registration under SAFE Circular 37, which became effective on July 4, 2014 as an attachment to SAFE Circular 37. Under the relevant rules, failure to comply with the registration procedures set out in SAFE Circular 37 may result in restrictions being imposed on the foreign exchange activities of the relevant onshore company, including the payment of dividends and other distributions to its offshore parent or affiliate, and may also subject relevant PRC residents to penalties under PRC foreign exchange administration regulations. PRC residents who hold any shares in the company from time to time are required to register with SAFE in connection with their investments in the company.

On February 13, 2015, SAFE promulgated the Notice on Further Simplifying and Improving Policies for the Foreign Exchange Administration of Direct Investment, effective from June 1, 2015, which further amended SAFE Circular 37 by requiring domestic residents to register with qualified banks rather than SAFE or its local branches in connection with their establishment or control of an offshore entity established for the purpose of overseas investment or financing.

Regulations Related to Tax

Enterprise Income Tax

The Law of the PRC on Enterprise Income Tax and The Regulations for the Implementation of the Law on Enterprise Income Tax (collectively, the “EIT Laws”) were promulgated on March 16, 2007 and December 6, 2007, respectively, and were most recently amended on December 29, 2018 and April 23, 2019, respectively. According to the EIT Laws, taxpayers consist of resident enterprises and non-resident enterprises. Resident enterprises are defined as enterprises that are established in China in accordance with PRC laws, or that are established in accordance with the laws of foreign countries but whose actual or de facto control is administered from within China. Non-resident enterprises are defined as enterprises that are set up in accordance with the laws of foreign countries and whose actual administration is conducted outside China, but have established institutions or premises in China, or have no such established institutions or premises but have income generated from inside China. Under the EIT Laws and relevant implementing regulations, a uniform enterprise income tax (“EIT”) rate of 25% is applicable. However, if non-resident enterprises have not formed permanent establishments or premises in China, or if they have formed permanent establishment institutions or premises in China but there is no actual relationship between the relevant income derived in China and the established institutions or premises set up by them, the enterprise income tax is, in that case, set at the rate of 10% for their income sourced from inside China.

Notice Regarding the Determination of Chinese-Controlled Offshore Incorporated Enterprises as the PRC Tax Resident Enterprises on the Basis of De Facto Management Bodies (“Circular 82”), which was promulgated by the STA on April 22, 2009 and amended on January 29, 2014 and December 29, 2017, sets out the standards and procedures for determining whether the “de facto management body” of an enterprise registered outside of the PRC and controlled by PRC enterprises or PRC enterprise groups is located within China.

According to Circular 82, a Chinese-controlled offshore incorporated enterprise will be regarded as a PRC tax resident by virtue of having a “de facto management body” in China and will be subject to PRC EIT on its worldwide income only if all of the following criteria are met: (1) the primary location of the day-to-day operational management is in China; (2) decisions relating to the enterprise’s financial and human resource matters are made or are subject to approval by organizations or personnel in China; (3) the enterprise’s primary assets, accounting books and records, company seals, and board and shareholders meeting minutes are located or maintained in China; and (4) 50% or more of voting board members or senior executives habitually reside in China.

The EIT Laws permit certain High and New Technologies Enterprises (the “HNTEs”) to enjoy a reduced 15% EIT rate subject to these HNTEs meeting certain qualification criteria. In addition, the relevant EIT laws and regulations also provide that entities recognized as Software Enterprises are able to enjoy a tax holiday consisting of a two-year-exemption commencing from their first profitable calendar year and a 50% reduction in ordinary tax rate for the following three calendar years, while entities qualifying as key software enterprises can enjoy a preferential EIT rate of 10%.

The Bulletin on Issues of Enterprise Income Tax on Indirect Transfers of Assets by Non-PRC Resident Enterprises (“Bulletin 7”) was issued by the STA on February 3, 2015 and most recently amended pursuant to the Announcement on Issues Concerning the Withholding of Enterprise Income Tax at Source on Non-PRC Resident Enterprises, which was issued by the STA on October 17, 2017 (which amendment became effective on December 1, 2017). Pursuant to Bulletin 7, an “indirect transfer” of assets, including equity interests in a PRC resident enterprise, by non-PRC resident enterprises may be re-characterized and treated as a direct transfer of PRC taxable assets, if the arrangement does not have a reasonable commercial purpose and was established for the purpose of avoiding payment of EIT in China. As a result, gains derived from an indirect transfer may be subject to EIT in China. According to Bulletin 7, “PRC taxable assets” include assets attributed to an establishment or a place of business in China, immovable properties in China, and equity investments in PRC resident enterprises. In respect of an indirect offshore transfer of assets of a PRC establishment or place of business, the relevant gain is to be regarded as effectively connected with the PRC establishment or a place of business and therefore included in its EIT filing, and would consequently be subject to EIT in China at a rate of 25%. Where the underlying transfer relates to the immovable properties in China or to equity investments in a PRC resident enterprise, which is not effectively connected to a PRC establishment or a place of business of a non-resident enterprise, an EIT rate at 10% would apply, subject to available preferential tax treatment under applicable tax treaties or similar arrangements, and the party who is obligated to make the transfer payments has the withholding obligation. There is uncertainty as to the implementation of Bulletin 7.

VAT and Business Tax

Before August 2013 and pursuant to applicable PRC tax regulations, any entity or individual conducting business in the service industry is generally required to pay a business tax at the rate of 5% on the revenue generated from providing services. However, if the services provided are related to technology development and transfer, the business tax may be exempted subject to approval by the relevant tax authorities.

In November 2011, the MOF and SAT promulgated the Pilot Plan for Imposition of Value-Added Tax to Replace Business Tax. In May and December 2013, April 2014, March 2016 and July 2017, MOF and SAT promulgated five circulars to further expand the scope of services that are to be subject to value-added tax (“VAT”) instead of business tax. Pursuant to these tax rules, from August 1, 2013, VAT was imposed to replace the business tax in certain service industries, including technology services and advertising services, and from May 1, 2016, VAT replaced business tax in all industries, on a nationwide basis. On November 19, 2017, the State Council further amended the Interim Regulation of PRC on Value Added Tax to reflect the normalization of the pilot program. The VAT rates generally applicable are simplified as 17%, 11%, 6% and 0%, and the VAT rate applicable to the small-scale taxpayers is 3%. Unlike business tax, a taxpayer is allowed to offset the qualified input VAT paid on taxable purchases against the output VAT chargeable on the revenue from services provided.

On April 4, 2018, MOF and SAT issued the Notice on Adjustment of VAT Rates, which came into effect on May 1, 2018. According to the notice, starting from May 1, 2018, the taxable goods previously subject to VAT rates of 17% and 11%, respectively, become subject to lower VAT rates of 16% and 10%, respectively.

On March 20, 2019, MOF, SAT and the General Administration of Customs (the “GACC”) issued the Announcement on Policies for Deepening the VAT Reform, which came into effect in April 2019, to further reduce VAT rates. According to the announcement, (1) for general VAT payers’ sales activities or imports previously subject to VAT at an existing applicable rate of 16% or 10%, the applicable VAT rate is adjusted to 13% or 9% respectively; (2) for agricultural products purchased by taxpayers to which an existing 10% deduction rate is applicable, the deduction rate is adjusted to 9%; (3) for agricultural products purchased by taxpayers for production or commissioned processing, which are subject to VAT at 13%, the input VAT will be calculated at a 10% deduction rate; (4) for the exportation of goods or labor services that are subject to VAT at 16%, with the applicable export refund at the same rate, the export refund rate is adjusted to 13%; and (5) for the exportation of goods or cross-border taxable activities that are subject to VAT at 10%, with the export refund at the same rate, the export refund rate is adjusted to 9%.

Regulations Related to Employment and Social Welfare

The Labor Contract Law

According to the Labor Law of PRC promulgated on July 5, 1994 and most recently amended on December 29, 2018, enterprises and institutions shall establish and improve their system of workplace safety and sanitation, strictly abide by state rules and standards on workplace safety, educate laborers in labor safety and sanitation in China. Labor safety and sanitation facilities shall comply with state-fixed standards. Enterprises and institutions shall provide laborers with a safe workplace and sanitation conditions which are in compliance with state stipulations and the relevant articles of labor protection. The PRC Labor Contract Law, which took effect on January 1, 2008 and amended on December 28, 2012, is primarily aimed at regulating employee/employer rights and obligations, including matters with respect to the establishment, performance and termination of labor contracts. Pursuant to the PRC Labor Contract Law, labor contracts shall be concluded in writing if labor relationships are to be or have been established between enterprises or institutions and laborers. Enterprises and institutions are prohibited from compelling laborers to work beyond specified time limit and employers shall pay laborers for overtime work in accordance with laws and regulations. In addition, labor wages shall not be lower than the local minimum wages and shall be paid to laborers in a timely manner.

Social Insurance and Housing Fund

As required under the Regulation of Insurance for Labor Injury implemented on January 1, 2004 and amended on December 20, 2010, Provisional Measures for Maternity Insurance of Employees of Corporations implemented on January 1, 1995, Decisions on the Establishment of a Unified Program for Basic Old-Aged Pension Insurance for Employees of Corporations of the State Council issued on July 16, 1997, Decisions on the Establishment of the Medical Insurance Program for Urban Workers of the State Council promulgated on December 14, 1998, Unemployment Insurance Measures promulgated on January 22, 1999 and Social Insurance Law of PRC implemented on July 1, 2011 and amended on December 29, 2018, enterprises are obliged to provide their employees in China with welfare schemes covering pension insurance, unemployment insurance, maternity insurance, labor injury insurance and medical insurance. These payments are made to local administrative authorities and any employer that fails to make the required contribution may be fined and ordered to make up for such contribution within a prescribed period of time.

In accordance with the Regulations on the Management of Housing Funds which were promulgated by the State Council on April 3, 1999 and most recently amended on March 24, 2019, enterprises must register at the competent managing center for housing funds and upon the examination by such managing center of housing funds, such enterprises shall complete procedures for the opening of an account at the relevant bank for the deposit of employees’ housing funds. Enterprises are also required to pay and deposit housing funds on behalf of their employees in full and in a timely manner.

Regulations Related to M&A and Overseas Listing

On 8 August 2006, six PRC governmental and regulatory agencies, including the Ministry of Commerce and the China Securities Regulatory Commission, or the CSRC, promulgated the Rules on Acquisition of Domestic Enterprises by Foreign Investors, or the M&A Rules, governing the mergers and acquisitions of domestic enterprises by foreign investors that became effective on 8 September 2006 and was revised on 22 June 2009. The M&A Rules, among other things, requires that if an overseas company established or controlled by PRC companies or individuals intends to acquire equity interests or assets of any other PRC domestic company affiliated with such PRC companies or individuals, such acquisition must be submitted to the Ministry of Commerce for approval. The M&A Rules also requires that an offshore special vehicle, or a special purpose vehicle formed for overseas listing purposes and controlled directly or indirectly by the PRC companies or individuals, shall obtain the approval of the CSRC prior to overseas listing and trading of such special purpose vehicle’s securities on an overseas stock exchange. The M&A Rules also establish procedures and requirements that could make some acquisitions of PRC companies by foreign investors more time-consuming and complex, including requirements in some instances that the Ministry of Commerce be notified in advance of any change-of-control transaction in which a foreign investor takes control of a PRC domestic enterprise. In addition, the Rules on Implementation of Security Review System for the Merger and Acquisition of Domestic Enterprises by Foreign Investors issued by the Ministry of Commerce in 2011 specify that mergers and acquisitions by foreign investors that raise “national defense and security” concerns and mergers and acquisitions through which foreign investors may acquire de facto control over domestic enterprises that raise “national security” concerns are subject to strict review by the Ministry of Commerce, and prohibit any activities attempting to bypass such security review, including by structuring the transaction through a proxy or contractual control arrangement.

Regulations Related to Strictly Combating Illegal Securities Activities

On July 6, 2021, the General Office of the State Council and General Office of the Central Committee of the Communist Party of China issued Opinions on Strictly Cracking Down Illegal Securities Activities in Accordance with the Law. It emphasizes the need to strengthen the administration over illegal securities activities and the supervision on overseas listings by China-based companies and proposed to take effective measures, such as promoting the construction of relevant regulatory systems to deal with the risks and incidents faced by China-based overseas-listed companies.

Regulations Related to Securities Offering and Listing Overseas

On February 17, 2023, the CSRC published the Overseas Listing Measures which took effect on March 31, 2023. Under the Overseas Listing Measures, a filing-based regulatory system applies to “indirect overseas offerings and listings” of companies in mainland China, which refers to securities offerings and listings in an overseas market made under the name of an offshore entity but based on the underlying equity, assets, earnings or other similar rights of a company in mainland China that operates its main business in mainland China. The Overseas Listing Measures states that, any post-listing follow-on offering by an issuer in an overseas market, including issuance of shares, convertible notes and other similar securities, shall be subject to filing requirement within three business days after the completion of the offering. Therefore, any of our future offering and listing of our securities in an overseas market may be subject to the filing requirements under the Overseas Listing Measures. In connection with the Overseas Listing Measures, on February 17, 2023 the CSRC also published the Notice on Overseas Listing Measures. According to the Notice on Overseas Listing Measures, issuers that have already been listed in an overseas market by March 31, 2023, the date the Overseas Listing Measures became effective, are not required to make any immediate filing and are only required to comply with the filing requirements under the Overseas Listing Measures when it subsequently seeks to conduct a follow-on offering.

MANAGEMENT

Directors and Executive Officers

The following table sets forth information regarding our executive officers and directors as of the date of this prospectus.

Directors and Executive Officers	Age	Position/Title
Zhen Dai	45	Chairman of the Board of Directors and Director
Yang Wang	35	Chief Executive Officer and Director
Alex Wu	43	Chief Financial Officer, President and Director
Weilin Sun	47	Director
Zhongjue Chen	44	Director
Bin Liu	44	Director
Guangming Ren	50	Independent Director
Xiaoli Liu	45	Independent Director

Zhen Dai has served as our chairman of the board and director since June 2022. He is one of the founders of NaaS and served as its director since January 2022. Mr. Zhen Dai is one of NewLink’s co-founders and has served as NewLink’s chief executive officer and chairman since its founding in 2016. Prior to NewLink, Mr. Zhen Dai founded Maoo Coffee, pioneering a delivery service model for coffee in China. Mr. Zhen Dai also served in various management positions in Red Star Macalline Group Corporation Ltd. from December 2011 to October 2014 and most recently as the president of its north China operations and was a member of the leadership that led its expansion into e-commerce. Mr. Zhen Dai also worked at Zhengyuan Real Estate Development Company Limited from June 2001 to November 2011 and was most recently the deputy manager of its brand management center. Mr. Zhen Dai received a bachelor degree in chemical engineering from Yanbian University. He is also a candidate for an Executive MBA degree from the Tsinghua Wudaokou School of Finance.

Yang Wang has served as our chief executive officer and director since June 2022. She is one of the founders of NaaS and served as its chief executive officer and director since its inception. Ms. Wang is one of NewLink’s co-founders and has served as NewLink’s president since its founding in 2016. In addition, Ms. Wang has also served as chief executive officer of Kuaidian Power Beijing, a subsidiary of NewLink focused on electric vehicle charging, since 2018. Prior to co-founding NewLink, Ms. Wang worked at the Shenzhen Stock Exchange, where she headed the “New Fortune Magazine” division and other new media initiatives, enabling the initiative to become a top 3 financial media account on Tencent’s WeChat system. Ms. Yang graduated from Renmin University with a bachelor degree in Broadcasting Journalism. She is a candidate for an Executive MBA degree from the Tsinghua Wudaokou School of Finance.

Alex Wu has served as our Chief Financial Officer since September 2022 and also as our President and director since January 2023. Mr. Wu served as interim chief financial officer of RISE from September of 2021 to June of 2022. Mr. Wu has extensive experience in corporate finance, technology and management matters and lately serves as managing director and a member of the Asian Pacific Portfolio Group of Bain Capital Private Equity. Before joining Bain Capital Private Equity in 2017, Mr. Wu worked at PricewaterhouseCoopers Consulting with a focus on the technology, media and telecommunications (TMT) sectors and digital solutions across cloud, e-commerce and analytics. Prior to that, Mr. Wu worked with airline and telecommunications companies to plan and deliver transformation programs. Mr. Wu received his bachelor’s degree in computer science from Peking University and his MBA degree from the Australian Graduate School of Management at the University of New South Wales.

Weilin Sun has served as our director since June 2022. He is one of NewLink’s co-founders. Mr. Sun has served as NewLink’s director since October 2017. Previously, Mr. Sun worked with Komatsu (China) Machinery Co., Ltd. from June 2007 to December 2016 and was the head of its strategic products department. Mr. Sun also worked with the construction project department of Hunter Douglas Group from January 2002 to April 2007 and was most recently its project manager. Mr. Sun holds a bachelor degree in clinic medicine from Jilin Medical University.

Zhongjue Chen has served as a director of RISE since October 2013. Mr. Chen joined Bain Capital in 2005 and is currently a managing director with Bain Capital Asia. He is mainly responsible for managing Bain Capital’s private equity investments in Greater China and Asia Pacific regions. His focus is on telecommunications, technology, media, business and financial services sectors. Prior to joining Bain Capital, Mr. Chen served as an associate consultant at Bain & Company from 2001 to 2003. Mr. Chen currently sits on the boards of ChinData Group (Nasdaq: CD), Newlinks Technology Limited and ChinaPnR. Mr. Chen received an MBA degree from Harvard University Business School and a bachelor’s degree in economics from Harvard University.

Bin Liu has served as our director since June 2022. He has served as a director of NaaS since January 2022. Mr. Liu is Chairman and General Manager of Zhenwei Investment Fund Management Company Limited. Mr. Liu worked at Alltrust Insurance Asset Management Co., Ltd. from 2016 to 2018 and most recently served as its director and general manager. Before that, Mr. Liu worked at Great Wall Securities Co., Ltd, from 2004 to 2016 and most recently as its Managing Director. Mr. Liu obtained a bachelor’s degree in thermal engineering from Wuhan University and a master’s degree in law from Beijing University.

Guangming Ren has served as our independent director since June 2022. Since 2015, Mr. Ren has also served as a director of Joincap Holding Group and the general manager of Beijing Joincap Asset Management Co., Ltd. since 2015. Mr. Ren joined Shenzhen Securities Information Co., Ltd. in 2004, and from 2004 to 2015, he led the chief editor’s office for the Trading Day program and served as the Director of Marketing Operations of the New Fortune magazine. Mr. Ren also served at various leadership positions at the Securities Times and Changchun Television from 1994 to 2004. Mr. Ren holds an undergraduate degree in Chinese literature from Jilin University.

Xiaoli Liu has served as our independent director since June 2022. Mr. Liu is the founder of Beijing Xinyuan Technology Co. Ltd. He served several senior management roles in SF Express Group from 2004 to 2022, including as president of the Group Customer Headquarters, president of North China Region, president of the Pharmaceutical Enterprise Division, and as the general manager for the Group Corporate Development Office and for SF Express Group’s regional operations including for the Nanjing, Hangzhou, Shenzhen and Beijing regions. Prior to joining SF Express Group, Mr. Liu worked at the Asset Operation Department of the China Aerospace Science and Industry Group. Mr. Liu obtained a bachelor’s degree in international economics and trade from Yanbian University and is an EMBA candidate at Tsinghua University.

Board of Directors

Our board of directors consists of eight directors. A director is not required to hold any shares in our company by way of qualification. A director who is in any way, whether directly or indirectly, interested in a contract or transaction or proposed contract or transaction with our company is required to declare the nature of his interest at a meeting of our directors. Subject to the Nasdaq rules and disqualification by the chairman of the relevant board meeting, a director may vote in respect of any contract or transaction or proposed contract or transaction notwithstanding that he may be interested therein, and if he does so his vote shall be counted and he shall be counted in the quorum at any meeting of our directors at which any such contract or transaction or proposed contract or transaction is considered. Our directors may exercise all the powers of our company to raise or borrow money and to mortgage or charge its undertaking, property and assets (present and future) and uncalled capital or any part thereof, to issue debentures, debenture stock, bonds and other securities, whether outright or as collateral security for any debt, liability or obligation of our company or of any third party.

None of our directors has a service contract with us that provides for benefits upon termination of service.

Committees of the Board of Directors

We have established three committees under the board of directors: an audit committee, a compensation committee, and a corporate governance and nominating committee. We have adopted a charter for each of the three committees. Each committee’s members and functions are described below.

Audit Committee. Our audit committee consists of Mr. Guangming Ren and Mr. Xiaoli Liu. Mr. Guangming Ren is the chairperson of our audit committee. We have determined that Mr. Guangming Ren and Mr. Xiaoli Liu satisfy the “independence” requirements of Rule 5605(a)(2) of the Nasdaq Stock Market Rules and Rule 10A-3 under the Exchange Act. We have determined that Mr. Guangming Ren qualifies as an “audit committee financial expert.” The audit committee oversees our accounting and financial reporting processes and the audits of the financial statements of our company. The audit committee is responsible for, among other things:

•	appointing the independent auditors and pre-approving all auditing and non-auditing services permitted to be performed by the independent auditors;

•	reviewing with the independent auditors any audit problems or difficulties and management’s response;

•	discussing the annual audited financial statements with management and the independent auditors;

•	reviewing the adequacy and effectiveness of our accounting and internal control policies and procedures and any steps taken to monitor and control major financial risk exposures;

•	reviewing and approving all proposed related party transactions;

•	meeting separately and periodically with management and the independent auditors; and

•	monitoring compliance with our code of business conduct and ethics, including reviewing the adequacy and effectiveness of our procedures to ensure proper compliance.

Compensation Committee. Our compensation committee consists of Mr. Zhongjue Chen, Mr. Guangming Ren and Mr. Xiaoli Liu. Mr. Zhongjue Chen is the chairperson of our compensation committee. We have determined that Mr. Guangming Ren and Mr. Xiaoli Liu satisfy the “independence” requirements of Rule 5605(a)(2) of the Nasdaq Stock Market Rules. The compensation committee assists the board in reviewing and approving the compensation structure, including all forms of compensation, relating to our directors and executive officers. Our chief executive officer may not be present at any committee meeting during which his compensation is deliberated. The compensation committee is responsible for, among other things:

•	reviewing and approving, or recommending to the board for its approval, the compensation for our chief executive officer and other executive officers;

•	reviewing and recommending to the board for determination with respect to the compensation of our non-employee directors;

•	reviewing periodically and approving any incentive compensation or equity plans, programs or similar arrangements; and

•	selecting compensation consultant, legal counsel or other adviser only after taking into consideration all factors relevant to that person’s independence from management.

Corporate Governance and Nominating Committee. Our corporate governance and nominating committee consists of Mr. Zhen Dai, Mr. Guangming Ren and Mr. Xiaoli Liu. Mr. Zhen Dai is the chairperson of our corporate governance and nominating committee. We have determined that Mr. Guangming Ren and Mr. Xiaoli Liu satisfy the “independence” requirements of Rule 5605(a)(2) of the Nasdaq Stock Market Rules. The corporate governance and nominating committee assists the board of directors in selecting individuals qualified to become our directors and in determining the composition of the board and its committees. The corporate governance and nominating committee is responsible for, among other things:

•	selecting and recommending to the board nominees for election by the shareholders or appointment by the board;

•	reviewing annually with the board the current composition of the board with regards to characteristics such as independence, knowledge, skills, experience and diversity;

•	making recommendations on the frequency and structure of board meetings and monitoring the functioning of the committees of the board; and

•

advising the board periodically with regards to significant developments in the law and practice of corporate governance as well as our compliance with applicable laws and regulations, and making recommendations to the board on all matters of corporate governance and on any remedial action to be taken.

Duties of Directors

Under Cayman Islands law, our directors owe fiduciary duties to our company, including a duty of loyalty, a duty to act honestly and a duty to act in what they consider in good faith to be in our best interests. Our directors must also exercise their powers only for a proper purpose. Our directors also owe to our company a duty to exercise the skill they actually possess and such care and diligence that a reasonably prudent person would exercise in comparable circumstances. It was previously considered that a director need not exhibit in the performance of his duties a greater degree of skill than may reasonably be expected from a person of his knowledge and experience. However, English and Commonwealth Courts have moved toward an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands. In fulfilling their duty of care to us, our directors must ensure compliance with our memorandum and articles of association, as amended and restated from time to time, and the class rights vested thereunder in the holders of the shares. In certain limited exceptional circumstances, a shareholder may have the right to seek damages in our name if a duty owed by our directors is breached.

Our board of directors has all the powers necessary for managing, and for directing and supervising, our business affairs. The functions and powers of our board of directors include, among others:

•	convening shareholders’ annual and extraordinary general meetings and reporting its work to shareholders at such meetings;

•	declaring dividends and distributions;

•	appointing officers and determining the term of office of the officers;

•	exercising the borrowing powers of our company and mortgaging the property of our company; and

•	approving the transfer of shares in our company, including the registration of such shares in our share register.

Terms of Directors and Officers

Our directors may be elected by an ordinary resolution of our shareholders. Alternatively, our board of directors may, by the affirmative vote of a simple majority of the directors present and voting at a board meeting appoint any person as a director to fill a casual vacancy on our board or as an addition to the existing board. Our directors are not automatically subject to a term of office and hold office until such time as they are removed from office by an ordinary resolution of our shareholders. In addition, a director will cease to be a director if he (i) becomes bankrupt or makes any arrangement or composition with his creditors; (ii) dies or is found to be or becomes of unsound mind; (iii) resigns his office by notice in writing; (iv) without leave of absence from our board, is absent from meetings of our board for three consecutive meetings and our board resolves that his office be vacated; or (v) is removed from office pursuant to any other provision of our articles of association.

Our officers are appointed by and serve at the discretion of the board of directors, and may be removed by our board of directors.

Employment Agreements and Indemnification Agreements

We have adopted a form employment agreement for our executive officers. The terms of this form employment agreement provide that each of our executive officers is employed for a specified time period. We may terminate employment for cause, at any time, without advance notice or remuneration, for certain acts of the executive officer, such as conviction or plea of guilty to a felony or any crime involving moral turpitude, negligent or dishonest acts to our detriment, or misconduct or a failure to perform agreed duties. We may also terminate an executive officer’s employment without cause upon three-month or mutually agreed advance written notice. In such case of termination by us, we will provide severance payments to the executive officer as expressly required by applicable law of the jurisdiction where the executive officer is based. The executive officer may resign at any time with a three-month or mutually agreed advance written notice.

The terms of the form employment agreement also provide that each executive officer should hold, both during and after the termination or expiry of his or her employment agreement, in strict confidence and not to use, except as required in the performance of his or her duties in connection with the employment or pursuant to applicable law, any of our confidential information or trade secrets, any confidential information or trade secrets of our clients or prospective clients, or the confidential or proprietary information of any third party received by us and for which we have confidential obligations. The executive officers should disclose in confidence to us all inventions, designs and trade secrets which they conceive, develop or reduce to practice during the executive officer’s employment with us and to assign all right, title and interest in them to us, and assist us in obtaining and enforcing patents, copyrights and other legal rights for these inventions, designs and trade secrets.

In addition, each executive officer agrees to be bound by non-competition and non-solicitation restrictions during the term of his or her employment and typically for one year following the last date of employment. Specifically, the terms of the form employment agreement provide that each executive officer should not (i) approach our suppliers, clients, customers or contacts or other persons or entities introduced to the executive officer in his or her capacity as a representative of us for the purpose of doing business with such persons or entities that will harm our business relationships with these persons or entities; (ii) assume employment with or provide services to any of our competitors, or engage, whether as principal, partner, licensor or otherwise, any of our competitors, without our express consent; or (iii) seek directly or indirectly, to solicit the services of, or hire or engage any of our employees who is employed by us on or after the date of the executive officer’s termination, or in the year preceding such termination, without our express consent.

We have entered into indemnification agreements with each of our directors and executive officers. Under these agreements, we may agree to indemnify our directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being a director or officer of our company.

Compensation

For the year ended December 31, 2022, we paid an aggregate of approximately RMB2.7 million (US$0.4 million) in cash to our directors and executive officers. We have not set aside or accrued any amount to provide pension, retirement or other similar benefits to its directors and executive officers. Our PRC subsidiaries are required by law to make contributions equal to certain percentages of each employee’s salary for his or her pension insurance, medical insurance, unemployment insurance and other statutory benefits and a housing provident fund.

Share Incentive Plan

At the Closing, we assumed the then-effective 2022 Share Incentive Plan of NaaS (the “2022 Share Incentive Plan”). Each option to purchase ordinary shares of NaaS that was outstanding immediately prior to the Effective Time, whether vested or unvested, was converted into an option to purchase a number of Class A ordinary shares at a conversion ratio of 32.951 in accordance with the Merger Agreement (the “ESOP Conversion”). All awards under our equity incentive plans that were outstanding immediately prior to the Effective Time were automatically cancelled and extinguished, except that each vested option to purchase ordinary shares that was outstanding immediately prior to the Effective Time was converted into an option to purchase Class A ordinary shares in accordance with the Merger Agreement and is governed by the 2022 Share Incentive Plan (other than the vesting and exercisability terms).

We adopted the New 2022 Share Incentive Plan (the “New 2022 Share Incentive Plan”) in September 2022 to replace the 2022 Share Incentive Plan. Outstanding awards under the 2022 Share Incentive Plan remain valid and are governed by, and counted towards the total number of shares available under, the New 2022 Share Incentive Plan.

The New 2022 Share Incentive Plan

The New 2022 Share Incentive Plan was adopted to attract and retain the best available personnel, provide additional incentives to directors, employees and consultants, and promote the success of our business. The maximum number of Class A ordinary shares available to be issued under the New 2022 Share Incentive Plan is initially 249,770,760 and will be increased on the first day of each fiscal year from January 1, 2023 by an amount equal to 1% of the total number of shares issued and outstanding on the last day of the immediately preceding fiscal year, unless otherwise decided by our board of directors.

The following paragraphs describe the principal terms of the New 2022 Share Incentive Plan.

Types of Awards. The New 2022 Share Incentive Plan permits the awards of options, restricted shares, restricted share units or other equity incentive awards pursuant to the authorizations of the administrator under the New 2022 Share Incentive Plan.

Plan Administration. Our board of directors or one or more committees consisting of directors appointed by the board of directors or another committee (within its delegated authority) administers the New 2022 Share Incentive Plan. The administrator of the New 2022 Share Incentive Plan determines, among other things, the eligibility of individuals to receive awards, the type and number of awards to be granted to each eligible individual, and the terms and conditions of each award.

Award Agreement. Each award granted under the New 2022 Share Incentive Plan is evidenced by an award agreement that contains such terms and conditions as may be necessary to meet the applicable provisions of Section 422 of the United States Internal Revenue Code of 1986, as amended from time to time (the “Code”).

Eligibility. We may grant awards to employees, consultants and directors of our company. The general scope of eligible individuals shall be determined by the administrator.

Vesting Schedule. In general, the administrator determines the vesting schedule, if any, which is specified in the relevant award agreement.

Exercise of Options. The exercise price per share subject to an option shall be determined by the administrator and set forth in the award agreement which may be a fixed price or a variable price related to the fair market value of the shares; provided, however, that no option may be granted to an individual subject to taxation in the United States at less than the fair market value on the date of grant, without compliance with Section 409A of the Code, or the holder’s consent.

Transfer Restrictions. Awards may not be transferred in any manner by the holder other than in accordance with the exceptions provided in the New 2022 Share Incentive Plan, such as transfers to members of the holder’s family, charitable institutions, or trusts or other entities whose beneficiaries or beneficial owners are members of the holder’s family and/or charitable institutions, pursuant to such conditions and procedures as the administrator may establish.

Termination and Amendment of the New 2022 Share Incentive Plan. Unless terminated earlier, the New 2022 Share Incentive Plan has a term of 10 years. The administrator has the authority to terminate, amend or modify the plan.

Share Incentive Grants

The following table summarizes, as of March 31, 2023, the number of ordinary shares underlying outstanding options that we had granted to our directors and executive officers and to other employees and consultants as a group.

Name	Number of Ordinary Shares Underlying Options	Exercise Price (US$/Share)	Date of Grant	Date of Expiration
Zhen Dai	112,334,243	0.000003	March 18, 2022	March 18, 2032
Yang Wang	37,443,045	0.000003	March 18, 2022	March 18, 2032
Alex Wu	8,796,665	0.01	January 13, 2023	January 15, 2033
Weilin Sun	8,903,550	0.000003	February 1, 2022	February 1, 2032
Zhongjue Chen	—	—	—	—
Bin Liu	—	—	—	—
Guangming Ren	*	*	June 10, 2022	June 10, 2032
Xiaoli Liu	*	*	June 10, 2022	June 10, 2032

*	Aggregate number of shares beneficially owned by the person account for less than 1% of our total outstanding ordinary shares.

As of March 31, 2023, other employees and consultants as a group hold options to purchase a total of 60,727,500 ordinary shares.

PRINCIPAL SHAREHOLDERS

The following table sets forth information with respect to the beneficial ownership of our ordinary shares as of the date of this prospectus by:

•	each of our directors and executive officers; and

•	each person known to us to own beneficially more than 5% of our ordinary shares.

The calculations in the shareholder table below are based on 2,196,978,133 ordinary shares issued and outstanding as of the date of this prospectus, comprising (i) 549,430,361 Class A ordinary shares, excluding Class A ordinary shares issued to JPMorgan Chase Bank, N.A., the depositary of our ADS program, for bulk issuance of ADSs reserved for future issuances upon the exercise or vesting of awards granted under our stock incentive plans, (ii) 248,888,073 Class B ordinary shares, and (iii) 1,398,659,699 Class C ordinary shares.

Beneficial ownership is determined generally in accordance with the rules of the SEC and generally requires that such person have voting or investment power with respect to securities. In computing the number of shares beneficially owned by any person listed below and the percentage ownership of such person, all ordinary shares of ours underlying options, warrants or convertible securities held by each such person that are exercisable or convertible within 60 days of the date of this prospectus are deemed outstanding.

	Amount of Beneficial Ownership
Name and Address of Beneficial Owner	Class A Ordinary Shares†	Class B Ordinary Shares†	Class C Ordinary Shares†	Percent Ownership††	Percent Voting Power†††	Percent Voting Power (Upon Full Distribution by NewLink)††††
Directors and Executive Officers:**
Zhen Dai(1)	56,167,121	248,888,073	—	13.5%	43.2%	56.6%
Yang Wang(2)	18,721,539	—	38,349,303	2.6%	1.6%	1.3%
Alex Wu	—	—	—	—%	—%	—%
Weilin Sun(3)	8,903,550	—	30,305,208	1.8%	1.2%	*
Zhongjue Chen	—	—	—	—%	—%	—%
Bin Liu	472,781	—	—	*	*	*
Guangming Ren	*	—	—	*	*	*
Xiaoli Liu	*	—	—	*	*	*
All directors and executive officers as a group	86,264,991	248,888,073	68,654,511	17.9%	46.0%	58.8%
Principal Shareholders:
Entities affiliated with Bain(4)	138,094,376	—	—	6.3%	2.4%	3.1%
Newlinks Technology Limited(5)		248,888,073	1,398,659,699	75.0%	90.6%	87.6%
Beijing Zhenwei Qingfeng Economic Management Consulting Partnership (L.P.)(6)	253,891,329	—	—	11.6%	4.4%	5.7%

Notes:

*	Less than 1%
**

The business address of Mr. Zhongjue Chen is Suite 2501, Level 25, One Pacific Place, 88 Queensway, Hong Kong. The business address of Mr. Bin Liu is 8F, Beijing Shougang International Building, Xizhimen North Street, Haidian District, Beijing, People’s Republic of China. The business address of Mr. Guangming Ren is 12-2 Lang Yueyuan, Yayun Xinxin Jiayuan, Chaoyang, District, Beijing, People’s Republic of China. The business address of Mr. Xiaoli Liu is Room 1902, Unit 1, Building 11, No. 8, Huamao City, Chaoyang District, Beijing, People’s Republic of China. The business address of our other directors and executive officers is c/o Newlink Center, Area G, Building 7, Huitong Times Square, No.1 Yaojiayuan South Road, Chaoyang District, Beijing, People’s Republic of China.

†

Each Class B ordinary share and each Class C ordinary share is convertible into one Class A ordinary share at any time by the holder thereof, subject to certain conditions. Class A ordinary shares are not convertible into Class B ordinary shares or Class C ordinary shares under any circumstances.

††	A total of 2,196,978,125 ordinary shares are outstanding as of the date of this prospectus.
†††

Holders of Class A ordinary shares are entitled to one vote per share. Holders of Class B ordinary shares and Class C ordinary shares are entitled to ten votes per share and two votes per share, respectively. Upon the Closing, NewLink directly holds Class B ordinary shares and Class C ordinary shares, with the voting power of all Class B ordinary shares controlled by Mr. Dai and the voting power of Class C ordinary shares controlled by shareholders of NewLink other than Mr. Dai on a look-through basis proportional to those shareholders’ relative shareholding percentage in NewLink. This column sets out the voting power percentages on the foregoing basis, prior to NewLink’s distribution of any Class B ordinary shares or Class C ordinary shares to its own shareholders.

††††

Class B ordinary shares and Class C ordinary shares will be automatically and immediately converted into an equal number of Class A ordinary shares upon the occurrence of any direct or indirect sale, transfer, assignment or disposition of such number of Class B ordinary shares or Class C ordinary shares by the holder thereof or the direct or indirect transfer or assignment of the voting power attached to such number of Class B ordinary shares or Class C ordinary shares through voting proxy or otherwise to any person that is not Mr. Dai or his affiliates (Newlinks Technology Limited being deemed not to be his affiliate for this purpose only). Therefore, all Class B ordinary shares distributed by NewLink to Mr. Dai or his affiliates will remain Class B ordinary shares, and all Class C ordinary shares distributed by NewLink to its own shareholders (other than Mr. Dai and his affiliates) will be automatically converted into Class A ordinary shares. This column sets out the voting power percentages assuming full distribution by NewLink of Class B ordinary shares to Mr. Dai or his affiliates and of Class C ordinary shares to its own shareholders (other than Mr. Dai and his affiliates). Whether and to what extent to conduct such distribution would be a corporate decision by NewLink that requires approval by the board of directors and/or shareholders of NewLink, as applicable.

(1)

Represents (i) the 56,167,121 Class A ordinary shares underlying certain options issued to Mr. Dai which have become vested, and (ii) the 248,888,073 Class B ordinary shares held by Newlinks Technology Limited based on Zenki Luck Limited’s ownership interest in Newlinks Technology Limited by way of holding 67,126,520 ordinary shares of Newlinks Technology Limited. Zenki Luck Limited is 100% beneficially owned by Mr. Dai. The registered address of Zenki Luck Limited is Craigmuir Chambers, Road Town, Tortola, VG 1110 British Virgin Islands.

(2)

Represents (i) the 18,721,539 Class A ordinary shares underlying certain options issued to Ms. Wang which have become vested, and (ii) a portion of the 1,398,659,699 Class C ordinary shares held by Newlinks Technology Limited (which Class C ordinary shares are subject to automatic conversion into Class A ordinary shares in certain events as described in the footnote above), based on Young King Luck Holding Limited’s ownership interest in Newlinks Technology Limited by way of holding 9,665,588 ordinary shares of Newlinks Technology Limited. Young King Luck Holding Limited is 100% beneficially owned by Ms. Wang. The registered address of Young King Luck Holding Limited is Craigmuir Chambers, Road Town, Tortola, VG 1110 British Virgin Islands.

(3)

Represents (i) the 8,903,550 Class A ordinary shares underlying certain options issued to Mr. Sun which have become vested, and (ii) a portion of the 1,398,659,699 Class C ordinary shares held by Newlinks Technology Limited (which Class C ordinary shares are subject to automatic conversion into Class A ordinary shares in certain events as described in the footnote above), based on Phoenix Sun Luck Tech Limited’s ownership interest in Newlinks Technology Limited by way of holding 7,638,148 ordinary shares of Newlinks Technology Limited. Phoenix Sun Luck Tech Limited is 100% beneficially owned by Mr. Sun. The registered address of Phoenix Sun Luck Tech Limited is Craigmuir Chambers, Road Town, Tortola, VG 1110 British Virgin Islands.

(4)

Represents (i) 119,372,236 Class A ordinary shares held by Bain Capital Rise Education IV Cayman Limited, and (ii) 18,722,140 Class A ordinary shares held by BCPE Nutcracker Cayman, L.P. Bain Capital Rise Education IV Cayman Limited is owned by Bain Capital Asia Integral Investors, L.P., a Cayman Islands limited partnership (“Asia Integral”). Bain Capital Investors, LLC (“BCI”), a Delaware limited liability company, is the general partner of Asia Integral. BCI is the manager of Bain Capital Investors Asia IV, LLC, a Cayman Islands limited liability company (“Asia IV GP”), which is the general partner of Bain Capital Asia Fund IV, L.P., a Cayman Islands exempted limited partnership (“Asia Fund IV”), which is the manager of BCPE Nutcracker GP, LLC, a Cayman Islands limited liability company, which is the general partner of BCPE Nutcracker Cayman, L.P. As a result, BCI may be deemed to share voting and dispositive power with respect to the securities held by Bain Capital Rise Education IV Cayman Limited and BCPE Nutcracker Cayman, L.P. Voting and investment decisions with respect to securities held by Bain Capital Rise Education IV Cayman Limited and BCPE Nutcracker Cayman, L.P. are made by the partners of BCI. The principal business address for each of the foregoing entities is 200 Clarendon Street, Boston, Massachusetts 02116. The above information is based on the Schedule 13G jointly filed by Bain Capital Rise Education IV Cayman Limited and BCPE Nutcracker Cayman, L.P. on February 14, 2023. The percentage of total ordinary shares and the percentage of aggregate voting power for Bain Capital Rise Education IV Cayman Limited are calculated based on the number of our total outstanding shares as of June 10, 2022 and assuming Bain Capital Rise Education IV Cayman Limited’s and BCPE Nutcracker Cayman, L.P.’s shareholdings have not changed since December 31, 2022.

(5)

Principal beneficial owners of the shares of Newlinks Technology Limited include Zhen Dai, Yang Wang, Weilin Sun, Joy Capital and Bain Capital, who owned 16.7%, 2.4%, 1.9%, 13.2% and 17.0% of the total outstanding shares of Newlinks Technology Limited as of the date of this prospectus. Board members of Newlinks Technology Limited include Zhen Dai, Yang Wang, Weilin Sun, Erhai Liu, Yuanjiang Shen, Hao Zhang, Zhongjue Chen, Jiang Yu and Chunxiang Wang.

(6)

Zhenwei Investment Fund Management Co., Ltd. is the general partner of Beijing Zhenwei Qingfeng Economic Management Consulting Partnership (L.P.) and has its registered address at 8/F, 60 Xizhimen North Avenue, Haidian District, Beijing, China. The above information is based on the Schedule 13D jointly filed by Beijing Zhenwei Qingfeng Economic Management Consulting Partnership (L.P.) and Zhenwei Investment Fund Management Co., Ltd. on June 23, 2022. The percentage of total ordinary shares and the percentage of aggregate voting power for Beijing Zhenwei Qingfeng Economic Management Consulting Partnership (L.P.) are calculated based on the number of our total outstanding shares as of June 10, 2022 and assuming Beijing Zhenwei Qingfeng Economic Management Consulting Partnership (L.P.)’s shareholding does not change since June 10, 2022.

To our knowledge, as of the date of this prospectus, a total of 312,666,829 Class A ordinary shares are held by record holders in the United States, including 312,666,828 Class A ordinary shares held by JPMorgan Chase Bank, N.A., the depositary of our ADS program, and 1 Class A ordinary share held by an individual. None of our outstanding Class B ordinary shares or Class C ordinary shares are held by record holders in the United States. The number of beneficial owners of our ADSs in the United States is likely to be much larger than the number of record holders of our ordinary shares in the United States.

We are not aware of any arrangement that may, at a subsequent date, result in a change of control of our company.

RELATED PARTY TRANSACTIONS

Private Placements

See “Description of Share Capital—History of Securities Issuances.”

Shareholders Agreement

See “Description of Share Capital—Agreement with Shareholders.”

Employment Agreements and Indemnification Agreements

See “Management—Employment Agreements and Indemnification Agreements.”

Share Incentive Plan

See “Management—Share Incentive Plan.”

Other Related Party Transactions

Immediately prior to and after the Reorganization, NaaS’ EV charging service business in China was primarily carried out through NewLink and its consolidated entities. NewLink and its consolidated entities offered financial support for such business. Pursuant to the Reorganization, NaaS is regarded as continuing operator of such Business. The financial support in historical periods due to NewLink and its consolidated entities was waved as contribution from shareholder. Besides, NewLink charged NaaS for services performed by the shared-service departments of NewLink. Before the accomplishment of the Restructuring, NewLink charged NaaS for free.

NewLink granted options to certain of its employees associated with the EV charging service business prior to the Restructuring, which employees were subsequently transferred to NaaS as part of the Restructuring. NaaS recorded an allocation of share-based compensation in 2021 of approximately RMB10.7 million (US$1.7 million) as result of such options granted.

NaaS entered into transactions with its directors and executive officers with respect to certain short-term employee benefits. For the years ended December 31, 2020 and 2021, such short-term employee benefits amounted to RMB1.1 million and RMB2.7 million (US$0.4 million), respectively.

In 2022, NewLink paid the following amounts on behalf of NaaS (i) RMB31.1 million (US$4.5 million) as payroll and non-payroll labor expenses; (ii) RMB4.1 million (US$0.6 million) as rental fees; and (iii) RMB18.7 million (US$2.7 million) as other expenses. NaaS paid NewLink a total of RMB26.7 million (US$3.9 million) from January to December 2022. As of December 31, 2022, a total amount of RMB27.2 million (US$4.0 million) was due from NaaS to NewLink and the amount was waived by NewLink by the end of 2022. In addition, expenses of shared service departments, such as the administrative department, before the completion of the Restructuring were borne by NewLink and were not charged to NaaS.

DESCRIPTION OF SHARE CAPITAL

We are a Cayman Islands exempted company with limited liability and our affairs are governed by our memorandum and articles of association, as amended and restated from time to time, and the Companies Act (As Revised) of the Cayman Islands, which is referred to as the Companies Act below, and the common law of the Cayman Islands.

As of the date of this prospectus, our authorized share capital is US$100,000,000, divided into 10,000,000,000 shares comprising (i) 6,000,000,000 Class A Ordinary Shares of a par value of US$0.01 each, (ii) 300,000,000 Class B Ordinary Shares of a par value of US$0.01 each, (iii) 1,400,000,000 Class C Ordinary Shares of a par value of US$0.01 each, and (iv) 2,300,000,000 shares as such Class or series (however designated) as our board of directors may determine in accordance with or currently effective memorandum and articles of association. As of the date of this prospectus, (i) 697,430,361 Class A ordinary shares, (ii) 248,888,073 Class B ordinary shares and (iii) 1,398,659,699 Class C ordinary shares are issued and outstanding. We will issue          Class A ordinary shares represented by our ADSs in this offering, assuming that the underwriters do not exercise their over-allotment option. All options, regardless of grant dates, will entitle holders to an equivalent number of Class A ordinary shares once the vesting and exercising conditions are met.

The following are summaries of material provisions of our current memorandum and articles of association.

Our Memorandum and Articles of Association

Objects of Our Company. The objects of our company are unrestricted and we have the full power and authority to carry out any object not prohibited by the laws of the Cayman Islands.

Ordinary Shares. Our ordinary shares are divided into Class A ordinary shares, Class B ordinary shares and Class C ordinary shares. Holders of our Class A ordinary shares, Class B ordinary shares and Class C ordinary shares have the same rights except for voting and conversion rights. Our ordinary shares are issued in registered form and are issued when registered in our register of members. We may not issue shares to bearer. Our shareholders who are non-residents of the Cayman Islands may freely hold and vote their shares.

Conversion. Each Class B ordinary share or Class C ordinary share is convertible into one Class A ordinary share, whereas Class A ordinary shares are not convertible into Class B ordinary shares or Class C ordinary shares under any circumstances. Class B ordinary shares are not convertible into Class C ordinary shares, and vice versa. Any number of Class B ordinary shares or Class C ordinary shares, as the case may be, held by a holder thereof will be automatically and immediately converted into an equal number of Class A ordinary shares upon the occurrence of any direct or indirect sale, transfer, assignment or disposition of such number of Class B ordinary shares and/or Class C ordinary shares by the holder thereof or the direct or indirect transfer or assignment of the voting power attached to such number of Class B ordinary shares and/or Class C ordinary shares through voting proxy or otherwise to any person that is not Mr. Zhen Dai or his affiliates (excluding NewLink).

In addition, any number of Class B ordinary shares held by Mr. Zhen Dai or his affiliates (excluding NewLink) shall be automatically and immediately converted into an equal number of Class A ordinary shares on the earlier to occur of (i) the total number of Class B ordinary shares directly and indirectly owned by Mr. Zhen Dai and his affiliates (excluding NewLink), which shall equal the sum of (A) the total number of Class B ordinary shares directly held by Mr. Zhen Dai and his affiliates (excluding NewLink), plus (B) the total number of Class B ordinary shares indirectly held by Mr. Zhen Dai and his affiliates (excluding NewLink) through NewLink, is smaller than 50% of the total number of the issued and outstanding Class B ordinary shares as of immediately after the Closing, and (ii) Mr. Zhen Dai having been convicted in a final and non-appealable judgment of, or having entered a plea of guilty to, a felony or criminal act resulting in his inability to perform his official duties at NaaS Technology Inc. for a period of more than 90 days.

Dividends. Our directors may from time to time declare dividends (including interim dividends) and other distributions on our shares in issue and authorize payment of the same out of the funds of our company lawfully available therefor. In addition, our shareholders may declare dividends by ordinary resolution, but no dividend shall exceed the amount recommended by our directors. Our currently effective memorandum and articles of association provide that dividends may be declared and paid out of the funds of our Company lawfully available therefor. Under the laws of the Cayman Islands, our company may pay a dividend out of either profit or share premium account; provided that in no circumstances may a dividend be paid if this would result in our company being unable to pay its debts as they fall due in the ordinary course of business.

Voting Rights. In respect of all matters subject to a shareholders’ vote, each holder of Class A ordinary shares is entitled to one vote per share, each holder of Class B ordinary shares is entitled to 10 votes per share and each holder of Class C ordinary shares is entitled to two votes per share subject to vote at our general meetings. Our Class A ordinary shares, Class B ordinary shares and Class C ordinary shares vote together as a single class on all matters submitted to a vote of our shareholders, except as may otherwise be required by law. Voting at any meeting of shareholders is by show of hands unless a poll is demanded. A poll may be demanded by the chairman of such meeting or any one shareholder holding not less than 10% of the votes attaching to the shares present in person or by proxy.

An ordinary resolution to be passed at a meeting by the shareholders requires the affirmative vote of a simple majority of the votes attaching to the ordinary shares cast at a meeting, while a special resolution requires the affirmative vote of no less than two-thirds of the votes attaching to the issued and outstanding ordinary shares cast at a meeting. A special resolution will be required for important matters such as a change of name or making changes to our currently effective memorandum and articles of association. Our shareholders may, among other things, divide or combine their shares by ordinary resolution.

General Meetings of Shareholders. As a Cayman Islands exempted company, we are not obliged by the Companies Act to call shareholders’ annual general meetings. Our currently effective memorandum and articles of association provide that we may (but are not obliged to) in each year hold a general meeting as our annual general meeting in which case we shall specify the meeting as such in the notices calling it, and the annual general meeting shall be held at such time and place as may be determined by our directors.

Shareholders’ general meetings may be convened by the chairman of our board of directors or by our directors (acting by a resolution of our board). Advance notice of at least seven days is required for the convening of our annual general shareholders’ meeting (if any) and any other general meeting of our shareholders. A quorum required for any general meeting of shareholders consists of, at the time when the meeting proceeds to business, one or more of our shareholders holding shares which carry in aggregate (or representing by proxy) not less than one-third of all votes attaching to all of our shares in issue and entitled to vote at such general meeting.

The Companies Act provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. Our currently effective memorandum and articles of association provide that upon the requisition of any one or more of our shareholders holding shares which carry in aggregate not less than one-third of all votes attaching to all issued and outstanding shares of our company entitled to vote at general meetings, our board will convene an extraordinary general meeting and put the resolutions so requisitioned to a vote at such meeting. However, our currently effective memorandum and articles of association do not provide our shareholders with any right to put any proposals before annual general meetings or extraordinary general meetings not called by such shareholders.

Transfer of Ordinary Shares. Subject to the restrictions set out below, any of our shareholders may transfer all or any of his or her ordinary shares by an instrument of transfer in the usual or common form or any other form approved by our board of directors.

Our board of directors may, in its absolute discretion, decline to register any transfer of any ordinary share which is not fully paid up or on which we have a lien. Our board of directors may also decline to register any transfer of any ordinary share unless:

•

the instrument of transfer is lodged with us, accompanied by the certificate for the ordinary shares to which it relates and such other evidence as our board of directors may reasonably require to show the right of the transferor to make the transfer;

•	the instrument of transfer is in respect of only one class of ordinary shares;

•	the instrument of transfer is properly stamped, if required;

•	in the case of a transfer to joint holders, the number of joint holders to whom the ordinary share is to be transferred does not exceed four; and

•	a fee of such maximum sum as Nasdaq may determine to be payable or such lesser sum as our directors may from time to time require is paid to us in respect thereof.

If our directors refuse to register a transfer they shall, within three calendar months after the date on which the instrument of transfer was lodged, send to each of the transferor and the transferee notice of such refusal.

The registration of transfers may, on ten calendar days’ notice being given by advertisement in such one or more newspapers, by electronic means or by any other means in accordance with Nasdaq rules be suspended and the register closed at such times and for such periods as our board of directors may from time to time determine; provided, however, that the registration of transfers shall not be suspended nor the register closed for more than 30 days in any year as our board may determine.

Liquidation. On the winding up of our company, if the assets available for distribution amongst our shareholders shall be more than sufficient to repay the whole of the share capital at the commencement of the winding up, the surplus shall be distributed amongst our shareholders in proportion to the par value of the shares held by them at the commencement of the winding up, subject to a deduction from those shares in respect of which there are monies due, of all monies payable to our company for unpaid calls or otherwise. If our assets available for distribution are insufficient to repay all of the paid-up capital, such the assets will be distributed so that, as nearly as may be, the losses are borne by our shareholders in proportion to the par value of the shares held by them.

Calls on Shares and Forfeiture of Shares. Our board of directors may from time to time make calls upon shareholders for any amounts unpaid on their shares in a notice served to such shareholders at least 14 days prior to the specified time and place of payment. The shares that have been called upon and remain unpaid are subject to forfeiture.

Redemption, Repurchase and Surrender of Shares. We may issue shares on terms that such shares are subject to redemption, at our option or at the option of the holders of these shares, on such terms and in such manner as may be determined, before the issue of such shares, by our board of directors or by our shareholders by special resolution. Our company may also repurchase any of our shares on such terms and in such manner as have been approved by our board of directors or by an ordinary resolution of our shareholders. Under the Companies Act, the redemption or repurchase of any share may be paid out of our Company’s profits or out of the proceeds of a new issue of shares made for the purpose of such redemption or repurchase, or out of capital (including share premium account and capital redemption reserve) if our company can, immediately following such payment, pay its debts as they fall due in the ordinary course of business. In addition, under the Companies Act no such share may be redeemed or repurchased (i) unless it is fully paid up, (ii) if such redemption or repurchase would result in there being no shares outstanding or (iii) if the company has commenced liquidation. In addition, our company may accept the surrender of any fully paid share for no consideration.

Variations of Rights of Shares. Whenever the capital of our company is divided into different classes the rights attached to any such class may, subject to any rights or restrictions for the time being attached to any class, only be materially and adversely varied with the consent in writing of the holders of at least two-thirds of the issued shares of that class or with the sanction of a special resolution passed at a separate meeting of the holders of the shares of that class. The rights conferred upon the holders of the shares of any class issued with preferred or other rights shall not, subject to any rights or restrictions for the time being attached to the shares of that class, be deemed to be materially and adversely varied by the creation, allotment or issue of further shares ranking pari passu with or subsequent to them or the redemption or purchase of any shares of any class by our company. The rights of the holders of shares shall not be deemed to be materially and adversely varied by the creation or issue of shares with preferred or other rights including, without limitation, the creation of shares with enhanced or weighted voting rights.

Issuance of Additional Shares. Our currently effective memorandum and articles of association authorizes our board of directors to issue additional ordinary shares from time to time as our board of directors shall determine, to the extent of available authorized but unissued shares, without the need for any approval or consent from our shareholders.

Our currently effective memorandum and articles of association also authorizes our board of directors, without the need for any approval or consent from our shareholders, to establish from time to time one or more series of preferred shares and to determine, with respect to any series of preferred shares, the terms and rights of that series, including:

•	the designation of the series;

•	the number of shares of the series;

•	the dividend rights, dividend rates, conversion rights, voting rights; and

•	the rights and terms of redemption and liquidation preferences.

Our board of directors may issue preferred shares, without the need for any approval or consent from, or other action by, our shareholders to the extent authorized but unissued. Issuance of these shares may dilute the voting power of holders of ordinary shares.

Inspection of Books and Records. Holders of our ordinary shares will have no general right under Cayman Islands law to inspect or obtain copies of our list of shareholders or our corporate records (other than copies of our memorandum and articles of association, our register of mortgages and charges and any special resolutions passed by our shareholders). However, we intend to provide our shareholders with annual audited financial statements.

Anti-Takeover Provisions. Some provisions of our currently effective memorandum and articles of association may discourage, delay or prevent a change of control of our company or management that shareholders may consider favorable, including provisions that:

•

authorize our board of directors to issue preferred shares in one or more series and to designate the price, rights, preferences, privileges and restrictions of such preferred shares without any further vote or action by our shareholders; and

•	limit the ability of shareholders to requisition and convene general meetings of shareholders.

However, under Cayman Islands law, our directors may only exercise the rights and powers granted to them under our currently effective memorandum and articles of association for a proper purpose and for what they believe in good faith to be in the best interests of our company.

Exempted Company. We are an exempted company incorporated with limited liability under the Companies Act. The Companies Act distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except that an exempted company:

•	does not have to file an annual return of its shareholders with the Registrar of Companies;

•	is not required to open its register of members for inspection;

•	does not have to hold an annual general meeting;

•	may issue negotiable or bearer shares or shares with no par value;

•	may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);

•	may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

•	may register as a limited duration company; and

•	may register as a segregated portfolio company.

“Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on the shares of the company (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

Exclusive Forum. Without limiting the jurisdiction of the Cayman courts to hear, settle and/or determine disputes related to our company, the courts of the Cayman Islands shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of our company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, or other employee of our company to our company or the members, (iii) any action asserting a claim arising pursuant to any provision of the Companies Act or our articles of association including but not limited to any purchase or acquisition of shares, security, or guarantee provided in consideration thereof, or (iv) any action asserting a claim against our company which if brought in the United States of America would be a claim arising under the internal affairs doctrine (as such concept is recognized under the laws of the United States from time to time).

Unless we consent in writing to the selection of an alternative forum, the United States District Court for the Southern District of New York (or, if the United States District Court for the Southern District of New York lacks subject matter jurisdiction over a particular dispute, the state courts in New York County, New York) shall be the exclusive forum within the United States for the resolution of any complaint asserting a cause of action arising out of or relating in any way to the federal securities laws of the United States, including those arising from the Securities Act and the Exchange Act, regardless of whether such legal suit, action, or proceeding also involves parties other than our company. Any person or entity purchasing or otherwise acquiring any share or other securities in our company, or purchasing or otherwise acquiring American depositary shares issued pursuant to deposit agreements, shall be deemed to have notice of and consented to the provisions of our articles of association.

Differences in Corporate Law

The Companies Act is derived, to a large extent, from the older Companies Acts of England but does not follow recent English statutory enactments and, accordingly, there are significant differences between the Companies Act of the Cayman Islands and the current Companies Act of England. In addition, the Companies Act of the Cayman Islands differs from laws applicable to U.S. corporations and their shareholders. Set forth below is a summary of certain significant differences between the provisions of the Companies Act applicable to us and the laws applicable to companies incorporated in the United States and their shareholders.

Mergers and Similar Arrangements. The Companies Act permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies. For these purposes, (i) “merger” means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving company, and (ii) a “consolidation” means the combination of two or more constituent companies into a consolidated company and the vesting of the undertaking, property and liabilities of such companies to the consolidated company. In order to effect such a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation, which must then be authorized by (a) a special resolution of the shareholders of each constituent company, and (b) such other authorization, if any, as may be specified in such constituent company’s articles of association. The written plan of merger or consolidation must be filed with the Registrar of Companies of the Cayman Islands together with a declaration as to the solvency of the surviving or consolidated company, a declaration as to the assets and liabilities of each constituent company and an undertaking that a copy of the certificate of merger or consolidation will be given to the members and creditors of each constituent company and that notification of the merger or consolidation will be published in the Cayman Islands Gazette. Court approval is not required for a merger or consolidation that is effected in compliance with these statutory procedures.

A merger between a Cayman parent company and its Cayman subsidiary or subsidiaries does not require authorization by a resolution of shareholders of that Cayman subsidiary if a copy of the plan of merger is given to every member of that Cayman subsidiary to be merged unless that member agrees otherwise. For this purpose a company is a “parent” of a subsidiary if it holds issued shares that together represent at least 90.0% of the votes at a general meeting of the subsidiary.

The consent of each holder of a fixed or floating security interest over a constituent company is required unless this requirement is waived by a court in the Cayman Islands.

Save in certain limited circumstances, a shareholder of a Cayman constituent company who dissents from the merger or consolidation is entitled to payment of the fair value of his shares (which, if not agreed between the parties, will be determined by the Cayman Islands court) upon dissenting to the merger or consolidation; provided that the dissenting shareholder complies strictly with the procedures set out in the Companies Act. The exercise of dissenter rights will preclude the exercise by the dissenting shareholder of any other rights to which he or she might otherwise be entitled by virtue of holding shares, save for the right to seek relief on the grounds that the merger or consolidation is void or unlawful.

Separate from the statutory provisions relating to mergers and consolidations, the Companies Act also contains statutory provisions that facilitate the reconstruction and amalgamation of companies by way of schemes of arrangement; provided that the arrangement is approved by (a) 75% in value of the shareholders or class of shareholders, or (b) a majority in number representing 75% in value of the creditors or class of creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:

•	the statutory provisions as to the required majority vote have been met;

•

the shareholders have been fairly represented at the meeting in question and the statutory majority are acting bona fide without coercion of the minority to promote interests adverse to those of the class;

•	the arrangement is such that may be reasonably approved by an intelligent and honest man of that class acting in respect of his interest; and

•	the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Act.

The Companies Act also contains a statutory power of compulsory acquisition, which may facilitate the “squeeze out” of dissentient minority shareholders upon a tender offer. When a tender offer is made and accepted by holders of 90.0% of the shares affected within four months, the offeror may, within a two-month period commencing on the expiration of such four-month period, require the holders of the remaining shares to transfer such shares to the offeror on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed in the case of an offer that has been so approved unless there is evidence of fraud, bad faith or collusion.

If an arrangement and reconstruction by way of scheme of arrangement is thus approved and sanctioned, or if a tender offer is made and accepted, in accordance with the foregoing statutory procedures, a dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of Delaware corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

Shareholders’ Suits.    In principle, we will normally be the proper plaintiff to sue for a wrong done to us as a company, and as a general rule a derivative action may not be brought by a minority shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, the Cayman Islands court can be expected to follow and apply the common law principles (namely the rule in Foss v. Harbottle and the exceptions thereto) so that a non-controlling shareholder may be permitted to commence a class action against or derivative actions in the name of the company to challenge actions where:

•	a company acts or proposes to act illegally or ultra vires (and is therefore incapable of ratification by the shareholders);

•	the act complained of, although not ultra vires, could only be effected duly if authorized by more than a simple majority vote that has not been obtained; and

•	those who control the company are perpetrating a “fraud on the minority.”

Indemnification of Directors and Executive Officers and Limitation of Liability.    Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our memorandum and articles of association provide that we shall indemnify our directors and officers against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such directors or officer, other than by reason of such person’s dishonesty, willful default or fraud, in or about the conduct of our company’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities or discretions, including, without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such director or officer in defending (whether successfully or otherwise) any civil proceedings concerning our company or its affairs in any court whether in the Cayman Islands or elsewhere. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation.

In addition, we have entered into indemnification agreements with our directors and executive officers that provide such persons with additional indemnification beyond that provided in our memorandum and articles of association.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Directors’ Fiduciary Duties.    Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director act in a manner he reasonably believes to be in the best interests of the corporation. He must not use his corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, the director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

As a matter of Cayman Islands law, a director of a Cayman Islands company is in the position of a fiduciary with respect to the company and therefore it is considered that he owes the following duties to the company — a duty to act bona fide in the best interests of the company, a duty not to make a profit based on his position as director (unless the company permits him to do so), a duty not to put himself in a position where the interests of the company conflict with his personal interest or his duty to a third party, and a duty to exercise powers for the purpose for which such powers were intended. A director of a Cayman Islands company owes to the company a duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his duties a greater degree of skill than may reasonably be expected from a person of his knowledge and experience. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands.

Shareholder Action by Written Consent.    Under the Delaware General Corporation Law, a corporation may eliminate the right of shareholders to act by written consent by amendment to its certificate of incorporation. Cayman Islands law and our memorandum and articles of association provide that our shareholders may approve corporate matters by way of a unanimous written resolution signed by or on behalf of each shareholder who would have been entitled to vote on such matter at a general meeting without a meeting being held.

Shareholder Proposals.    Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders; provided that it complies with the notice provisions in the governing documents. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

The Companies Act provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. Our memorandum and articles of association allow any one or more of our shareholders who together hold shares that carry in aggregate not less than one-third of the total number of votes attaching to all issued and outstanding shares of our company entitled to vote at general meetings to requisition an extraordinary general meeting of our shareholders, in which case our board is obliged to convene an extraordinary general meeting and to put the resolutions so requisitioned to a vote at such meeting. Other than this right to requisition a shareholders’ meeting, our memorandum and articles of association do not provide our shareholders with any other right to put proposals before annual general meetings or extraordinary general meetings. As an exempted Cayman Islands company, we are not obliged by law to call shareholders’ annual general meetings.

Cumulative Voting.    Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. There are no prohibitions in relation to cumulative voting under the laws of the Cayman Islands but our memorandum and articles of association do not provide for cumulative voting. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

Removal of Directors.    Under the Delaware General Corporation Law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the issued and outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under our memorandum and articles of association, directors may be removed with or without cause, by an ordinary resolution of our shareholders (except with regard to the removal of the chairman, who may only be removed from office by a special resolution). A director will also cease to be a director if he (i) becomes bankrupt or makes any arrangement or composition with his creditors; (ii) dies or is found to be or becomes of unsound mind; (iii) resigns his office by notice in writing; (iv) without special leave of absence from our board, is absent from meetings of our board for three consecutive meetings and our board resolves that his office be vacated; or (v) is removed from office pursuant to any other provision of our articles of association.

Transactions with Interested Shareholders.    The Delaware General Corporation Law contains a business combination statute applicable to Delaware corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target’s outstanding voting shares within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction that resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.

Cayman Islands law has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, the directors of our Company are required to comply with fiduciary duties, which they owe to our Company under Cayman Islands laws, including the duty to ensure that, in their opinion, any such transactions must be entered into bona fide in the best interests of the company and not with the effect of constituting a fraud on the minority shareholders.

Dissolution; Winding up.    Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board.

Under Cayman Islands law, a company may be wound up by either an order of the courts of the Cayman Islands or by a special resolution of its members or, if the company is unable to pay its debts as they fall due, by an ordinary resolution of its members. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so. Under the Companies Act and our memorandum and articles of association, our company may be dissolved, liquidated, or wound up by a special resolution of our shareholders.

Variation of Rights of Shares.    Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under our memorandum and articles of association, if our share capital is divided into more than one class of shares, we may vary the rights attached to any class with the written consent of the holders of at least two-thirds of the issued shares of that class or with the sanction of a resolution passed by a majority of the votes cast at a separate meeting of the holders of the shares of that class.

Amendment of Governing Documents.    Under the Delaware General Corporation Law, a corporation’s governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under the Companies Act and our memorandum and articles of association, our memorandum and articles of association may only be amended by a special resolution of our shareholders.

Rights of Non-resident or Foreign Shareholders.    There are no limitations imposed by our memorandum and articles of association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in our memorandum and articles of association that require our Company to disclose shareholder ownership above any particular ownership threshold.

History of Securities Issuances

The following is a summary of our securities issuances in the past three years.

Ordinary Shares

As set forth in “Corporate History and Structure—The Mergers,” at the Closing:

•

ordinary shares of NaaS that were issued and outstanding immediately prior to the Effective Time (as defined in the Merger Agreement) (other than any Excluded Shares or ordinary share of NaaS held by NewLink) were cancelled in exchange for fully paid and non-assessable Class A ordinary shares;

•

ordinary shares of NaaS that were issued and outstanding immediately prior to the Effective Time (other than any Excluded Shares) and held by NewLink were cancelled in exchange for a total of 248,888,073 Class B ordinary shares and 1,398,659,699 Class C ordinary shares;

•	Series A preferred shares of NaaS that were issued and outstanding immediately prior to the Effective Time were cancelled in exchange for fully paid and non-assessable Class A ordinary shares;

•

shares of NaaS that were held in treasury or owned by RISE, Merger Sub or Merger Sub II or any other wholly-owned subsidiary of RISE, Merger Sub or Merger Sub II immediately prior to the Effective Time (each an “Excluded Share”), were cancelled and extinguished without any conversion thereof or payment therefor;

•	each of RISE ordinary share that was issued and outstanding immediately prior to the Effective Time was converted into and became one fully paid and non-assessable Class A ordinary shares;

•

each ordinary share, par value $0.01 per share, of Merger Sub that was issued and outstanding immediately prior to the Effective Time was converted into and became one fully paid and non-assessable ordinary share, par value $0.01 per share, of the Surviving Entity; and

•

each ordinary share, par value $0.01 per share, of the Surviving Entity that was issued and outstanding immediately prior to the Second Effective Time (as defined in the Merger Agreement) was converted into and became one fully paid and non-assessable ordinary share, par value $0.01 per share, of the Surviving Company.

The ordinary shares issued to the NaaS shareholders that were outside the United States were issued in “offshore transactions” (as such term is defined in Regulation S under the Securities Act in reliance on Regulation S under the Securities Act, and the ordinary shares issued to the NaaS shareholders that were in the United States were issued to accredited investors in reliance on Rule 506(b) of Regulation D under the Securities Act. Such ordinary shares issued have not been registered under the Securities Act and may not be transferred unless subsequently registered under the Securities Act and qualified under state law or unless an exemption from such registration and qualification is available.

Option Grants

We have granted options to purchase our ordinary shares to certain of our directors, executive officers, employees and consultants.

As of March 31 2023, the aggregate number of our ordinary shares underlying our outstanding options was 80,376,230. See “Management—Share Incentive Plan.”

Agreement with Shareholders

RISE entered into a Registration Rights Agreement with the Major Shareholder in June 2022 prior to the Closing to provide certain registration rights with respect to 119,372,236 ordinary shares (and any equity securities issued or issuable with respect to such shares) held by the Major Shareholder as of the date of the agreement (“Registrable Securities”). This agreement remains effective and binding on us.

Registration Rights

Demand Registration Rights. Holders holding at least 20% of the Registrable Securities then outstanding have the right to request that we register all or any portion of their Registrable Securities under the Securities Act. Such holders will be entitled to request an unlimited number of demand registrations for which we will pay all registration expenses, whether or not any such registration is consummated. We have the right to defer filing of a registration statement for a period of not more than 45 days after the receipt of the request of the initiating holders under certain conditions, but we cannot exercise the deferral right more than once in any 12-month period.

Piggyback Registration Rights. If we propose to register any of our equity securities under the Securities Act (except for certain excluded registrations) and the registration form to be used may be used for the registration of Registrable Securities, we include in such piggyback registration all Registrable Securities with respect to which we has received written requests for inclusion therein. If the managing underwriters of any underwritten offering advise us in writing that in their opinion the number of securities requested to be included in such registration exceeds the number which can be sold in such offering without adversely affecting the marketability, proposed offering price, timing or method of distribution of the offering, then we will include in such registration, (i) in the event of primary registration, first the securities we propose to sell, second to Registrable Securities requested to be included in such registration pro rata among the requesting holders of such Registrable Securities on the basis of the number of Registrable Securities owned by each such holder, and third other securities requested to be included in such registration, or (ii) in the event of secondary registration, first, securities requested to be included therein by the holders initially requesting such registration, second, Registrable Securities requested to be included in such registration pro rata among the holders of such Registrable Securities on the basis of the number of Registrable Securities owned by each such holder, and (iii) third, other securities requested to be included in such registration, in each case to extent that in the opinion of the underwriters, such securities can be sold without any such adverse effect.

Expenses of Registration. We will bear all registration expenses, other than underwriting discounts, commissions and transfer taxes (if any) attributable to the sale of Registrable Securities, incurred in connection with any demand registration, piggyback registration, shelf offering or underwritten block trade, except in the case of a piggyback registration in which we are selling on our own account.

Termination of Obligations. The rights of any particular holder to require us to register securities pursuant to a Demand Registration shall terminate with respect to such holder when such holder no longer holds any Registrable Securities.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

American Depositary Receipts

JPMorgan Chase Bank, N.A., (“JPMorgan”) acts as depositary for the ADSs. Each ADS represents an ownership of ten Class A ordinary shares which we deposit with the custodian, as agent of the depositary, under the deposit agreement among ourselves, the depositary and yourself as an ADR holder. Each ADS also represents any securities, cash or other property deposited with the depositary but which they have not distributed directly to you. Unless certificated ADRs are specifically requested by you, all ADSs will be issued on the books of our depositary in book-entry form and periodic statements will be mailed to you which reflect your ownership interest in such ADSs. In our description, references to American depositary receipts or ADRs shall include the statements you will receive which reflect your ownership of ADSs.

The depositary’s office is located at 4 New York Plaza, Floor 12, New York, NY, 10004.

You may hold ADSs either directly or indirectly through your broker or other financial institution. If you hold ADSs directly, by having an ADS registered in your name on the books of the depositary, you are an ADR holder. This description assumes you hold your ADSs directly. If you hold the ADSs through your broker or financial institution nominee, you must rely on the procedures of such broker or financial institution to assert the rights of an ADR holder described in this section. You should consult with your broker or financial institution to find out what those procedures are.

As an ADR holder, we will not treat you as a shareholder of ours and you will not have any shareholder rights. Cayman Island law governs shareholder rights. Because the depositary or its nominee will be the shareholder of record for the shares represented by all outstanding ADSs, shareholder rights rest with such record holder. Your rights are those of an ADR holder. Such rights derive from the terms of the deposit agreement to be entered into among us, the depositary and all registered holders from time to time of ADSs issued under the deposit agreement. The obligations of the depositary and its agents are also set out in the deposit agreement. Because the depositary or its nominee will actually be the registered owner of the shares, you must rely on it to exercise the rights of a shareholder on your behalf. The deposit agreement and the ADSs are governed by New York law. Under the deposit agreement, as an ADR holder, you agree that any legal suit, action or proceeding against or involving us or the depositary, arising out of or based upon the deposit agreement, the ADSs or the transactions contemplated thereby, may only be instituted in a state or federal court in New York, New York, and you irrevocably waive any objection which you may have to the laying of venue of any such proceeding and irrevocably submit to the exclusive jurisdiction of such courts in any such suit, action or proceeding.

The following is a summary of what we believe to be the material terms of the deposit agreement. Notwithstanding this, because it is a summary, it may not contain all the information that you may otherwise deem important. For more complete information, you should read the entire deposit agreement and the form of ADR which contains the terms of your ADSs. You can read a copy of the deposit agreement which is filed as an exhibit to the registration statement of which this prospectus forms a part. You may also obtain a copy of the deposit agreement at the SEC’s Public Reference Room which is located at 100 F Street, NE, Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-732-0330. You may also find the registration statement and the attached deposit agreement on the SEC’s website at http://www.sec.gov.

Share Dividends and Other Distributions

How will I receive dividends and other distributions on the shares underlying my ADSs?

We may make various types of distributions with respect to our securities. The depositary has agreed that, to the extent practicable, it will pay to you the cash dividends or other distributions it or the custodian receives on shares or other deposited securities, after converting any cash received into U.S. dollars (if it determines such conversion may be made on a reasonable basis) and, in all cases, making any necessary deductions provided for in the deposit agreement. The depositary may utilize a division, branch or affiliate of JPMorgan to direct, manage and/or execute any public and/or private sale of securities under the deposit agreement. Such division, branch and/or affiliate may charge the depositary a fee in connection with such sales, which fee is considered an expense of the depositary. You will receive these distributions in proportion to the number of underlying securities that your ADSs represent.

Except as stated below, the depositary will deliver such distributions to ADR holders in proportion to their interests in the following manner:

•

Cash. The depositary will distribute any U.S. dollars available to it resulting from a cash dividend or other cash distribution or the net proceeds of sales of any other distribution or portion thereof (to the extent applicable), on an averaged or other practicable basis, subject to (i) appropriate adjustments for taxes withheld, (ii) such distribution being impermissible or impracticable with respect to certain registered ADR holders, and (iii) deduction of the depositary’s and/or its agents’ expenses in (1) converting any foreign currency to U.S. dollars to the extent that it determines that such conversion may be made on a reasonable basis, (2) transferring foreign currency or U.S. dollars to the United States by such means as the depositary may determine to the extent that it determines that such transfer may be made on a reasonable basis, (3) obtaining any approval or license of any governmental authority required for such conversion or transfer, which is obtainable at a reasonable cost and within a reasonable time and (4) making any sale by public or private means in any commercially reasonable manner. If exchange rates fluctuate during a time when the depositary cannot convert a foreign currency, you may lose some or all of the value of the distribution.

•

Shares. In the case of a distribution in shares, the depositary will issue additional ADRs to evidence the number of ADSs representing such shares. Only whole ADSs will be issued. Any shares which would result in fractional ADSs will be sold and the net proceeds will be distributed in the same manner as cash to the ADR holders entitled thereto.

•

Rights to receive additional shares. In the case of a distribution of rights to subscribe for additional shares or other rights, if we timely provide evidence satisfactory to the depositary that it may lawfully distribute such rights, the depositary will distribute warrants or other instruments in the discretion of the depositary representing such rights. However, if we do not timely furnish such evidence, the depositary may:

(i)	sell such rights if practicable and distribute the net proceeds in the same manner as cash to the ADR holders entitled thereto; or

(ii)

if it is not practicable to sell such rights by reason of the non-transferability of the rights, limited markets therefor, their short duration or otherwise, do nothing and allow such rights to lapse, in which case ADR holders will receive nothing and the rights may lapse.

•

Other Distributions. In the case of a distribution of securities or property other than those described above, the depositary may either (i) distribute such securities or property in any manner it deems equitable and practicable or (ii) to the extent the depositary deems distribution of such securities or property not to be equitable and practicable, sell such securities or property and distribute any net proceeds in the same way it distributes cash.

If the depositary determines in its discretion that any distribution described above is not practicable with respect to any specific registered ADR holder, the depositary may choose any method of distribution that it deems practicable for such ADR holder, including the distribution of foreign currency, securities or property, or it may retain such items, without paying interest on or investing them, on behalf of the ADR holder as deposited securities, in which case the ADSs will also represent the retained items.

Any U.S. dollars will be distributed by checks drawn on a bank in the United States for whole dollars and cents. Fractional cents will be withheld without liability and dealt with by the depositary in accordance with its then current practices.

The depositary is not responsible if it fails to determine that any distribution or action is lawful or reasonably practicable.

There can be no assurance that the depositary will be able to convert any currency at a specified exchange rate or sell any property, rights, shares or other securities at a specified price, nor that any of such transactions can be completed within a specified time period. All purchases and sales of securities will be handled by the Depositary in accordance with its then current policies.

Deposit, Withdrawal and Cancellation

How does the depositary issue ADSs?

The depositary will issue ADSs if you or your broker deposit shares or evidence of rights to receive shares with the custodian and pay the fees and expenses owing to the depositary in connection with such issuance. In the case of the ADSs to be issued under this prospectus, we will arrange with the underwriters named herein to deposit such shares.

Shares deposited in the future with the custodian must be accompanied by certain delivery documentation and shall, at the time of such deposit, be registered in the name of JPMorgan Chase Bank, N.A., as depositary for the benefit of holders of ADRs or in such other name as the depositary shall direct.

The custodian will hold all deposited shares (including those being deposited by or on our behalf in connection with the offering to which this prospectus relates) for the account and to the order of the depositary. ADR holders thus have no direct ownership interest in the shares and only have such rights as are contained in the deposit agreement. The custodian will also hold any additional securities, property and cash received on or in substitution for the deposited shares. The deposited shares and any such additional items are referred to as “deposited securities”.

Upon each deposit of shares, receipt of related delivery documentation and compliance with the other provisions of the deposit agreement, including the payment of the fees and charges of the depositary and any taxes or other fees or charges owing, the depositary will issue an ADR or ADRs in the name or upon the order of the person entitled thereto evidencing the number of ADSs to which such person is entitled. All of the ADSs issued will, unless specifically requested to the contrary, be part of the depositary’s direct registration system, and a registered holder will receive periodic statements from the depositary which will show the number of ADSs registered in such holder’s name. An ADR holder can request that the ADSs not be held through the depositary’s direct registration system and that a certificated ADR be issued.

How do ADR holders cancel an ADS and obtain deposited securities?

When you turn in your ADR certificate at the depositary’s office, or when you provide proper instructions and documentation in the case of direct registration ADSs, the depositary will, upon payment of certain applicable fees, charges and taxes, deliver the underlying shares to you or upon your written order. Delivery of deposited securities in certificated form will be made at the custodian’s office. At your risk, expense and request, the depositary may deliver deposited securities at such other place as you may request.

The depositary may only restrict the withdrawal of deposited securities in connection with:

•	temporary delays caused by closing our transfer books or those of the depositary or the deposit of shares in connection with voting at a shareholders’ meeting, or the payment of dividends;

•	the payment of fees, taxes and similar charges; or

•	compliance with any U.S. or foreign laws or governmental regulations relating to the ADRs or to the withdrawal of deposited securities.

This right of withdrawal may not be limited by any other provision of the deposit agreement.

Record Dates

The depositary may, after consultation with us if practicable, fix record dates (which, to the extent applicable, shall be as near as practicable to any corresponding record dates set by us) for the determination of the registered ADR holders who will be entitled (or obligated, as the case may be):

•	to receive any distribution on or in respect of deposited securities,

•	to give instructions for the exercise of voting rights at a meeting of holders of shares,

•	to pay the fee assessed by the depositary for administration of the ADR program and for any expenses as provided for in the ADR, or

•	to receive any notice or to act in respect of other matters,

all subject to the provisions of the deposit agreement.

Voting Rights

How do I vote?

If you are an ADR holder and the depositary asks you to provide it with voting instructions, you may instruct the depositary how to exercise the voting rights for the shares which underlie your ADSs. As soon as practicable after receipt from us of notice of any meeting at which the holders of shares are entitled to vote, or of our solicitation of consents or proxies from holders of shares, the depositary shall fix the ADS record date in accordance with the provisions of the deposit agreement in respect of such meeting or solicitation of consent or proxy. Holders are strongly encouraged to forward their voting instructions to the depositary as soon as possible. For instructions to be valid, the ADR department of the depositary that is responsible for proxies and voting must receive them in the manner and on or before the time specified, notwithstanding that such instructions may have been physically received by the depositary prior to such time. The depositary will not itself exercise any voting discretion. Furthermore, neither the depositary nor its agents are responsible for any failure to carry out any voting instructions, for the manner in which any vote is cast or for the effect of any vote. Notwithstanding anything contained in the deposit agreement or any ADR, the depositary may, to the extent not prohibited by law or regulations, or by the requirements of the stock exchange on which the ADSs are listed, in lieu of distribution of the materials provided to the depositary in connection with any meeting of, or solicitation of consents or proxies from, holders of deposited securities, distribute to the registered holders of ADRs a notice that provides such holders with, or otherwise publicizes to such holders, instructions on how to retrieve such materials or receive such materials upon request (i.e., by reference to a website containing the materials for retrieval or a contact for requesting copies of the materials).

Under our constituent documents, the depositary would be able to provide us with voting instructions without having to personally attend meetings in person or by proxy. Such voting instructions may be provided to us via facsimile, email, mail, courier or other recognized form of delivery and we agree to accept any such delivery so long as it is timely received prior to the meeting. We will endeavor to provide the depositary with written notice of each meeting of shareholders promptly after determining the date of such meeting so as to enable it to solicit and receive voting instructions. In general, the depositary will require that voting instructions be received by the depositary no less than five business days prior to the date of each meeting of shareholders. Under the post-offering memorandum and articles of association that we expect to adopt, the minimum notice period required to convene a general meeting is seven days. The depositary may not have sufficient time to solicit voting instructions, and it is possible that you, or persons who hold their ADSs through brokers, dealers or other third parties, will not have the opportunity to exercise a right to vote.

Notwithstanding the above, we have advised the depositary that under the Cayman Islands law and our constituent documents, each as in effect as of the date of the deposit agreement, voting at any meeting of shareholders is by show of hands unless a poll is (before or on the declaration of the results of the show of hands) demanded. In the event that voting on any resolution or matter is conducted on a show of hands basis in accordance with our constituent documents, the depositary will refrain from voting and the voting instructions received by the depositary from holders shall lapse. The depositary will not demand a poll or join in demanding a poll, whether or not requested to do so by holders of ADSs. There is no guarantee that you will receive voting materials in time to instruct the depositary to vote and it is possible that you, or persons who hold their ADSs through brokers, dealers or other third parties, will not have the opportunity to exercise a right to vote.

Reports and Other Communications

Will ADR holders be able to view our reports?

The depositary will make available for inspection by ADR holders at the offices of the depositary and the custodian the deposit agreement, the provisions of or governing deposited securities, and any written communications from us which are both received by the custodian or its nominee as a holder of deposited securities and made generally available to the holders of deposited securities.

Additionally, if we make any written communications generally available to holders of our shares, and we furnish copies thereof (or English translations or summaries) to the depositary, it will distribute the same to registered ADR holders.

Fees and Expenses

What fees and expenses will I be responsible for paying?

The depositary may charge each person to whom ADSs are issued, including, without limitation, issuances against deposits of shares, issuances in respect of share distributions, rights and other distributions, issuances pursuant to a stock dividend or stock split declared by us or issuances pursuant to a merger, exchange of securities or any other transaction or event affecting the ADSs or deposited securities, and each person surrendering ADSs for withdrawal of deposited securities or whose ADRs are cancelled or reduced for any other reason, $5.00 for each 100 ADSs (or any portion thereof) issued, delivered, reduced, cancelled or surrendered, as the case may be. The depositary may sell (by public or private sale) sufficient securities and property received in respect of a share distribution, rights and/or other distribution prior to such deposit to pay such charge.

The following additional charges shall be incurred by the ADR holders, by any party depositing or withdrawing shares or by any party surrendering ADSs and/or to whom ADSs are issued (including, without limitation, issuance pursuant to a stock dividend or stock split declared by us or an exchange of stock regarding the ADSs or the deposited securities or a distribution of ADSs), whichever is applicable:

•	a fee of U.S.$1.50 per ADR or ADRs for transfers of certificated or direct registration ADRs;

•	a fee of up to U.S.$0.05 per ADS for any cash distribution made pursuant to the deposit agreement;

•

an aggregate fee of up to U.S.$0.05 per ADS per calendar year (or portion thereof) for services performed by the depositary in administering the ADRs (which fee may be charged on a periodic basis during each calendar year and shall be assessed against holders of ADRs as of the record date or record dates set by the depositary during each calendar year and shall be payable in the manner described in the next succeeding provision);

•

a fee for the reimbursement of such fees, charges and expenses as are incurred by the depositary and/or any of its agents (including, without limitation, the custodian and expenses incurred on behalf of holders in connection with compliance with foreign exchange control regulations or any law or regulation relating to foreign investment) in connection with the servicing of the shares or other deposited securities, the sale of securities (including, without limitation, deposited securities), the delivery of deposited securities or otherwise in connection with the depositary’s or its custodian’s compliance with applicable law, rule or regulation (which fees and charges shall be assessed on a proportionate basis against holders as of the record date or dates set by the depositary and shall be payable at the sole discretion of the depositary by billing such holders or by deducting such charge from one or more cash dividends or other cash distributions);

•

a fee for the distribution of securities (or the sale of securities in connection with a distribution), such fee being in an amount equal to the $0.05 per ADS issuance fee for the execution and delivery of ADSs which would have been charged as a result of the deposit of such securities (treating all such securities as if they were shares) but which securities or the net cash proceeds from the sale thereof are instead distributed by the depositary to those holders entitled thereto;

•	stock transfer or other taxes and other governmental charges;

•	cable, telex and facsimile transmission and delivery charges incurred at your request in connection with the deposit or delivery of shares, ADRs or deposited securities;

•	transfer or registration fees for the registration of transfer of deposited securities on any applicable register in connection with the deposit or withdrawal of deposited securities;

•

in connection with the conversion of foreign currency into U.S. dollars, JPMorgan shall deduct out of such foreign currency the fees, expenses and other charges charged by it and/or its agent (which may be a division, branch or affiliate) so appointed in connection with such conversion; and

•	fees of any division, branch or affiliate of the depositary utilized by the depositary to direct, manage and/or execute any public and/or private sale of securities under the deposit agreement.

JPMorgan and/or its agent may act as principal for such conversion of foreign currency. For further details see https://www.adr.com.

We will pay all other charges and expenses of the depositary and any agent of the depositary (except the custodian) pursuant to agreements from time to time between us and the depositary. The charges described above may be amended from time to time by agreement between us and the depositary.

The depositary may make available to us a set amount or a portion of the depositary fees charged in respect of the ADR program or otherwise upon such terms and conditions as we and the depositary may agree from time to time. The depositary collects its fees for issuance and cancellation of ADSs directly from investors depositing shares or surrendering ADSs for the purpose of withdrawal or from intermediaries acting for them. The depositary collects fees for making distributions to investors by deducting those fees from the amounts distributed or by selling a portion of distributable property to pay the fees. The depositary may collect its annual fee for depositary services by deduction from cash distributions, or by directly billing investors, or by charging the book-entry system accounts of participants acting for them. The depositary will generally set off the amounts owing from distributions made to holders of ADSs. If, however, no distribution exists and payment owing is not timely received by the depositary, the depositary may refuse to provide any further services to holders that have not paid those fees and expenses owing until such fees and expenses have been paid. At the discretion of the depositary, all fees and charges owing under the deposit agreement are due in advance and/or when declared owing by the depositary. We did not receive any reimbursement form the depositary in 2022.

The fees and charges you may be required to pay may vary over time and may be changed by us and by the depositary. You will receive prior notice of the increase in any such fees and charges.

Payment of Taxes

ADR holders must pay any tax or other governmental charge payable by the custodian or the depositary on any ADS or ADR, deposited security or distribution. If any taxes or other governmental charges (including any penalties and/or interest) shall become payable by or on behalf of the custodian or the depositary with respect to any ADR, any deposited securities represented by the ADSs evidenced thereby or any distribution thereon, including, without limitation, any Chinese Enterprise Income Tax owing if the Circular Guoshuifa [2009] No. 82 issued by the Chinese State Administration of Taxation (SAT) or any other circular, edict, order or ruling, as issued and as from time to time amended, is applied or otherwise, such tax or other governmental charge shall be paid by the holder thereof to the depositary and by holding or having held an ADR the holder and all prior holders thereof, jointly and severally, agree to indemnify, defend and save harmless each of the depositary and its agents in respect thereof. If an ADR holder owes any tax or other governmental charge, the depositary may (i) deduct the amount thereof from any cash distributions, or (ii) sell deposited securities (by public or private sale) and deduct the amount owing from the net proceeds of such sale. In either case the ADR holder remains liable for any shortfall. If any tax or governmental charge is unpaid, the depositary may also refuse to effect any registration, registration of transfer, split-up or combination of deposited securities or withdrawal of deposited securities until such payment is made. If any tax or governmental charge is required to be withheld on any cash distribution, the depositary may deduct the amount required to be withheld from any cash distribution or, in the case of a non-cash distribution, sell the distributed property or securities (by public or private sale) in such amounts and in such manner as the depositary deems necessary and practicable to pay such taxes and distribute any remaining net proceeds or the balance of any such property after deduction of such taxes to the ADR holders entitled thereto.

By holding an ADR or an interest therein, you will be agreeing to indemnify us, the depositary, its custodian and any of our or their respective officers, directors, employees, agents and affiliates against, and hold each of them harmless from, any claims by any governmental authority with respect to taxes, additions to tax, penalties or interest arising out of any refund of taxes, reduced rate of withholding at source or other tax benefit obtained.

Reclassifications, Recapitalizations and Mergers

If we take certain actions that affect the deposited securities, including (i) any change in par value, split-up, consolidation, cancellation or other reclassification of deposited securities or (ii) any distributions of shares or other property not made to holders of ADRs or (iii) any recapitalization, reorganization, merger, consolidation, liquidation, receivership, bankruptcy or sale of all or substantially all of our assets, then the depositary may choose to, and shall if reasonably requested by us:

(1)	amend the form of ADR;

(2)	distribute additional or amended ADRs;

(3)	distribute cash, securities or other property it has received in connection with such actions;

(4)	sell any securities or property received and distribute the proceeds as cash; or

(5)	none of the above.

If the depositary does not choose any of the above options, any of the cash, securities or other property it receives will constitute part of the deposited securities and each ADS will then represent a proportionate interest in such property.

Amendment and Termination

How may the deposit agreement be amended?

We may agree with the depositary to amend the deposit agreement and the ADSs without your consent for any reason. ADR holders must be given at least 30 days notice of any amendment that imposes or increases any fees or charges (other than stock transfer or other taxes and other governmental charges, transfer or registration fees, SWIFT, cable, telex or facsimile transmission costs, delivery costs or other such expenses), or otherwise prejudices any substantial existing right of ADR holders. Such notice need not describe in detail the specific amendments effectuated thereby, but must identify to ADR holders a means to access the text of such amendment. If an ADR holder continues to hold an ADR or ADRs after being so notified, such ADR holder is deemed to agree to such amendment and to be bound by the deposit agreement as so amended. Notwithstanding the foregoing, if any governmental body or regulatory body should adopt new laws, rules or regulations which would require amendment or supplement of the deposit agreement or the form of ADR to ensure compliance therewith, we and the depositary may amend or supplement the deposit agreement and the ADR at any time in accordance with such changed laws, rules or regulations, which amendment or supplement may take effect before a notice is given or within any other period of time as required for compliance. No amendment, however, will impair your right to surrender your ADSs and receive the underlying securities, except in order to comply with mandatory provisions of applicable law.

How may the deposit agreement be terminated?

The depositary may, and shall at our written direction, terminate the deposit agreement and the ADRs by mailing notice of such termination to the registered holders of ADRs at least 30 days prior to the date fixed in such notice for such termination; provided, however, if the depositary shall have (i) resigned as depositary under the deposit agreement, notice of such termination by the depositary shall not be provided to registered holders unless a successor depositary shall not be operating under the deposit agreement within 60 days of the date of such resignation, and (ii) been removed as depositary under the deposit agreement, notice of such termination by the depositary shall not be provided to registered holders of ADRs unless a successor depositary shall not be operating under the deposit agreement on the 120th day after our notice of removal was first provided to the depositary. After the date so fixed for termination, (a) all direct registration ADRs shall cease to be eligible for the direct registration system and shall be considered ADRs issued on the ADR register maintained by the depositary and (b) the depositary shall use its reasonable efforts to ensure that the ADSs cease to be DTC eligible so that neither DTC nor any of its nominees shall thereafter be a registered holder of ADRs. At such time as the ADSs cease to be DTC eligible and/or neither DTC nor any of its nominees is a registered holder of ADRs, the depositary shall (a) instruct its custodian to deliver all shares to us along with a general stock power that refers to the names set forth on the ADR register maintained by the depositary and (b) provide us with a copy of the ADR register maintained by the depositary. Upon receipt of such shares and the ADR register maintained by the depositary, we have agreed to use our best efforts to issue to each registered holder a Share certificate representing the Shares represented by the ADSs reflected on the ADR register maintained by the depositary in such registered holder’s name and to deliver such Share certificate to the registered holder at the address set forth on the ADR register maintained by the depositary. After providing such instruction to the custodian and delivering a copy of the ADR register to us, the depositary and its agents will perform no further acts under the deposit agreement or the ADRs and shall cease to have any obligations under the deposit agreement and/or the ADRs.

Limitations on Obligations and Liability to ADR holders

Limits on our obligations and the obligations of the depositary; limits on liability to ADR holders and holders of ADSs

Prior to the issue, registration, registration of transfer, split-up, combination, or cancellation of any ADRs, or the delivery of any distribution in respect thereof, and from time to time in the case of the production of proofs as described below, we or the depositary or its custodian may require:

•

payment with respect thereto of (i) any stock transfer or other tax or other governmental charge, (ii) any stock transfer or registration fees in effect for the registration of transfers of shares or other deposited securities upon any applicable register and (iii) any applicable fees and expenses described in the deposit agreement;

•

the production of proof satisfactory to it of (i) the identity of any signatory and genuineness of any signature and (ii) such other information, including without limitation, information as to citizenship, residence, exchange control approval, beneficial ownership of any securities, compliance with applicable law, regulations, provisions of or governing deposited securities and terms of the deposit agreement and the ADRs, as it may deem necessary or proper; and

•	compliance with such regulations as the depositary may establish consistent with the deposit agreement.

The issuance of ADRs, the acceptance of deposits of shares, the registration, registration of transfer, split-up or combination of ADRs or the withdrawal of shares, may be suspended, generally or in particular instances, when the ADR register or any register for deposited securities is closed or when any such action is deemed advisable by the depositary; provided that the ability to withdraw shares may only be limited under the following circumstances: (i) temporary delays caused by closing transfer books of the depositary or our transfer books or the deposit of shares in connection with voting at a shareholders’ meeting, or the payment of dividends, (ii) the payment of fees, taxes, and similar charges, and (iii) compliance with any laws or governmental regulations relating to ADRs or to the withdrawal of deposited securities.

The deposit agreement expressly limits the obligations and liability of the depositary, ourselves and our respective agents, provided, however, that no disclaimer of liability under the Securities Act of 1933 is intended by any of the limitations of liabilities provisions of the deposit agreement. In the deposit agreement it provides that neither we nor the depositary nor any such agent will be liable if:

•

any present or future law, rule, regulation, fiat, order or decree of the United States, the Cayman Islands, the People’s Republic of China (including the Hong Kong Special Administrative Region, the People’s Republic of China) or any other country or jurisdiction, or of any governmental or regulatory authority or securities exchange or market or automated quotation system, the provisions of or governing any deposited securities, any present or future provision of our charter, any act of God, war, terrorism, nationalization, expropriation, currency restrictions, work stoppage, strike, civil unrest, revolutions, rebellions, explosions, computer failure or circumstance beyond our, the depositary’s or our respective agents’ direct and immediate control shall prevent or delay, or shall cause any of them to be subject to any civil or criminal penalty in connection with, any act which the deposit agreement or the ADRs provide shall be done or performed by us, the depositary or our respective agents (including, without limitation, voting);

•

it exercises or fails to exercise discretion under the deposit agreement or the ADRs including, without limitation, any failure to determine that any distribution or action may be lawful or reasonably practicable;

•	it performs its obligations under the deposit agreement and ADRs without gross negligence or willful misconduct;

•

it takes any action or refrains from taking any action in reliance upon the advice of or information from legal counsel, accountants, any person presenting shares for deposit, any registered holder of ADRs, or any other person believed by it to be competent to give such advice or information; or

•	it relies upon any written notice, request, direction, instruction or document believed by it to be genuine and to have been signed, presented or given by the proper party or parties.

Neither the depositary nor its agents have any obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of any deposited securities or the ADRs. We and our agents shall only be obligated to appear in, prosecute or defend any action, suit or other proceeding in respect of any deposited securities or the ADRs, which in our opinion may involve us in expense or liability, if indemnity satisfactory to us against all expense (including fees and disbursements of counsel) and liability is furnished as often as may be required. The depositary and its agents may fully respond to any and all demands or requests for information maintained by or on its behalf in connection with the deposit agreement, any registered holder or holders of ADRs, any ADRs or otherwise related to the deposit agreement or ADRs to the extent such information is requested or required by or pursuant to any lawful authority, including without limitation laws, rules, regulations, administrative or judicial process, banking, securities or other regulators. The depositary shall not be liable for the acts or omissions made by, or the insolvency of, any securities depository, clearing agency or settlement system. Furthermore, the depositary shall not be responsible for, and shall incur no liability in connection with or arising from, the insolvency of any custodian that is not a branch or affiliate of JPMorgan Chase Bank, N.A. Notwithstanding anything to the contrary contained in the deposit agreement or any ADRs, the depositary shall not be responsible for, and shall incur no liability in connection with or arising from, any act or omission to act on the part of the custodian except to the extent that the custodian has (i) committed fraud or willful misconduct in the provision of custodial services to the depositary or (ii) failed to use reasonable care in the provision of custodial services to the depositary as determined in accordance with the standards prevailing in the jurisdiction in which the custodian is located. The depositary and the custodian(s) may use third party delivery services and providers of information regarding matters such as pricing, proxy voting, corporate actions, class action litigation and other services in connection with the ADRs and the deposit agreement, and use local agents to provide extraordinary services such as attendance at annual meetings of issuers of securities. Although the depositary and the custodian will use reasonable care (and cause their agents to use reasonable care) in the selection and retention of such third party providers and local agents, they will not be responsible for any errors or omissions made by them in providing the relevant information or services. The depositary shall not have any liability for the price received in connection with any sale of securities, the timing thereof or any delay in action or omission to act nor shall it be responsible for any error or delay in action, omission to act, default or negligence on the part of the party so retained in connection with any such sale or proposed sale.

The depositary has no obligation to inform ADR holders or other holders of an interest in any ADSs about the requirements of Cayman Islands or People’s Republic of China law, rules or regulations or any changes therein or thereto.

Additionally, none of us, the depositary or the custodian shall be liable for the failure by any registered holder of ADRs or beneficial owner therein to obtain the benefits of credits on the basis of non-U.S. tax paid against such holder’s or beneficial owner’s income tax liability. Neither we nor the depositary shall incur any liability for any tax consequences that may be incurred by registered holders or beneficial owners on account of their ownership of ADRs or ADSs.

Neither the depositary nor its agents will be responsible for any failure to carry out any instructions to vote any of the deposited securities, for the manner in which any such vote is cast or for the effect of any such vote. The depositary may rely upon instructions from us or our counsel in respect of any approval or license required for any currency conversion, transfer or distribution. The depositary shall not incur any liability for the content of any information submitted to it by us or on our behalf for distribution to ADR holders or for any inaccuracy of any translation thereof, for any investment risk associated with acquiring an interest in the deposited securities, for the validity or worth of the deposited securities, for the credit-worthiness of any third party, for allowing any rights to lapse upon the terms of the deposit agreement or for the failure or timeliness of any notice from us. The depositary shall not be liable for any acts or omissions made by a successor depositary whether in connection with a previous act or omission of the depositary or in connection with any matter arising wholly after the removal or resignation of the depositary. Neither the depositary nor any of its agents shall be liable to registered holders or beneficial owners of interests in ADSs for any indirect, special, punitive or consequential damages (including, without limitation, legal fees and expenses) or lost profits, in each case of any form incurred by any person or entity, whether or not foreseeable and regardless of the type of action in which such a claim may be brought.

In the deposit agreement each party thereto (including, for avoidance of doubt, each holder and beneficial owner and/or holder of interests in ADRs) irrevocably waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in any suit, action or proceeding against the depositary and/or us directly or indirectly arising out of or relating to the shares or other deposited securities, the ADSs or the ADRs, the deposit agreement or any transaction contemplated therein, or the breach thereof (whether based on contract, tort, common law or any other theory).

The depositary and its agents may own and deal in any class of securities of our company and our affiliates and in ADRs.

Disclosure of Interest in ADSs

To the extent that the provisions of or governing any deposited securities may require disclosure of or impose limits on beneficial or other ownership of deposited securities, other shares and other securities and may provide for blocking transfer, voting or other rights to enforce such disclosure or limits, you agree to comply with all such disclosure requirements and ownership limitations and to comply with any reasonable instructions we may provide in respect thereof. We reserve the right to instruct you to deliver your ADSs for cancellation and withdrawal of the deposited securities so as to permit us to deal with you directly as a holder of shares and, by holding an ADS or an interest therein, you will be agreeing to comply with such instructions.

Books of Depositary

The depositary or its agent will maintain a register for the registration, registration of transfer, combination and split-up of ADRs, which register shall include the depositary’s direct registration system. Registered holders of ADRs may inspect such records at the depositary’s office at all reasonable times, but solely for the purpose of communicating with other holders in the interest of the business of our company or a matter relating to the deposit agreement. Such register may be closed at any time or from time to time, when deemed expedient by the depositary or, in the case of the issuance book portion of the ADR Register, when reasonably requested by the Company solely in order to enable the Company to comply with applicable law.

The depositary will maintain facilities for the delivery and receipt of ADRs.

Pre-release of ADSs

In its capacity as depositary, the depositary shall not lend shares or ADSs; provided, however, that the depositary may (i) issue ADSs prior to the receipt of shares and (ii) deliver shares prior to the receipt of ADSs for withdrawal of deposited securities, including ADSs which were issued under (i) above but for which shares may not have been received (each such transaction a “pre-release”). The depositary may receive ADSs in lieu of shares under (i) above (which ADSs will promptly be canceled by the depositary upon receipt by the depositary) and receive shares in lieu of ADSs under (ii) above. Each such pre-release will be subject to a written agreement whereby the person or entity (the “applicant”) to whom ADSs or shares are to be delivered (a) represents that at the time of the pre-release the applicant or its customer owns the shares or ADSs that are to be delivered by the applicant under such pre-release, (b) agrees to indicate the depositary as owner of such shares or ADSs in its records and to hold such shares or ADSs in trust for the depositary until such shares or ADSs are delivered to the depositary or the custodian, (c) unconditionally guarantees to deliver to the depositary or the custodian, as applicable, such shares or ADSs, and (d) agrees to any additional restrictions or requirements that the depositary deems appropriate. Each such pre-release will be at all times fully collateralized with cash, U.S. government securities or such other collateral as the depositary deems appropriate, terminable by the depositary on not more than five (5) business days’ notice and subject to such further indemnities and credit regulations as the depositary deems appropriate. The depositary will normally limit the number of ADSs and shares involved in such pre-release at any one time to thirty percent (30%) of the ADSs outstanding (without giving effect to ADSs outstanding under (i) above), provided, however, that the depositary reserves the right to change or disregard such limit from time to time as it deems appropriate. The depositary may also set limits with respect to the number of ADSs and shares involved in pre-release with any one person on a case-by-case basis as it deems appropriate. The depositary may retain for its own account any compensation received by it in conjunction with the foregoing. Collateral provided in connection with pre-release transactions, but not the earnings thereon, shall be held for the benefit of the ADR holders (other than the applicant).

Appointment

In the deposit agreement, each registered holder of ADRs and each person holding an interest in ADSs, upon acceptance of any ADSs (or any interest therein) issued in accordance with the terms and conditions of the deposit agreement will be deemed for all purposes to:

•	be a party to and bound by the terms of the deposit agreement and the applicable ADR or ADRs, and

•

appoint the depositary its attorney-in-fact, with full power to delegate, to act on its behalf and to take any and all actions contemplated in the deposit agreement and the applicable ADR or ADRs, to adopt any and all procedures necessary to comply with applicable laws and to take such action as the depositary in its sole discretion may deem necessary or appropriate to carry out the purposes of the deposit agreement and the applicable ADR and ADRs, the taking of such actions to be the conclusive determinant of the necessity and appropriateness thereof.

Governing Law

The deposit agreement and the ADRs are governed by and construed in accordance with the laws of the State of New York. In the deposit agreement, we have submitted to the jurisdiction of the courts of the State of New York and appointed an agent for service of process on our behalf. Notwithstanding the foregoing, (i) any action based on the deposit agreement or the transactions contemplated thereby may be instituted by the depositary in any competent court in the Cayman Islands, Hong Kong, the People’s Republic of China and/or the United States, (ii) the depositary may, in its sole discretion, elect to institute any action, controversy, claim or dispute directly or indirectly based on, arising out of or relating to the deposit agreement or the ADRs or the transactions contemplated thereby, including without limitation any question regarding its or their existence, validity, interpretation, performance or termination, against any other party or parties to the deposit agreement (including, without limitation, against ADR holders and owners of interests in ADSs), by having the matter referred to and finally resolved by an arbitration conducted under the terms described below, and (iii) the depositary may in its sole discretion require that any action, controversy, claim, dispute, legal suit or proceeding brought against the depositary by any party or parties to the deposit agreement (including, without limitation, by ADR holders and owners of interests in ADSs) shall be referred to and finally settled by an arbitration conducted under the terms described below. Any such arbitration shall be conducted in the English language either in New York, New York in accordance with the Commercial Arbitration Rules of the American Arbitration Association or in Hong Kong following the arbitration rules of the United Nations Commission on International Trade Law (UNCITRAL).

By holding an ADS or an interest therein, registered holders of ADRs and owners of ADSs each irrevocably agree that any legal suit, action or proceeding against or involving us or the depositary, arising out of or based upon the deposit agreement, the ADSs or the transactions contemplated thereby, may only be instituted in a state or federal court in New York, New York, and each irrevocably waives any objection which it may have to the laying of venue of any such proceeding, and irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding.

SHARES ELIGIBLE FOR FUTURE SALE

Upon completion of this offering, we will have              ADSs outstanding, representing              Class A ordinary shares, or approximately         % of our issued and outstanding ordinary shares, assuming the underwriters do not exercise their option to purchase additional ADSs. All of the ADSs sold in this offering will be freely transferable by persons other than by our “affiliates” without restriction or further registration under the Securities Act. Sales of substantial amounts of the ADSs in the public market could adversely affect prevailing market prices of the ADSs.

Lock-up Agreements

In connection with this offering, [we and our directors and executive officers] have agreed, for a period of [90 days] after the date of this prospectus, [not to offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale, lend or otherwise dispose of, except in this offering, any of our ordinary shares or ADSs or securities that are substantially similar to our ordinary shares or ADSs, including, but not limited to, any options or warrants to purchase our ordinary shares, ADSs or any securities that are convertible into or exchangeable for, or that represent the right to receive, our ordinary shares, ADSs or any such substantially similar securities (other than pursuant to employee share option plans existing on, or upon the conversion or exchange of convertible or exchangeable securities outstanding as of, the date such lock-up agreement was executed),] without the prior written consent of the representatives of the underwriters.

[Other than this offering,] we are not aware of any plans by any significant shareholders to dispose of significant numbers of the ADSs or ordinary shares. However, one or more existing shareholders or owners of securities convertible or exchangeable into or exercisable for the ADSs or ordinary shares may dispose of significant numbers of the ADSs or ordinary shares in the future. We cannot predict what effect, if any, future sales of the ADSs or ordinary shares, or the availability of ADSs or ordinary shares for future sale, will have on the trading price of the ADSs from time to time. Sales of substantial amounts of the ADSs or ordinary shares in the public market, or the perception that these sales could occur, could adversely affect the trading price of the ADSs.

Rule 144

Under Rule 144 as currently in effect, “restricted securities” as that term is defined in Rule 144 under the Securities Act and may be sold publicly in the United States only if they are subject to an effective registration statement under the Securities Act or pursuant to an exemption from the registration requirement such as those provided by Rule 144 and Rule 701 promulgated under the Securities Act. Persons who are our affiliates and have beneficially owned our restricted securities for at least six months may sell a number of restricted securities within any three-month period that does not exceed the greater of the following:

•	1% of the then-outstanding ordinary shares of the same class, in the form of ADSs or otherwise; or

•

the average weekly trading volume of our ordinary shares of the same class in the form of ADSs or otherwise, on the Nasdaq Stock Market, during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC.

Sales by our affiliates under Rule 144 are also subject to certain requirements relating to manner of sale, notice and the availability of current public information about us.

Rule 701

In general, under Rule 701 of the Securities Act as currently in effect, each of our employees, consultants or advisors who purchases our ordinary shares from us in connection with a compensatory stock plan or other written agreement executed prior to the completion of this offering is eligible to resell those ordinary shares in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period, contained in Rule 144.

Registration Rights

Certain holders of our ordinary shares or their transferees are entitled to request that we register their shares under the Securities Act. See “Description of Share Capital—Agreement with Shareholders—Registration Rights.”

TAXATION

The following summary of Cayman Islands, PRC and U.S. federal income tax considerations of an investment in the ADSs or ordinary shares is based upon laws and relevant interpretations thereof in effect as of the date of this registration statement, all of which are subject to change. This summary does not deal with all possible tax considerations relating to an investment in the ADSs or ordinary shares, such as the tax considerations under U.S. state and local tax laws or under the tax laws of jurisdictions other than the Cayman Islands, the People’s Republic of China and the United States. To the extent that the discussion relates to matters of Cayman Islands tax law, it represents the opinion of Harney Westwood & Riegels, our Cayman Islands counsel; to the extent it relates to PRC tax law, it is the opinion of Jingtian & Gongcheng, our PRC counsel.

Cayman Islands Taxation

The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciation and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to us levied by the government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or brought within the jurisdiction of the Cayman Islands. The Cayman Islands is not party to any double tax treaties that are applicable to any payments made to or by us. There are no exchange control regulations or currency restrictions in the Cayman Islands.

Payments of dividends and capital in respect of our ordinary shares or ADSs will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of a dividend or capital to any holder of our ordinary shares or ADSs, nor will gains derived from the disposal of our ordinary shares or ADSs be subject to Cayman Islands income or corporation tax.

People’s Republic of China Taxation

PRC Enterprise Income Tax Law

Under the PRC Enterprise Income Tax Law, an enterprise established outside of China with “de facto management bodies” within China may be considered a PRC “resident enterprise,” meaning it can be treated in a manner similar to a PRC enterprise for enterprise income tax purposes, although the dividends paid to a PRC resident enterprise from another may qualify as “tax-exempt income.” The implementation rules of the PRC Enterprise Income Tax Law define a “de facto management body” as a body that has substantial and overall management and control over the manufacturing and business operations, personnel and human resources, finances and properties of an enterprise. STA Circular 82 issued by STA on April 22, 2009 specifies that certain offshore enterprises controlled by a PRC company or a PRC company group will be classified as PRC “resident enterprises” if the following requirements are satisfied: (i) the senior management and core management departments in charge of its daily operations function are mainly in China; (ii) its financial and human resources decisions are subject to determination or approval by persons or bodies in China; (iii) its major assets, accounting books, company seals, and minutes and files of its board and shareholders’ meetings are located or kept in China; and (iv) at least half of the enterprise’s directors with voting rights or senior management reside in China. Although STA Circular 82 only applies to offshore enterprises controlled by PRC enterprises and not those controlled by PRC individuals, the determination criteria set forth in STA Circular 82 may reflect STA’s general position on how the “de facto management body” test should be applied in determining tax resident status of offshore enterprises, regardless of whether they are controlled by PRC enterprises or PRC individuals.

We believe that we are not a PRC resident enterprise and therefore we are not subject to PRC enterprise income tax reporting obligations and the dividends paid by us to holders of our ADSs or ordinary shares will not be subject to PRC withholding tax. However, if the PRC tax authorities determine that we are a PRC resident enterprise for enterprise income tax purposes, we may be required to withhold a 10% withholding tax from dividends we pay to our non-PRC enterprise shareholders and a 20% withholding tax from dividends we pay to our non-PRC individual shareholders, including the holders of our ADSs. In addition, non-PRC shareholders may be subject to PRC tax on gains realized on the sale or other disposition of ADSs or ordinary shares if such income is treated as China-sourced income. It is unclear whether our non-PRC shareholders would be able to claim the benefits of any tax treaties between their tax residence and China in the event we are treated as a PRC resident enterprise. See “Risk Factors—Risks Related to Doing Business in China—It is unclear whether we will be considered a PRC ‘resident enterprise’ under the PRC Enterprise Income Tax Law and, depending on the determination of our PRC ‘resident enterprise’ status, our global income may be subject to the 25% PRC enterprise income tax, which could materially and adversely affect our results of operations.”

Enterprise Income Tax for Share Transfer by Non-PRC Resident Enterprises

On February 3, 2015, STA issued STA Public Notice 7. In December 2017, Article 13 and Paragraph 2 of Article 8 of STA Public Notice 7 were abolished Pursuant to the STA Public Notice 7, as amended, where a non-PRC resident enterprise indirectly transfers equities and other properties of a PRC resident enterprise to evade its obligation of paying enterprise income tax by implementing arrangements that are not for reasonable commercial purpose, such indirect transfer shall be re-identified and recognized as a direct transfer of equities and other properties of the PRC resident enterprise. STA Public Notice 7, as amended, provides clear criteria for assessment of reasonable commercial purposes and has introduced safe harbors for internal group restructurings and the purchase and sale of equity interests through a public securities market. STA Public Notice 7, as amended, also brings challenges to both offshore transferor and transferee (or other person who is obligated to pay for the transfer) of taxable assets. Where a non-PRC resident enterprise transfers taxable assets indirectly by disposing of the equity interests of an offshore holding company, which is an Indirect Transfer, the non-PRC resident enterprise as either transferor or transferee, or the PRC entity that directly owns the taxable assets, may report such Indirect Transfer to the relevant PRC tax authority. Using a “substance over form” principle, the PRC tax authority may disregard the existence of the offshore holding company if it lacks a reasonable commercial purpose and was established for the purpose of reducing, avoiding or deferring PRC tax. As a result, gains derived from such Indirect Transfer may be subject to enterprise income tax, and the transferee or other person who is obligated to pay for the transfer is obligated to withhold the applicable taxes, currently at a rate of 10% for the transfer of equity interests in a PRC resident enterprise. Both the transferor and the transferee may be subject to penalties under PRC tax laws if the transferee fails to withhold the taxes and the transferor fails to pay the taxes.

PRC Value-Added Tax (VAT) and Business Tax

Before August 2013 and pursuant to applicable PRC tax regulations, any entity or individual conducting business in the service industry is generally required to pay a business tax at the rate of 5% on the revenue generated from providing services. However, if the services provided are related to technology development and transfer, the business tax may be exempted subject to approval by the relevant tax authorities.

In November 2011, the Ministry of Finance (“MOF”) and SAT promulgated the Pilot Plan for Imposition of Value-Added Tax to Replace Business Tax. In May and December 2013, April 2014, March 2016 and July 2017, MOF and SAT promulgated five circulars to further expand the scope of services that are to be subject to value-added tax (“VAT”) instead of business tax. Pursuant to these tax rules, from August 1, 2013, VAT was imposed to replace the business tax in certain service industries, including technology services and advertising services, and from May 1, 2016, VAT replaced business tax in all industries, on a nationwide basis. On November 19, 2017, the State Council further amended the Interim Regulation of PRC on Value Added Tax to reflect the normalization of the pilot program. The VAT rates generally applicable are simplified as 17%, 11%, 6% and 0%, and the VAT rate applicable to the small-scale taxpayers is 3%. Unlike business tax, a taxpayer is allowed to offset the qualified input VAT paid on taxable purchases against the output VAT chargeable on the revenue from services provided.

On April 4, 2018, MOF and SAT issued the Notice on Adjustment of VAT Rates, which came into effect on May 1, 2018. According to the notice, starting from May 1, 2018, the taxable goods previously subject to VAT rates of 17% and 11%, respectively, become subject to lower VAT rates of 16% and 10%, respectively.

On March 20, 2019, MOF, SAT and the General Administration of Customs (the “GACC”) issued the Announcement on Policies for Deepening the VAT Reform, which came into effect in April 2019, to further reduce VAT rates. According to the announcement, (1) for general VAT payers’ sales activities or imports previously subject to VAT at an existing applicable rate of 16% or 10%, the applicable VAT rate is adjusted to 13% or 9% respectively; (2) for agricultural products purchased by taxpayers to which an existing 10% deduction rate is applicable, the deduction rate is adjusted to 9%; (3) for agricultural products purchased by taxpayers for production or commissioned processing, which are subject to VAT at 13%, the input VAT will be calculated at a 10% deduction rate; (4) for the exportation of goods or labor services that are subject to VAT at 16%, with the applicable export refund at the same rate, the export refund rate is adjusted to 13%; and (5) for the exportation of goods or cross-border taxable activities that are subject to VAT at 10%, with the export refund at the same rate, the export refund rate is adjusted to 9%.

United States Federal Income Tax Considerations

The following discussion is a summary of U.S. federal income tax considerations generally applicable to the ownership and disposition of our ADSs or Class A ordinary shares by a U.S. Holder (as defined below) that holds our ADSs or Class A ordinary shares as “capital assets” (generally, property held for investment) under the Code. This discussion is based upon existing U.S. federal tax law, which is subject to differing interpretations or change, possibly with retroactive effect. There can be no assurance that the IRS or a court will not take a contrary position. This discussion, moreover, does not address the U.S. federal estate, gift, alternative minimum tax, and other non-income tax considerations, the Medicare tax on certain net investment income, or any state, local or non-U.S. tax considerations, relating to the ownership or disposition of our ADSs or Class A ordinary shares. The following summary does not address all aspects of U.S. federal income taxation that may be important to particular investors in light of their individual circumstances or to persons in special tax situations such as:

•	banks and other financial institutions;

•	insurance companies;

•	pension plans;

•	cooperatives;

•	regulated investment companies;

•	real estate investment trusts;

•	broker-dealers;

•	traders that elect to use a mark-to-market method of accounting;

•	certain former U.S. citizens or long-term residents;

•	tax-exempt entities (including private foundations);

•

holders who acquire their ADSs or Class A ordinary shares pursuant to any employee share option or otherwise as compensation; investors that will hold their ADSs or Class A ordinary shares as part of a straddle, hedge, conversion, constructive sale or other integrated transaction for U.S. federal income tax purposes;

•	investors that have a functional currency other than the U.S. dollar;

•	persons that actually or constructively own ADSs or ordinary shares representing 10% or more of our stock (by vote or value); or

•	partnerships or other entities taxable as partnerships for U.S. federal income tax purposes, or persons holding ADSs or Class A ordinary shares through such entities.

all of whom may be subject to tax rules that differ significantly from those discussed below.

Each U.S. Holder is urged to consult its tax advisor regarding the application of U.S. federal taxation to its particular circumstances, and the state, local, non-U.S. and other tax considerations of the ownership and disposition of our ADSs or Class A ordinary shares.

General

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of our ADSs or Class A ordinary shares that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•

a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created in, or organized under the law of the United States or any state thereof or the District of Columbia;

•	an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•

a trust (A) the administration of which is subject to the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to control all substantial decisions of the trust or (B) that has otherwise validly elected to be treated as a U.S. person under the Code.

If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of our ADSs or Class A ordinary shares, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. Partnerships holding our ADSs or Class A ordinary shares and their partners are urged to consult their tax advisors regarding an investment in our ADSs or Class A ordinary shares.

For U.S. federal income tax purposes, it is generally expected that a U.S. Holder of ADSs will be treated as the beneficial owner of the underlying shares represented by the ADSs. The remainder of this discussion assumes that a U.S. Holder of our ADSs will be treated in this manner. Accordingly, deposits or withdrawals of Class A ordinary shares for ADSs will generally not be subject to U.S. federal income tax.

Dividends

Subject to the discussion below entitled “Passive Foreign Investment Company Rules,” any cash distributions (including the amount of any PRC tax withheld) paid on our ADSs or Class A ordinary shares out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles, will generally be includible in the gross income of a U.S. Holder as dividend income on the day actually or constructively received by the U.S. Holder, in the case of Class A ordinary shares, or by the depositary, in the case of ADSs. Because we do not intend to determine our earnings and profits on the basis of U.S. federal income tax principles, any distribution we pay will generally be treated as a “dividend” for U.S. federal income tax purposes. Dividends received on our ADSs or Class A ordinary shares will not be eligible for the dividends received deduction generally allowed to corporations. A non-corporate U.S. Holder will be subject to tax at the lower capital gain tax rate applicable to “qualified dividend income,” provided that certain conditions are satisfied, including that (1) our ADSs or Class A ordinary shares on which the dividends are paid are readily tradeable on an established securities market in the United States, or, in the event that we are deemed to be a PRC resident enterprise under the PRC tax law, we are eligible for the benefits of the United States-PRC income tax treaty (the “Treaty”), (2) we are neither a PFIC nor treated as such with respect to such a U.S. Holder for the taxable year in which the dividend was paid and the preceding taxable year, and (3) certain holding period requirements are met. Our ADSs (but not our Class A ordinary shares), which are listed on Nasdaq, are considered readily tradeable on an established securities market in the United States. There can be no assurance, however, that our ADSs will be considered readily tradeable on an established securities market in later years.

In the event that we are deemed to be a PRC resident enterprise under the PRC Enterprise Income Tax Law (see “—People’s Republic of China Taxation”), we may be eligible for the benefits of the Treaty. If we are eligible for such benefits, dividends we pay on our Class A ordinary shares, regardless of whether such shares are represented by the ADSs, would be eligible for the reduced rates of taxation described in the preceding paragraph.

Dividends paid on our ADSs or Class A ordinary shares, if any, will generally be treated as income from foreign sources and will generally constitute passive category income for U.S. foreign tax credit purposes. Depending on the U.S. Holder’s individual facts and circumstances, a U.S. Holder may be eligible, subject to a number of complex limitations, to claim a foreign tax credit in respect of any nonrefundable foreign withholding taxes imposed on dividends received on our ADSs or Class A ordinary shares. A U.S. Holder who does not elect to claim a foreign tax credit for foreign taxes withheld may instead claim a deduction, for U.S. federal income tax purposes, in respect of such withholding, but only for a year in which such holder elects to do so for all creditable foreign income taxes. The rules governing the foreign tax credit are complex and their outcome depends in large part on the U.S. Holder’s individual facts and circumstances. Accordingly, U.S. Holders are urged to consult their tax advisors regarding the availability of the foreign tax credit under their particular circumstances.

Sale or Other Disposition

Subject to the discussion below entitled “Passive Foreign Investment Company Rules,” a U.S. Holder will generally recognize capital gain or loss upon the sale or other disposition of ADSs or Class A ordinary shares in an amount equal to the difference between the amount realized upon the disposition and the holder’s adjusted tax basis in such ADSs or Class A ordinary shares. Any capital gain or loss will be long-term if the ADSs or Class A ordinary shares have been held for more than one year and will generally be U.S.-source gain or loss for U.S. foreign tax credit purposes. Long-term capital gain of non-corporate U.S. Holders will generally be eligible for a reduced rate of taxation. In the event that gain from the disposition of the ADSs or Class A ordinary shares is subject to tax in China, a U.S. Holder may elect to treat such gain as PRC-source gain under the Treaty. Pursuant to recently issued Treasury Regulations, however, if a U.S. Holder is not eligible for the benefits of the Treaty or does not elect to apply the Treaty, then such holder may not be able to claim a foreign tax credit arising from any PRC tax imposed on the disposition of the ADSs or Class A ordinary shares. The deductibility of a capital loss may be subject to limitations. U.S. Holders are urged to consult their tax advisors regarding the tax consequences if a foreign tax is imposed on a disposition of our ADSs or Class A ordinary shares, including the availability of the foreign tax credit or deduction under their particular circumstances, their eligibility for benefits under the Treaty and the potential impact of the recently issued Treasury Regulations.

Passive Foreign Investment Company Rules

A non-U.S. corporation, such as our company, will be classified as a PFIC for U.S. federal income tax purposes for any taxable year, if either (i) 75% or more of its gross income for such year consists of certain types of “passive” income (the “income test”) or (ii) 50% or more of the value of its assets (generally determined on the basis of a quarterly average) during such year is attributable to assets that produce or are held for the production of passive income (the “asset test”). For this purpose, cash and assets readily convertible into cash are categorized as passive assets and the company’s goodwill and other unbooked intangibles are taken into account. Passive income generally includes, among other things, dividends, interest, rents, royalties, and gains from the disposition of passive assets. We will be treated as owning a proportionate share of the assets and earning a proportionate share of the income of any other corporation in which we own, directly or indirectly, at least 25% (by value) of the stock.

Based upon our current and projected income and assets, we do not expect to be a PFIC for the taxable year ended December 31, 2022 or the foreseeable future. While we do not expect to be or become a PFIC, no assurance can be given in this regard because the determination of whether we will be or become a PFIC for any taxable year is a fact intensive determination made annually that depends, in part, upon the composition of our income and assets. Fluctuations in the market prices of our ADSs and Class A ordinary shares may cause us to be or become classified as a PFIC for the current or future taxable years because the value of our assets for purposes of the asset test, including the value of our goodwill and unbooked intangibles, may be determined by reference to the market prices of our ADSs and Class A ordinary shares from time to time (which may be volatile). If our market capitalization subsequently declines, we may be or become classified as a PFIC for the current taxable year or future taxable years. Furthermore, the composition of our income and assets may also be affected by how, and how quickly, we use our liquid assets. Under circumstances where revenues from activities that produce passive income significantly increase relative to our revenues from activities that produce non-passive income, our risk of being or becoming classified as a PFIC may substantially increase. Because PFIC status is a factual determination made annually after the close of each taxable year, there can be no assurance that we will not be a PFIC for the taxable year ended December 31, 2022 or any future taxable year.

If we are classified as a PFIC for any taxable year during which a U.S. Holder holds our ADSs or Class A ordinary shares, and unless the U.S. Holder makes a mark-to-market election (as described below), the U.S. Holder will generally be subject to special tax rules on (i) any excess distribution that we make to the U.S. Holder (which generally means any distribution paid during a taxable year to a U.S. Holder, other than the taxable year in which the U.S. Holder’s holding period ADSs or Class A ordinary shares begins, that is greater than 125 percent of the average annual distributions paid in the three preceding taxable years or, if shorter, the portion of the U.S. Holder’s holding period for the ADSs or Class A ordinary shares that preceded the taxable year in which the U.S. Holder receives the distribution), and (ii) any gain realized on the sale or other disposition of ADSs or Class A ordinary shares. Under the PFIC rules:

•	the excess distribution or gain will be allocated ratably over the U.S. Holder’s holding period for the ADSs or Class A ordinary shares;

•

the amount allocated to the current taxable year and any taxable years in the U.S. Holder’s holding period prior to the first taxable year in which we are classified as a PFIC (each, a “pre-PFIC year”) will be taxable as ordinary income;

•

the amount allocated to each prior taxable year, other than a pre-PFIC year, will be subject to tax at the highest tax rate in effect for individuals or corporations, as appropriate, for that year; and

•	an additional tax equal to the interest charge generally applicable to underpayments of tax will be imposed on the tax attributable to each prior taxable year, other than a pre-PFIC year.

As an alternative to the foregoing rules, a U.S. Holder of “marketable stock” in a PFIC may make a mark-to-market election with respect to such stock, provided that such stock is regularly traded on a qualified exchange or other market, as defined in applicable Treasury Regulations. Our ADSs are listed on the Nasdaq Capital Market, which is a qualified exchange for these purposes. We anticipate that our ADSs should qualify as being regularly traded, but no assurances may be given in this regard. If a U.S. Holder makes this election, the holder will generally (i) include as ordinary income for each taxable year that we are a PFIC the excess, if any, of the fair market value of ADSs held at the end of the taxable year over the adjusted tax basis of such ADSs and (ii) deduct as an ordinary loss the excess, if any, of the adjusted tax basis of the ADSs over the fair market value of such ADSs held at the end of the taxable year, but such deduction will only be allowed to the extent of the amount previously included in income as a result of the mark-to-market election. The U.S. Holder’s adjusted tax basis in the ADSs would be adjusted to reflect any income or loss resulting from the mark-to-market election. If a U.S. Holder makes a mark-to-market election in respect of a corporation classified as a PFIC and such corporation ceases to be classified as a PFIC, the holder will not be required to take into account the gain or loss described above during any period that such corporation is not classified as a PFIC. If a U.S. Holder makes a mark-to-market election, any gain such U.S. Holder recognizes upon the sale or other disposition of our ADSs or Class A ordinary shares in a year when we are a PFIC will be treated as ordinary income and any loss will be treated as ordinary loss, but such loss will only be treated as ordinary loss to the extent of the net amount previously included in income as a result of the mark-to-market election.

We do not intend to provide information necessary for U.S. Holders to make qualified electing fund elections which, if available, would result in tax treatment different from (and generally less adverse than) the general tax treatment for PFICs described above.

If a U.S. Holder owns our ADSs or Class A ordinary shares during any taxable year that we are a PFIC, the holder must generally file an annual IRS Form 8621. You should consult your tax advisors regarding the U.S. federal income tax consequences of owning and disposing of our ADSs or Class A ordinary shares if we are or become a PFIC.

THE PRECEDING DISCUSSION OF U.S. FEDERAL INCOME TAX CONSIDERATIONS IS INTENDED FOR GENERAL INFORMATION ONLY AND DOES NOT CONSTITUTE TAX ADVICE. U.S. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS AS TO THE U.S. FEDERAL, STATE, LOCAL AND NON-U.S. TAX CONSIDERATIONS TO THEM OF THE OWNERSHIP AND DISPOSITION OF THE ADSS AND ORDINARY SHARES IN THEIR PARTICULAR CIRCUMSTANCES.

UNDERWRITING

We are offering the ADSs described in this prospectus through a number of underwriters. We and the underwriters named below have entered into an underwriting agreement with respect to the ADSs being offered. Under the terms and subject to the conditions contained in the underwriting agreement, each underwriter has severally agreed to purchase the number of ADSs indicated in the following table at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus. Credit Suisse Securities (USA) LLC and China International Capital Corporation Hong Kong Securities Limited are acting as joint bookrunners of this offering and as the representatives of the underwriters.

Underwriter	Number of ADSs
Credit Suisse Securities (USA) LLC
China International Capital Corporation Hong Kong Securities Limited
Total

The underwriters are offering the ADSs subject to their acceptance of the ADSs from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the ADSs offered by this prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated, severally and not jointly, to take and pay for all of the ADSs offered by this prospectus if any such ADSs are taken, other than the ADSs covered by the underwriters’ option to purchase additional ADSs described below.

The underwriters initially propose to offer part of the ADSs directly to the public at the public offering price listed on the cover page of this prospectus and part of the ADSs to certain dealers. After the initial offering of the ADSs, the offering price and other selling terms may from time to time be varied by the underwriters.

Certain of the underwriters are expected to make offers and sales both inside and outside the United States through their respective selling agents. Any offers or sales in the United States will be conducted by broker-dealers registered with the SEC. China International Capital Corporation Hong Kong Securities Limited is not a broker-dealer registered with the SEC and, to the extent that its conduct may be deemed to involve participation in offers or sales of ADSs in the United States, those offers or sales will be made through one or more SEC-registered broker-dealers in compliance with the applicable laws and regulations.

The address of Credit Suisse Securities (USA) LLC is Eleven Madison Avenue, New York, NY 10010-3629, United States. The address of China International Capital Corporation Hong Kong Securities Limited is 29th Floor, One International Finance Centre, 1 Harbour View Street, Central, Hong Kong.

Option to Purchase Additional ADSs

We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to an aggregate of              additional ADSs from us at the public offering price listed on the cover page of this prospectus, less underwriters discounts and commissions. To the extent the option is exercised, each underwriter will become severally obligated, subject to certain conditions, to purchase additional ADSs approximately proportionate to each underwriter’s initial amount reflected in the table above.

Commissions and Expenses

Total underwriting discounts and commissions to be paid to the underwriters represent             % of the total amount of the offering. The following table shows the per ADS and total underwriting discounts and commissions to be paid to the underwriters by us. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional ADSs.

Total
	Per ADS	No exercise	Full exercise
Discounts and commissions paid by us	US$	US$	US$

We have agreed to reimburse the underwriters for certain of their expenses in an amount up to US$         million.

The estimated offering expenses payable by us, exclusive of the underwriting discounts and commissions, are approximately US$             million, which includes legal, accounting, and printing costs and various other fees associated with the registration of our ordinary shares and ADSs.

Lock-Up Agreements

[We, and our directors and executive officers have agreed with the underwriters not to sell, transfer or dispose of any ADSs, ordinary shares or similar securities for a period of 90 days after the date of this prospectus.]

Nasdaq Capital Market Listing

Our ADSs have been approved for listing on the Nasdaq Capital Market under the symbol “NAAS.”

Stabilization, Short Positions and Penalty Bids

In connection with the offering, the underwriters may purchase and sell ADSs in the open market. These transactions may include short sales in accordance with Regulation M under the Exchange Act, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of ADSs than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional ADSs in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional ADSs or purchasing ADSs in the open market. In determining the source of ADSs to close out the covered short position, the underwriters will consider, among other things, the price of ADSs available for purchase in the open market as compared to the price at which they may purchase additional ADSs pursuant to the option granted to them. “Naked” short sales are any sales in excess of such option. The underwriters must close out any naked short position by purchasing ADSs in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the ADSs in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for, or purchases of, ADSs made by the underwriters in the open market prior to the completion of the offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased ADSs sold by, or for the account of, such underwriter in stabilizing or short covering transactions.

Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the ADSs, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the ADSs. As a result, the price of the ADSs may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they are required to be conducted in accordance with applicable laws and regulations, and they may be discontinued at any time. These transactions may be effected on the New York Stock Exchange, the over-the-counter market or otherwise.

Electronic Distribution

A prospectus in electronic format will be made available on the websites maintained by one or more of the underwriters or one or more securities dealers. One or more of the underwriters may distribute prospectuses electronically. The underwriters may agree to allocate a number of ADSs for sale to their online brokerage account holders. ADSs to be sold pursuant to an Internet distribution will be allocated on the same basis as other allocations. In addition, ADSs may be sold by the underwriters to securities dealers who resell ADSs to online brokerage account holders.

Indemnification

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act.

Relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include the sales and trading of securities, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, financing, brokerage and other financial and non-financial activities and services. Certain of the underwriters and their respective affiliates may have, from time to time, performed, and may in the future perform, a variety of such activities and services for us, Bain Capital and for persons or entities with relationships with us and Bain Capital for which they received or will receive customary fees, commissions and expenses.

In the ordinary course of their various business activities, the underwriters and their respective affiliates, directors, officers and employees may at any time purchase, sell or hold a broad array of investments, and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers. Such investment and trading activities may involve or relate to the assets, securities and/or instruments of us (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with us. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments. In addition, the underwriters and their respective affiliates may at any time hold, or recommend to clients that they should acquire, long and short positions in such assets, securities and instruments. Certain affiliates of China International Capital Corporation Hong Kong Securities Limited hold less than 5% of the equity interest of NewLink, who beneficially owns 248,888,073 Class B ordinary shares and 1,398,659,699 Class C ordinary shares, which account for an aggregate of 90.6% of the voting power represented by all our issued and outstanding shares.

Selling Restrictions

General

No action has been or will be taken by us that would permit a public offering of the ADSs, or possession or distribution of this prospectus supplement, any amendment or supplement thereto, or any other offering or publicity material relating to the ADSs in any country or jurisdiction where, or in any circumstances in which, action for that purpose is required. Accordingly, the ADSs may not be offered or sold, directly or indirectly, and neither this prospectus supplement nor any other offering or publicity material relating to the ADSs may be distributed or published, in or from any country or jurisdiction except under circumstances that will result in compliance with applicable laws and regulations.

Canada

The ADSs may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are both accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the ADSs must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the Underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Upon receipt of this prospectus supplement, each Canadian purchaser hereby confirms that it has expressly requested that all documents evidencing or relating in any way to the sale of the securities described herein (including for greater certainty any purchase confirmation or any notice) be drawn up in the English language only. Par la r´eception de ce document, chaque acheteur canadien confirme par les pr´esentes qu’il a express´ement exig´e que tous les documents faisant foi ou se rapportant de quelque mani`ere que ce soit a` la vente des valeurs mobili`eres d´ecrites aux pr´esentes (incluant, pour plus de certitude, toute confirmation d’achat ou tout avis) soient r´edig´es en anglais seulement.

European Economic Area

In relation to each member state of the European Economic Area, no ADSs have been offered or will be offered pursuant to this prospectus to the public in that member state other than: (a) to any legal entity which is a qualified investor as defined in Article 2 of the Prospectus Regulation; (b) to fewer than 150 natural or legal persons (other than qualified investors as defined in Article 2 of the Prospectus Regulation), subject to obtaining the prior consent of the joint bookrunners for any such offer; or (c) in any other circumstances falling within Article 1(4) of the Prospectus Regulation, provided that no such offer of securities shall require the Company or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Regulation, or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation.

For the purposes of this provision, the expression an “offer to the public” in relation to any of the ADSs described in this prospectus in any member state means the communication in any form and by any means of sufficient information on the terms of the offer and any of the ADSs to be offered so as to enable an investor to decide to purchase or subscribe for the ADSs and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.

United Kingdom

No ADSs have been offered or will be offered pursuant to this prospectus to the public in the United Kingdom other than: (a) to any legal entity which is a qualified investor as defined in Article 2 of the UK Prospectus Regulation; (b) to fewer than 150 natural or legal persons (other than qualified investors as defined in Article 2 of the UK Prospectus Regulation, subject to obtaining the prior consent of the joint bookrunners for any such offer; or (c) in any other circumstances falling within Section 86 of the Financial Services and Markets Act 2000 (the “FSMA”), provided that no such offer of securities shall require the Company or any underwriter to publish a prospectus pursuant to Section 85 of the FSMA or supplement a prospectus pursuant to Article 23 of the UK Prospectus Regulation.

For the purposes of this provision, the expression an “offer to the public” in relation to any of the ADSs described in this prospectus in the United Kingdom means the communication in any form and by any means of sufficient information on the terms of the offer and any of the securities to be offered so as to enable an investor to decide to purchase or subscribe for any ADSs and the expression “UK Prospectus Regulation” means Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018.

Hong Kong S.A.R.

The securities may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32, Laws of Hong Kong), (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong), and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32, Laws of Hong Kong). No advertisement, invitation or document relating to the securities may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to securities which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Japan

The securities offered in this prospectus have not been registered under the Financial Instruments and Exchange Act of Japan (Law No. 25 of 1948) (as amended) (the “FIEA”). Accordingly, the securities have not been offered or sold and will not be offered or sold, directly or indirectly, in Japan or to, or for the account of, any resident of Japan, or to others for re-offering or re-sale, directly or indirectly in Japan or to, for the benefit of, any resident of Japan, except pursuant to any exemption from the registration requirements of the FIEA and otherwise in compliance with the FIEA and other applicable provisions of Japanese laws, regulations and governmental guidelines. As used in this paragraph, “resident of Japan” means any person residing in Japan, including any corporation or other entity organized under the laws of Japan.

Korea

The ADSs have not been and will not be registered under the Financial Investment Services and Capital Markets Act of Korea. Accordingly, the ADSs may not be offered, sold or delivered, directly or indirectly, in Korea or to, or for the account or benefit of, any resident of Korea (as such term is defined under the Foreign Exchange Transaction Law of Korea and its Enforcement Decree), or to any other person for reoffering, resale or re-delivery, directly or indirectly, in Korea or to, or for the account or benefit of, any resident of Korea, except as otherwise permitted under applicable Korean laws and regulations.

PRC

This prospectus supplement may not be circulated or distributed in the PRC and the ADSs may not be offered or sold, and will not be offered or sold to any person for re-offering or resale, directly or indirectly, to any resident of the PRC.

Singapore

Each of the underwriters has acknowledged that this prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, each of the underwriters has represented and agreed that it has not offered or sold any Notes or caused such Notes to be made the subject of an invitation for subscription or purchase and will not offer or sell such Notes or cause such Notes to be made the subject of an invitation for subscription or purchase, and has not circulated or distributed, nor will it circulate or distribute, this prospectus supplement or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of such Notes, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor (as defined in Section 4A of the SFA) pursuant to Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA and (where applicable) Regulation 3 of the Securities and Futures (Classes of Investors) Regulations 2018, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where Notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a)

a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities or securities-based derivatives contracts (each term as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the ADSs pursuant to an offer made under Section 275 of the SFA except:

(1)	to an institutional investor or to a relevant person, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA; or

(2)	where no consideration is or will be given for the transfer; or

(3)	where the transfer is by operation of law; or

(4)	as specified in Section 276(7) of the SFA; or

(5)	as specified in Regulation 37A of the Securities and Futures (Offers of Investments) (Securities and Securities-based Derivatives Contracts) Regulations 2018.

Notification under Section 309B of the SFA: The ADSs are prescribed capital markets products (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Any reference to the SFA is a reference to the Securities and Futures Act, Chapter 289 of Singapore and a reference to any term as defined in the SFA or any provision in the SFA is a reference to that term or provision as modified or amended from time to time including by such of its subsidiary legislation as may be applicable at the relevant time.

Switzerland

Each underwriter agrees that this prospectus supplement is not intended to constitute an offer or solicitation to purchase or invest in the ADSs described therein. The ADSs may not be publicly offered, sold or advertised, directly or indirectly, in, into or from Switzerland and will not be listed on the SIX Swiss Exchange or on any other exchange or regulated trading facility in Switzerland. Neither this prospectus supplement nor any other offering or marketing material relating to the ADSs constitutes a prospectus as such term is understood pursuant to article 652a or article 1156 of the Swiss Code of Obligations or a listing prospectus within the meaning of the listing rules of the SIX Swiss Exchange or any other regulated trading facility in Switzerland, and neither this prospectus supplement nor any other offering or marketing material relating to the ADSs may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this prospectus supplement nor any other offering or marketing material relating to the offering, the company or the ADSs has been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of the ADSs will not be supervised by, the Swiss Financial Market Supervisory Authority, and the offer of the ADSs has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (the ‘‘CISA’’). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of the ADSs.

Taiwan

The ADSs have not been and will not be registered or filed with, or approved by, the Financial Supervisory Commission and/or other regulatory authorities or agencies of Taiwan pursuant to relevant securities laws and regulations and may not be issued, offered or sold in Taiwan through a public offering or in circumstances which would constitute an offer within the meaning of the Securities and Exchange Act of Taiwan that requires registration with or the approval of the Financial Supervisory Commission of Taiwan or other regulatory authorities or agencies of Taiwan. No person or entity in Taiwan has been authorized to offer, sell, give advice regarding or otherwise intermediate the offering or sale of the ADSs in Taiwan.

EXPENSES RELATED TO THIS OFFERING

Set forth below is an itemization of the total expenses, excluding underwriting discounts and commissions, that we expect to incur in connection with this offering. With the exception of the SEC registration fee, and the Financial Industry Regulatory Authority Inc., or FINRA, filing fee, all amounts are estimates.

SEC Registration Fee	US$
FINRA Filing Fee
Printing and Engraving Expenses
Legal Fees and Expenses
Accounting Fees and Expenses
Miscellaneous

Total	US$

LEGAL MATTERS

We are being represented by Skadden, Arps, Slate, Meagher & Flom LLP with respect to certain legal matters as to United States federal securities and New York State law. The underwriters are being represented by Sullivan & Cromwell with respect to certain legal matters as to United States federal securities and New York State law. The validity of our Class A ordinary shares represented by the ADSs offered in this offering will be passed upon for us by Harney Westwood & Riegels. Legal matters as to PRC law in respect of data compliance law will be passed upon for us by Han Kun Law Offices, our PRC legal counsel in respect of data compliance law. Certain other legal matters as to PRC law will be passed upon for us by Jingtian & Gongcheng. Certain legal matters as to PRC law will be passed upon for the underwriters by King & Wood Mallesons. Skadden, Arps, Slate, Meagher & Flom LLP may rely upon Harney Westwood & Riegels with respect to matters governed by Cayman Islands law and Jingtian & Gongcheng with respect to matters governed by PRC law. Sullivan & Cromwell may rely upon King & Wood Mallesons with respect to matters governed by PRC law.

EXPERTS

The consolidated financial statements of NaaS Technology Inc. at December 31, 2022 and for the year then ended, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young Hua Ming LLP, independent registered public accounting firm, and at December 31, 2020 and 2021, and for each of two years in the period ended December 31, 2021, by Centurion ZD CPA & Co., independent registered public accounting firm, as set forth in their respective reports thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firms as experts in accounting and auditing.

The offices of Ernst & Young Hua Ming LLP are located at Oriental Plaza, No.1 East Chang An Avenue, Dong Cheng District, Beijing 100738, the People’s Republic of China.

The office of Centurion ZD CPA & Co. is located at Unit 1304, 13/F, Two Harbourfront, 22 Tak Fung Street, Hunghom, Hong Kong.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We are subject to the periodic reporting and other informational requirements of the Exchange Act as applicable to foreign private issuers. Under the Exchange Act, we are required to file reports and other information with the SEC. Specifically, we are required to file annually a Form 20-F within four months after the end of each fiscal year. All information filed with the SEC can be obtained over the internet at the SEC’s website at www.sec.gov. As a foreign private issuer, we are exempt from the rules of the Exchange Act prescribing the furnishing and content of quarterly reports and proxy statements, and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

You can also find information on our website https://www.enaas.com. The information contained on our website is not a part of this prospectus.

NaaS Technology Inc.

Report of Independent Registered Public Accounting Firm
To the Board of Directors and Stockholders of Dada Auto
Opinion on the Financial Statements
We have audited the accompanying combined statements of financial position of Dada Auto (the “Company”) and its subsidiaries combined (the “Group”) as of December 31, 2021 and 2020, and the related combined statements of loss and other comprehensive loss, changes in equity and cash flows for each of the two years in the period ended December 31, 2021 and 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the combined financial statements present fairly, in all material respects, the financial position of the Group as of December 31, 2021 and 2020, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2021 and 2020, in conformity with the International Financial Reporting Standards as issued by the International Accounting Standards Board.
Restatement of Previously Issued Financial Statements
As discussed in Note 1 to the combined financial statements, the accompanying 2020 and 2021 combined financial statements have been restated to correct certain misstatements. Our opinion is not modified with respect to this matter.
Basis for Opinion
These combined financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s combined financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the combined financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the combined financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
Critical Audit Matter
The critical audit matter communicated below is a matter arising from the current period audit of the combined financial statements that was communicated or required to be communicated to the board of directors and that: (1) relates to accounts or disclosures that are material to the combined financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of the critical audit matter does not alter in any way our opinion on the combined financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing separate opinions on the critical audit matter or on the accounts or disclosures to which it relates.
Recognition of revenue generated from online platform
The Group’s revenue was significantly contributed from an online platform of electrical vehicles charging solutions for mobility connectivity services to charging station operators, charging stations and chargers
and connects them to
end-users.
We identified the revenue recognition from online platform as a critical audit matter due to its significance to the combined financial statements. The recognition of such revenue is highly dependent on data flow accuracy of and the IT controls over the online platform.
The Group’s revenue generated from online platform is recognized when or as the control of the goods or services is transferred to a customer. The accounting policy for revenue recognition and related performance obligations are disclosed in Note 3.14 and Note 15 to the combined financial statements, respectively.

How the Critical Audit Matter Was Addressed in the Audit:
Our procedures in relation to the recognition of revenue generated from online platform included:

•	We have evaluated the appropriateness of the revenue recognition policies as adopted by the management;

•
We have obtained an understanding of and assessing the design, implementation and operating effectiveness of key internal control including the information technology general control (“ITGC”) and the information technology activity control (“ITAC”) which govern such revenue recognition to ensure input and output information were properly recorded;

•	We have performed ITGC audit procedures on the Company’s IT system and the online platform to ensure that the database is reliable;

•	We have engaged IT specialists to assist us in testing the data flow accuracy and the calculation logic relevant to the recognition of revenue;

•	We have performed audit procedures that included, among others, testing the clerical accuracy and consistency with IFRS of the accounting model developed by the Company to recognize revenue;

•	We have tested the payment receipts against third-party payments platforms and instruments such as Alipay and WeChat.
Based on the procedures performed, we found that the Group’s revenue recognition was supported by the evidence obtained.
/s/ Centurion ZD CPA & Co.
Centurion ZD CPA & Co.
We have served as the Company’s auditor since 2022
Hong Kong, China
May 30, 2022 except for the effects of the restatement as described in Note 1, as to which the date is March 27, 2023
PCAOB ID : 2769

Report of Independent Registered Public Accounting Firm
To the Shareholders and the Board of Directors of NaaS Technology Inc.
Opinion on the Financial Statements
We have audited the accompanying consolidated statement of financial position of NaaS Technology Inc. (the Company) as of December 31, 2022, the related consolidated statements of loss and other comprehensive loss, changes in equity and cash flows for the year then ended, and the related notes
(collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2022, and the results of its operations and its cash flows for the year then ended, in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.
Critical Audit Matter
The critical audit matter communicated below is a matter arising from the current period audit of the financial statements that was communicated or required to be communicated to the audit committee and that: (1) relates to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective or complex judgments. The communication of the critical audit matter does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.

Recoverability of trade receivables

Description of the Matter
As of December 31, 2022, the Company has recorded trade receivables of RMB130,004 thousand, net of expected credit losses allowance of RMB22,252 thousand. As described in Notes 2.9 and 3.1 to the consolidated financial statements, the Company estimates expected credit losses for trade receivables using a provision matrix. The provision rates are based on aging for groupings of various customer segments with similar loss patterns. The calculation reflects the probability-weighted outcome and reasonable and supportable information that is available at the financial position date about past events, current conditions and forecasts of future economic conditions.

Auditing the expected credit loss allowance for trade receivables is complex and subjective because of the highly judgmental nature of determining the reasonableness of management’s calculated provision rates that are used to measure expected credit losses including evaluating the significant assumptions related to the segmentation of debtor groups and the weighting of forward-looking factors included in the provision matrix.

How We Addressed the Matter in Our Audit
We obtained an understanding of management’s processes relating to monitoring and assessing the recoverability of trade receivables.

Our audit procedures to test the provision for expected credit losses included, among others, evaluating the methodology, significant assumptions and the underlying data used by the Company. We evaluated management’s methodology for determining the segmentation of debtor groups based on credit risk characteristics. We evaluated the appropriateness of the Company’s methodology used to measure expected credit loss and evaluated management’s development, selection and weighting of the forward-looking factors used in the expected credit loss model. We also tested the completeness and accuracy of the underlying data used in the credit risk analysis and compared the forward-looking factors used by management to publicly available information. In addition, we compared the Company’s expected credit loss rates to peer companies and performed sensitivity analyses of the forward-looking factors to evaluate the changes to the Company’s expected credit losses that would result from changes in the forward-looking factors used in management’s provision matrix.

/s/ Ernst & Young Hua Ming LLP
We have served as the Company’s auditor since 2022
Beijing, the People’s Republic of China
May 1, 2023

F-
5

NAAS TECHNOLOGY INC
CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

		As of December 31,
	Note	2021		2022	2022
		RMB’000		RMB’000	USD’000

ASSETS
CURRENT ASSETS
Cash and cash equivalents	5	8,489		513,351	74,429
Trade receivables	6	38,456		130,004	18,849
Prepayments, other receivables and other assets	7	105,833		287,435	41,674

Total current assets		152,778		930,790	134,952

Non-current assets
Right-of-use assets	10	19,766		17,030	2,469
Financial assets at fair value through profit or loss	11	5,000		11,753	1,704
Financial assets at fair value through other comprehensive income	12	—		129,060	18,712
Property, plant and equipment	13	548		2,600	377
Intangible assets		—		833	121
Other non-current assets		—		13,869	2,011

Total non-current assets		25,314		175,145	25,394

Total assets		178,092		1,105,935	160,346

LIABILITIES AND EQUITY
Current liabilities
Interesting-bearing bank borrowings	9	—		38,000	5,510
Current lease liabilities	10	7,067		6,853	993
Trade payables		16,872		49,239	7,139
Other payables and accruals	14	112,148		98,049	14,218

Total current liabilities		136,087		192,141	27,860

Non-current liabilities
Interest-bearing bank borrowings	9	—		465,155	67,441
Non-current lease liabilities	10	12,566		9,327	1,352
Deferred tax liabilities		—		438	64

Total non-current liabilities		12,566		474,920	68,857

Total liabilities		148,653		667,061	96,717

EQUITY
Share capital	15	—	*	146,730	21,273
Additional paid in capital	15	423,329		6,358,600	921,910
Other reserves		—		(35,201)	(5,104)
Accumulated losses		(393,890)		(6,031,255)	(874,450)

Total equity		29,439		438,874	63,629

Total equity and liabilities		178,092		1,105,935	160,346

The accompanying notes are an integral part of these
consolidated
financial statements.

*	Representing amount less than RMB 1,000 .

F-
6

NAAS TECHNOLOGY INC
CONSOLIDATED STATEMENTS OF LOSS AND OTHER COMPREHENSIVE LOSS

		For the year ended December 31,
	Note	2020	2021	2022	2022
		RMB’000	RMB’000	RMB’000	USD’000
Net Revenues from Online EV Charging Solutions		5,455	17,985	50,151	7,271
Net Revenues from Offline EV Charging Solutions		565	14,611	40,554	5,880
Net Revenues from Innovative and Other Businesses		143	857	2,109	306

Net Revenues	16	6,163	33,453	92,814	13,457

Other gains, net	17	319	138	7,317	1,061

Operating costs and expenses
Cost of revenues	18	(6,547)	(29,587)	(86,647)	(12,563)
Selling and marketing expenses	18	(46,458)	(193,340)	(241,430)	(35,004)
Administrative expenses	18	(11,956)	(34,458)	(2,195,981)	(318,388)
Research and development expenses	18	(17,644)	(30,253)	(36,557)	(5,300)

Total operating costs and expenses		(82,605)	(287,638)	(2,560,615)	(371,255)

Operating loss		(76,123)	(254,047)	(2,460,484)	(356,737)
Fair value changes of convertible and redeemable preferred shares	19	—	—	(3,158,498)	(457,939)
Fair value changes of financial assets at fair value through profit or loss		—	—	1,753	254
Finance costs	20	(300)	(1,097)	(10,275)	(1,490)

Loss before income tax		(76,423)	(255,144)	(5,627,504)	(815,912)

Income tax expenses	21	(1,474)	(5,318)	(9,861)	(1,430)

Net loss for the year		(77,897)	(260,462)	(5,637,365)	(817,342)

Net loss attributable to:
Equity holders of the Company		(77,897)	(260,462)	(5,637,365)	(817,342)

		(77,897)	(260,462)	(5,637,365)	(817,342)

Loss per share for loss attributable to the ordinary shareholders of the Company (Expressed in RMB per share)	22
Basic loss per share		(0.05)	(0.16)	(2.92)	(0.42)
Diluted loss per share		(0.05)	(0.16)	(2.92)	(0.42)
Net loss for the year		(77,897)	(260,462)	(5,637,365)	(817,342)
Other comprehensive loss that will not be reclassified to profit or loss in subsequent periods:
– Fair value change on equity investment designated at fair value through other comprehensive loss, net of tax		—	—	(10,143)	(1,471)
– Currency translation differences		—	—	(25,058)	(3,633)
Other comprehensive loss for the year, net of tax		—	—	(35,201)	(5,104)
Total comprehensive loss for the year		(77,897)	(260,462)	(5,672,566)	(822,446)

Total comprehensive loss attributable to:
Equity holders of the Company		(77,897)	(260,462)	(5,672,566)	(822,446)

		(77,897)	(260,462)	(5,672,566)	(822,446)

The accompanying notes are an integral part of these
consolidated
financial statements.

F-
7

NAAS TECHNOLOGY INC
CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

	Note	Share capital		Additional paid- in capital	Other reserves	Accumulated losses	Total
		RMB’000		RMB’000	RMB’000	RMB’000	RMB’000

Balance at January 1, 2020		—		79,604	—	(55,531)	24,073

Comprehensive loss
Net loss for the year		—		—	—	(77,897)	(77,897)

Total comprehensive loss for the year		—		—	—	(77,897)	(77,897)

Transactions with equity holders:
Contribution from controlling shareholder	1 5	—	*	68,382	—	—	68,382

Balance at December 31, 2020 and January 1, 2021		—		147,986	—	(133,428)	14,558

Comprehensive loss
Net loss for the year		—		—	—	(260,462)	(260,462)

Total comprehensive loss for the year		—		—	—	(260,462)	(260,462)

Transactions with equity holders:
Contribution from controlling shareholder	15	—		264,555	—	—	264,555
Share-based compensation from shareholder’s ESOP		—	*	10,788	—	—	10,788

Balance at December 31, 2021 and January 1, 2022		—	*	423,329	—	(393,890)	29,439

Comprehensive loss
Net loss for the year		—		—	—	(5,637,365)	(5,637,365)
Other comprehensive loss		—		—	(35,201)	—	(35,201)

Fair value change on equity investment designated at fair value through other comprehensive loss, net of tax		—		—	(10,143)	—	(10,143)
Currency translation differences		—		—	(25,058)	—	(25,058)

Total comprehensive loss for the year		—		—	(35,201)	(5,637,365)	(5,672,566)

Transactions with equity holders:
Subdivision of shares	15	110,375		(110,375)	—	—	—
Issuance of share capital	15	25,910		3,917,674	—	—	3,943,584
Deemed issuance of shares upon the Merger transaction	1.3	10,226		1,881,758	—	—	1,891,984
Exercise of option		219		5,203	—	—	5,422
Contribution from a controlling shareholder	15	—		27,179	—	—	27,179
Share-based compensation from ESOP	23	—		195,669	—	—	195,669
Share-based compensation from controlling shareholder ESOP		—		18,163	—	—	18,163

Balance at December 31, 2022		146,730		6,358,600	(35,201)	(6,031,255)	438,874

The accompanying notes are an integral part of these
consolidated
financial statements.

*	Representing amount less than RMB1,000.

F-
8

NAAS TECHNOLOGY INC
CONSOLIDATED STATEMENTS OF CASH FLOWS

		For the year ended December 31,
	Note	2020	2021	2022	2022
		RMB’000	RMB’000	RMB’000	USD’000

Cash flows from operating activities
Cash used in operations	24(a)	(56,940)	(219,114)	(585,522)	(84,893)
Interest received		—	—	4,826	700

Net cash used in operating activities		(56,940)	(219,114)	(580,696)	(84,193)

Cash flows from investing activities
Purchase of property, plant and equipment		—	(606)	(17,132)	(2,483)
Purchase of financial assets at fair value through profit or loss	11	—	(5,000)	(5,000)	(725)
Purchase of financial assets at fair value through other comprehensive income	12	—	—	(139,203)	(20,183)

Net cash flows used in investing activities		—	(5,606)	(161,335)	(23,391)

Cash flows from financing activities
Borrowings from banks		—	—	503,155	72,951
Interests paid	10	—	(193)	(9,537)	(1,383)
Payments of principal portion of lease liabilities	10	—	(1,881)	(6,834)	(991)
Proceeds from issuance of ordinary shares		—	—	212,377	30,792
Proceeds from issuance of convertible redeemable preferred shares				556,356	80,663
Expense for issuance of preferred shares		—	—	(8,624)	(1,250)
Contribution from a shareholder	15	58,481	231,618	—	—

Net cash flows generated from financing activities		58,481	229,544	1,246,893	180,782

Net increase in cash and cash equivalents		1,541	4,824	504,862	73,198
Cash and cash equivalents at the beginning of the year		2,124	3,665	8,489	1,231

Cash and cash equivalents at the end of the year	5	3,665	8,489	513,351	74,429

The accompanying notes are an integral part of these
consolidated
financial statements.

F-
9

NAAS TECHNOLOGY INC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1.	Corporate information

1.1.	General information
NaaS Technology Inc. (the “Company”) was incorporated in the Cayman Islands on July 16, 2013 as an exempted company with limited liability. The Company is a holding company. The immediate and ultimate holding company of the Company is Newlinks Technology Limited (“NewLink”) which owns
75.0% of its ordinary shares and is a holding company incorporated in the Cayman Island
s
.
On June 10, 2022, RISE Education Cayman Ltd (“RISE”), the Company’s predecessor, completed the merger and other related transactions (the “Merger Transactions”) with Dada Auto
 (“Dada”),
as a result of which Dada became a wholly-owned subsidiary of RISE and RISE assumed and began conducting the principal business of Dada. The name of the Company was changed from “RISE Education Cayman Ltd” to “NaaS Technology Inc.”.
The “Group” means (i) prior to the completion of the Reorganization, subsidiaries and VIEs of New
L
ink that provided EV charging services in China, (ii) upon and after the completion of the Reorganization, Dada, its subsidiaries, and Kuaidian Power (Beijing) New Energy Technology Co., Ltd. (“Kuaidian Power Beijing”) for the period during which Dada maintained VIE arrangements with Kuaidian Power Beijing, and (iii) upon and after completion of the Merger Transactions, the Company and its subsidiaries.
The consolidated financial statements of the Group for the year ended December 31, 2022 were authorized for issue in accordance with a resolution of the directors on May 1, 2023.

1.2.	History and reorganization of the Group
The EV charging services were launched in 2019 through Chezhubang (Beijing) Technology Co., Ltd. (“Chezhubang Technology”) and its subsidiaries Beijing Chezhubang New Energy Technology Co., Ltd. (“Beijing Chezhubang”) and Kuaidian Power Beijing, which were established by Chezhubang Technology in July 2018 and August 2019, respectively. Chezhubang Technology was controlled by New
L
ink. Kuaidian Power Beijing subsequently acquired Shaanxi Kuaidian Mobility Technology Co., Ltd. (“Shaanxi Kuaidian”) in May 2020. The consideration was immaterial, because no substantial operation was conducted by Shaanxi Kuaidian when acquired.
In July 2019, Dada was established in the Cayman Islands as a holding company to facilitate the Group’s offshore financing.
In September 2020, Kuaidian Power Beijing established a wholly-owned subsidiary, Zhidian Youtong Technology Co., Ltd. (“Zhidian Youtong”).

F-
10

NAAS TECHNOLOGY INC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
In February 2021, Cosmo Light (Beijing) New Energy Technology Co., Ltd. (“Cosmo Light”) was established. In April 2021, Xixian New District Constant Energy Joint New Energy Automobile Co., Ltd. (“XXND Automobile”) and Qingdao Hill Matrix New Energy Technology Co., Ltd. (“QHM New Energy”) were established. Ownership interests in Cosmo Light was held by Shandong Cosmo Light Co., Ltd, and XXND Automobile and QHM New Energy were held by Zhejiang Huzhou
Hill

Matrix
Limited
. In September 2021, Beijing Chezhubang acquired 100% of the ownership interest in Shaanxi Kuaidian.
In early 2022, the Company entered into a series of transactions to restructure its organization and its EV charging service business (the “Reorganization”). In connection with the Reorganization, various intermediate holding companies were established, including Fleetin HK Limited in March 2020. Fleetin HK Limited further established Zhejiang Anji Intelligent Electronics Holding Co., Ltd. (“Anji Zhidian”), a wholly-owned subsidiary in China, in December 2021.
As part of the Reorganization, Anji Zhidian acquired 100% of the ownership interest in Beijing Chezhubang from Chezhubang Technology, and Beijing Chezhubang in turn acquired 100% of the ownership interest in Zhidian Youtong. In conjunction therewith the Company acquired: (a) 100% equity interests in Cosmo Light through Shandong Cosmo Light Co., Ltd in March 2022, and (b) 100% equity interests in QHM New Energy through Zhejiang Huzhou Hill Matrix Limited in March 2022, and (c) 80% equity interests in XXND Automobile through Zhejiang Huzhou Hill Matrix Limited in March 2022. Kuaidian Power Beijing entered into a VIE arrangement with Anji Zhidian from January 5, 2022 to April 5, 2022, temporarily, and then Anji Zhidian acquired 100% of the equity interests in Kuaidian Power Beijing as part of the
Reorganization.
Kuaidian Power Beijing entered into a VIE arrangement with Anji Zhidian from January 5, 2022 to April 5, 2022, as a result of which (i) Kuaidian Power Beijing initially became a VIE of Dada Auto, and (ii) Dada Auto became entitled to receive substantially all of the economic benefits generated by Kuaidian Power Beijing as primary beneficiary and was responsible for any and all economic losses Kuaidian Power Beijing incurred.
In April 6, 2022, Anji Zhidian acquired 100% of the equity interests in Kuaidian Power Beijing as part of the Reorganization.

1.3.	Reverse merger
On February 8, 2022, Dada entered into the Merger Agreement among RISE, Dada Merger Sub Limited, a wholly-owned subsidiary of RISE (“Merger Sub”), Dada Merger Sub II Limited, a wholly-owned subsidiary of RISE (“Merger Sub II”). Pursuant to the Merger Agreement, Merger Sub will merge with Dada, with Dada being the surviving company (the “Surviving Company”) and a wholly-owned subsidiary of RISE (the “Merger”), and Data will merge with and into Merger Sub II, with Merger Sub II as the surviving company and a wholly-owned subsidiary of RISE immediately following the consummation of the Merger. RISE was a public shell company prior to the Merger.
As of June 10, 2022, the
Merger was completed and the
existing shareholders of Dada and RISE own
ed
approximately 93% and 7% of the fully-diluted ordinary shares (including no. of shares under Dada ESOP and Rise ESOP) of the combined entity, respectively, immediately following the closing of the Merger. New
L
ink, as the existing shareholders of Dada, holds
a
majority of the voting interest of the combined entity,
and

the election of independent directors is determined by New
L
ink. As the result of the shareholders and board arrangement, Rise is identified as the legal acquirer but accounting acquiree from accounting purpose (“accounting acquiree”) and Dada is identified as legal acquiree but accounting acquirer for accounting purposes (“accounting acquirer”).
As RISE, the legal acquirer and accounting acquiree, does not meet the definition of a business, management concluded that the Merger should be accounted for as a continuation of the financial statements of Dada (the legal subsidiary), together with a deemed issue of shares and a re-capitalization of the equity of Dada in accordance with IFRS 2 Share-based Payment. Dada is the continuing entity and is deemed to have issued shares in exchange for the identifiable net assets held by RISE together with the listing status of RISE. Management concluded that June 10, 2022 is the acquisition date of the Merger. The purchase consideration of RMB1,892 million is the fair value of the deemed issued shares to the original shareholders of
RISE totaling

165,791,964
shares, including the shares reserved for the exercisable options under RISE ESOP plans. The difference between the fair value of the shares deemed to have been issued by Dada to the original shareholders of Rise and the RMB21 million fair value of the RISE’s identifiable net liabilities equaling
RMB
1,913

million is accounted as listing costs, and included in general and administrate expense on the consolidated statements of loss and other comprehensive loss for the year ended December 31, 2022.

F-
11

NAAS TECHNOLOGY INC
NOTES TO THE
CONSOLIDATED
FINANCIAL STATEMENTS

1. 4 .	Subsidiaries
The Company’s major subsidiaries as at December 31, 2021 and 2022 are set out below. The country of incorporation or registration is also their principal place of business.

Name of entity	Place of incorporation and kind of legal entity	Date of incorporation/ establishment	Ownership interest held by the Group		Principal activities
			2022	2021
Kuaidian Power Beijing	Beijing, China Limited liability company	August 20, 2019	100%	100%	Online EV charging solutions, innovative and other businesses
Beijing Chezhubang	Beijing, China Limited liability company	July 18, 2018	100%	100%	Online EV charging solutions
Zhidian Youtong	Shandong, China Limited liability company	September 27, 2020	100%	100%	Offline EV charging solutions
Anji Zhidian	Zhejiang, China Limited liability company	December 24, 2021	100%	100%	Online EV charging Solutions
Qingdao Intelligent Electronics	Qingdao, China Limited liability company	June 9, 2022	100%	100%	Offline EV charging Solutions
QHM New Energy	Shandong, China Limited liability company	April 26, 2021	100%	100%	Offline EV charging solutions
Cosmo Light	Beijing, China Limited liability company	February 22, 2021	100%	100%	Online EV charging solutions

2.	Summary of significant accounting policies
The principal accounting policies applied in the preparation o
f these conso
lidated financial statements are set out below. These policies have been consistently applied to all the years presented, unless otherwise stated.

2.1.	Basis of preparation
The consolidated financial statements of the Group have been prepared in accordance with International Financial Reporting Standards(“IFRSs”) as issued by the International Accounting Standards Board (“IASB”).
The consolidated financial statements of the Group have been prepared on a historical cost basis, except for equity financial assets and convertible redeemable preferred shares that have been measured at fair value.
All amounts disclosed in the consolidated financial statements are rounded to the nearest thousand unless otherwise indicated.
The consolidated financial statements are prepared on a going concern basis. See Note 2.2 for details.
The preparation of the consolidated financial statements in conformity with IFRSs requires the use of certain critical accounting estimates. It also requires management to exercise its judgement in the process of applying the Group’s accounting policies. The areas involving a higher degree of judgement or complexity, or areas where assumptions and estimates are significant to the consolidated financial statements are disclosed in Note 4.
As disclosed in “1.2. History and reorganization of the Group”, the Reorganization was completed in April, 2022. Through the Reorganization, the Company became the holding company of the companies now comprising the Group. Accordingly, for the purpose of preparation of the consolidated financial statements of the Group, the Company is considered as the holding company of the companies now comprising the Group throughout the years ended December 31, 2020, 2021 and 2022.

NAAS TECHNOLOGY INC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Through the Reorganization, the Company became the holding company of the contributed businesses now comprising the Group, which were under the common control of the controlling shareholder before and after the Reorganization. Accordingly, the financial statements were prepared on a consolidated basis by applying the principles of the pooling of interest method as if the Reorganization had been completed at the date when contributed business first came under the control of the controlling party.
The consolidated statements of loss and other comprehensive income, changes in equity and cash flows of the Group included the results and cash flows of all companies now comprising the Group from the earliest date presented or since the date when the subsidiaries and/or businesses first came under the common control of the controlling shareholder, whenever the period is shorter.

2.1.1.	New and amended standards adopted by the Group

(a)	Amendments to the accounting standards adopted
The Group has applied the following amendments for the first time for their annual reporting period commencing January 1, 2022:

•	Property, Plant and Equipment: Proceeds before Intended Use – Amendments to IAS 16

•	Onerous Contracts – Cost of Fulfilling a Contract – Amendments to IAS 37

•	Annual Improvements to IFRS Standards 2018-2020, and

•	Reference to the Conceptual Framework – Amendments to IFRS 3.
The amendments listed above did not have any impact on the amounts recognized in prior periods and are not expected to significantly affect the current or future periods.

(b)	New standards and interpretations not yet adopted
New standards, amendments to
sta
ndards and interpretations that have been issued but not yet effective and have not been early adopted by the Group during the year ended December 31, 2022 are as follows:

Standards and amendments	Effective for annual periods beginning on or after
IFRS 17 Insurance Contracts	January 1, 2023
Non-current Liabilities with Covenants—Amendments to IAS 1	January 1, 2024
Classification of Liabilities as Current or Non-current—Amendments to IAS 1	January 1, 2024
Disclosure of Accounting Policies—Amendments to IAS 1 and IFRS Practice Statement 2	January 1, 2023
Definition of Accounting Estimates—Amendments to IAS 8	January 1, 2023
Deferred Tax related to Assets and Liabilities arising from a Single Transaction—Amendments to IAS 12	January 1, 2023
Sale or contribution of assets between an investor and its associate or joint venture—Amendments to IFRS 10 and IAS 28	To be determined
These new standards, amendments or interpretations are not expected to have a material impact on the Group’s consolidated financial statements in the current or future reporting periods and on foreseeable future transactions.

2.2.	Going concern basis
The Group incurred net losses for the years ended December 31, 2021 and 2022, respectively and net cash used in operating activities was RMB219.1 million and RMB580.7 million for the years ended December 31, 2021 and 2022, respectively. The Group assesses its liquidity by its ability to generate cash from operating activities and attract additional capital and/or finance funding.

NAAS TECHNOLOGY INC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

In January 2022, the Group issued convertible redeemable preferred shares for a total cash consideration of
 RMB556.4
million. In December 2022, the Group issued Class A ordinary shares to an institution investor, for a total purchase price of
 RMB208.7
million. The Group also obtained bank borrowings amounting to
RMB503.2
million
to cover the working capital in online EV charging solutions and hardware procurement business. The Group expects that its existing cash and cash equivalents and unused banking facilities will be sufficient to fund its operations and meet all of its obligations as they fall due for at least twelve months from the date of issuance of the consolidated financial statements. In addition, the Group has received a financial support guarantee from its parent NewLink Group. The Group’s ability to continue as a going concern is dependent on management’s ability to successfully execute its business plan, which includes increasing revenues while controlling operating costs and expenses, generating operational cash flows as well as continuing to gain support from outside sources of financing. Based on the above considerations, the Group believes that funds from equity financing and banking facilities will be sufficient to meet the cash requirements to fund planned operations and other commitments for at least twelve months from the date of issuance of the consolidated financial statements. Therefore, the Group’s consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and liquidation of liabilities in the normal course of business.

2.3.	Subsidiaries and non-controlling interests
Subsidiaries are all entities over which the Group has control. The Group controls an entity when the Group is exposed to, or has rights to, variable returns from its involvement with the entity and has the ability to affect those returns through its power to direct the activities of the entity. Subsidiaries are fully consolidated from the date on which control is transferred to the Group. They are deconsolidated from the date that control ceases.
Inter-company
transactions, balances and unrealized gains on transactions between group companies are eliminated. Unrealized losses are also eliminated unless the transaction provides evidence of an impairment of the transferred asset. Accounting policies of subsidiaries have been changed where necessary to ensure consistency with the policies adopted by the Group.
Non-controlling
interests in the results and equity of subsidiaries are shown separately in the consolidated statements of loss and other comprehensive loss, consolidated statements of financial position, and consolidated statements of changes in equity, respectively. Net loss attributable to non-controlling
interests was nil during the years ended December 31, 2021 and 2022, respectively.

2.4.	Segment reporting
Operating segments are reported in a manner consistent with the internal reporting provided to the chief operating decision-maker (“CODM”). The CODM, who is responsible for allocating resources, assessing performance of the operating segments and making strategic decisions, has been identified as the Chief Executive Officer of the Group, who reviews the consolidated results of operations when making decisions about allocating resources and assessing performance of the Group as a whole.
For the purpose of internal reporting and management’s operation review, the CODM and management personnel do not segregate the Group’s business by product or service lines. Hence, the Group has only one operating segment. In addition, the Group does not distinguish between markets or segments for the purpose of internal reporting. As the Group’s assets and liabilities are substantially located in the PRC, substantially all revenues are earned and substantially all expenses are incurred in the PRC, no geographical segments are presented.

2.5.	Foreign currency translation

(a)	Functional and presentation currency
Items included in the financial statements of each of the Group’s entities are measured using the currency of the primary economic environment in which the entity operates (the “functional currency”). The functional currency of the Company and its overseas subsidiaries is U.S. dollars (“USD”). The functional currency of subsidiaries in the Group incorporated in the PRC is Renminbi (“RMB”). The Group presents its consolidated financial statements in RMB, unless otherwise stated.

(b)	Transactions and balances
Foreign currency transactions are translated into the functional currency using the exchange rates at the dates of the transactions. Foreign exchange gains and losses resulting from the settlement of such transactions, and from the translation of monetary assets and liabilities denominated in foreign currencies at year end exchange rates, are generally recognized in profit or loss.

NAAS TECHNOLOGY INC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Non-monetary items that are measured at fair value in a foreign currency are translated using the exchange rates at the date when the fair value was determined. Translation differences on assets and liabilities carried at fair value are reported as part of the fair value gain or loss.

(c)	Group companies
The results and financial position of foreign operations (none of which has the currency of a hyper-inflationary economy) that have a functional currency different from the presentation currency are translated into the presentation currency as follows:

(i)	assets and liabilities for each statement of financial position presented are translated at the closing rate at the date of the end of the reporting period.

(ii)
income and expenses for each statement of loss and other comprehensive loss are translated at average exchange rates (unless this is not a reasonable approximation of the cumulative effect of the rates prevailing on the transaction dates, in which case income and expenses are translated at the rate on the dates of the transactions), and

(iii)	all resulting currency translation differences are recognized in other comprehensive loss.
During the year ended December 31, 2021, there were no translation difference recognized for there was no overseas transactions led to translation differences. During the year ended December 31, 2022, such difference recognized was RMB25.1 million (US$ 3.6 million
).

2.6.	Property, plant and equipment
All property, plant and equipment is stated at historical cost less accumulated depreciation and accumulated impairment losses (if any). Historical cost includes expenditure that is directly attributable to the acquisition of the items.
Subsequent costs are included in the asset’s carrying amount or recognized as a separate asset, as appropriate, only when it is probable that future economic benefits associated with the item will flow to the Group and the cost of the item can be measured reliably. The carrying amount of any component accounted for as a separate asset is derecognized when replaced. All other repairs and maintenance are charged to profit or loss during the reporting period in which they are incurred.
Depreciation is calculated using the straight-line method to allocate the cost of the assets, net of their residual values, over their estimated useful lives, as follows:

–	Electronic equipment	5 years
–	Furniture and office equipment	3 years
The asset’s residual values and useful lives are reviewed, and adjusted if appropriate, at the end of each reporting period.
An asset’s carrying amount is written down immediately to its recoverable amount if the asset’s carrying amount is greater than its estimated recoverable amount.
Gains and losses on disposals are determined by comparing proceeds with carrying amount and included in profit or loss. During the years ended December 31, 2021 and 2022, no such disposals occurred.

2.7.	Intangible assets
Acquired computer software is stated at historical cost less accumulated amortization and accumulated impairment losses (if any). Historical cost includes expenditure that is directly attributable to the acquisition of the items. Costs associated with maintaining software programs are expensed as incurred.
The Group amortizes intangible assets with a limited useful life using the straight-line method over the following periods:

–	Computer software	5 years

NAAS TECHNOLOGY INC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

2.8.	Investments and other financial assets

(a)	Classification
The Group classifies its financial assets in the following measurement categories:

•	those to be measured subsequently at fair value (either through other comprehensive income (“OCI”) or through profit or loss), and

•	those to be measured at amortized cost.
The classification depends on the entity’s business model for managing the financial assets and the contractual terms of the cash flows.
For assets measured at fair value, gains and losses will either be recorded in profit or loss or OCI. For investments in equity instruments that are not held for trading, this will depend on whether the Group has made an irrevocable election at the time of initial recognition to account for the equity investment at fair value through other comprehensive income (“FVOCI”).

(b)	Recognition and derecognition
Regular way purchases and sales of financial assets are recognized on trade-date, the date on which the Group commits to purchase or sell the asset. Financial assets are derecognized when the rights to receive cash flows from the financial assets have expired or have been transferred and the Group has transferred substantially all the risks and rewards of ownership.

(c)	Measurement
At initial recognition, the Group measures a financial asset at its fair value plus, in the case of a financial asset not at fair value through profit or loss (“FVPL”), transaction costs that are directly attributable to the acquisition of the financial asset. Transaction costs of financial asset carried at FVPL are expensed in profit or loss.
Equity instruments
The Group subsequently measures all equity investments at fair value. Where the Group’s management has elected to present fair value gains and losses on equity investments in OCI, there is no subsequent reclassification of fair value gains and losses to profit or loss following the derecognition of the investment. Dividends from such investments continue t
o be recogni
zed in profit or loss as other income when the Group’s right to receive payments is established.
Changes in the fair value of financial assets at FVPL are recognized in the consolidated statements of loss and other comprehensive loss as applicable. Impairment losses (and reversal of impairment losses) on equity investments measured at FVOCI are not reported separately from other changes in fair value.

(d)	Impairment
The Group assesses on a forward-looking basis the expected credit losses (“ECL”) associated with its debt instruments. The impairment methodology applied depends on whether there has been a significant increase in credit risk.

2.9.	Trade receivables and other receivables
Trade receivables are amounts due from customers for goods sold or services performed in the ordinary course of business. Majority of trade receivables are from hardware procurement business and other receivables and prepayments are from online EV charging solutions services. They are generally due for settlement within one year (or in the normal operating cycle of the business if longer) and therefore all classified as current.
Trade receivables and other receivables are recognized initially at the amount of consideration that is unconditional unless they contain significant financing components, when they are recognized at fair value. The Group holds trade receivables and other receivables with the objective of collecting the contractual cash flows and therefore measures them subsequently at amortized cost using the effective interest method. See Note 6 for further information about trade receivables and Note 3.1 for a description of the Group’s financial risk.

NAAS TECHNOLOGY INC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For trade receivables, the Group applies a simplified approach in calculating ECLs. Therefore, the Group does not track changes in credit risk, but instead recognizes a loss allowance based on lifetime ECLs at each reporting date. The Group has established a provision matrix that is based on its historical credit loss experience, adjusted for forward-looking factors specific to the debtors and the economic environment.
Impairment on other receivables is measured as either
12-month
expected credit losses or lifetime expected credit losses, depending on whether there has been a significant increase in credit risk since initial recognition. If a significant increase in credit risk of other receivables has occurred since initial recognition, the impairment is measured as lifetime expected credit losses.

2.10.	Cash an d c ash equivalents
For the purpose of presentation in the consolidated statements of cash flows, cash and cash equivalents includes cash on hand, cash at bank and deposits held at licensed payment platforms with original maturities of three months or less that are readily convertible to known amounts of cash and which are subject to an insignificant risk of changes in value.

2.11.	Sha r e capital
Ordinary shares are classified as equity. Incremental costs directly attributable to the issuance of new shares are shown in equity as a deduction, net of tax, from the proceeds.

2.12.	Trade and other payables
Trade and other payables represent liabilities for goods and services provided to the Group prior to the end of the financial year which are unpaid. These amounts are presented as current liabilities unless payment is not due within 12 months after the reporting period. They are recognized initially at their fair value and subsequently measured at amortized cost using the effective interest method.

2.13.	Borrowings
Borrowings are initially recognized at fair value, net of transaction costs incurred. Borrowings are subsequently measured at amortized cost. Any difference between the proceeds (net of transaction costs) and the redemption amount is recognized in profit or loss over the period of the borrowings using the effective interest method. Fees paid on the establishment of loan facilities are recognized as transaction costs of the loan to the extent that it is probable that some or all of the facility will be drawn down. In this case, the fee is deferred until the draw-down occurs. To the extent there is no evidence that it is probable that some or all of the facility will be drawn down, the fee is capitalized as a prepayment for liquidity services and amortized over the period of the facility to which it relates.
Borrowings are removed from the consolidated statement of financial position when the obligation specified in the contract is discharged, cancelled or expired. The difference between the carrying amount of a financial liability that has been extinguished or transferred to another party and the consideration paid, including any noncash assets transferred or liabilities assumed, is recognized in profit or loss as other income or finance costs.
Borrowings are classified as current liabilities unless the Group has an unconditional right to defer settlement of the liability for at least 12 months after the reporting period.

2.14.	Borrowing costs
General and specific borrowing costs that are directly attributable to the acquisition, construction or production of a qualifying asset are capitalized during the period of time that is required to complete and prepare the asset for its intended use or sale. Qualifying assets are assets that necessarily take a substantial period of time to get ready for their intended use or sale.
Investment income earned on the temporary investment of specific borrowings, pending their expenditure on qualifying assets, is deducted from the borrowing costs eligible for capitalization.

NAAS TECHNOLOGY INC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Other borrowing costs are expensed in the period in which they are incurred.

2.15.	Current and deferred in c ome tax
The income tax expense or credit for the period is the tax payable on the current period’s taxable income based on the applicable income tax rate for each jurisdiction adjusted by changes in deferred tax assets and liabilities attributable to temporary differences and to unused tax losses. Current and deferred tax is recognized in profit or loss, except to the extent that it relates to items recognized in other comprehensive income or directly in equity. In this case, the tax is also recognized in other comprehensive income or directly in equity, respectively.

(a)	Current income tax
The current income tax charge is calculated on the basis of the tax laws enacted or substantively enacted at the end of the reporting period in the countries where the Group operate and generate taxable income. Management periodically evaluates positions taken in tax returns with respect to situations in which applicable tax regulation is subject to interpretation. It establishes provisions where appropriate on the basis of amounts expected to be paid to the tax authorities.

(b)	Deferred income tax
Deferred income tax is provided in full, using the liability method, on temporary differences arising between the tax bases of assets and liabilities and their carrying amounts in the consolidated financial statements. However, deferred income tax is not accounted for if it arises from initial recognition of an asset or liability in a transaction other than a business combination that at the time of the transaction affects neither accounting nor taxable profit or loss and does not give rise to equal taxable and deductible temporary differences. Deferred income tax is determined using tax rates (and laws) that have been enacted or substantively enacted by the end of the reporting period and are expected to apply when the related deferred income tax asset is realized or the deferred income tax liability is settled.
Deferred tax assets are recognized only to the extent that it is probable that future taxable profit will be available against which the temporary differences and losses can be utilized.

(c)	Offsetting
Deferred tax assets and liabilities are offset where there is a legally enforceable right to offset current income tax assets and liabilities and when the deferred tax balances relate to the same taxation authority. Current tax assets and tax liabilities are offset where the entity has a legally enforceable right to offset and intends either to settle on a net basis, or to realize the asset and settle the liability simultaneously.

(d)	Uncertain tax positions
In determining the amount of current and deferred income tax, the Group takes into account the impact of uncertain tax positions and whether additional taxes, interest or penalties may be due. This assessment relies on estimates and assumptions and may involve a series of judgments about future events. New information may become available that causes the Group to change its judgment regarding the adequacy of existing tax liabilities. Such changes to tax liabilities will impact tax expense in the period that such a determination is made.

F-1
8

NAAS TECHNOLOGY INC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

2.16.	Em plo yee benefits

(a)	Short-term obligations
Liabilities for wages and salaries, including
non-monetary
benefits, annual leave and accumulating sick leave that are expected to be settled wholly within 12 months after the end of the period in which the employees render the related service are recognized in respect of employees’ services up to the end of the reporting period and are measured at the amounts expected to be paid when the liabilities are settled. The liabilities are presented as current employee benefit obligations in the statement of financial position.

(b)	Post-employment obligations
The Group participated a defined contribution plan in which the Group pays fixed contributions to publicly administered pension insurance plans on a mandatory basis. The Group has no further payment obligations once the contributions have been paid. The contributions are recognized as employee benefit expenses when they are due.

(c)	Housing funds, medical insurance and other social insurance
Employees of the Group in the PRC are entitled to participate in various government-supervised housing funds, medical insurance and other social insurance plan. The Group contributes on a monthly basis to these funds based on certain percentages of the salaries of the employees, subject to certain ceiling. The Group’s liability in respect of these funds is limited to the contributions payable during each year. Contributions to the housing funds, medical insurance and other social insurance are expensed when they are due.

(d)	Bonus plan
The expected cost of bonuses is recognized as a liability when the Group has a present legal or constructive obligation for payment of bonus as a result of services rendered by employees and a reliable estimate of the obligation can be made. Liabilities for bonus plans are expected to be settled within 1 year and are measured at the amounts expected to be paid when they are settled.

F-1
9

NAAS TECHNOLOGY INC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

2.17.	Revenue recognition
Revenue is measured at the fair value of the consideration received or receivable for the sales of goods or services in the ordinary course of the Group’s activities.
When another party is involved in providing goods or services to a customer, the Group determines whether the nature of its promise is a performance obligation to provide the specified goods or services itself (i.e., the Group is a principal) or to arrange for those goods or services to be provided by the other party (i.e., the Group is an agent).
The Group is a principal if it controls the specified goods or services before those goods or services are transferred to a customer.
The Group is an agent if its performance obligation is to arrange for the provision of the specified goods or services by another party. In this case, the Group does not control the specified goods or services provided by another party before those goods or services are transferred to the customer. When the Group acts as an agent, it recognizes revenue in the amount of any fee or commission to which it expects to be entitled in exchange for arranging for the specified goods or services to be provided by the other party.
Revenue is recognized when or as the control of the goods or services is transferred to a customer. Depending on the terms of the contract and the laws that apply to the contract, control of the goods and services may be transferred over time or at a point in time.
Control of the goods and services is transferred over time if the Group’s performance:

(a)	provides all of the benefits received and consumed simultaneously by the customer;

(b)	creates and enhances an asset that the customer controls as the Group performs; or

(c)	does not create an asset with an alternative use to the Group and the Group has an enforceable right to payment for performance completed to date.
If control of the goods or services transfers over time, revenue is recognized over the period of the contract by reference to the progress towards complete satisfaction of that performance obligation. Otherwise, revenue is recognized at a point in time when the customer obtains control of the goods and services.
2.17.1.  The accounting policy for the Group’s principal revenue sources
Online EV charging solutions
The Group offers effective mobility connectivity services by a platform (mainly includes Kuaidian mobile application, and Kuaidian Weixin mini- program) to connect charging station operators and end-users to facilitate the completion of successful EV charging. Historically, Kuaidian Power Beijing operated Kuaidian. The performance obligation for the Group is to display the charging stations and chargers on the platform and provide such information for end-users who visit the platform. The end-users select a charging station/chargers on the platform and drive to the charging station/charging plies to charger their EV. The Group provides services to both charging station operators and end-users according to agreements, and the Group performs its obligations for both parties during one transaction, both charging stations and end-users are regarded as the customers of platform services. The Company entered into master agreements with charging station operators where the Company is entitled to share a fixed percentage of the EV charging service fee for each EV charging order that is placed through Kuaidian platform, ie., the commission income. The commission income is recognised upon the completion of each order when the service is provided. The Company may, from time to time, provide incentives to end-users at its own discretion, which are treated as payables to customers and when there is no distinct goods or service received from end-users, such incentives are treated as reduction to revenue. See 2.17.3 for more details.
After the
Kuaidian platform
disposal transaction, the Company does not have a written, oral or implicit contract with the end-user, and the end-users (other than VIP member mentioned below) are not the customers of platform services.

F-
20

NAAS TECHNOLOGY INC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

The Group has determined that it acts as an agent in the online EV charging solutions services as (i) the Group does not obtain control of the services prior to its transfer to the end-user;
(ii) the Group does not direct charging stations to perform the service on the Group’s behalf, (iii) the Group is not primarily responsible for charging services provided to end-users,
nor do the Group has inventory risk related to these services, and (iv) the Group facilitates setting the price for charging services, however, charging stations and end-users
have the ultimate discretion in accepting the transaction price and this indicator alone does not result in controlling the services provided to end-users.
Upon the completion of an EV charging order, the Group recognizes the net service income charged to operators and end-users as online EV charging solutions revenues.
The Group pays to the charging station operators in advance before the delivery of service and records it as prepayment as the amount paid could be returned to the Group. In some cases, the Group may settle the outstanding balance subsequent to the transaction and the balance owed to operators is recorded as a payable. In addition, the Group also provides other online solutions, such as software as a service (“SaaS”) to charging stations to improve the digitalization and the management of them.

The SaaS revenue is not material for the periods presented.
The Group offers a membership program (“VIP membership”) to its registered users on the platform. Memberships are offered for a one-month, three-month or twelve-month period and customers pay a fixed non-refundable upfront membership fee. During the membership period, members enjoy benefits including exclusive discount on the charging service fee and exclusive membership coupon issued on a monthly basis that expire at the end of the month. The Group has determined that each membership benefit provided over the membership period is a material right that would need to be accounted for as a performance obligation. Transaction price is allocated to each performance obligation based on its standalone selling price. The Group recognizes revenue relating to the material right at the later of: (i) when the underlying benefit is redeemed by the customer for online EV charging solution services or (ii) when the benefit is expired.

All incentives provided to the VIP members from the usage of cash coupons and incremental discounts are consideration payable to the customer, which is netted against both the online EV charging solutions revenue and membership revenue with the resulting negative revenue from each transaction, if any, being reclassified to selling and marketing expenses.
Offline EV charging solutions
The Group offers offline services to charging station operators related to their operations, including operation of EV charging station, hardware procurement
.
In case the Group leases certain EV charging stations and operates the EV charging stations on its own discretion, the Group has determined that it acts as a principal for the Offline EV charging services as the Group controls the EV charging service prior to transfer to the customer. The Group is primarily responsible for providing the EV charging service to the EV drivers and also has full discretion in establishing service fee rates for the charging services to customers. EV charging fees received/receivable by the Group under such instances are recognized as revenue on a gross basis when the services are rendered.
The Group considers itself as an agent for the hardware procurement as the Group does not control hardware during the transaction. Therefore, revenues from such services are recognized on a net basis.
Innovative and Other Businesses
The Group provides charging station operators with additional retail services and other amenities and ancillary services. The Group charges commission fees based on the value of the facility and the merchandise supplied to charging station operators. Revenues for such services are recognized when the Group satisfies the performance obligations under the service contracts.

F-
21

NAAS TECHNOLOGY INC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

2.17.2.	Contract balances
When either party to a contract has performed, the Group presents the contract in the statement of financial position as a contract asset or a contract liability, depending on the relationship between the entity’s performance and the customer’s payment.
A contract asset is the Group’s right to consideration in exchange for goods and services that the Group has transferred to a customer. A receivable is recorded when the Group has an unconditional right to consideration. A right to consideration is unconditional if only the passage of time is required before payment of that consideration is due.
If a customer pays consideration or the Group has a right to an amount of consideration that is unconditional, before the Group transfers a good or service to the customer, the Group presents a contract liability when the payment is made or a receivable is recorded (whichever is earlier). A contract liability is the Group’s obligation to transfer goods or services to a customer for which the Group has received consideration (or an amount of consideration is due) from the customer.
The contract liabilities balance mainly includes balances of VIP membership, coupon package sales and advances from hardware customers. The balances of contract liability as of December 31, 2021 and 2022 were RMB5.4 million and RMB
29.4
 million respectively.

2.17.3	Incentives
The Group offers discounts and promotions to
end-users
to encourage use of the platform in online EV charging solutions business. The Group records such incentives to end-users
as reduction of revenue, to the extent of the revenue collected from the customers, unless the payment is in exchange for a distinct good or service and the payment does not exceed fair value of that good or service. In certain transactions, the incentives offered to the end-users
exceed the revenue generated from the same transaction. The excess payment is presented as selling and marketing expense instead of negative revenue, as the payment does not relate to any other contracts (including past contracts or anticipated future contracts) with the customers.
If consideration payable to a customer is a payment for a distinct good or service from the customer, the Group accounts for the purchase of the good or service in the same way that it accounts for other purchases from suppliers. If the Group cannot reasonably estimate the fair value of the good or service received from the customer, the Group will account for all of the consideration payable to the customer as a reduction of the transaction price.

2.18.	Cost of re ve nues
Cost of revenues mainly consists of electricity costs, depreciation of right-of-use
assets, payment processing costs, cloud server costs and others.

2.19.	Selling and marketing expenses
Selling and marketing expenses mainly consist of expenses of certain discounts and promotions to end-users,
salaries for sales and marketing personnel, and advertising expenses for branding and acquiring end-users
for charging services. Advertising costs are expensed when the service is received.

F-2
2

NAAS TECHNOLOGY INC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

2.20.	Administrati ve expenses
Administrative expenses mainly consist of salaries and benefits for management and admi nistrative
personnel, rental and related expenses, professional fees and other general corporate expenses.

2.21.	Resear c h and development expenses
Research and development expenses mainly consist of salaries and benefits as well as related expenses of research and development team. All research and development costs are expensed as incurred. All costs relating to improvements and maintenance of the platform were recorded as cost of revenues.

2.22.	Loss per share

(a)	Basic loss per share
Basic loss per share is calculated by dividing:

•	net loss attributable to equity holders of the Company, excluding any costs of servicing equity other than ordinary shares

•	by the weighted average number of ordinary shares outstanding during the financial year, adjusted for bonus elements in ordinary shares issued during the year and excluding treasury shares.

(b)	Diluted loss per share
Diluted loss per share adjusts the figures used in the determination of basic loss per share to take into account:

•	the after-income tax effect of interest and other financing costs associated with dilutive potential ordinary shares, and

•	the weighted average number of additional ordinary shares that would have been outstanding assuming the conversion of all dilutive potential ordinary shares.

2.23.	Leases
The Group, as a lessee, leases office buildings and charging stations. Lease contracts are typically made for fixed periods of six months to five years. Lease is recognized as a right-of-use
asset and a corresponding lease liability at the date at which the leased asset is available for use by the Group.
Contracts may contain both lease and
non-lease
components. The Group allocates the consideration in the contract to the lease and non-lease
components based on their relative stand-alone prices. Lease terms are negotiated on an individual basis and contain a wide range of different terms and conditions. The lease agreements do not impose any covenants other than the security interests in the leased assets that are held by the lessor. Leased assets may not be used as security for borrowing purposes.
Assets and liabilities arising from a lease are initially measured on a present value basis. Lease liabilities include the net present value of the following lease payments:

•	fixed payments (including in-substance fixed payments), less any lease incentives receivable

•	variable lease payments that are based on a rate, initially measured using the rate as at the commencement date

•	amounts expected to be payable by the Group under residual value guarantees

•	the exercise price of a purchase option if the Group is reasonably certain to exercise that option, and

•	payments of penalties for terminating the lease, if the lease term reflects the Group exercising that option.
Lease payments to be made under reasonably certain extension options are also included in the measurement of the liability.
The lease payments are discounted using the interest rate implicit in the lease. The Group uses the incremental borrowing rate, for the implicit rate cannot be readily determined, which is the rate that the Group would have to pay to borrow the funds necessary to obtain an asset of similar value to the right-of-use
asset in a similar economic environment with similar terms, security and conditions.

F-2
3

NAAS TECHNOLOGY INC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Lease payments are allocated between principal and finance cost. The finance cost is charged to profit or loss over the lease period so as to produce a constant periodic rate of interest on the remaining balance of the liability for each period.
Right-of-use
assets are measured at cost comprising the following:

•	the amount of the initial measurement of lease liabilities

•	any lease payments made at or before the commencement date less any lease incentives received

•	any initial direct costs, and

•	restoration costs.
Right-of-use
assets are generally depreciated over the shorter of the asset’s useful life and the lease term on a straight-line basis. If the Group is reasonably certain to exercise a purchase option, the right-of-use
asset is depreciated over the underlying asset’s useful life.
The Group applies the short-term lease recognition exemption to its short-term leases of equipment and office buildings (that is those leases that have a lease term of
12 months
or less from the commencement date and do not contain a purchase option). It also applies the recognition exemption for leases of low-value assets to leases of office equipment and laptop computers that are considered to be of low value.

2.24.	Finance costs
Finance costs mainly consist of interest and other costs related to operating leases and borrowing of funds.

2.25.	Convertible redeemable preferred shares (“Preferred Shares”)
In 2022 the Group issued convertible redeemable preferred shares. Holders of Preferred Shares issued are redeemable upon occurrence of certain future events. These instruments can also be converted into ordinary shares of the Company at any time at the option of the preferred shareholders, or automatically be converted into ordinary shares immediately prior to the closing of a qualified initial public offering of the Company.
The Preferred Shares were financial liabilities with embedded derivatives and the Group designated the entire hybrid instrument as financial liabilities at fair value through profit or loss. The Preferred Shares were initially recognized at fair value. The component of fair value changes relating to the Company’s own credit risk recognized in OCI was immaterial. Amounts recorded in OCI related to credit risk were not subject to recycling in profit or loss, but were transferred to retained earnings when realised. Fair value changes relating to market risk were recognized in profit or loss. The Preferred Shares were classified as non-current liabilities unless the Preferred Shares holders can demand the Company to redeem the Preferred Shares within 12 months after the end of the reporting period. All of Preferred Shares were converted to Class A ordinary shares upon consummation of the Mergers. The fair value of each of Preferred Shares was equal to the fair value of each of ordinary shares on the conversion date as detailed in Note 15.

2.26.	Share-based payments
Employees (including senior executives) of the Group receive remuneration in the form of share-based payments, whereby employees render services in exchange for equity instruments (equity-settled transactions).
Equity-settled transactions
The cost of equity-settled transactions is determined by the fair value at the date when the grant is made using an appropriate valuation model, further details of which are given in Note 23. That cost is recognised in employee benefits expense, together with a corresponding increase in equity, over the period in which the service and, where applicable, the performance conditions are fulfilled (the vesting period). The cumulative expense recognised for equity-settled transactions at each reporting date until the vesting date reflects the extent to which the vesting period has expired and the Group’s best estimate of the number of equity instruments that will ultimately vest. The expense or credit in the statement of loss for a period represents the movement in cumulative expense recognised as at the beginning and end of that period.

NAAS TECHNOLOGY INC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Service and non-market performance conditions are not taken into account when determining the grant date fair value of awards, but the likelihood of the conditions being met is assessed as part of the Group’s best estimate of the number of equity instruments that will ultimately vest. Market performance conditions are reflected within the grant date fair value. Any other conditions attached to an award, but without an associated service requirement, are considered to be non-vesting conditions. Non-vesting conditions are reflected in the fair value of an award and lead to an immediate expensing of an award unless there are also service and/or performance conditions.
No expense is recognised for awards that do not ultimately vest because non-market performance and/or service conditions have not been met. Where awards include a market or non-vesting condition, the transactions are treated as vested irrespective of whether the market or non-vesting condition is satisfied, provided that all other performance and/or service conditions are satisfied.
When the terms of an equity-settled award are modified, the minimum expense recognised is the grant date fair value of the unmodified award, provided the original vesting terms of the award are met. An additional expense, measured as at the date of modification, is recognised for any modification that increases the total fair value of the share-based payment transaction, or is otherwise beneficial to the employee. Where an award is cancelled by the entity or by the counterparty, any remaining element of the fair value of the award is expensed immediately through profit or loss.
The dilutive effect of outstanding options is reflected as additional share dilution in the computation of diluted earnings per share.

2.27	Convenience translation
Amounts in U.S. dollars are presented for the convenience of the reader an
d are translated at the noon buying rate of RMB6.8972 per US$1.00 on December 30, 2022 as published on the website of the United States Federal Reserve Board. No representation is made that the RMB amounts could have been, or could be, converted into US$ at such rate.

3.	Financial risk management and supplier concentration risk

3.1.	Financial risk factors
The Group’s activities expose it to a variety of financial risks: market risk, liquidity risk and credit risk. The Group’s overall risk management program focuses on the unpredictability of financial markets and seeks to minimize potential adverse effects on the Group’s financial performance. Risk management is carried out by the senior management of the Group.

(a)	Market risk

(i)	Foreign exchange risk
Foreign exchange risk primarily arises from future commercial transactions and recognized assets and liabilities denominated in a currency other than the functional currency of the relevant group entities. The Group manages its foreign exchange risk by performing regular reviews of the Group’s net foreign exchange exposures and tries to minimize non-functional
currency transactions.
The Group operates mainly in the PRC with most of the transactions settled in RMB. Management considers that the business is not exposed to significant foreign exchange risk as there are no significant assets or liabilities of the Group denominated in the currencies other than the respective functional currencies of the Group’s entities.

(ii)	Interest rate risk
The Group’s exposure to the risk of changes in market interest rates relates primarily to the Group’s long-term debt obligations with floating interest rates.
As at 31 December 2022, the Group’s bank borrowings amounting to RMB503.2 million (2021: nil) were at variable interest rates. As at 31 December 2022, if the interest rates on the Group’s borrowings had been 100 basis points higher/lower with all other variables held constant, loss before income tax would have been RMB2.0 million higher/lower (2021: nil), as a result of higher/lower interest expense.

(iii)	Equity price risk
The Group’s listed equity investments are susceptible to market price risk arising from uncertainties about future values of the investment securities.
As at December 31, 2022, the Group’s exposure to a listed equity investment at FVOCI was RMB129.1 million (2021: nil). If the stock price of the listed company increase/decrease 10%, loss before income tax would have decreased/increased by RMB12.9 million as at December 31, 2022 (2021: nil).

F-2
5

NAAS TECHNOLOGY INC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(b)	Liquidity risk
The Group intends to maintain sufficient cash and cash equivalents. Due to the dynamic nature of the underlying business, the policy of the Group is to regularly monitor the Group’s liquidity risk and to maintain adequate liquid assets such as cash and cash equivalents, or to retain adequate financing arrangements to meet the Group’s liquidity requirements.
The Group expects that its existing cash and cash equivalents will be sufficient to fund its operations and meet all of its obligations as they fall due for at least twelve months from the date of issuance of financial statements. The Group raised funding through convertible redeemable preference shares on January 14 and January 26, 2022, with a total cash consideration of US$87.3 million (RMB556.4 million
),
and through bank borrowings. See Note 2.2 for details related to going concern basis.
The table below analyses the Group’s
non-derivative
financial liabilities into relevant maturity grouping based on the remaining period at each statement of financial position date to the contractual maturity date. The amounts disclosed in the table has been drawn up based on the undiscounted cash flows of financial liabilities based on the earliest date on which the Group can be required to pay.

	Less than 1 year	Between 1 and 2 years	Between 2 and 5 years	Total	Carrying amount
	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000
At December 31, 2021
Trade payables	16,872	—	—	16,872	16,872
Financial liabilities including in other payables and accruals	10,663	—	—	10,663	10,663
Lease liabilities	8,294	6,205	7,204	21,703	19,633

	35,829	6,205	7,204	49,238	47,168

At December 31, 2022
Trade payables	49,239	—	—	49,239	49,239
Financial liabilities including in other payables and accruals	21,282	—	—	21,282	21,282
Bank borrowings	39,440	21,350	495,235	556,025	503,155
Lease liabilities	7,522	5,751	4,004	17,277	16,180

	117,483	27,101	499,239	643,823	589,856

F-2
6

NAAS TECHNOLOGY INC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(c)	Credit risk
Credit risk arises from cash and cash equivalents, trade receivables and other receivables. The carrying amount of each class of the above financial asset represents the Group’s maximum exposure to credit risk in relation to the corresponding class of financial asset.
Credit risk is managed on group basis. Finance team in conjunction with business team are responsible for managing and analyzing the credit risk for each of their new clients before standard payment and delivery terms and conditions are offered. The Group assesses the credit quality of its customers and other debtors by considering various factors including their financial position, past experience and other factors.
Cash and cash equivalents are mainly placed with state-owned financial institutions in the PRC. There has been no recent history of default in relation to these financial institutions.
For trade receivables, an impairment analysis is performed at each financial position date using a provision matrix to measure expected credit losses under the simplified approach. The provision rates are based on aging for groupings of various customer segments with similar loss patterns. The calculation reflects the probability-weighted outcome and reasonable and supportable information that is available at the financial position date about past events, current conditions and forecasts of future economic conditions. Information based on the provision matrix is disclosed in note 6.

(d)	Supplier concentration risk
After the completion of transfer of Kuaidian platform, the related user data and charging station/pile data from the Company to Anji Datacom to address the cybersecurity risk with the promulgation of Cybersecurity Review Measures in 2022 on March 31, 2023, the Company entered into business cooperation agreement with Anji Datacom to receive IT data management services, including the collection, storage, processing and use of the data collected through the Kuaidian platform as well as transaction reconciliation and information verification services in relation to the delivery of EV charging solutions for an initial term of five years until March 30, 2027. The contract will be renewed for one year after the initial 5 years if both parties reach an agreement. For the IT data management services, an agreed annual fee is expected to be charged by Anji Datacom for the following five years, subject to an adjustment mechanism. Purchases of services from Anji Datacom accounted for 33% of cost of sales for the year ended December 31, 2022. A significant interruption by Anji Datacom in the delivery of IT data management services could impair the Company’s ability to deliver EV charging solutions and could materially adversely impact its consolidated statements of loss and other comprehensive loss and consolidated statements of financial position.

3.2.	Capital management
The Group’s objectives when managing capital are to safeguard the Group’s ability to continue as a going concern in order to provide returns for shareholders and benefits for other stakeholders and to maintain an optimal capital structure to enhance shareholders’ value in the long-term.
The Group monitors capital (including share capital, additional paid in capital and other reserves) by regularly reviewing the capital structure. As part of this review, the Group may adjust the amount of dividends paid to shareholders, return capital to shareholders, issue new shares or sell assets to reduce debt. In January 2022, the Group raised funding through issuing convertible redeemable preferred shares, for a total cash consideration of RMB
556.4

million.
The Group’s capital management ensures the Group meets financial covenants attached to the interest-bearing loans that define capital structure requirements. Breaches in meeting the financial covenants would permit the bank to immediately call loans. There have been no breaches of the financial covenants of any interest-bearing loans and borrowing in the current period.

F-2
7

NAAS TECHNOLOGY INC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

This section sets out an analysis of
current ratio and liabilities to
assets
ratio

for each of the year presented.

	As of December 31
	2021	2022
	RMB’000	RMB’000

Total current assets	152,778	930,790
Total current liabilities	136,087	192,141
Total assets	178,092	1,105,935
Total liabilities	148,653	667,061

Current Ratio	1.12	4.84
Liabilities to assets ratio	0.83	0.60

3.3.	Fair value estimation
The table below analyses the Group’s financial instruments carried at fair value as of each statement of financial position date, by level of the inputs to valuation techniques used to measure fair value. Such inputs are categorized into three levels within a fair value hierarchy as follows:

(1)	Quoted prices (unadjusted) in active markets for identical assets or liabilities (level 1)

(2)	Inputs other than quoted prices included within level 1 that are observable for the asset or liability, either directly (that is, as prices) or indirectly (that is, derived from prices) (level 2), and

(3)	Inputs for the asset or liability that are not based on observable market data (that is, unobservable inputs) (level 3).
The following table presents the Group’s financial instruments that are measured at fair value at each statement of financial position date:

	Level 1	Level 2	Level 3	Total
	RMB’000	RMB’000	RMB’000	RMB’000
At December 31, 2022
Financial assets at fair value through profit or loss	—	—	11,753	11,753
Financial assets at fair value through other comprehensive income	129,060	—	—	129,060

Total	129,060	—	11,753	140,813

(a)	Financial instruments in Level 3
If one or more of the significant inputs is not based on observable market data, the instrument is included in level 3.
Specific valuation techniques used to value financial instruments include:

•	The use of quoted market prices or investor quotes for similar instruments

•	The discounted cash flow model and unobservable inputs mainly including assumptions of expected future cash flows and discount rate

•	The latest round of financing, i.e. the prior transaction price or the third-party pricing information, and

•	A combination of observable and unobservable inputs, including risk-free rate, expected volatility, discount rate for lack of marketability, market multiples, etc.
Level 3 instrument of the Group’s assets includes long-term investments measured at
FVTPL
(investing in ordinary shares in unlisted companies with no significant influence). As the investment is not traded in an active market, its fair value has been determined by using applicable valuation technique, such as market approach.

NAAS TECHNOLOGY INC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Details of movements in the level 3 financial instruments are set out in Note 1
1
.

The following table summarizes the quantitative information about the significant unobservable inputs used in recurring level 3 fair value measurements.

	Fair values as of December 31,			Change of inputs at December 31,
	2021	2022
Description	RMB’000	RMB’000	Unobservable inputs	2021	2022	Relationship of unobservable inputs to fair value
Investments in unlisted company	5,000	6,753	Expected volatility	51%	52%	The higher the expected volatility, the higher the fair value
			Discount for lack of marketability (“DLOM”)	19%	20%	The higher the DLOM, the lower the fair value
Investments in unlisted company	—	5,000	Expected volatility	—	65%	The higher the expected volatility, the higher the fair value
			Discount for lack of marketability (“DLOM”)	—	27%	The higher the DLOM, the lower the fair value
The carrying amounts of the Group’s financial assets not carried at fair values, including cash and cash equivalents, trade receivables, other receivables, and the Group’s financial liabilities not carried at fair values, including trade payables, other payables and accruals, approximate their fair values due to their short maturities or the interest rates being close to the market interest rates.

4.	Significant accounting judgments, estimates and assumptions
The preparation of financial statements requires the use of accounting estimates which will seldom equal the actual results. Management needs to exercise judgement in applying the Group’s accounting policies.
Estimates and judgements are continually evaluated. They are based on historical experience and other factors, including expectations of future events that may have a financial impact on the Group and that are believed to be reasonable under the circumstances. The estimates and assumptions that have a significant risk of causing a material adjustment to the carrying amounts of assets and liabilities within the next financial year are addressed below.

(a)	Revenue recognition
The Group has determined that each membership benefit provided over the membership period is a material right that would need to be accounted for as a performance obligation. Refer to Note 2.17 for details. Determining the transaction price allocated to each performance obligation based on its standalone selling price requires judgement and consideration of all relevant facts and circumstance. In the evaluation of standalone selling price, the Group considers the applicable market conditions and relevant Group-specific factors, including factors that were contemplated in membership agreement with the customer and the estimated costs for specified number of cash coupons and incremental discounts.
The Group determined that it is appropriate based on its specific facts and circumstances to record net losses generated from its online EV charging orders with net negative revenues in selling and marketing expenses on a transaction by transaction basis. The Group considered the substance of negative revenue arising from incentives to end-users as marketing related expenses paid to end-users, the purpose of which is to encourage user engagement, expand user base on its EV charging business, as well as eventually increasing the commission revenue generated from its EV charging business. These loss orders did not relate to past contracts nor future contracts and were accounted for as a separate unit of account. The excess incentive amount that was reclassified to selling expenses amounted
RMB119.3 million and RMB105.8 million for the years ended December 31, 2022 and 2021, respectively.

F-2
9

NAAS TECHNOLOGY INC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Determining whether the Group is acting as a principal or as an agent when a third-party is involved in the provision of certain services to its customers requires judgement and consideration of all relevant facts and circumstances. In evaluation of the Group’s role as a principal or agent, the Group considers factors to determine whether the Group controls the specified goods or service before it is transferred to the customer including, but not limited to the following: whether the Group (a) is primarily responsible for fulfilling the contract, (b) is subject to inventory risk, and (c) has discretion in establishing prices. Refer to Note 2.17 for details.

(b)	Share-based payments
Estimating fair value for share-based payment transactions requires determination of the most appropriate valuation model, which depends on the terms and conditions of the grant. This estimate also requires determination of the most appropriate inputs to the valuation model including the expected life of the share option or appreciation right, volatility and dividend yield and making assumptions about them. For the measurement of the fair value of equity-settled transactions at the grant date, the Group uses binomial model and Monte-Carlo simulation model for the valuation. The assumptions and models used for estimating fair value for share-based payment transactions are disclosed in Note 23.
In 2022, the Group granted shares options to two directors under the Dada Incentive Plan with market conditions which will become vested in two equal instalments each if the targeted market capitalisations of the Company are achieved for a pre-agreed trading period. The fair value of the options granted with market condition was determined using the Monte Carlo Simulation approach. For options with variable vesting periods due to market conditions, a best estimate of the most likely vesting period will have been used in determining the fair value of the transaction at the date of grant. IFRS 2 requires that the related compensation costs will be recognized during the estimated expected vesting period without any subsequent revision. Where the market condition is achieved before the end of expected vesting period, the remaining compensation costs related to market condition will be recognized at the achievement date. The independent appraisers estimated that the targeted market capitalisation will be achieved within 9.13 years and 9.53 years, respectively.

(c)	Estimation of recoverability of uncollected input VAT receipts
The Group determines the recoverability of uncollected input VAT receipts (which is recorded in other receivables) by considering the historic collection experience of input VAT receipts from the operators and other factors that may affect the operators’ capability to issue input VAT receipts. The Group recognizes provision of uncollected input VAT amount as cost of revenue, in cases such as there is indication of the operator to terminate cooperation or lose capability to issue input VAT receipts.

(d)	Estimation of IFRIC 23 provisions
Where the amount of tax payable or recoverable is uncertain, whether due to the relevant tax authority challenge or due to uncertainty regarding the acceptability of a particular tax treatment under the tax laws, judgment is required to assess the probability that the uncertain tax treatment will be accepted by the tax authority. In accordance with IFRIC 23, if it is not probable that the uncertain tax treatment will be accepted by the tax authority, the Group shall reflect the effects of uncertainty in determining the related taxable profit. Uncertain tax provisions include any related penalties, if applicable under the tax laws.

(e)	Business contracts with Anji Datacom
In February 2022, Kuaidian Beijing Power, one of the Group’s wholly owned subsidiary, entered into an asset transfer agreement with Zhejiang Anjijiayu Big Data Technology Service Co., Ltd. (“Anji Datacom”), an independence third party, where by Kuaidian Power Beijing agreed to sell certain assets to Anji Datacom. These assets include platform mobile application and mini-program (“Kuaidian Platform”) which connect EV users with charging station operators and chargers, user account and information and historical transaction data, IT systems, and IT workforce. The transfer was completed on March 31, 2022.
On March 31, 2022, Anji Zhidian, a wholly owned subsidiary, entered into a series of contracts (“Business Cooperative Agreements”) with Anji Datacom, through which, Zhejiang Zhidian continues to connect operators to the platform via the data management and platform hosting service provided by Anji Datacom, Anji Datacom is responsible for provision of data management and technical services to Anji Zhidian in exchange for a service.

NAAS TECHNOLOGY INC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

The asset transfer constituted a business because the transaction included inputs (Kuaidian Platform, user data and etc.) and processes (the established IT processes). The asset transfer resulted in a net gain of
RMB0.9
million. The asset transfer transaction did not constitute a discontinued operation in accordance with IFRS 5, Non-current-assets held-for-sale and discontinued operations because the asset transfer did not constitute a major line of business, and the Group continued to carry out the online charging service solution business subsequent to the asset transfer through the series of Business Cooperative Agreements with Anji Datacom.
The Group does not control Anji Datacom under IFRS 10, Consolidated financial statement as it does not have power over Anji Datacom and does not obtain or generate variable returns by involving in relevant activities in Anji Datacom. The Group does not have existing rights, including voting rights, rights to appoint or remove shareholders or officers, veto or other substantive rights, over Anji Datacom. Anji Datacom’s third-party shareholder has substantive voting rights and its shareholder and management make their own independence decisions, including but not limited to approving budgets, and appointing and renumerating its management and employees. Further, Anji Datacom is not a structured entity as it is not restricted to carry out its relevant activities, and it has substantive voting rights and decision-making rights as principal of its relevant activities.
Determining whether the Group has control over Anji Datacom requires judgement and consideration of all relevant contractual arrangements, existing rights, business substance and facts and circumstances specific to Anji Datacom. In assessing control over Anji Datacom, the Group first obtains an understanding of the purpose and design of Anji Datacom, it then determines whether it has power to direct Anji Datacom’s relevant activities, is exposed to variable returns from its involvement with Anji Datacom, and has the ability to use its power to affect Anji Datacom’s returns from its involvement with Anji Datacom.

(f)	Measurement of ECL for trade receivables
A number of significant judgements are required in applying the accounting requirements for measuring ECL, such as:

•	Determining the segmentation of debtor groups,

•	Selecting appropriate models and assumptions for the measurement of ECL, and

•	Establishing the relative probability weightings of forward-looking factors .
Impairment assessment under ECL for trade receivables.
The Group uses a provision matrix to calculate ECL for trade receivables. The provision rates are based on aging for groupings of various customer segments with similar loss patterns. The calculation reflects the probability-weighted outcome and reasonable and supportable information that is available at the financial position date about past events, current conditions and forecasts of future economic conditions.
At every financial position date, the historical observed default rates are reassessed and changes in the forward-looking information are considered. In addition, trade receivable with significant balances and credit impairment are assessed for ECL individually.
The provision of ECL is sensitive to changes in estimates. The information about the ECL is disclosed in Note 6.

NAAS TECHNOLOGY INC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(i)	Forward-looking information
In measuring ECL in accordance with IFRS 9, it should consider forward-looking information. The calculation of ECL incorporates forward- looking information through the use of publicly available economic data and forecasts based on assumptions and management judgement to reflect the forward-looking factors and through the use of probability weighted outcomes.

5.	Cash and cash equivalents

	As of December 31,
	2021	2022
	RMB’000	RMB’000
Cash at bank	3,734	512,453
Deposits held at licensed payment platforms	4,755	898

Total	8,489	513,351

6.	Trade receivables

	As of December 31,
	2021	2022
	RMB’000	RMB’000
Trade receivables	40,926	152,256
Provision on impairment	(2,470)	(22,252)

Total	38,456	130,004

The following is an aging analysis of trade receivables presented based on the invoice date at the end of each reporting period, which approximated the respective revenue recognition dates.

	As of December 31,
	2021	2022
	RMB’000	RMB’000
0 – 90 days	16,472	124,736
91 – 180 days	16,292	1,029
181 – 365 days	5,473	10,480
1 – 2 years	2,689	14,852
2 – 3 years	—	1,159

Total	40,926	152,256

F-3
2

NAAS TECHNOLOGY INC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

The Group uses a provision matrix to calculate ECL for trade receivables that result from transactions within the scope of IFRS 15. The provision rates are based on customer’s aging as groupings for various debtors that have similar loss patterns. The provision matrix is based on the Group’s historical default rates taking into consideration forward-looking information that is reasonable, supportable and available without undue costs and effort. The provision on impairment was RMB19.8 million and RMB2.5 million, respectively, in 2022 and 2021.
The movement in the loss allowance for trade receivables during the years indicated are as follows:

	As of December 31,
	2021	2022
	RMB’000	RMB’000
Beginning of the year	—	2,470
Provision for expected credit loss, net	2,470	19,782

End of the year	2,470	22,252

The impairment as of December 31, 2021 and 2022 was determined as follows:

	Within 1 year	1-2 years	2-3 years	Over 3 years
As of December 31, 2021:
Expected credit loss rate	4%	11%	—	—
Gross carrying amount (RMB’000)	38,237	2,124	—	—

Impairment allowances (RMB’000)	1,666	239	—	—

As of December 31, 2022:
Expected credit loss rate	6%	12%	84%	—
Gross carrying amount ( RMB’000 )	133,353	5,903	272	—

Impairment allowances ( RMB’000 )	8,595	701	228	—

Other than above impairment calculated by provision matrix, as of December 31, 2022 and 2021, impairment allowances was fully made for specific trade receivables with gross amount of RMB12.7 million and RMB0.6 million which were considered to be in default due to conditions which indicated that the Group was unlikely to receive the outstanding contractual amounts.

F-3
3

NAAS TECHNOLOGY INC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

7.	Prepayments, other receivables and other assets
The detail information of prepayments, other receivables and other assets for the years ended December 31, 2021 and 2022 is as below:

	As of December 31,
	2021	2022
	RMB’000	RMB’000
Prepayments to charging stations	31,791	222,276
Prepayments for chargers procurement	5,106	35,519
Prepayment for rental facility and utilities	5,615	3,166
Prepayments for miscellaneous	2,146	1,583
Value-added tax deductible	32,367	2,628
Others	34,098	30,369
Receivables from related parties	556	—
Credit loss allowance on other receivables	(5,162)	(6,340)
Impairment on prepayment	(684)	(1,766)

Total	105,833	287,435

The

credit quality of the financial assets included in prepayments, other receivables and other assets is considered to be “normal” when they are not past due and there is no
information indicating that the financial assets had a significant increase in credit risk since initial recognition. Otherwise, the credit quality of the financial assets is considered to be “doubtful”.
Exp
ec
ted credit losses for other receivables are estimated by applying a loss rate approach with reference to the days past due for groupings of parties with similar loss patterns. The loss rate is adjusted to reflect the current conditions and forecasts of future economic conditions, as appropriate. For the credit risk of financial assets included in other receivables as of December 31, 2021 and 2022: RMB29.5 million and RMB24.0 million is at Stage 1 and the Group estimated that the expected credit loss for these receivables were minimal under the 12-month expected loss method; RMB5.2 million and RMB6.3 million is at Stage 3 and impairment allowances was fully made for these receivables.
During the year ended December 31, 2021 and 2022, the Group made credit loss provision on other receivables of RMB3.9 million and RMB1.2 million, respectively, which are mainly related to doubtful other receivables.

8.	Financial instruments by category
The detail information of financial instruments by category during the years ended December 31, 2021 and 2022 is as below:

	As of December 31,
	2021	2022
	RMB’000	RMB’000

Assets as per statement of financial position
Financial asset measured at fair value:
—Financial asset at fair value through profit or loss	5,000	11,753
—Financial asset at fair value through other comprehensive income	—	129,060

	5,000	140,813

Financial asset measured at amortized costs:
Financial asset
—Trade receivables	38,456	130,004
—Financial assets including in other receivables, prepayments and deposits	29,493	24,028
—Cash and cash equivalents	8,489	513,351

Total	81,438	808,196

	As of December 31,
	2021	2022
	RMB’000	RMB’000
Liabilities as per statement of financial position
Financial liabilities measured at amortized cost:
— Interest bearing bank borrowings	—	503,155
— Trade payables	16,872	49,239
— Financial liabilities including in other payables and accruals	10,663	21,282
— Lease liabilities	19,633	16,180

Total	47,168	589,856

F-3
4

NAAS TECHNOLOGY INC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

As of December 31, 2021 and 2022 the credit risk of cash and cash equivalents is at Stage 1 and the Group estimated that the expected credit loss for these balances were minimal.
Trade payables are non-interest bearing and have an average term of three months.
Other payabl
es
are non-interest bearing and have an average term of three months.

9.	Interest-bearing bank borrowings

	Interest rate	Maturity	2021	Changes in liabilities arising from financing activities	2022
			RMB’000	RMB’000	RMB’000

Current interest-bearing loans
LPR+80BP interest-bearing loan	LPR+80BP	July 1, 2023	—	20,000	20,000
LPR+185BP interest-bearing loan	LPR+185BP	December 27, 2023	—	18,000	18,000

Total current interest-bearing loans			—	38,000	38,000

Non-current interest-bearing loans
LPR+80BP interest-bearing loan	LPR+80BP	July 1, 2024	—	20,000	20,000
LPR+80BP interest-bearing loan	LPR+80BP	June 30, 2025	—	445,155	445,155

Total non-current interest-bearing loan			—	465,155	465,155

Total interest-bearing loans			—	503,155	503,155

LPR+80BP interest-bearing loans
The banking facility was newly entered into in 2022 and total amount of this banking facility is RMB600 million. The total drawdown amount of the loan is RMB485 million. The loan is mostly repayable until June 30, 2025, partially repayable until July 1, 2023 and July 1, 2024, which
was guaranteed by the Company and Anji Zhidian, one subsidiary of the Group.
LPR+185BP interest-bearing loans
This loan is guaranteed by two subsidiaries of the parent, NewLink Group and is repayable in full on
December 27, 2023.

10.	Leases
The carrying amounts of
right-of-use
assets are as below:

	Office buildings	Charging stations	Total
	RMB’000	RMB’000	RMB’000

Year ended December 31, 2021
Opening net book amount	18,313	—	18,313
Additions	—	7,968	7,968
Depreciation charge	(4,523)	(1,992)	(6,515)

Closing net book amount	13,790	5,976	19,766

As of December 31, 2021
Cost	24,351	7,968	32,319
Accumulated depreciation	(10,561)	(1,992)	(12,553)

Net book value	13,790	5,976	19,766

Year ended December 31, 2022
Opening net book amount	13,790	5,976	19,766
Additions	3,154	4,109	7,263
Depreciation charge	(4,386)	(4,833)	(9,219)
Revision of a lease term arising from a change in the non-cancellable period of a lease	—	(780)	(780)

Closing net book amount	12,558	4,472	17,030

As of December 31, 2022
Cost	27,505	10,828	38,333
Accumulated depreciation	(14,947)	(6,356)	(21,303)

Net book value	12,558	4,472	17,030

F-3
5

NAAS TECHNOLOGY INC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Additions to the
right-of-use
assets for the years ended December 31, 2021 and 2022 were RMB8.0 million, and RMB7.3 million, respectively.

(a)	Items recognized in the consolidated statements of financial position

	As of December 31,
	2021	2022
	RMB’000	RMB’000
Right-of-use assets
Office buildings	13,790	12,558
Charging stations	5,976	4,472

Total	19,766	17,030

	As of December 31,
	2021	2022
	RMB’000	RMB’000
Lease liabilities
Current	7,067	6,853
Non-current	12,566	9,327

Total	19,633	16,180

(b)	Items recognized in the consolidated statements of loss and other comprehensive loss
The consolidated statements of loss and other comprehensive loss shows the following amounts relating to leases:

	For the year ended December 31,
	2020	2021	2022
	RMB’000	RMB’000	RMB’000
Depreciation charge of right-of-use assets
Office buildings	3,537	4,523	4,386
Charging stations	—	1,992	4,833
Interest expense (included in finance costs)	300	1,097	1,089
Expense relating to short-term leases not included in lease liabilities (included in cost of revenues, selling and marketing expenses, administrative expenses and research and development expenses)	—	3,837	9,739

Total	3,837	11,449	20,047

The total cash outflows in financing activities for leases during the years ended December 31,
2020,
2021 and 2022 are as below:

	For the year ended December 31,
	2020	2021	2022
	RMB’000	RMB’000	RMB’000
Principal elements of lease payments	—	1,881	6,834
Related interest paid	—	193	388

Total	—	2,074	7,222

The total cash outflows in operating activities for leases during the years ended December 31, 2020, 2021 and 2022 were
nil, RMB 3.8 million and RMB 9.7 million, respectively.
The weighted average incremental borrowing rate applied to the lease liabilities was 6.0% per annum during the years ended December 31, 2021 and 2022.

F-3
6

NAAS TECHNOLOGY INC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(c)	Set out below are the carrying amounts of lease liabilities and the movements during the period:

	Office buildings	Charging Stations	Total
	RMB’000	RMB’000	RMB’000
Beginning at January 1, 2021	17,836	—	17,836

New leases	—	7,968	7,968
Accretion of interest recognised during the year	904	193	1,097
Payments	(4,838)	(2,430)	(7,268)

Year ended December 31, 2021	13,902	5,731	19,633

New leases	3,154	4,109	7,263
Accretion of interest recognised during the year	793	296	1,089
Payments	(5,230)	(5,778)	(11,008)
Revision of a lease term arising from a change in the non-cancellable period of a lease	—	(797)	(797)

Year ended December 31, 2022	12,619	3,561	16,180

The maturity analysis of lease liabilities is disclosed in note 3.1.

11.	Financial asset at fair value through profit or loss

	As of December 31,
	2021	2022
	RMB’000	RMB’000
Investment (Note i)	5,000	11,753

(i)	Investment
The Group invested in two investee companies in the form of ordinary shares without significant influence, which is measured at fair value through profit or loss as the Group has not elected to recognise the fair value gain or loss through other comprehensive income.
For the major assumptions used in the valuation for the investment, please refer to Note
3
.3.

	As of December 31,
	2021	2022
	RMB’000	RMB’000
At the beginning of the year (Note i)	—	5,000
Additions (Note ii)	5,000	5,000
Fair value change	—	1,753

At the end of the year	5,000	11,753

(i)
During the year ended December 31, 2021, the Group invested in a company engaging in EV charging hardware and technology industry for RMB5.0 million, and there was
no fair value change within 2021, and the fair value increased by RMB1.8 million in 2022.

(ii)	During the year ended December 31, 2022, the Group invested in a leading company committed in intelligent in-vehicle system for RMB5.0 million. There was no fair value change during 2022.

F-3
7

NAAS TECHNOLOGY INC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

12.	Financial asset at fair value through other comprehensive income

	As of December 31,
	2021	2022
	RMB’000	RMB’000
Investment (Note i)	—	129,060

(i)	Investment
The Group invested in an investee company in the form of ordinary shares without significant influence, which is measured at fair value through other comprehensive income. For the major assumptions used in the valuation for the investment, please refer to Note
3
.3.

	As of December 31,
	2021	2022
	RMB’000	RMB’000
At the beginning of the year	—	—
Additions (Note i)	—	139,203
Fair value change	—	(10,143)

At the end of the year	—	129,060

(i)
During the year ended December 31, 2022, the Group invested in a company engaging in insurance industry for
 RMB139.2
million, and the Group recognised fair value loss of
RMB10.1
million during the year.

13.	Property, plant and equipment

Electronic and office equipment
RMB’000
At January 1, 2022
Cost	606
Accumulated depreciation	(58)

Net carrying amount	548

At January 1, 2022, net of accumulated depreciation	548
Additions	2,262
Depreciation provided during the year	(210)

At December 31, 2022, net of accumulated depreciation	2,600

At December 31, 2022
Cost	2,868
Accumulated depreciation	(268)

Net carrying amount	2,600

F-3
8

NAAS TECHNOLOGY INC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

14.	Other payables and accruals

	As of December 31,
	2021	2022
	RMB’000	RMB’000

Contract liabilities (Note i)	5,365	29,384
Employee benefit payables	11,403	21,155
Accrued expenses	10,508	20,376
Income tax payable	6,791	16,214
Other taxes payable (Note ii)	58,180	5,855
Advances from platform users	18,401	2,185
Deferred income (Note iii)	1,345	1,974
Others	155	906

Total	112,148	98,049

Notes:

(i)	Details of contract liabilities are as follows:

	As of December 31,
	2021	2022
	RMB’000	RMB’000
VIP membership and coupon sales	4,961	24,585
Customer advances in chargers sales	50	3,869
Others	354	930

Total	5,365	29,384

Contract liabilities include balances of VIP membership and coupon sales, customer advances collected from chargers sales. The increase of contract liabilities in 2021 and 2022 was mainly due to the increase of balance of unutilized VIP membership and coupons which are in line with transaction volume through the platform.
Set out below is the amount of revenue recognized from:

	As of December 31,
	2021	2022
	RMB’000	RMB’000
Amount included in contract liabilities at the beginning of the year	357	5,365
The Group has elected the practical expedient of not to disclose the remaining performance obligations for its revenue contracts because the performance obligation is part of a contract that has an original expected duration of one year or less
.

(ii)	Other taxes payable primarily represent value-added tax (“VAT”) and related surcharges, and PRC individual income tax of employees withheld by the Group.

(iii)	The deferred income is unconsumed carbon credits with a validity term of 6 months since granted.

F-3
9

NAAS TECHNOLOGY INC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

15.	Share capital and additional paid in capital

	Number of ordinary shares	Nominal value of ordinary shares		Share capital	Additional paid-in capital	Total
		US$		RMB’000	RMB’000	RMB’000

At January 1, 2020 (note i)	100	—	*	—	79,604	79,604

Stock dividend to the controlling shareholder (note ii)	400	—	*	—	—	—
Contribution from the controlling shareholder (Note 27)	—	—		—	68,382	68,382

At December 31, 2020	500	1		—	147,986	147,986

At January 1, 2021	500	1		—	147,986	147,986

Contribution from the controlling shareholder (Note 27)	—	—		—	264,555	264,555
Share-based payments from the controlling shareholder (Note 23)	—	—		—	10,788	10,788

At December 31, 2021	500	1		—	423,329	423,329

At January 1, 2022	500	1		—	423,329	423,329

Subdivision of shares (note ii)	4,500	—		—	—	—
Stock dividend to the controlling shareholder (note ii)	49,995,000	5,000		32	(32)	—
Conversion of preferred shares to share capital (note iii)	326,976,779	3,269,768		21,905	3,712,984	3,734,889
Recapitalization upon the Merger (note ii)	1,597,547,772	16,470,477		110,343	(110,343)	—
Deemed issuance of shares upon the Merger transaction	161,713,040	1,617,130		10,226	1,881,758	1,891,984
Issuance of share capital (Note v)	57,570,524	575,705		4,005	204,690	208,695
Exercise of option	3,170,010	31,700		219	5,203	5,422
Contribution from the controlling shareholder (Note 27)	—	—		—	27,179	27,179
Share-based payments from the Company (Note 23)	—	—		—	195,669	195,669
Share-based payments from the controlling shareholder (Note 23)	—	—		—	18,163	18,163
Balance at December 31, 2022 (note iv)	2,196,978,125	21,969,781		146,730	6,358,600	6,505,330

*	Representing amount less than US$1.00.
All issued shares are fully paid as at December 31, 2020, 2021 and 2022.
Notes:
(i)	In July 2019, 100 ordinary shares of Dada were allotted and issued to the controlling shareholder, of par value US$0.001.

(ii)	In November 2020 , 400 ordinary shares of Dada were allotted and issued to the controlling shareholder, which is effectively a 1-to-5 share subdivision .

In January 2022, each existing issued and unissued share of par value US$0.001 each in the share capital of Dada was subdivided into 10 shares of par value US$0.0001.

In January 2022, 49,995,000 ordinary shares of Dada were allotted and issued to the controlling shareholder, which is effectively a 1-to-10,000 share subdivision.

Upon the Merger, each existing issued and unissued share of par value US$0.0001 each in the share capital of Dada was cancelled in exchange for the right to receive 32.951 ordinary shares of the Company.

The above events mentioned in note (ii) are collectively referred as the “Share Subdivision”. All number of share and share capital amount presented in the financial statements are retroactively adjusted and presented to reflect the effect of the Share Subdivision, except for amounts on consolidated statements of changes in equity and in this Note 15.

(iii)
In January and March 2022, the Group issued convertible redeemable preferred shares of Dada for a total cash consideration of
 RMB556.4
million. The convertible redeemable preferred shares were automatically converted to ordinary shares of Dada in June 2022.

(iv)
As of December 31, 202
2
, the Company had 700,000,000, 300,000,000, 1,400,000,000 Class A, B, C ordinary shares authorized (US$
0.01
par value), and

100,000,000
Shares as such Class or series (however designated) as the board of directors of the Group may determine in accordance with articles, and
 549,430,353, 248,888,073, 1,398,659,699 Class A, B, C ordinary shares issued and outstanding, respectively.

(v)
In December 2022, an institution investor purchased a total of 57,570,524 newly issued Class A ordinary shares through a private placement, with a total purchase price of US$30 million (RMB208.7 million).

F-
40

NAAS TECHNOLOGY INC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

The Company’s ordinary shares are divided into Class A ordinary shares, Class B ordinary shares and Class C ordinary shares. Holders of our Class A ordinary shares, Class B ordinary shares and Class C ordinary shares have the same rights, preferences and restrictions except for voting and conversion rights.
Voting rights.
The Company’s ordinary shares are issued in registered form and are issued when registered in our register of members. Holders of Class A ordinary shares are entitled to one vote per share. Holders of Class B ordinary shares and Class C ordinary shares are entitled to ten votes per share and two votes per share, respectively.
Conversion.
Each Class B ordinary share or Class C ordinary share is convertible into one Class A ordinary share, whereas Class A ordinary shares are not convertible into Class B ordinary shares or Class C ordinary shares under any circumstances. Class B ordinary shares are not convertible into Class C ordinary shares, and vice versa. Any number of Class B ordinary shares or Class C ordinary shares, as the case may be, held by a holder thereof will be automatically and immediately converted into an equal number of Class A ordinary shares upon the occurrence of any change in ownership or voting power of Mr. Zhen Dai or his affiliates (excluding NewLink) or the incapacity of Mr. Zhen Dai.

F-
41

NAAS TECHNOLOGY INC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

16.	Revenues

	For the year ended December 31,
	2020	2021	2022
	RMB’000	RMB’000	RMB’000
Net Revenues from Online EV Charging Solutions	5,455	17,985	50,151
Net Revenues from Offline EV Charging Solutions	565	14,611	40,554
Net Revenues from Innovative and Other Businesses	143	857	2,109

Net Revenues	6,163	33,453	92,814

Timing of rev
enu
e recognition are primarily at a point of time.

17.	Other gains, net

	For the year ended December 31,
	2020	2021	2022
	RMB’000	RMB’000	RMB’000
Non-operating income	319	138	7,617
Non-operating expenses	—	—	(300)

Total	319	138	7,317

18.	Operating costs and expenses by nature

	For the year ended December 31,
	2020	2021	2022
	RMB’000	RMB’000	RMB’000
Equity-settled listing costs	—	—	1,912,693
Employee benefit expenses	40,402	112,102	341,608
Professional service fee	208	8,787	66,657
Incentives through network	23,338	105,939	120,461
Promotion and advertising	5,132	16,675	24,492
Offline service costs	—	7,965	21,936
Traveling, entertainment and general office expenses	3,106	7,640	15,879
Rental, facility, and utilities	669	4,277	12,500
Depreciation of right-of-use assets	3,537	6,515	9,219
Bandwidth expenses and server custody costs	2,760	4,331	4,914
Payment processing cost	1,695	3,893	2,427
Impairment loss on trade and other receivables	1,304	6,964	22,042
Online service costs	6	1,250	352
Others	448	1,300	5,435

Total operating costs and expenses	82,605	287,638	2,560,615

F-4
2

NAAS TECHNOLOGY INC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

19.	Fair value changes
The fair value loss of the year ended December 31, 2022 was RMB3,158.5 million (2021: nil), which was mainly
due to the fair value change of redeemable convertible preferred share
s
issued during A
round financing
.

20.	Finance costs

	For the year ended December 31,
	2020	2021	2022
	RMB’000	RMB’000	RMB’000
Interest expense from bank loans	—	—	(9,149)
Interest expense from lease liabilities	(300)	(1,097)	(1,089)
Others	—	—	(37)

Finance costs	(300)	(1,097)	(10,275)

21.	Taxation

(a)	Income tax expenses
Income tax expense is recognized based on management’s best knowledge of the income tax rates expected for the financial year.

(i)	Cayman Islands
The Company is incorporated as an exempted company with limited liability under the Companies Act of the Cayman Islands and is not subject to tax on income or capital gains. Additionally, the Cayman Islands do not impose a withholding tax on payments of dividends to shareholders. The Cayman Islands are not party to any double tax treaties that are applicable to any payments made by or to the Company.

(ii)	Hong Kong Income Tax
Entities incorporated in Hong Kong are subject to Hong Kong profits tax at a rate of 16.5% for taxable income earned in Hong Kong before April 1, 2018. Starting from the financial year commencing on April 1, 2018, the two-tiered
profits tax regime took effect, under which the tax rate is 8.25% for assessable profits on the first HK$2 million and 16.5% for any assessable profits in excess of HK$2 million. No provision for Hong Kong profits tax was made as we had no estimated assessable profit that was subject to Hong Kong profits tax during the years ended December 31, 2021 and 2022.

(iii)	PRC Enterprise Income Tax (“EIT”)
The income tax provision of the Group in respect of its operations in PRC was subject to statutory tax rate of 25% on the assessable profits for the years ended December 31, 2021 and 2022 based on the existing legislation, interpretation and practices in respect thereof.

(iv)	Withholding tax in mainland China (“WHT”)
According to the New Corporate Income Tax Law (“New EIT Law”), beginning January 1, 2008, distribution of profits earned by companies in mainland China since January 1, 2008 to foreign investors is subject to withholding tax of 5% or 10%, depending on the country of incorporation of the foreign investor, upon the distribution of profits to overseas-incorporated immediate holding companies.
The Group does not have any plan in the foreseeable future to require its subsidiaries in mainland China to distribute their retained earnings and intends to retain them to operate and expand its business in mainland China. Accordingly, no deferred income tax liability related to WHT on undistributed earnings was accrued as of the end of each reporting period.

F-4
3

NAAS TECHNOLOGY INC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

The income tax expenses of the Group during the years ended December 31, 2020, 2021 and 2022 are analyzed as follows:

	For the year ended December 31,
	2020	2021	2022
	RMB’000	RMB’000	RMB’000
Current income tax	1,474	5,318	9,423
Deferred income tax	—	—	438

Total income tax expense	1,474	5,318	9,861

The tax on the Group’s loss before income tax differs from the theoretical amount that would arise using the statutory tax rate of
25
% in mainland China, being the tax rate applicable to the majority of consolidated entities as follows:

	For the year ended December 31,
	2020	2021	2022
	RMB’000	RMB’000	RMB’000
Loss before income tax	(76,423)	(255,144)	(5,627,504)
Tax calculated at statutory income tax rate of 25% in mainland China	(19,106)	(63,786)	(1,406,876)
Tax effects of:
Effect of differing tax rates in different jurisdictions	—	—	1,272,471
Expenses not deductible for income tax purposes	469	1,069	137,862
Effect of tax loss not recognised	20,111	68,035	37,283
Utilization of tax loss previously not recognized	—	—	(30,879)

	1,474	5,318	9,861

(b)	Deferred income tax
As at December 31, 2021 and 2022, the Group did not recognize deferred income tax assets from tax losses. The key factors which have influenced management in arriving at this evaluation are the fact that the Group has not yet a history of making profits and product development remains at an early stage.

As of December 31, 2022, the total unrecorded
tax losses carried forward
was
 RMB231.4 million (2021: RMB203.8
million), most of which will be expired in one to five years other than RMB6.1 million (2021: Nil) that are available indefinitely for offsetting against future taxable profit.

22.	Loss per share

(a)	Basic loss per share
Basic loss per share for the years ended December 31,
2020,
2021 and 2022 are calculated by dividing the net loss attributable to equity holders of the Company by the weighted average number of ordinary shares in issue during the year.

F-4
4

NAAS TECHNOLOGY INC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

The weighted average number of ordi
na
ry shares fo
r th
e purpose of basic and diluted loss per share for the years ended December 31, 2020, 2021 and 2022 were retrospectively adjusted to reflect the Share Subdivision described in Note 15.

	For the year ended December 31,
	2020	2021	2022

Net loss attributable to equity holders of the Company (RMB’000)	77,897	260,462	5,637,365
Weighted average number of ordinary shares in issue	1,647,547,772	1,647,547,772	1,927,746,700

Basic loss per share (RMB per share)	0.05	0.16	2.92

(b)	Diluted loss per share
Diluted loss per share is calculat
ed b
y adjusting the weighted average number of ordinary shares outstanding to assume conversion of all dilutive potential ordinary shares. The Company excluded the effects of all outstanding share options from the computation of diluted loss per share for the year ended December 31, 2022 as their effects would be anti-dilutive.
The computation of basic and diluted loss per Class A, Class B and Class C ordinary share are the same as they have the same rights to participate in profits and are all treated as ordinary shares on an as converted basis.

23.	Share-based payments
RISE Share Incentive Plans
Before the Merger, RISE operated several Share Incentive Plans (the “RISE Plans”) under which the outstanding granted share options of 3,966,704 were all vested and exercisable as of June 10, 2022. All awards under RISE Plans that were outstanding immediately prior to the Merger were automatically cancelled and extinguished, except that each vested option to purchase ordinary shares that was outstanding immediately prior to the Merger was converted into an option to purchase Class A ordinary shares of the Company. During the period from the June 10, 2022 to December 31, 2022, 3,170,010 share options exercised during the year resulted in the issuance of 3,170,010 Class A ordinary shares of the Company. The weighted average exercise price at the date of exercise of these options was
US
$0.25. As of December 31, 2022, the remaining unexercised share options were expired.
2022 Share Incentive Plan
In January 2022, the Board of Directors of Dada approved the Dada Share Incentive Plan (the “2022 Share Incentive Plan”), which has a term of 10 years. Under the 2022 Share Incentive Plan, Dada reserved options to its eligible employees, directors and officers of the Dada for the purchase of 224,665,915 of the Dada’s ordinary shares in aggregate. The exercise price for such options is
US$
0.000003

to
US$0.3 per share.
During the year ended December 31, 2022, the Company granted certain share options under the 2022 Share Incentive Plan. Most of those share options granted under the 2022 Share Incentive Plan were vested over 3 to 5 years. The contractual term of the those share options is 10 years. The fair value of the share options was determined using the binomial option valuation model, with the assistance from a third-party appraiser. The binomial model requires the input of a few key assumptions. For expected volatility, the Company made reference to the Company’s own listed share price and historical volatility of several comparable companies due to its short history of being listed.
On March 18, 2022 the Board of Directors of Dada approved certain grant to two of the Group’s directors and executive officers of share options with vesting condition that 50% will vest
subject to completion of the Merger, and

with market conditions that 25% and 25% will vest, respectively, when the market capitalization of 100% of the equity securities of the Company after the consummation of the Merger equals or exceeds two targeted market capitalization over a period of pre-agreed consecutive trading days, respectively. The fair value of share options granted subject to market condition is estimated at the date of grant using a Monte-Carlo simulation model, taking into account the terms and conditions on which the share options were granted. As the grant has a variable vesting period due to the market conditions, share-based payment expense is recognized based on an estimated expected vesting period of
9.13
year and 9.53 year, respectively, consistent with the assumptions used in the Monte-Carlo simulation model.
There are no cash settlement alternatives for the employees, and the Group does not have a past practice of cash settlement for these awards. The Group’s awards are accounted for as equity awards.

NAAS TECHNOLOGY INC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

In February and March 2022, certain employees resigned and joined Anji Datacom, due to the Asset Transfer. The Group agreed that all unvested options of those employees became immediately vested upon resignation. The Group expenses all unvested options upon the accelerated vesting in the consolidated statement of loss and other comprehensive loss.
On June 10, 2022, the Company assumed the then-effective 2022 Share Incentive Plan. Each option to purchase ordinary shares of Dada that was outstanding immediately prior to June 10, 2022, whether vested or unvested, was converted into an option to purchase a number of Class A ordinary shares of the Company at a conversion ratio of 32.951 in accordance with the Merger. In September 2022, the 2022 Share Incentive Plan was replaced with further explanation below.
The following table illustrates the number and weighted average exercise prices of, and movements in, the 2022 Share Incentive Plan during the year ended
December 31, 2022:

	Number of options	Weighted average exercise prices
		US$

Awarded and unvested as of December 31, 2021	—	N/A
Granted	228,189,750	0.00	*
Forfeited	(20,317,822)	0.00	*
Exercised	—	N/A
Carried over to New 2022 Share Incentive Plans	207,871,928	0.00	*
Outstanding as of December 31, 2022	—	N/A
The following tables list the inputs to the models used for the valuation of the share options for the year ended 31 December 2022:

Model used	Binomial	Monte Carlo

Weighted average fair values at the measurement date	$0.27	$0.03
Expected volatility (%)	64.78% - 67.38%	63.11%
Risk–free interest rate (%)	1.81% - 3.72%	2.14%
Expected life of share options (years)	10	9.13-9.53
Weighted average share price	$0.28	$0.24

*	Representing amount less than US$0.005
The New 2022
Share Incentive Plans
In September 2022, the Board of Directors of NaaS approved the New 2022 Equity Incentive Plan of NaaS (the “New 2022 Equity Incentive Plan”) to replace the 2022 Share Incentive Plan. The New 2022 Share Incentive Plan has a term of 10 years. The maximum number of Class A ordinary shares available to be issued under the New 2022 Share Incentive Plan is initially

249,770,760
and
will be increased on the first day of each fiscal year from January 1, 2023 by an amount equal to
1
% of
the total number of shares issued and outstanding on the last day of the immediately preceding fiscal year, unless otherwise decided by our board of directors. The range of
 exercise price for such options is US$0.0001

to US$0.3 per share.
Outstanding awards under the 2022 Share Incentive Plan remain valid and are governed by, and counted towards the total number of shares available under, the New 2022 Share Incentive Plan. The Company reserved options to its eligible employees, directors and officers of the Company for the purchase of 224,665,915 of the Company’s Class A ordinary shares in aggregate. The Company granted 195,763,865 share options under the New 2022 Share Incentive Plan to the original grantees as replacement awards for the 2022 Share Incentive Plan. Such replacement was accounted for as a modification of share options; the incremental cost immediately before and after the replacement was immaterial.
During the period from the September 29, 2022 to December 31, 2022, the Company granted additional share options under the New 2022 Share Incentive Plan. Most of the share options granted under the 2022 Share Incentive Plan were vested over

3
to
5 years
. The contractual term of the those share options is
10
years.

NAAS TECHNOLOGY INC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

There are no cash settlement alternatives for the employees, directors and officers, and the Group does not have a past practice of cash settlement for these awards. The Group’s awards are accounted for as equity awards.
The following table illustrates the number and weighted average exercise prices of, and movements in the New 2022 Share Incentive Plan during the year ended December 31, 2022:

	Number of options*	Weighted average exercise prices
		US$

Awarded and unvested as of December 31, 2021	—	N/A
Assumed from 2022 Share Incentive Plan	207,871,928	0.00	**

Granted	2,399,810	0.15

Forfeited	(157,310)	0.01

Exercised	—	N/A

Outstanding as of December 31, 2022	210,114,428	0.00	**

Exercisable as of 31 December 2022	104,527,155	0.00	**

*
the option to purchase ordinary shares of NaaS that was outstanding immediately prior to June 10, 2022 was converted into an option to purchase a number of Class A ordinary shares at a conversion ratio of 32.951.

**	Representing amount less than US$0.005.
The fair value of the share options was determined using the binomial option valuation model, with the assistance from a third-party appraiser. The binomial model requires the inputs from
a few key assumptions. For expected volatility, the Company made reference to the Company’s own listed share price and historical volatility of several comparable companies due to its short history of being listed. The following tables list the inputs to the models used for the valuation of the share options for the year ended 31 December 2022:

Model used	Binomial
Weighted average fair values at the measurement date	$0.35

Expected volatility (%)	67.09% - 67.14%

Risk–free interest rate (%)	3.83%

Expected life of share options (years)	10

Weighted average share price	$0.43

The

weighted average remaining contractual life for the share options outstanding as at 31 December 2022 was
9.1
 years.
The weighted average fair value of options granted during the year was $
0.20
.
New
L
ink Share Incentive Plan
The Group was historically part of NewLink’s businesses and were conducted by NewLink and its consolidated entities at the time. For the years ended 2021 and 2022, NewLink granted share options under NewLink 2020 Share Incentive Plan to certain of its employees associated with the Group’s EV Charging Business, which were subsequently transferred to the Group. The Group, as the entity receiving services, accounted for such transaction as equity settled share-based payments as the Group does not have the obligation to settle. In February and March 2022, certain employees resigned and joined Anji Datacom due to the Asset Transfer. NewLink agreed that all unvested options of those employees became immediately vested upon resignation. The Group expenses all unvested options upon the accelerated vesting in the consolidated statement of loss and other comprehensive loss.

NAAS TECHNOLOGY INC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

The following table illustrates the number and weighted average exercise prices of, and movements in, the NewLink 2020 Share Incentive Plan during the years ended December 31, 2021 and 2022:

	2021	2021		2022	2022
	Number of options	Weighted average exercise prices		Number of options	Weighted average exercise prices
		US$			US$

Awarded and unvested as of January 1	—	N/A		3,310,722	0.00	*
Granted	3,310,722	0.00	*	932,000	0.32
Forfeited	—	N/A		(386,101)	0.00	*
Exercised	—	N/A		—	N/A
Outstanding as of December 31	3,310,722	0.00	*	3,856,621	0.08
Exercisable as of December 31	801,889	0.00	*	1,781,120	0.00	*

*	Representing amount less than US$0.005.
The fair value of the share options was determined using the binomial option valuation model, with the assistance from a third-party appraiser. The binomial model requires the inputs from a few key assumptions. For expected volatility, the Company made reference to historical volatility of several comparable companies of NewLink due to it being a private company. The range of expected volatility rate was
48.36% to 49.66%
and 48.03% to 51.93% for 2021 and 2022, respectively. The range of risk-free interest rate was
1.3
% to 1.49%
and
1.81
%

to 3.88% for 2021 and 2022, respectively. The weighted average fair value at the measurement date was $2.28 and $2.90 for 2021 and 2022, respectively.
The
weighted average remaining contractual life for the share options outstanding as at 31 December 2022 was
9.08
years.

For the years ended December 31, 2021 and 2022, the Group allocated share based compensation expense as follows:

	2021	2022
	RMB’000	RMB’000

Cost of revenues	82	5,322
Selling and marketing expenses	3,896	27,846
Administrative expenses	6,323	170,145
Research and development expenses	487	10,519

Total	10,788	213,832

24.	Cash flow information

(a)	Cash used in operation

	For the year ended December 31,
	2020	2021	2022
	RMB’000	RMB’000	RMB’000

Loss before income tax	(76,423)	(255,144)	(5,627,504)
Adjustments for:
Depreciation of property, plant and equipment (Note 1 3 )	—	58	210
Amortisation of intangible assets	—	—	167
Depreciation of right-of-use assets (Note 10)	3,537	6,515	9,219
Credit loss allowances on financial asset	135	3,205	20,587
Equity-settled listing cost	—	—	1,912,693
Fair value change loss, net	—	—	3,156,745
Non-cash employee benefits expense—share based payments	—	10,788	213,832
Interest income	—	—	(4,826)
Interest expense	300	1,097	10,238
Increase in trade receivables	(4,824)	(33,632)	(111,330)
Increase in prepayments, other receivables and other assets	(14,449)	(59,178)	(182,408)
Increase /(decrease) in trade and other payables	34,508	101,097	(7,164)
Increase in contract liabilities	276	6,080	24,019

Cash used in operations	(56,940)	(219,114)	(585,522)

Interest received	—	—	4,826

Net cash used in operating activities	(56,940)	(219,114)	(580,696)

NAAS TECHNOLOGY INC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Major non-cash transactions:
During the year, the Group had non-cash additions to right-of-use assets and lease liabilities of RMB7.3 million (2021: RMB8.0 million) and RMB7.3 million (2021: RMB8.0 million), respectively, in respect of lease arrangements for office buildings and charging stations.
During the year, the Group received financial support from NewLink with amount of RMB27.2 million (2021: RMB264.6 million) as detailed in Note 27.

25.	Commitments

(a)	Short-term lease commitments
Short-term lease
commitments-as
lessee
The future aggregate minimum lease payments under short-term leases exempted to be recognized as lease liabilities are as follows:

	For the year ended December 31,
	2020	2021	2022
	RMB’000	RMB’000	RMB’000
Within one year	—	5,645	3,530

Total	—	5,645	3,530

26.	Contingencies
There was no significant contingencies as at December 31, 2021 and 2022.

27.	Related party transactions
Related parties include members of Board of Directors of the Company and the executive management of the Group. The following transactions were carried out with related parties:

(a)	Contribution from shareholder
Immediately prior to the Reorganization, the Listing Business was carried out by NewLink and its consolidated entities. NewLink and its consolidated entities provided financial support and services for the Listing Business. Pursuant to the Reorganization, NaaS is regarded as continuing operator of the Listing Business. Newlink provided financial support and waived

RMB264.6
 million and
 RMB27.2
million due from the Group in 2021 and 2022, respectively. The amounts waived were recorded as contribution from shareholder in the respective years.
In 2022, NewLink paid the following amounts on behalf of the Company (i) RMB31.1 million as payroll and non-payroll labor expenses; (ii) RMB4.1 million as rental fees; and (iii) RMB18.7 million as other expenses. The total amount of
RMB53.9
million was reflected through Consolidated Statements of Loss and Other Comprehensive Loss in 2022. The Company paid NewLink a total of RMB26.7 million from January to December 2022. The total amount of RMB27.2 million was waived. In addition, expenses of shared service departments, such as the administrative department, before the completion of the Restructuring were borne by NewLink and were not charged to the Company.

(b)	Options from shareholder
EV charging service business was historically part of NewLink’s businesses and were conducted by NewLink and its consolidated entities at the time. Prior to the completion of the Restructuring, NewLink granted options to certain of its employees associated with the EV Charging Business, which were subsequently transferred to the Group as part of the Restructuring. The share-based compensation in 2021 and 2022 was approximately
RMB10.7

million and RMB18.2
million, respectively, and credited to additional paid in capital accordingly. See Note 23 for further details.

NAAS TECHNOLOGY INC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(c)	Key management personnel compensation
The following table sets forth information regarding our directors and executive officers for the years ended December 31, 2020, 2021 and 2022.

	For the year ended December 31,
	2020	2021	2022
	RMB’000	RMB’000	RMB’000
Short-term employee benefits	1,056	2,692	2,694
Share-based compensation	—	—	123,383

	1,056	2,692	126,077

28.	Event occurring after the reporting period

(a)	Investment
In January 2023, the
Group invested in a well-known EV manufacturer and energy company with cash consideration of RMB16.9 million. The company records
such investment as financial asset at fair value through other comprehensive income.

F-
50

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 6.    INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime.

Our currently effective memorandum and articles of association provide that we shall indemnify our directors, secretary, assistant secretary, or other officers and the personal representatives of the same (each an indemnified person) against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such indemnified person, other than by reason of such indemnified person’s own dishonesty, willful default or fraud, in or about the conduct of our company’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such indemnified person in defending (whether successfully or otherwise) any civil proceedings concerning our company or its affairs in any court whether in the Cayman Islands or elsewhere.

We have entered into indemnification agreements with each of our directors and executive officers, the form of which is filed as Exhibit 10.10. Under these agreements, we may agree to indemnify our directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being a director or officer of our company.

The underwriting agreement, the form of which will be filed as Exhibit 1.1 to this registration statement, will also provide indemnification for us and our officers and directors for certain liabilities.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 7.    RECENT SALES OF UNREGISTERED SECURITIES.

During the past three years, we have issued securities to certain shareholder. We believe that each of the following issuances was exempt from registration under the Securities Act pursuant to Section 4(a)(2) of the Securities Act regarding transactions not involving a public offering or in reliance on Regulation S under the Securities Act regarding sales by an issuer in offshore transactions or Regulation D under the Securities Act. No underwriters were involved in these issuances of securities.

Mergers

As set forth in “Corporate History and Structure—The Mergers,” at the Closing:

•

ordinary shares of NaaS that were issued and outstanding immediately prior to the Effective Time (as defined in the Merger Agreement) (other than any Excluded Shares or ordinary share of NaaS held by NewLink) were cancelled in exchange for fully paid and non-assessable Class A ordinary shares;

•

ordinary shares of NaaS that were issued and outstanding immediately prior to the Effective Time (other than any Excluded Shares) and held by NewLink were cancelled in exchange for a total of 248,888,073 Class B ordinary shares and 1,398,659,699 Class C ordinary shares;

•	Series A preferred shares of NaaS that were issued and outstanding immediately prior to the Effective Time were cancelled in exchange for fully paid and non-assessable Class A ordinary shares;

•

shares of NaaS that were held in treasury or owned by RISE, Merger Sub or Merger Sub II or any other wholly-owned subsidiary of RISE, Merger Sub or Merger Sub II immediately prior to the Effective Time (each an “Excluded Share”), were cancelled and extinguished without any conversion thereof or payment therefor;

•	each of RISE ordinary share that was issued and outstanding immediately prior to the Effective Time was converted into and became one fully paid and non-assessable Class A ordinary shares;

•

each ordinary share, par value $0.01 per share, of Merger Sub that was issued and outstanding immediately prior to the Effective Time was converted into and became one fully paid and non-assessable ordinary share, par value $0.01 per share, of the Surviving Entity; and

•

each ordinary share, par value $0.01 per share, of the Surviving Entity that was issued and outstanding immediately prior to the Second Effective Time (as defined in the Merger Agreement) was converted into and became one fully paid and non-assessable ordinary share, par value $0.01 per share, of the Surviving Company.

The following table sets forth our securities issuance in connection with the Mergers.

Securities/Purchaser	Date of Issuance	Number of Securities
Class A Ordinary Shares
Bain Capital Rise Education IV Cayman Limited	June 10, 2022	119,372,236
Other NaaS shareholders	June 10, 2022	374,675,801
Class B Ordinary Shares
Newlinks Technology Limited	June 10, 2022	248,888,073
Class B Ordinary Shares
Newlinks Technology Limited	June 10, 2022	1,398,659,699

The ordinary shares issued to the NaaS shareholders that were outside the United States were issued in “offshore transactions” (as such term is defined in Regulation S under the Securities Act in reliance on Regulation S under the Securities Act, and the ordinary shares issued to the NaaS shareholders that were in the United States were issued to accredited investors in reliance on Rule 506(b) of Regulation D under the Securities Act. Such ordinary shares issued have not been registered under the Securities Act and may not be transferred unless subsequently registered under the Securities Act and qualified under state law or unless an exemption from such registration and qualification is available.

Post-Mergers

In December 2022, we sold the following securities to an institution investor through a private placement.

Securities/Purchaser	Date of Issuance	Number of Securities	Consideration
Class A Ordinary Shares
Sunshine Life Insurance Corporation Limited	December 12, 2022	57,570,524	US$	3,000,000

ITEM 8.    EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a)	Exhibits

See Exhibit Index beginning on page II-4 of this registration statement.

The agreements included as exhibits to this registration statement contain representations and warranties by each of the parties to the applicable agreement. These representations and warranties were made solely for the benefit of the other parties to the applicable agreement and (i) were not intended to be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate; (ii) may have been qualified in such agreement by disclosure that was made to the other party in connection with the negotiation of the applicable agreement; (iii) may apply contract standards of “materiality” that are different from “materiality” under the applicable securities laws; and (iv) were made only as of the date of the applicable agreement or such other date or dates as may be specified in the agreement.

We acknowledge that, notwithstanding the inclusion of the foregoing cautionary statements, we are responsible for considering whether additional specific disclosure of material information regarding material contractual provisions is required to make the statements in this registration statement not misleading.

(b)	Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the Consolidated Financial Statements or the Notes thereto.

ITEM 9.    UNDERTAKINGS.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)

For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)

For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant hereby undertakes to file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering.

For the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(1)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(2)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(3)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

NaaS Technology Inc.

Exhibit Index

Exhibit Number	Description of Document

1.1**	Form of Underwriting Agreement

2.5	Description of Securities of the Registrant (incorporated by reference to Exhibit 2.5 of our Annual Report on Form 20-F (File No. 001-38235) filed with the SEC on May 1, 2023)

3.1	Second Amended and Restated Memorandum and Articles of Association of the Registrant (incorporated by reference to Exhibit 1.1 of our Annual Report on Form 20-F (File No. 001-38235) filed with the SEC on May 1, 2023)

4.1	Form of Registrant’s Specimen American Depositary Receipt (included in Exhibit 4.3)

4.2	Registrant’s Specimen Certificate for Class A ordinary shares (incorporated by reference to Exhibit 2.2 of our Annual Report on Form 20-F (File No. 001-38235) filed with the SEC on June 16, 2022)

4.3	Form of Deposit Agreement by the Registrant, the depositary and owners and holders of the ADSs (incorporated by reference to Exhibit 4.3 from our registration statement on Amendment No. 2 to Form F-1 (File No. 333-220587) filed publicly with the SEC on October 18, 2017)

4.4	Amendment No.1 to Deposit Agreement dated October 19, 2017 by the Registrant, the depositary and owners and holders of the ADS (incorporated by reference to Exhibit (a)(2) to the post-effective amendment to Form F-6 filed publicly with the SEC on May 31, 2022)

5.1*	Opinion of Harney Westwood & Riegels regarding the validity of the ordinary shares being registered and certain Cayman Islands tax matters

8.1*	Opinion of Harney Westwood & Riegels regarding certain Cayman Islands tax matters (included in Exhibit 5.1)

8.2*	Opinion of Jingtian & Gongcheng regarding certain PRC tax matters (included in Exhibit 99.2)

10.1	English translation of Purchase Agreement, dated December 1, 2021, among RISE Education Cayman Ltd, Wuhan Xinsili Culture Development Co., Ltd., RISE Education International Limited, Rise (Tianjin) Education Information Consulting Co., Ltd., Beijing Step Ahead Education Technology Development Co., Ltd. and Rise IP (Cayman) Limited (incorporated by reference to Exhibit 99.2 from our report of foreign private issuer on Form 6-K (File No. 001-38235) filed publicly with the SEC on December 1, 2021)

10.2	Share Purchase Agreement, dated December 1, 2021, among RISE Education Cayman Ltd, Rise Education Cayman I Ltd and Bain Capital Rise Education IV Cayman Limited (incorporated by reference to Exhibit 99.3 from our report of foreign private issuer on Form 6-K (File No. 001-38235) filed publicly with the SEC on December 1, 2021)

10.3	Agreement and Plan of Merger, dated February 8, 2022, by and among the Registrant, Dada Merger Sub Limited, Dada Merger Sub II Limited and Dada Auto Inc. (incorporated by reference to Annex A to the proxy statement furnished as Exhibit 99.2 to Current Report on Form 6-K filed publicly with the SEC on April 4, 2022)

10.4	Support Agreement, dated February 8, 2022, by and among the Registrant, Dada Auto Inc. and Bain Capital Rise Education IV Cayman Limited (incorporated by reference to Annex D to the proxy statement furnished as Exhibit 99.2 to Current Report on Form 6-K filed publicly with the SEC on April 4, 2022)

Exhibit Number	Description of Document

10.5	Amendment to the Support Agreement dated June 10, 2022, by and among the Registrant, Dada Auto Inc. and Bain Capital Rise Education IV Cayman Limited (incorporated by reference to Exhibit 4.5 of our shell company report on Form 20-F (File No. 001-38235) filed with the SEC on June 16, 2022)

10.6	NewLink Voting Agreement, dated February 8, 2022, by and among the Registrant, Dada Auto Inc. and Newlinks Technology Limited (incorporated by reference to Annex E to the proxy statement furnished as Exhibit 99.2 to Current Report on Form 6-K filed publicly with the SEC on April 4, 2022)

10.7	NewLink Shareholder Voting Agreement, dated February 8, 2022, by and among the Registrant, Dada Auto Inc. and BCPE Nutcracker Cayman, L.P. (incorporated by reference to Annex F to the proxy statement furnished as Exhibit 99.2 to Current Report on Form 6-K filed publicly with the SEC on April 4, 2022)

10.8	Registration Rights Agreement, dated June 10, 2022, by and between the Registrant and Bain Capital RISE Education IV Cayman Limited (incorporated by reference to Exhibit 4.8 of our shell company report on Form 20-F (File No. 001-38235) filed with the SEC on June 16, 2022)

10.9	New 2022 Share Incentive Plan (incorporated by reference to Exhibit 99.2 to the current report on Form 6-K (File No. 001-38235), furnished to the SEC on September 29, 2022)

10.10	Form of Indemnification Agreement (incorporated by reference to Exhibit 4.10 of our shell company report on Form 20-F (File No. 001-38235) filed with the SEC on June 16, 2022)

10.11	Form of Employment Agreement (incorporated by reference to Exhibit 4.11 of our shell company report on Form 20-F (File No. 001-38235) filed with the SEC on June 16, 2022)

10.12†	English Translation of Investment Agreement, dated December 31, 2021, by and between Dada Auto Inc. and Newlinks Technology Limited (incorporated by reference to Exhibit 4.12 of our shell company report on Form 20-F (File No. 001-38235) filed with the SEC on June 16, 2022)

10.13†	English Translation of Assets Transfer Agreement on Kuaidian Platforms, dated February 1, 2022, by and between Kuaidian Power (Beijing) New Energy Technology Co., Ltd. and Zhejiang Anji Jiayu Big Data Technology Service Co., Ltd. and the supplemental agreement thereto dated March 13, 2022 (incorporated by reference to Exhibit 4.13 to Amendment No. 1 to our shell company report on Form 20-F (File No. 001-38235) filed with the Securities and Exchange Commission on March 27, 2023)

10.14†	Series A Share Purchase Agreement, dated January 14, 2022, by and among the Registrant, Dada Auto Inc., Fleetin HK Limited, Zhejiang Anji Intelligent Electronics Holding Co., Ltd., certain major PRC subsidiaries thereto, Kuaidian Power (Beijing) New Energy Technology Co., Ltd., Newlinks Technology Limited, DAI Zhen and certain investors thereto (incorporated by reference to Exhibit 4.14 of our shell company report on Form 20-F (File No. 001-38235) filed with the SEC on June 16, 2022)

10.15†	Series A Share Purchase Agreement, dated January 26, 2022, by and among the Registrant, Dada Auto Inc., Fleetin HK Limited, Zhejiang Anji Intelligent Electronics Holding Co., Ltd., certain major PRC subsidiaries thereto, Kuaidian Power (Beijing) New Energy Technology Co., Ltd., Newlinks Technology Limited, DAI Zhen and BCPE Nutcracker Cayman, L.P. (incorporated by reference to Exhibit 4.15 of our shell company report on Form 20-F (File No. 001-38235) filed with the SEC on June 16, 2022)

10.16†	Amended and Restated Shareholder’s Agreement, dated March 18, 2022, by and among the Registrant, Dada Auto Inc., Fleetin HK Limited, Zhejiang Anji Intelligent Electronics Holding Co., Ltd., Kuaidian Power (Beijing) New Energy Technology Co., Ltd., certain major PRC subsidiaries thereto, Newlinks Technology Limited, DAI Zhen and certain investors thereto (incorporated by reference to Exhibit 4.16 of our shell company report on Form 20-F (File No. 001-38235) filed with the SEC on June 16, 2022)

Exhibit Number	Description of Document

10.17†	English Translation of Business Cooperation Agreement, dated March 31, 2022, by and between Zhejiang Anji Zhidian Holding Co., Ltd. and Zhejiang Anji Jiayu Big Data Technology Service Co., Ltd. (incorporated by reference to Exhibit 4.17 of our shell company report on Form 20-F (File No. 001-38235) filed with the SEC on June 16, 2022)

10.18†	English Translation of Data Service Agreement, dated February 15, 2023, by and between Zhejiang Anji Zhidian Holding Co., Ltd. and Zhejiang Anji Jiayu Big Data Technology Service Co., Ltd. (incorporated herein by reference to Exhibit 4.18 to Amendment No. 1 to our shell company report on Form 20-F (File No. 001-38235), filed with the SEC on March 27, 2023)

10.19†	English Translation of Charging Business Cooperation Agreement, dated February 15, 2023, by and between Zhejiang Anji Zhidian Holding Co., Ltd. and Zhejiang Anji Jiayu Big Data Technology Service Co., Ltd. (incorporated herein by reference to Exhibit 4.19 to Amendment No. 1 to our shell company report on Form 20-F (File No. 001-38235), filed with the SEC on March 27, 2023)

10.20	Share Subscription Agreement, dated November 30, 2022, by and between the Registrant and Sun Shine Life Insurance Corporation Limited (incorporated by reference to Exhibit 4.20 of our Annual Report on Form 20-F (File No. 001-38235) filed with the SEC on May 1, 2023)

21.1	List of Principal Subsidiaries of the Registrant (incorporated by reference to Exhibit 8.1 of our Annual Report on Form 20-F (File No. 001-38235) filed with the SEC on May 1, 2023)

23.1*	Consent of Ernst & Young Hua Ming LLP

23.2*	Consent of Centurion ZD CPA & Co.

23.3*	Consent of Harney Westwood & Riegels (included in Exhibit 5.1)

23.4*	Consent of Jingtian & Gongcheng (included in Exhibit 99.2)

24.1*	Powers of Attorney (included on signature page)

99.1	Code of Business Conduct and Ethics of the Registrant (incorporated by reference to Exhibit 99.1 from our registration statement on Form F-1 (File No. 333-220587) filed publicly with the SEC on September 22, 2017)

99.2*	Opinion of Jingtian & Gongcheng regarding certain PRC law matters

99.3*	Consent of China Insights Industry Consultancy Limited

99.4*	Consent of Han Kun Law Offices

99.5*	Consent of King & Wood Mallesons

99.6	Letter from Ernst & Young Hua Ming LLP, Independent Registered Public Accounting Firm (incorporated by reference to Exhibit 15.2 to our Annual Report on Form 20-F (File No. 001-38235) filed with the SEC on May 13, 2022)

99.7*	Letter from Centurion ZD CPA & Co., Independent Registered Public Accounting Firm

99.8*	Letter from BDO China Shu Lun Pan Certified Public Accountants LLP

101.INS*	Inline XBRL Instance Document—this instance document does not appear in the Interactive Data File because its XBRL tags are embedded within the Inline XBRL document

101.SCH*	Inline XBRL Taxonomy Extension Schema Document

101.CAL*	Inline XBRL Taxonomy Extension Calculation Linkbase Document

101.DEF*	Inline XBRL Taxonomy Extension Definition Linkbase Document

Exhibit Number	Description of Document

101.LAB*	Inline XBRL Taxonomy Extension Label Linkbase Document

101.PRE*	Inline XBRL Taxonomy Extension Presentation Linkbase Document

104*	Cover Page Interactive Data File (embedded within the Exhibit 101 Inline XBRL document set)

107*	Filing Fee Table

*	Filed herewith

**	To be filed by amendment.

† Portions of this exhibit have been omitted or redacted.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Beijing, China, on May 1, 2023.

NaaS Technology Inc.

By:	/s/ Zhen Dai
	Name:	Zhen Dai
	Title:	Chairman of the Board of Directors

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints each of Ms. Yang Wang and Mr. Alex Wu as attorneys-in-fact with full power of substitution for him or her in any and all capacities to do any and all acts and all things and to execute any and all instruments which said attorney and agent may deem necessary or desirable to enable the registrant to comply with the Securities Act of 1933, as amended (the “Securities Act”), and any rules, regulations and requirements of the Securities and Exchange Commission thereunder, in connection with the registration under the Securities Act of ordinary shares of the registrant (the “Shares”), including, without limitation, the power and authority to sign the name of each of the undersigned in the capacities indicated below to the Registration Statement on Form F-1 (the “Registration Statement”) to be filed with the Securities and Exchange Commission with respect to such Shares, to any and all amendments or supplements to such Registration Statement, whether such amendments or supplements are filed before or after the effective date of such Registration Statement, to any related Registration Statement filed pursuant to Rule 462(b) under the Securities Act, and to any and all instruments or documents filed as part of or in connection with such Registration Statement or any and all amendments thereto, whether such amendments are filed before or after the effective date of such Registration Statement; and each of the undersigned hereby ratifies and confirms all that such attorney and agent shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on May 1, 2023.

Signature	Title

/s/ Zhen Dai Zhen Dai	Chairman of the Board of Directors

/s/ Yang Wang Yang Wang	Director and Chief Executive Officer (Principal Executive Officer)

/s/ Alex Wu Alex Wu	Director, President and Chief Financial Officer (Principal Financial and Accounting Officer)

/s/ Weilin Sun Weilin Sun	Director

/s/ Zhongjue Chen Zhongjue Chen	Director

/s/ Bin Liu Bin Liu	Director

/s/ Guangming Ren Guangming Ren	Director

/s/ Xiaoli Liu Xiaoli Liu	Director

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of NaaS Technology Inc. has signed this registration statement or amendment thereto in New York, New York on May 1, 2023.

Authorized U.S. Representative

Cogency Global Inc.

By:	/s/ Colleen A. De Vries
	Name:	Colleen A. De Vries
	Title:	Senior Vice President